    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2000



                                                      REGISTRATION NO. 333-47330

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         CHESAPEAKE ENERGY CORPORATION

             (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

             OKLAHOMA                             1311                            73-1395733
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

            6100 NORTH WESTERN AVENUE, OKLAHOMA CITY, OKLAHOMA 73118
                                 (405) 848-8000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                              AUBREY K. MCCLENDON
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           6100 NORTH WESTERN AVENUE
                         OKLAHOMA CITY, OKLAHOMA 73118
                                 (405) 848-8000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:

                 CONNIE S. STAMETS                                   WILLIAM S. CLARKE
          WINSTEAD SECHREST & MINICK P.C.                         WILLIAM S. CLARKE, P.A.
      5400 RENAISSANCE TOWER, 1201 ELM STREET                    457 NORTH HARRISON STREET
                DALLAS, TEXAS 75270                             PRINCETON, NEW JERSEY 08540
                  (214) 745-5400                                      (609) 921-3663

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement is effective and all other conditions to the transaction described in the proxy statement/prospectus included in this Registration Statement have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF           AMOUNT TO BE        OFFERING PRICE       AGGREGATE OFFERING          AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED(1)         PER SHARE               PRICE(2)        REGISTRATION FEE(2)(3)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share.............................      4,000,000              N/A                $27,966,091                 -0-
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of common stock of the Registrant issuable in the merger to holders of common stock of Gothic Energy Corporation, pursuant to the terms of the agreement and plan of merger.

(2) Pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (x) the estimated number of shares of Gothic common stock to be exchanged in the merger multiplied by
    (y) $1.20, the average of the bid and asked prices of the Gothic common stock on September 28, 2000 on the OTC Bulletin Board.

(3) Pursuant to Rule 429(b), the registration fee for the shares registered hereby, which would otherwise be $7,383, is offset in full by the registration fee previously paid by the Registrant on July 7, 2000 in connection with its Registration Statement on Form S-1 (File No. 333-41014).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           GOTHIC ENERGY CORPORATION
                         TWO WARREN PLACE -- SUITE 1200
                             6120 SOUTH YALE AVENUE
                             TULSA, OKLAHOMA 74136

Dear fellow shareholder:


     You are cordially invited to attend a special meeting of shareholders of Gothic Energy Corporation on Tuesday, December 12, 2000, at 10:00 a.m., local time, at the Doubletree Hotel at Warren Place, 6110 South Yale Avenue in Tulsa, Oklahoma. At the special meeting, we are asking for shareholder approval of a merger agreement and the transactions contemplated by that agreement, including the merger of Chesapeake Merger 2000 Corp., a wholly-owned subsidiary of Chesapeake Energy Corporation, with and into Gothic. As a result of the merger, Gothic will become a wholly-owned subsidiary of Chesapeake Energy Corporation, a New York Stock Exchange listed company. Except for those shareholders who demand appraisal rights, holders of Gothic common stock will become Chesapeake shareholders.


     If the merger is completed, based on the number of shares of Gothic common stock outstanding on the date of this proxy statement/prospectus, Gothic shareholders will receive 0.1908 of a share of Chesapeake common stock for each share of Gothic common stock.

     Your board of directors recommends a vote "FOR" this proposal.

     Please see the section entitled "Risk Factors" beginning on page 12 of the proxy statement/prospectus for a discussion of potential risks related to the merger and to Chesapeake's business.

     Gothic and Chesapeake cannot complete the merger unless Gothic's shareholders approve the merger and the merger agreement. We have scheduled a special meeting of shareholders to vote on this matter.


     YOUR VOTE IS VERY IMPORTANT. Regardless of the number of shares you own, it is important that they be represented and voted at the meeting, whether or not you plan to attend. Accordingly, you are requested to exercise your vote by signing, dating and mailing the enclosed proxy in the postage prepaid return envelope provided for your convenience. Only shareholders of record of Gothic on October 20, 2000 are entitled to attend and vote at the special meeting.


     This proxy statement/prospectus contains answers to frequently asked questions; it also contains a summary description of the merger and other related matters, beginning on page v, followed by a more detailed discussion of the merger and these matters. Because the answers and the summary are not, by their nature, detailed, we urge you to carefully read this proxy statement/prospectus in its entirety. You may also obtain information about the two companies from documents they have filed with the Securities and Exchange Commission.

     Your interest and participation in the affairs of Gothic are sincerely appreciated.

                                            GOTHIC ENERGY CORPORATION

                                            Mike Paulk
                                            President and Chief Executive
                                            Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SHARES OF CHESAPEAKE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This document is also the prospectus of Chesapeake for the shares that it will issue in connection with the merger.

     Chesapeake has furnished all the information in this proxy statement/prospectus concerning Chesapeake, and Gothic has furnished all the information concerning Gothic.


     PROXY STATEMENT/PROSPECTUS DATED NOVEMBER 1, 2000 AND FIRST MAILED TO


                   SHAREHOLDERS ON OR ABOUT NOVEMBER 2, 2000

                           GOTHIC ENERGY CORPORATION

                         TWO WARREN PLACE -- SUITE 1200
                             6120 SOUTH YALE AVENUE
                             TULSA, OKLAHOMA 74136

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                        TO BE HELD ON DECEMBER 12, 2000


To our shareholders:


     Notice is hereby given that a Special Meeting of Shareholders of Gothic Energy Corporation will be held at the Doubletree Hotel at Warren Place, 6110 South Yale Avenue, Tulsa, Oklahoma on Tuesday, December 12, 2000 at 10:00 AM, for the following purposes:


          1. A proposal to approve the merger of Gothic with Chesapeake Merger 2000 Corp., an Oklahoma corporation and wholly-owned subsidiary of Chesapeake Energy Corporation, pursuant to an Agreement and Plan of Merger dated September 8, 2000; and

          2. To transact such other business as may properly come before the meeting, or any adjournments thereof.


     Information with respect to these matters is set forth in the proxy statement/prospectus which accompanies this notice. All holders of record of shares of Gothic's common stock and preferred stock at the close of business on October 20, 2000 are entitled to notice of the special meeting. Only holders of record of Gothic common stock on such date are entitled to vote at the special meeting.


     We hope that all of our shareholders who can conveniently do so will attend the special meeting. Shareholders who do not expect to be able to attend the special meeting are requested to mark, date and sign the enclosed proxy and return the same in the enclosed addressed envelope which requires no postage and is intended for your convenience.

                                            By Order of the Board of Directors,

                                            R. Andrew McGuire, Secretary

Tulsa, Oklahoma

November 1, 2000

                                   PROSPECTUS

                                      FOR
                         CHESAPEAKE ENERGY CORPORATION

                   (COMMON STOCK, PAR VALUE $0.01 PER SHARE)

                             ---------------------

                                PROXY STATEMENT
                                      FOR
                           GOTHIC ENERGY CORPORATION
                        SPECIAL MEETING OF SHAREHOLDERS


                        TO BE HELD ON DECEMBER 12, 2000


                             ---------------------


     This proxy statement/prospectus relates to a proposed merger pursuant to the terms of an agreement and plan of merger dated September 8, 2000, as amended, by and among Chesapeake Energy Corporation, an Oklahoma corporation, Chesapeake Merger 2000 Corp., a newly-formed Oklahoma corporation and wholly-owned subsidiary of Chesapeake, and Gothic Energy Corporation, an Oklahoma corporation. The merger agreement provides that each holder of Gothic common stock, other than Chesapeake and shareholders who demand appraisal of their shares, will receive the right to convert each such share into a portion of a share of Chesapeake common stock. The exchange ratio is presently expected to be 0.1908 of a share of Chesapeake common stock per share of Gothic common stock. Chesapeake will receive no merger consideration with respect to Gothic common stock it owned as of September 8, 2000 or which is issued to Chesapeake upon the conversion of Gothic preferred stock it owns. Chesapeake Merger 2000 Corp. will merge with and into Gothic. Gothic will survive the merger and, as a result, become a wholly-owned subsidiary of Chesapeake.


     Chesapeake has filed a registration statement on Form S-4 with the Securities and Exchange Commission covering the shares of Chesapeake common stock it will issue to Gothic shareholders, other than Chesapeake, pursuant to the merger. This proxy statement/prospectus constitutes the prospectus that Chesapeake files as part of its registration statement. This document also constitutes the proxy statement that Gothic furnishes to its shareholders in connection with the solicitation of proxies by the Gothic board of directors for use at the special meeting of Gothic shareholders being held to vote on the merger and merger agreement.


     This proxy statement/prospectus and the accompanying form of proxy are first being mailed to Gothic shareholders on or about November 2, 2000.


     AN INVESTMENT IN CHESAPEAKE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the shares of Chesapeake common stock to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The date of this proxy statement/prospectus is November 1, 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    v
SUMMARY.....................................................    1
  The Companies.............................................    1
  The Merger................................................    1
  The Gothic Special Meeting; Reasons for the Merger........    2
  Opinion of Gothic's Financial Advisor.....................    3
  Chesapeake's Reasons for the Merger.......................    3
  Appraisal Rights..........................................    3
  Restrictions on the Ability to Sell Chesapeake Common
     Shares.................................................    3
  Certain United States Federal Income Tax Consequences.....    4
  Interests of Certain Persons in the Merger................    4
  Conditions to the Merger..................................    4
  Termination of the Merger Agreement.......................    5
  Listing of Chesapeake Common Stock........................    5
SUMMARY SELECTED FINANCIAL DATA.............................    6
  Chesapeake Energy Corporation.............................    6
  Gothic Energy Corporation.................................    8
SUMMARY PRO FORMA COMBINED FINANCIAL DATA...................    9
SUMMARY OIL AND GAS RESERVE INFORMATION.....................    9
COMPARATIVE PER SHARE DATA..................................   10
RECENT FINANCIAL RESULTS....................................   11
COMPARATIVE MARKET VALUE INFORMATION........................   11
RISK FACTORS................................................   12
  Risks Related to the Merger...............................   12
  Risks Related to Chesapeake's Business....................   14
FORWARD-LOOKING STATEMENTS..................................   18
COMPARATIVE PER SHARE PRICES................................   19
DIVIDEND INFORMATION........................................   20
PRO FORMA COMBINED FINANCIAL DATA...........................   21
GOTHIC ENERGY CORPORATION SPECIAL MEETING...................   27
  Time, Date and Place......................................   27
  Purpose of the Special Meeting............................   27
  Record Date; Voting Rights; Quorum; Required Vote.........   27
  Proxies; Revocation.......................................   28
  Solicitation of Proxies; Expenses.........................   28
  Conversion of Certificates................................   29
  Independent Auditors......................................   29
THE MERGER..................................................   30
  Background of the Merger..................................   30
  Gothic's Reasons for the Merger; Recommendation of
     Gothic's Board of Directors............................   33
  Opinion of Gothic's Financial Advisor.....................   34
  Chesapeake's Reasons for the Merger.......................   38
  Interests of Certain Persons in the Merger................   39
  Certain United States Federal Income Tax Consequences.....   39
  Accounting Treatment......................................   41
  Resales of Chesapeake Common Stock Received in the
     Merger.................................................   41
  Listing of Chesapeake Common Stock........................   41
  Appraisal Rights..........................................   41

                                                              PAGE
                                                              ----
MATERIAL TERMS OF THE MERGER AGREEMENT......................   45
  The Merger................................................   45
  Certain Covenants.........................................   46
  Representations and Warranties............................   49
  Conditions to the Merger..................................   50
  Termination of the Merger Agreement.......................   52
  Expenses..................................................   53
  Amendments to the Merger Agreement........................   53
CHESAPEAKE'S BUSINESS.......................................   54
  General...................................................   54
  Recent Developments.......................................   54
  Primary Operating Area....................................   55
  Secondary Operating Areas.................................   55
  Oil and Gas Reserves......................................   55
  Drilling Activity.........................................   57
  Well Data.................................................   57
  Volumes, Revenue, Prices and Production Costs.............   58
  Development, Exploration and Acquisition Expenditures.....   58
  Acreage...................................................   58
  Marketing.................................................   59
  Hedging Activities........................................   59
  Competition...............................................   60
  Regulation................................................   60
  Title to Properties.......................................   62
  Operating Hazards and Insurance...........................   63
  Employees.................................................   63
  Facilities................................................   63
  Legal Proceedings.........................................   63
  Incorporation.............................................   66
CHESAPEAKE ENERGY CORPORATION SELECTED FINANCIAL DATA.......   67
CHESAPEAKE ENERGY CORPORATION MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS................................................   69
  Overview..................................................   69
  Recent Financial Results..................................   69
  Results of Operations.....................................   70
  Risk Management Activities................................   75
  Liquidity and Capital Resources...........................   75
  Recently Issued Accounting Standards......................   78
CHESAPEAKE ENERGY CORPORATION QUANTITATIVE AND QUALITATIVE
  DISCLOSURES ABOUT MARKET RISK.............................   78
  Commodity Price Risk......................................   78
  Commodity Hedging Activities..............................   78
  Interest Rate Risk........................................   80
CHESAPEAKE'S MANAGEMENT.....................................   81
  Chesapeake's Directors....................................   81
  Chesapeake's Officers.....................................   82

                                                              PAGE
                                                              ----
CHESAPEAKE'S EXECUTIVE COMPENSATION.........................   84
  Summary Compensation Table................................   84
  Stock Options Granted During 1999.........................   84
  Aggregated Option Exercises in 1999 and December 31, 1999
     Option Values..........................................   85
  Employment Agreements.....................................   85
  Compensation Committee Interlocks and Insider
     Participation..........................................   87
  Directors' Compensation...................................   87
CERTAIN TRANSACTIONS INVOLVING CHESAPEAKE...................   88
  Legal Counsel.............................................   88
  Oil and Gas Operations....................................   88
  Loans to Executives.......................................   88
  Purchase of Oil and Gas Assets from Executive.............   89
  Miscellaneous.............................................   89
  Transactions with Gothic..................................   89
BENEFICIAL OWNERSHIP OF COMMON STOCK........................   90
  Chesapeake................................................   90
  Gothic....................................................   91
GOTHIC'S BUSINESS...........................................   93
  General...................................................   93
  Business Strategy.........................................   93
  Natural Gas and Oil Reserves..............................   94
  Principal Areas of Operations.............................   95
  Drilling Activity.........................................   95
  Operating Control Over Production Activities..............   96
  Title to Natural Gas and Oil Properties...................   96
  Production and Sales Prices...............................   97
  Marketing of Production...................................   97
  Competition...............................................   98
  Regulation................................................   98
  Operational Hazards and Insurance.........................  100
  Employees.................................................  100
  Executive Office..........................................  101
  Incorporation.............................................  101
  Description of Property...................................  101
  Legal Proceedings.........................................  102
GOTHIC ENERGY CORPORATION SELECTED CONSOLIDATED HISTORICAL
  FINANCIAL DATA............................................  103
GOTHIC ENERGY CORPORATION MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS................................................  104
  General...................................................  104
  Recent Financial Results..................................  105
  Results of Operations.....................................  105
  Liquidity and Capital Resources...........................  108
  Credit Facility...........................................  109
  Future Capital Requirements and Resources.................  110
  Subsequent Events.........................................  110
  Cautionary Statement for Purposes of the Safe Harbor
     Provisions of the Private Securities Litigation Reform
     Act of 1995............................................  111
GOTHIC ENERGY CORPORATION QUANTITATIVE AND QUALITATIVE
  DISCLOSURES ABOUT MARKET RISKS............................  112

                                                              PAGE
                                                              ----
DESCRIPTION OF CHESAPEAKE CAPITAL STOCK.....................  113
  Authorized Capital Stock..................................  113
  Common Stock..............................................  113
  Preferred Stock...........................................  113
  Anti-Takeover Provisions..................................  116
  Shareholder Action........................................  120
  Registration Rights.......................................  121
  Transfer Agent and Registrar..............................  121
COMPARATIVE RIGHTS OF CHESAPEAKE AND GOTHIC SHAREHOLDERS....  122
  General...................................................  122
  Limitation of Director Liability..........................  122
  Special Meetings of Shareholders..........................  122
  Voting; Election of Directors.............................  122
  Amendments to Certificates of Incorporation...............  123
  Amendments to Bylaws......................................  123
  Share Purchase Provision..................................  124
  Number of Directors.......................................  124
  Anti-Takeover Provisions..................................  124
FUTURE GOTHIC SHAREHOLDER PROPOSALS.........................  125
LEGAL MATTERS...............................................  125
EXPERTS.....................................................  125
WHERE YOU CAN FIND MORE INFORMATION.........................  126
GLOSSARY....................................................  127
INDEX TO FINANCIAL STATEMENTS...............................  F-1
ANNEX A -- AGREEMENT AND PLAN OF MERGER.....................  A-1
ANNEX B -- OPINION OF CIBC WORLD MARKETS CORP. .............  B-1
ANNEX C -- OKLAHOMA STATUTORY APPRAISAL RIGHTS PROCESS......  C-1


     You may obtain documents that are referred to or that are incorporated by reference in the registration statement, without charge, by requesting them in writing or by telephone at the following addresses and telephone numbers:

IF FROM CHESAPEAKE:                         IF FROM GOTHIC:
-------------------                         ---------------
6100 North Western Avenue                   6120 South Yale Ave., Suite 1200
Oklahoma City, Oklahoma 73118               Tulsa, Oklahoma 74136
Attn: Thomas S. Price, Jr.                  Attn: Stephen P. Ensz
Tel: (405) 879-9257                         Tel: (918) 749-5666


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY DECEMBER 5, 2000 TO RECEIVE THEM BEFORE THE GOTHIC SPECIAL MEETING.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.    WHAT WILL HAPPEN IN THE MERGER?

A. In the merger, Gothic will become a wholly owned subsidiary of Chesapeake. Gothic common shareholders, other than Chesapeake and shareholders who demand appraisal of their shares, will become Chesapeake common shareholders and will own approximately 2.5% of the Chesapeake common shares estimated to be outstanding after the merger. Current Chesapeake common shareholders will own the remaining approximately 97.5%. Chesapeake will receive no merger consideration with respect to Gothic common stock it owned as of September 8, 2000 or which is issued to Chesapeake upon the conversion of Gothic preferred stock it owns. The outstanding Gothic preferred stock, all of which is owned by Chesapeake, will remain outstanding following the merger but the terms of the Gothic preferred stock will be amended.

Q.    WHY ARE CHESAPEAKE AND GOTHIC PROPOSING THE MERGER?

A. Our companies are proposing the merger because we expect as a combined company to grow reserves, production, cash flow, and earnings faster and beyond the levels either company could achieve individually. We believe our companies have complementary assets and we seek to combine their respective strengths. Please read the more detailed description of our respective reasons for the merger beginning on pages 33 and 38.

Q.    WHAT WILL I RECEIVE IN THE MERGER?

A. If the merger is completed, holders of Gothic common stock, other than Chesapeake or its subsidiaries, will receive Chesapeake common shares in exchange for their shares of Gothic common stock. The number of shares you will receive will be determined based on an exchange ratio. The exchange ratio to be used in the merger will equal the quotient obtained by dividing 4,000,000 shares of Chesapeake common stock to be issued in the merger by:

      - the total number of issued and outstanding shares of Gothic common stock at the effective time of the merger, plus

      - 53,572 shares issuable on exercise of outstanding Gothic warrants that were in the money on September 8, 2000, minus

      - 2,394,125 shares of Gothic common stock which Chesapeake owned on September 8, 2000 and any Gothic common stock issued to Chesapeake with respect to any Gothic convertible securities owned by Chesapeake.


      Based on the number of Gothic common shares outstanding on November 1, 2000 and the number of Gothic shares owned by Chesapeake, we anticipate the exchange ratio will be 0.1908. As a result, for each share of Gothic common stock you own on the effective date of the merger, you will likely receive 0.1908 of a share of Chesapeake common stock. Chesapeake will pay cash instead of issuing fractional shares of its common stock.


Q.    WILL THE EXCHANGE RATIO CHANGE?


A. Unless the number of issued and outstanding shares of Gothic common stock changes between the date of this proxy statement/prospectus and the effective date of the merger, the exchange ratio of 0.1908 of a share of Chesapeake common stock for each share of Gothic common stock will not change. If the number of issued and outstanding shares of Gothic common stock changes, the exchange ratio will be adjusted accordingly. The only cause of any change in the exchange ratio would result from the exercise of outstanding Gothic options or warrants which were out of the money on September 8, 2000 and have remained out of the money through the date of this proxy statement/prospectus.

Q. HOW MANY SHARES OF CHESAPEAKE COMMON STOCK WILL BE OUTSTANDING AFTER THE MERGER?


A. If the merger had been completed on October 30, 2000, there would have been approximately 156.1 million shares of Chesapeake common stock outstanding, approximately 2.5% of which would have been held by former shareholders of Gothic. This assumes the outstanding Gothic options and warrants to be assumed by Chesapeake were not exercised prior to the closing of the merger.


Q.    WHERE WILL THE SHARES OF CHESAPEAKE COMMON STOCK BE LISTED?

A. The shares of Chesapeake common stock to be delivered in the merger will be listed on the New York Stock Exchange under the trading symbol "CHK."

Q.    WHAT ARE THE TAX CONSEQUENCES TO GOTHIC SHAREHOLDERS OF THE MERGER?

A. While Chesapeake and Gothic intend for the merger to be a tax-free reorganization, the Chesapeake common stock received in the merger may or may not be tax-free to the shareholders of Gothic for U.S. federal income tax purposes. In any event, Gothic shareholders will be subject to tax on cash received instead of fractional shares. A more detailed description of the material U.S. federal income tax consequences of the merger appears on page 39.

Q.    WHEN IS THE MERGER EXPECTED TO BE COMPLETED?


A. The merger will be completed after the Gothic special meeting and satisfaction or waiver of all conditions to the merger. Chesapeake and Gothic presently expect that the closing of the transaction will occur in January 2001.


Q.    WHO MUST APPROVE THE MERGER?

A. In addition to the boards of directors of Chesapeake and Gothic, which have already approved the merger, the holders of a majority of Gothic's outstanding common stock must approve the merger.

Q.    ARE GOTHIC SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A. Yes. Under Oklahoma law, which governs Gothic and the rights of its shareholders, Gothic shareholders who comply with Section 1091 of the Oklahoma General Corporation Act are entitled to demand appraisal of the fair value of their shares instead of the merger consideration issuable by reason of the merger. If more than 5% of Gothic's shareholders demand appraisal rights, Chesapeake will have the option to terminate the merger agreement.

Q.    WHAT IF I DON'T VOTE?

A. Because the merger requires the approval of the holders of a majority of Gothic's outstanding common stock, if you fail to respond, it will have the same effect as a vote AGAINST the merger. If you return a signed and dated proxy by mail and do not indicate how you want to vote, your proxy will be counted as a vote in FAVOR of the merger. If you respond and abstain from voting, your proxy will have the same effect as a vote AGAINST the merger.

Q.    WHAT SHOULD I DO NOW?

A. After carefully reading and considering the information contained in this document, you should cast your vote on the merger by completing, signing, dating and mailing your proxy card. The completed proxy card should be returned in the enclosed, self-addressed postage-paid envelope. You can also attend the special meeting and vote in person. Gothic's board of directors recommends you vote FOR approval of the merger agreement and merger.

Q. IF MY SHARES OF GOTHIC COMMON STOCK ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q.    ONCE I HAVE VOTED, MAY I CHANGE MY VOTE PRIOR TO THE GOTHIC SPECIAL
      MEETING?

A. Yes. You may change your vote at any time prior to your proxy being voted at the Gothic special meeting by sending a signed notice of revocation or a later-dated, signed proxy card to Gothic's Secretary before the Gothic special meeting. If you hold your Gothic shares in your own name, you may change your vote by attending the Gothic special meeting and voting in person. If you hold your Gothic shares in "street name," you must contact your broker for instructions.

Q. IF I HOLD GOTHIC STOCK CERTIFICATES IN MY OWN NAME, SHOULD I SEND MY STOCK CERTIFICATES NOW?

A. No. You should not send your share certificates now. After the merger is completed, Chesapeake will cause its exchange agent to send you instructions for exchanging your shares of Gothic common stock for shares of Chesapeake common stock.

Q. WHAT WILL HAPPEN IN THE MERGER TO OUTSTANDING WARRANTS TO PURCHASE GOTHIC COMMON STOCK AND OUTSTANDING GOTHIC STOCK OPTIONS?

A. When the merger becomes effective, each outstanding option and warrant to purchase Gothic common stock will be assumed by Chesapeake and converted into an option or warrant to purchase shares of Chesapeake common stock. The number of shares to be issued on exercise of the assumed Gothic options and warrants and the exercise price will be adjusted based on the terms in the governing documents for the options and warrants. The other terms of the assumed options and warrants, such as vesting and exercisability, will remain the same.

Q. MAY I EXERCISE MY STOCK OPTIONS AND WARRANTS AND SELL SHARES OF GOTHIC COMMON STOCK BETWEEN NOW AND THE COMPLETION OF THE MERGER?

A. Yes, unless such securities constitute restricted securities or you are subject to limitations on trading by persons defined as Gothic "affiliates" and other restrictions on "insider trading" under securities laws.

Q.    WHOM SHOULD I CALL WITH QUESTIONS?


A. If you have questions about the merger or if you would like copies of any of the documents referred to in this proxy statement/prospectus, please call (1) Thomas S. Price, Jr., Senior Vice President -- Corporate Development at Chesapeake at (405) 879-9257; or (2) Steven P. Ensz, Vice President, Finance at Gothic at (918) 749-5666. See also "Where You Can Find More Information" on page 126.

                                    SUMMARY

     This summary highlights selected information from this document and does not contain all of the information that is important to you. To better understand the merger, you should carefully read this entire document and the documents to which you have been referred. In particular, you should read the annexes to this document, including the merger agreement and the opinion of CIBC World Markets Corp. which are attached as Annexes A and B, respectively.

THE COMPANIES

     Chesapeake. Chesapeake is an independent energy company focused on the exploration, development, acquisition and production of onshore natural gas reserves, principally in the Mid-Continent region of the United States. Chesapeake began operations in 1989 and completed its initial public offering in 1993. Chesapeake's common stock trades on the New York Stock Exchange under the symbol CHK. Chesapeake's principal executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and its main telephone number at that location is (405) 848-8000. Chesapeake maintains a website at www.chkenergy.com.

     Gothic. Gothic is an independent energy company engaged, through its operating subsidiary, in the exploration, development, acquisition and production of onshore natural gas reserves, principally in the Mid-Continent region of the United States. Gothic's common stock trades on the OTC Bulletin Board under the symbol GOTH. Gothic's principal executive offices are located at Two Warren Place -- Suite 1200, 6120 South Yale Avenue, Tulsa, Oklahoma 74136, and its telephone number at that location is (918) 749-5666.

THE MERGER

     Description of the Merger. In the merger, Chesapeake Merger 2000 Corp. will merge with and into Gothic and, as a result, Gothic will become a wholly owned subsidiary of Chesapeake. Gothic common shareholders, other than Chesapeake and shareholders demanding appraisal of their shares, will become Chesapeake common shareholders and will own approximately 2.5% of the Chesapeake common shares estimated to be outstanding after the merger. Current Chesapeake common shareholders will own the remaining approximately 97.5%. Chesapeake will receive no merger consideration with respect to Gothic common stock it owned as of September 8, 2000 or which is issued to Chesapeake upon the conversion of Gothic preferred stock it owns. The outstanding Gothic preferred stock, all of which is owned by Chesapeake, will remain outstanding following the merger but, as a consequence of the merger, the terms of the Gothic preferred stock will be amended.

     What Gothic Shareholders Will Receive. If the merger is completed, holders of Gothic common stock, other than Chesapeake and shareholders who demand appraisal of their shares, will receive Chesapeake common shares in exchange for their shares of Gothic common stock. The number of shares you will receive will be determined based on an exchange ratio. The exchange ratio to be used in the merger will equal the quotient obtained by dividing 4,000,000 shares of Chesapeake common stock to be issued in the merger by:

     - the total number of issued and outstanding shares of Gothic common stock at the effective time of the merger, plus

     - 53,572 shares issuable on exercise of outstanding Gothic warrants that were in the money on September 8, 2000, minus

     - 2,394,125 shares of Gothic common stock which Chesapeake owned on September 8, 2000 and any Gothic common stock issued to Chesapeake with respect to any Gothic convertible securities owned by Chesapeake.


     Based on the number of Gothic common shares outstanding on November 1, 2000 and the number of Gothic shares owned by Chesapeake, we anticipate the exchange ratio will be 0.1908. As a result, for each share of Gothic common stock you own on the effective date for the merger, you will likely receive 0.1908 of a share of Chesapeake common stock. Chesapeake will pay cash instead of issuing fractional shares of its common stock.


     Treatment of Options and Warrants. When the merger becomes effective, each outstanding option and warrant to purchase Gothic common stock will be assumed by Chesapeake and converted into an option or warrant to purchase shares of Chesapeake common stock. The number of shares to be issued on exercise of the assumed Gothic options and warrants and the exercise price will be adjusted based on the terms in the governing documents for the options and warrants. The other terms of the assumed options and warrants, such as vesting and exercisability, will remain the same.

     Exchange of Certificates. Chesapeake will deposit, immediately after the effective date of the merger, the shares of Chesapeake common stock to be issued in the merger with UMB Bank, N.A. on behalf of the Gothic common shareholders, other than Chesapeake. Chesapeake will not deposit shares which would otherwise have been issuable to shareholders demanding appraisal rights or shares which would be issuable on exercise of outstanding Gothic warrants which were in the money on September 8, 2000, unless those warrants are exercised prior to the effective date of the merger.

     UMB Bank, N.A. will act as the exchange agent. As soon as practicable following the effectiveness of the merger, each Gothic common shareholder entitled to Chesapeake common shares will be entitled to receive a certificate representing the number of shares of Chesapeake common stock issuable as consideration in the merger upon proper surrender of the shareholder's Gothic common stock certificates. The exchange agent may impose reasonable terms and conditions to accept the surrender of a certificate in accordance with normal exchange practices. Until surrendered, each certificate representing shares of Gothic common stock, other than those held by Chesapeake, will after the effective time of the merger be deemed to represent only the right to receive the merger consideration on surrender of the certificate.

     Fractional Shares. Chesapeake will not issue fractional shares in connection with the merger. Each Gothic common shareholder who would otherwise have been entitled to a fraction of a share of Chesapeake common stock will instead receive a cash payment, without interest, equal to its proportionate interest in the amount of net proceeds from the sale by the exchange agent of the aggregate fractional shares of Chesapeake common stock.

THE GOTHIC SPECIAL MEETING; REASONS FOR THE MERGER


     The special meeting of Gothic shareholders will be held at the Doubletree Hotel at Warren Place, 6110 South Yale Avenue in Tulsa, Oklahoma at 10:00 a.m. local time on Tuesday, December 12, 2000. At the special meeting, Gothic shareholders will be asked to vote to approve the merger agreement and the merger of Chesapeake Merger 2000 Corp. with and into Gothic. Approval of the merger proposal requires the favorable vote of a majority of the outstanding Gothic common stock. Gothic's directors and executive officers own 14.6% of the outstanding Gothic common stock entitled to vote at the special meeting and Chesapeake owns 10.3%. All of these shares will be voted in favor of the merger agreement. The vote of Chesapeake's shareholders is not required.


     The board of directors of Gothic believes the merger is in the best interests of Gothic and its shareholders and recommends you vote FOR approval of the merger agreement and merger. In reaching its recommendation in favor of the merger, the Gothic board of directors considered a number of factors, including the following:

     - Gothic's anticipated difficulty in meeting the cash debt service requirement commencing in May 2002 on the fully accreted value of $104 million principal amount of discount notes;

     - the absence, since May 1999, of Nasdaq SmallCap quotations for its common stock and the low market price for its shares;

     - the lack of financial flexibility to expand and accelerate its drilling programs;

     - the continuing reduction since April 1998 in its borrowing availability under its bank credit facility;

     - the potential forced pooling of certain of its undeveloped natural gas and oil properties;

     - the report of Gothic's independent accountants for 1999 containing an explanatory paragraph as to Gothic's ability to continue as a going concern; and

     - the difficulty in entering into a transaction with an acquiror other than Chesapeake because of Gothic's highly leveraged and complex capital structure.


OPINION OF GOTHIC'S FINANCIAL ADVISOR


     CIBC World Markets Corp., Gothic's financial advisor, delivered a written opinion to the Gothic board of directors as to the fairness, from a financial point of view, of the exchange ratio to the Gothic shareholders. This opinion, dated September 8, 2000, is attached as Annex B to this document. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitation of the review undertaken. CIBC's opinion is addressed to the Gothic board of directors and does not constitute a recommendation as to how you should vote in connection with the merger. See "The Merger -- Opinion of Gothic's Financial Advisor."

CHESAPEAKE'S REASONS FOR THE MERGER

     Chesapeake believes the merger is in the best interests of Chesapeake and its shareholders because it will create a company with greater asset value, greater oil and gas reserves and increased opportunities for the exploration, development, production and acquisition of oil and gas properties. The merger is a continuation of Chesapeake's strategy of focusing its operations on exploring, developing and acquiring natural gas reserves in the Mid-Continent region of the U.S. In addition, Chesapeake presently owns interests in a significant number of Gothic's oil and gas properties, and the two companies have operated under a participation agreement for the joint development of Gothic's non-producing properties since April 1998. The merger is consistent with Chesapeake's commitment to selectively acquire proved reserves on attractive terms as a complement to its traditional strategy of developing reserves through the drillbit.

APPRAISAL RIGHTS

     Following a statutory appraisal proceeding in Oklahoma district court, Gothic common shareholders who do not vote for the merger and who perfect their appraisal rights in accordance with Section 1091 of the Oklahoma General Corporation Act will be entitled to receive, in lieu of the merger consideration, cash in the amount of the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the court in such appraisal proceeding, plus interest, if any, at a rate determined by the court. Because of the complexity of the procedures for exercising these rights, if you are considering exercising such rights we urge you to seek the advice of counsel. If you vote for the merger, you will be deemed to have accepted the consideration to be paid under the merger agreement and to have waived your appraisal rights with respect to the shares of Gothic common stock voted. In addition, if holders of more than 5% of the outstanding shares of Gothic common stock demand appraisal of their shares, Chesapeake will not be obligated to consummate the merger. IF YOU DO NOT VOTE FOR THE MERGER BUT FAIL TO TAKE ANY ACTION TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MAY WAIVE OR LOSE THESE RIGHTS. SEE "THE MERGER -- APPRAISAL RIGHTS" AND ANNEX C, WHICH SETS FORTH SECTION 1091 OF THE OKLAHOMA GENERAL CORPORATION ACT IN FULL.

RESTRICTIONS ON THE ABILITY TO SELL CHESAPEAKE COMMON SHARES

     Shares of Chesapeake common stock received in the merger will be freely tradable except for shares held by affiliates of Gothic. Shares issued to affiliates of Gothic will be subject to the provisions of Rule 145 under the Securities Act of 1933. Shares of Chesapeake common stock received on the exercise of assumed warrants will be considered to be restricted securities unless registered under the Securities Act of 1933.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     While Chesapeake and Gothic intend for the merger to be a tax-free reorganization, the merger may or may not be a tax-free reorganization for U.S. federal income tax purposes. In any event, Gothic shareholders will be subject to tax on cash received instead of fractional shares of Chesapeake common stock. Neither Gothic nor Chesapeake has requested or received a ruling from the Internal Revenue Service with respect to the U.S. federal income tax treatment of the merger and neither Gothic nor Chesapeake has obtained or will obtain an opinion of counsel with respect to such treatment. Completion of the merger is not subject to the receipt of an opinion of counsel that the merger qualifies as a tax-free reorganization.

     Tax matters are complicated, and the tax consequences of the proposed transactions to you may depend on the facts of your own situation and on variables not within our control. You should consult your own tax advisors for a full understanding of the tax consequences to you of the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Gothic board with respect to the merger, you should be aware that members of Gothic's management and the Gothic board of directors have interests in the merger separate from the interests of Gothic's shareholders generally. See "The Merger -- Interests of Certain Persons in the Merger." These separate interests include the following:

     - Chesapeake will indemnify Gothic's officers and directors with respect to actions occurring prior to the merger;

     - Michael Paulk, Gothic's President, and Steven P. Ensz, Gothic's Vice President and Chief Financial Officer, will be entitled to severance payments of $225,000 and $187,500, respectively, under their employment agreements with Gothic as a result of the closing of the merger and the termination of their employment;

     - Michael Paulk and Steven P. Ensz will enter into two-year consulting agreements with Chesapeake following the merger which provide for payments to them of $1,964,000 and $1,623,500, respectively;

     - Gothic previously loaned $277,187 to each of Brian Bayley and John Fleming, directors of Gothic, which they used to pay the exercise price of options to purchase Gothic common stock. Each of these loans is secured by a pledge of 712,000 shares of Gothic common stock; and

     - Michael Paulk, Steven P. Ensz, Brian Bayley and John Fleming have executed irrevocable proxies which grant Chesapeake the right to vote their shares in connection with the merger and which bind them to vote in favor of the merger.

CONDITIONS TO THE MERGER

     The obligations of Chesapeake and Gothic to effect the merger are subject to the satisfaction or waiver, in whole or in part, of a number of conditions prior to the effective time of the merger. These conditions include the following:

     - approval of the merger by Gothic's shareholders;

     - the holders of not more than 5% of the outstanding shares of Gothic common stock demanding appraisal of their shares, unless Chesapeake waives this condition;

     - satisfaction of all conditions set forth in the $275 million financing commitment Chesapeake has received from Bear, Stearns & Co. Inc.; and

     - satisfaction of all conditions for a merger by Gothic contained in the indenture for the senior secured notes issued by Gothic's operating subsidiary, including its ability to meet, as of the closing date of the merger, the debt incurrence tests. If the closing date had been June 30, 2000, these tests would not have been met. Chesapeake and Gothic believe these tests will be met by the anticipated effective date of the merger based on Gothic's projected results of operations for 2000 and commodity futures prices for December 2000.

     There are no federal or state regulatory approvals required to complete the merger.

TERMINATION OF THE MERGER AGREEMENT

     Either party may unilaterally terminate the merger agreement if Gothic's shareholders do not approve the merger, if a governmental authority issues an order enjoining the merger, or if the merger is not consummated by June 30, 2001. In addition, either Gothic or Chesapeake can terminate the merger if the other party materially breaches any representations or warranties and such breach is not cured within 15 days following notice, so long as the breach would result in a material adverse effect. The merger may also be terminated in some circumstances if Gothic receives an unsolicited superior takeover proposal.

     If the merger agreement is terminated due to the consummation of an acquisition proposal by a third party that the Gothic board of directors deems more favorable to the Gothic shareholders, Gothic will be obligated to pay Chesapeake a termination fee of $10,000,000.

LISTING OF CHESAPEAKE COMMON STOCK

     Chesapeake has agreed to use its best efforts to cause the shares of Chesapeake common stock issued in the merger to be listed for trading on the New York Stock Exchange. After the effective time of the merger, the Gothic common stock will cease public trading.

                        SUMMARY SELECTED FINANCIAL DATA

CHESAPEAKE ENERGY CORPORATION

     The following table sets forth summary selected consolidated financial data of Chesapeake for the six months ended June 30, 2000 and 1999, the years ended December 31, 1999, 1998 and 1997, the six-month transition period ended December 31, 1997, the six months ended December 31, 1996 and the two fiscal years ended June 30, 1997 and 1996. The data are derived from our audited consolidated financial statements, except for periods for the six months ended June 30, 2000 and 1999, the year ended December 31, 1997 and the six months ended December 31, 1996, which are derived from unaudited consolidated financial statements of Chesapeake. Acquisitions we made during the first and second quarters of 1998 materially affect the comparability of the selected financial data for 1997 and 1998. Each of the acquisitions was accounted for using the purchase method. The table should be read in conjunction with "Chesapeake Energy Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Chesapeake, including the notes thereto, appearing in this proxy statement/prospectus.

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                              ($ IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas sales.......................................  $ 187,514    $ 120,078
    Oil and gas marketing sales.............................     61,610       26,491
                                                              ---------    ---------
         Total revenues.....................................    249,124      146,569
                                                              ---------    ---------
  Operating costs:
    Production expenses.....................................     25,126       25,175
    Production taxes........................................     10,933        4,788
    General and administrative..............................      6,220        7,292
    Oil and gas marketing expenses..........................     59,666       24,958
    Oil and gas depreciation, depletion and amortization....     49,360       47,386
    Depreciation and amortization of other assets...........      3,702        4,138
                                                              ---------    ---------
         Total operating costs..............................    155,007      113,737
                                                              ---------    ---------
  Income from operations....................................     94,117       32,832
                                                              ---------    ---------
  Other income (expense):
    Interest and other income...............................      2,859        3,840
    Interest expense........................................    (42,677)     (40,149)
                                                              ---------    ---------
                                                                (39,818)     (36,309)
                                                              ---------    ---------
  Income (loss) before income taxes.........................     54,299       (3,477)
  Provision (benefit) for income taxes......................      1,463          326
                                                              ---------    ---------
  Net income (loss).........................................     52,836       (3,803)
  Preferred stock dividends.................................     (6,949)      (8,052)
  Gain on redemption of preferred stock.....................     11,895           --
                                                              ---------    ---------
  Net income (loss) available to common shareholders........  $  57,782    $ (11,855)
                                                              =========    =========
  Earnings (loss) per common share:
    Basic...................................................  $    0.53    $   (0.12)
    Assuming dilution.......................................  $    0.36    $   (0.12)
Cash dividends declared per common share....................  $      --    $      --
CASH FLOW DATA:
  Cash provided by operating activities before changes in
    working capital.........................................  $ 107,753    $  48,145
  Cash provided by operating activities.....................     83,870       47,566
  Cash used in investing activities.........................   (130,569)     (67,345)
  Cash provided by financing activities.....................     20,264       14,187
  Effect of exchange rate changes on cash...................       (204)       3,625
BALANCE SHEET DATA (at end of period):
  Total assets..............................................  $ 980,982
  Long-term debt, net of current maturities.................    983,230
  Stockholders' equity (deficit)............................   (119,980)

                                                                                   SIX MONTHS ENDED         YEARS ENDED
                                                  YEARS ENDED DECEMBER 31,           DECEMBER 31,             JUNE 30,
                                             ----------------------------------   -------------------   --------------------
                                               1999         1998        1997        1997       1996       1997        1996
                                             ---------   ----------   ---------   --------   --------   ---------   --------
                                                                 ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas sales......................  $ 280,445   $  256,887   $ 198,410   $ 95,657   $ 90,167   $ 192,920   $110,849
    Oil and gas marketing sales............     74,501      121,059     104,394     58,241     30,019      76,172     28,428
    Oil and gas service operations.........         --           --          --         --         --          --      6,314
                                             ---------   ----------   ---------   --------   --------   ---------   --------
        Total revenues.....................    354,946      377,946     302,804    153,898    120,186     269,092    145,591
                                             ---------   ----------   ---------   --------   --------   ---------   --------
  Operating costs:
    Production expenses....................     46,298       51,202      14,737      7,560      4,268      11,445      6,340
    Production taxes.......................     13,264        8,295       4,590      2,534      1,606       3,662      1,963
    General and administrative.............     13,477       19,918      10,910      5,847      3,739       8,802      4,828
    Oil and gas marketing expenses.........     71,533      119,008     103,819     58,227     29,548      75,140     27,452
    Oil and gas service operations.........         --           --          --         --         --          --      4,895
    Oil and gas depreciation, depletion and
      amortization.........................     95,044      146,644     127,429     60,408     36,243     103,264     50,899
    Depreciation and amortization of other
      assets...............................      7,810        8,076       4,360      2,414      1,836       3,782      3,157
    Impairment of oil and gas properties...         --      826,000     346,000    110,000         --     236,000         --
    Impairment of other assets.............         --       55,000          --         --         --          --         --
                                             ---------   ----------   ---------   --------   --------   ---------   --------
        Total operating costs..............    247,426    1,234,143     611,845    246,990     77,240     442,095     99,534
                                             ---------   ----------   ---------   --------   --------   ---------   --------
  Income (loss) from operations............    107,520     (856,197)   (309,041)   (93,092)    42,946    (173,003)    46,057
                                             ---------   ----------   ---------   --------   --------   ---------   --------
  Other income (expense):
    Interest and other income..............      8,562        3,926      87,673     78,966      2,516      11,223      3,831
    Interest expense.......................    (81,052)     (68,249)    (29,782)   (17,448)    (6,216)    (18,550)   (13,679)
                                             ---------   ----------   ---------   --------   --------   ---------   --------
                                               (72,490)     (64,323)     57,891     61,518     (3,700)     (7,327)    (9,848)
                                             ---------   ----------   ---------   --------   --------   ---------   --------
  Income (loss) before income taxes and
    extraordinary item.....................     35,030     (920,520)   (251,150)   (31,574)    39,246    (180,330)    36,209
  Provision (benefit) for income taxes.....      1,764           --     (17,898)        --     14,325      (3,573)    12,854
                                             ---------   ----------   ---------   --------   --------   ---------   --------
  Income (loss) before extraordinary
    item...................................     33,266     (920,520)   (233,252)   (31,574)    24,921    (176,757)    23,355
  Extraordinary item:
    Loss on early extinguishment of debt,
      net of applicable income taxes.......         --      (13,334)       (177)        --     (6,443)     (6,620)        --
                                             ---------   ----------   ---------   --------   --------   ---------   --------
  Net income (loss)........................     33,266     (933,854)   (233,429)   (31,574)    18,478    (183,377)    23,355
  Preferred stock dividends................    (16,711)     (12,077)         --         --         --          --         --
                                             ---------   ----------   ---------   --------   --------   ---------   --------
  Net income (loss) available to common
    shareholders...........................  $  16,555   $ (945,931)  $(233,429)  $(31,574)  $ 18,478   $(183,377)  $ 23,355
                                             =========   ==========   =========   ========   ========   =========   ========
  Earnings (loss) per common share --Basic:
    Income (loss) before extraordinary
      item.................................  $    0.17   $    (9.83)  $   (3.30)  $  (0.45)  $   0.40   $   (2.69)  $   0.43
    Extraordinary item.....................         --        (0.14)         --         --      (0.10)      (0.10)        --
                                             ---------   ----------   ---------   --------   --------   ---------   --------
    Net income (loss)......................  $    0.17   $    (9.97)  $   (3.30)  $  (0.45)  $   0.30   $   (2.79)  $   0.43
                                             =========   ==========   =========   ========   ========   =========   ========
  Earnings (loss) per common
    share -- Assuming dilution:
    Income (loss) before extraordinary
      item.................................  $    0.16   $    (9.83)  $   (3.30)  $  (0.45)  $   0.38   $   (2.69)  $   0.40
    Extraordinary item.....................         --        (0.14)         --         --      (0.10)      (0.10)        --
                                             ---------   ----------   ---------   --------   --------   ---------   --------
    Net income (loss)......................  $    0.16   $    (9.97)  $   (3.30)  $  (0.45)  $   0.28   $   (2.79)  $   0.40
                                             =========   ==========   =========   ========   ========   =========   ========
    Cash dividends declared per common
      share................................  $      --   $     0.04   $    0.06   $   0.04   $     --   $    0.02   $     --
CASH FLOW DATA:
  Cash provided by operating activities
    before changes in working capital......  $ 138,727   $  117,500   $ 152,196   $ 67,872   $ 76,816   $ 161,140   $ 88,431
  Cash provided by operating activities....    145,022       94,639     181,345    139,157     41,901      84,089    120,972
  Cash used in investing activities........    159,773      548,050     476,209    136,504    184,149     523,854    344,389
  Cash provided by (used in) financing
    activities.............................     18,967      363,797     277,985     (2,810)   231,349     512,144    219,520
  Effect of exchange rate changes on
    cash...................................      4,922       (4,726)         --         --         --          --         --
BALANCE SHEET DATA (at end of period):
  Total assets.............................  $ 850,533   $  812,615   $ 952,784   $952,784   $860,597   $ 949,068   $572,335
  Long-term debt, net of current
    maturities.............................    964,097      919,076     508,992    508,992    220,149     508,950    268,431
  Stockholders' equity (deficit)...........   (217,544)    (248,568)    280,206    280,206    484,062     286,889    177,767

GOTHIC ENERGY CORPORATION

     The following table sets forth summary selected consolidated financial data of Gothic for the six months ended June 30, 2000 and 1999, and the years ended December 31, 1999 and 1998. The data are derived from Gothic's audited consolidated financial statements, except for periods for the six months ended June 30, 2000 and 1999, which are derived from unaudited consolidated financial statements of Gothic. The table should be read in conjunction with "Gothic Energy Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Gothic, including the notes thereto, appearing in this proxy statement/prospectus.

                                                    SIX MONTHS ENDED
                                                        JUNE 30,         YEARS ENDED DECEMBER 31,
                                                  --------------------   -------------------------
                                                    2000        1999        1999          1998
                                                  ---------   --------   -----------   -----------
                                                      ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
     Oil and gas sales..........................  $  31,863   $ 23,417    $  52,967     $  50,714
     Well operations............................      1,356      1,259        2,657         2,319
                                                  ---------   --------    ---------     ---------
          Total revenues........................     33,219     24,676       55,624        53,033
  Operating costs:
     Lease operating expenses...................      2,390      2,987        5,725         8,609
     Production taxes...........................      2,053      1,614        3,880         3,520
     General and administrative expense.........      1,976      1,984        4,675         3,823
     Investment banking and related fees........        785         --          638            --
     Oil and gas depreciation, depletion, and
       amortization.............................      9,625     10,402       20,444        23,626
     Depreciation and amortization of other
       assets...................................        350        250          525           375
     Provision for impairment of natural gas and
       oil properties...........................         --         --           --        76,000
                                                  ---------   --------    ---------     ---------
          Total operating costs.................     17,179     17,237       35,887       115,953
                                                  ---------   --------    ---------     ---------
  Income (loss) from operations.................     16,040      7,439       19,737       (62,920)
  Other income (expense):
     Interest and other income..................         50        817          942           128
     Interest expense...........................    (19,490)   (18,727)     (37,988)      (35,438)
                                                  ---------   --------    ---------     ---------
  Loss before extraordinary item................     (3,400)   (10,471)     (17,309)      (98,230)
  Loss on early extinguishment of debt..........         --         --           --        31,459
                                                  ---------   --------    ---------     ---------
  Net loss......................................     (3,400)   (10,471)     (17,309)     (129,689)
  Preferred dividend............................      3,715      3,291        6,820         5,599
  Preferred dividend -- amortization of
     preferred discount.........................        923        923        1,847         5,095
                                                  ---------   --------    ---------     ---------
  Net loss available to common shareholders.....  $  (8,038)  $(14,685)   $ (25,976)    $(140,383)
                                                  =========   ========    =========     =========
  Loss per common share before extraordinary
     item, basic and diluted....................  $   (0.43)  $  (0.90)   $   (1.51)    $   (6.70)
                                                  =========   ========    =========     =========
  Loss per common share, basic and diluted......  $   (0.43)  $  (0.90)   $   (1.51)    $   (8.63)
                                                  =========   ========    =========     =========
CASH FLOW DATA:
  Cash provided by operating activities before
     changes in working capital.................  $  12,583   $  5,687    $  15,286     $   9,788
  Cash provided by operating activities.........      8,339      3,017       13,707        11,567
  Cash used in investing activities.............    (11,328)   (10,861)     (22,241)     (191,375)
  Cash provided by financing activities.........      5,723      7,424        8,828       165,375

BALANCE SHEET DATA (at end of period):
  Total assets..................................    246,126    236,500      238,397       237,288
  Long-term debt, net...........................    315,958    313,353      319,857       301,179
  Stockholder's equity (deficit)................   (104,433)   (94,376)    (101,035)      (83,921)

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA

     The pro forma combined balance sheet data as of June 30, 2000 give effect to the merger as if it occurred on that date. The pro forma combined income statement data give effect to the merger as if it occurred on January 1, 1999. We have included this summary unaudited pro forma information only for the purposes of illustration, and it does not necessarily indicate what the operating results or financial position would have been if the merger had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this summary pro forma combined financial data in conjunction with the "Pro Forma Combined Financial Data" included elsewhere in this document.


                                                                SIX MONTHS
                                                                   ENDED             YEAR ENDED
                                                               JUNE 30, 2000     DECEMBER 31, 1999
                                                              ---------------    ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA
Operating revenues..........................................    $  280,987            $407,913
Net income (loss) available to common shareholders..........        54,672                (858)
PER SHARE INFORMATION
Net income (loss) -- basic..................................    $     0.47            $  (0.01)
Net income (loss) -- diluted................................          0.32               (0.01)
BALANCE SHEET DATA (AT END OF PERIOD)
Total assets................................................    $1,302,893
Long-term debt..............................................     1,198,343
Stockholders' equity (deficit)..............................       (63,036)


                    SUMMARY OIL AND GAS RESERVE INFORMATION

     The following table sets forth summary information with respect to Chesapeake's and Gothic's estimated proved oil and gas reserves as of December 31, 1999.

                                                    OIL        GAS        TOTAL     PRESENT VALUE
                                                   (MBbl)    (MMcf)      (MMcfe)    (IN THOUSANDS)
                                                   ------   ---------   ---------   --------------
Chesapeake Proved Reserves
  Developed......................................  17,750     763,323     869,823     $  867,985
  Undeveloped....................................   7,045     293,503     335,772        221,511
                                                   ------   ---------   ---------     ----------
          Total..................................  24,795   1,056,826   1,205,595     $1,089,496
                                                   ======   =========   =========     ==========
Gothic Proved Reserves
  Developed......................................   1,683     251,631     261,726     $  193,292
  Undeveloped....................................     239      37,560      38,996         20,040
                                                   ------   ---------   ---------     ----------
          Total..................................   1,922     289,191     300,722     $  213,332
                                                   ======   =========   =========     ==========

The present value amounts represent the present value of future net revenue before income taxes discounted at 10%, using prices and costs in effect at December 31, 1999. The weighted average prices used in calculating Chesapeake's present value were $24.72 per barrel of oil and $2.25 per Mcf of natural gas. The prices used in calculating Gothic's present value were $24.33 per barrel and $1.89 per Mcf.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures. See "Chesapeake's Business -- Oil and Gas Reserves" beginning on page 55 and "Gothic's Business -- Natural Gas and Oil Reserves" beginning on page 94.


     Chesapeake's estimated proved reserves as of September 30, 2000 and the present value of the estimated future net revenue therefrom were 1,325 Bcfe and $2.7 billion, respectively, and, pro forma for the Gothic acquisition, would have been 1,635 Bcfe and $3.2 billion, respectively. These estimates were prepared by Chesapeake and Gothic reserve engineers using September 30, 2000 NYMEX prices adjusted for field differentials.

                           COMPARATIVE PER SHARE DATA

     We have set forth below information concerning net income (loss), cash dividends declared and book value per common share for Chesapeake and Gothic on both an historical and a pro forma basis. You should read the table together with the financial information for Chesapeake and Gothic included in this proxy statement/prospectus. You should not rely on the pro forma financial information as an indication of the results that Chesapeake would have achieved if the merger had taken place earlier or of the results of Chesapeake after the merger.


                                                        SIX MONTHS ENDED      YEAR ENDED
                                                         JUNE 30, 2000     DECEMBER 31, 1999
                                                        ----------------   -----------------
Chesapeake Historical -- Per Common Share
  Net income (loss)
     Basic............................................       $ 0.53             $  0.17
     Diluted..........................................       $ 0.36             $  0.16
  Cash dividends......................................       $ 0.00             $  0.00
  Book value(1).......................................       $(0.84)            $ (2.06)
Gothic Historical -- Per Common Share
  Net income (loss) -- basic and diluted..............       $(0.43)            $ (1.51)
  Cash dividends......................................       $ 0.00             $  0.00
  Book value(1).......................................       $(5.59)            $ (5.41)
Pro Forma Combined -- Per Common Share
  Net income (loss)
     Basic............................................       $ 0.47             $ (0.01)
     Diluted..........................................       $ 0.32             $ (0.01)
  Cash dividends......................................       $ 0.00             $  0.00
  Book value(2).......................................       $(0.42)
Pro Forma Combined -- Per Gothic Equivalent Common
  Share(3)
  Net income (loss)
     Basic............................................       $ 0.09             $(0.002)
     Diluted..........................................       $ 0.06             $(0.002)
  Cash dividends......................................       $ 0.00             $  0.00
  Book value..........................................       $(0.08)


---------------

(1) The historical book value per common share amounts are computed by dividing each company's stockholders' equity by its actual common shares outstanding as of June 30, 2000 and December 31, 1999.

(2) The pro forma combined book value per common share amounts are computed by dividing pro forma stockholders' equity by the pro forma number of common shares of Chesapeake outstanding as of June 30, 2000, assuming the merger had occurred as of that date.

(3) The pro forma combined per Gothic equivalent share amounts are computed by multiplying the pro forma combined share amounts by the exchange ratio of
    0.1908 shares of Chesapeake common stock for each share of Gothic common stock.

                            RECENT FINANCIAL RESULTS



     For the quarter ended September 30, 2000, Chesapeake had net income of $54.7 million ($0.31 per diluted common share), compared to net income of $18.1 million ($0.13 per diluted common share) in the third quarter of 1999. Total revenues were $168.2 million and $102.1 million, respectively. For the nine months ended September 30, 2000, Chesapeake had net income of $107.5 million ($0.73 per diluted common share), compared to net income of $14.3 million ($0.02 per diluted common share) in the nine months ended September 30, 1999. Total revenues were $417.3 million and $248.7 million, respectively.



     For the quarter ended September 30, 2000, Gothic had net income of $1.3 million (a net loss of $0.05 per common share), compared to a net loss of $4.3 million ($0.37 per common share) in the third quarter of 1999. Total revenues were $21.9 million and $14.2 million, respectively. For the nine months ended September 30, 2000, Gothic had a net loss of $2.1 million ($0.46 per common share), compared to a net loss of $14.8 million ($1.27 per common share) in the nine months ended September 30, 1999. Total revenues were $55.1 million and $38.8 million, respectively.


                      COMPARATIVE MARKET VALUE INFORMATION

     The following table sets forth:


     - the closing prices and bid prices per share and aggregate market values of Chesapeake common stock on the New York Stock Exchange and of Gothic common stock on the OTC Bulletin Board on June 29, 2000, the last trading day prior to the public announcement of the proposed merger, and on October 31, 2000, the most recent date for which prices were available prior to the date of this proxy statement/prospectus;



     - the equivalent price per share of Gothic common stock, based on the exchange ratio of 0.1908; and



     - the equivalent aggregate market value of Gothic common stock.



                                                                                 GOTHIC
                                                        CHESAPEAKE   GOTHIC    EQUIVALENT
                                                        ----------   -------   ----------
On June 29, 2000
  Closing/bid price per common share..................   $   7.00    $  0.50    $  1.34
  Market value of common shares (in 000's)............   $976,252    $ 9,343    $28,000
On October 31, 2000
  Closing/bid price per common share..................   $   5.63    $  1.09    $  1.07
  Market value of common shares (in 000's)............   $855,368    $25,403    $22,500



Historical aggregate market value is based on 139,464,502 Chesapeake common shares and 18,685,765 Gothic common shares outstanding as of June 29, 2000, and 152,065,495 Chesapeake common shares and 23,305,094 Gothic common shares outstanding as of October 31, 2000, excluding shares held in treasury or by subsidiaries. Gothic equivalent aggregate market value is based on 4.0 million shares of Chesapeake common stock to be issued in the merger.

                                  RISK FACTORS

     An investment in Chesapeake common stock involves risks. In considering whether to vote in favor of the merger, you should carefully consider the following risk factors, together with the other information contained in this proxy statement/prospectus.

RISKS RELATED TO THE MERGER

  The market value of Chesapeake common shares that Gothic shareholders receive in the merger will vary as a result of stock price fluctuations.

     The merger consideration is fixed at 4,000,000 shares of Chesapeake common stock, and the exchange ratio will change only if there is an increase or decrease in the number of outstanding shares of Gothic common stock, such as by the exercise of outstanding Gothic options or warrants. The exchange ratio will not be adjusted for any increase or decrease in the price of Chesapeake common shares or Gothic common shares. The price of Chesapeake common shares at the time the merger is completed may be higher or lower than the price on the date of this document or on the date of the special meeting. Changes in the business operations or prospects of Chesapeake or Gothic, market assessments of the benefits of the merger and of the likelihood that the merger will be completed, oil and gas prices, general market and economic conditions or other factors may affect the prices of Chesapeake common shares or Gothic common shares. Most of these factors are beyond Chesapeake's and Gothic's control.

     Because the merger will be completed after the special meeting of the Gothic shareholders is held, there is no way to be sure that the price of the Chesapeake common shares on the date of the special meeting will be indicative of the price at the time the merger is completed. We urge you to obtain current market quotations for both Chesapeake common shares and Gothic common shares.

  If the businesses of Chesapeake and Gothic cannot be successfully integrated, we may not achieve the anticipated benefits of the merger.

     If Chesapeake and the shareholders of the combined company are to realize the anticipated benefits of the merger, the operations of Chesapeake and Gothic must be integrated and combined efficiently and effectively. We cannot assure you that the integration will be successful or that we will realize the anticipated benefits of the merger. For example, we may experience difficulties and expenses in combining our operations, technology, systems and employees, or there may be adverse effects from the enforcement of change of control provisions under various Gothic contracts, including indentures and seismic agreements. Similarly, we cannot guarantee that you will achieve greater value through your ownership of Chesapeake common stock than you would have achieved as a shareholder of Gothic as a separate entity. It is possible that our integration activities will result in a decrease in the value of our common stock or that other factors could adversely affect our future stock price.

  The costs of the merger, the costs of integrating Gothic into Chesapeake's business and other potential adjustments will be substantial.

     We estimate it will cost approximately $12.8 million to consummate the merger. These costs will consist of payments to former Gothic employees, transaction fees for investment bankers, attorneys and accountants, and other related costs incurred by Chesapeake and Gothic. In addition, we will incur costs of approximately $3.2 million in connection with the establishment of a standby credit facility. We will incur an additional $2.75 million of expenses if we use our standby credit facility.

     We may incur additional charges in excess of these amounts to reflect the actual costs incurred associated with the merger, including the costs of integrating Gothic's business with ours.

  The failure of the merger to qualify as a tax-free reorganization may result in an increased tax burden to Gothic shareholders.

     If the merger qualifies as a tax-free reorganization, you will not recognize gain or loss by virtue of your receipt of Chesapeake common stock for your Gothic common stock.

     However, if the merger does not qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code, you will recognize gain or loss based on the entire per share merger consideration you receive. Thus, you could incur significant tax obligations payable in cash, even though you receive no cash merger consideration to pay such obligations, if the merger does not qualify as a tax-free reorganization. For more information on the material tax consequences of the merger, see "The Merger -- Certain United States Federal Income Tax Consequences" on page 39.

  Sales of substantial amounts of Chesapeake's common stock in the open market could depress Chesapeake's stock price.


     If our shareholders sell substantial amounts of our stock in the public market following consummation of the merger, including shares issued on the exercise of outstanding options and warrants, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity-related securities, or make acquisitions using our common stock, at a time and price that we would deem appropriate. Immediately after the merger, we estimate there will be approximately 156.1 million shares of our common stock outstanding. All of the shares issued to Gothic shareholders will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless such shares are held by any "affiliate" of ours or any "affiliate" of Gothic prior to the merger, as that term is defined under the Securities Act of 1933. The term "affiliate" would include directors, executive officers and some significant stockholders. In addition, we have recently registered for resale 12.6 million shares of our outstanding common stock pursuant to registration rights agreements we have with former Gothic noteholders. These shares are fully tradable upon registration.


  Failure to complete the merger could negatively impact Gothic's stock price and future business and operations.

     If the merger is not completed, Gothic may be subject to the following material risks:

     - Gothic may need to seek protection under bankruptcy laws,

     - the price of Gothic common stock may decline to the extent that the current market price of Gothic common stock reflects a market assumption that the merger will be completed, and

     - costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

     If the merger agreement is terminated and Gothic's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to the limited exceptions described on page 47 of this proxy statement/prospectus, Gothic is prohibited from directly or indirectly soliciting or encouraging the initiation of any inquiries or proposals regarding certain extraordinary transactions, such as a merger, sale of assets or similar transactions, with any party other than Chesapeake. Gothic may also be obligated to pay to Chesapeake a termination fee of $10,000,000 if the merger agreement is terminated.

  The opinion obtained by Gothic from its financial advisor will not reflect changes in circumstances prior to the merger.

     Gothic does not intend to obtain an updated opinion from its financial advisor prior to the consummation of the merger. Changes in the operations and prospects of Chesapeake or Gothic, general market and economic conditions and other factors on which the opinion of its financial advisor is based, may alter the value of Chesapeake or Gothic or our respective stock prices by the time the merger is completed. As a result, you should be aware that the opinion of CIBC World Markets Corp. does not address the fairness of the merger consideration at the time the merger will be completed.

  The consummation of the proposed acquisition may not occur or could be delayed if conditions to the merger are not met.

     There are significant conditions to be satisfied before we will be able to acquire Gothic as contemplated by this proxy statement/prospectus. These conditions include the following:

     - approval of the merger by Gothic's shareholders;

     - the holders of not more than 5% of the outstanding shares of Gothic common stock demanding appraisal of their shares, unless Chesapeake waives this condition;

     - satisfaction of all conditions set forth in the $275 million financing commitment Chesapeake has received from Bear, Stearns & Co. Inc.; and

     - satisfaction of all conditions for a merger by Gothic contained in the indenture for senior secured notes issued by Gothic's operating subsidiary, including its ability to meet, as of the closing date of the merger, the debt incurrence tests. If the closing date had been June 30, 2000, these tests would not have been met.


     Chesapeake and Gothic cannot assure you that these conditions will be satisfied or guarantee that the closing date for the merger will occur in January 2001 as presently expected.


RISKS RELATED TO CHESAPEAKE'S BUSINESS

  If we are not able to meet our debt service obligations, our operations could suffer.

     As of June 30, 2000, we had long-term indebtedness of $983.2 million, which included bank indebtedness of $63.0 million, and our stockholders' equity was a deficit of $120.0 million. If the merger had been completed as of June 30, 2000, our long-term indebtedness, on a pro forma basis, would have been $1.2 billion. Our ability to meet our debt service requirements throughout the life of our senior notes and, if the merger is completed, the senior notes of Gothic's subsidiary, and our ability to meet our preferred stock obligations will depend on our future performance. Our future performance will be subject to oil and gas prices, our production levels of oil and gas, general economic conditions, and various financial, business and other factors affecting our operations. Our level of indebtedness may have the following effects on future operations:

     - a substantial portion of our cash flow from operations may be dedicated to the payment of interest and principal on indebtedness and will not be available for other purposes,

     - restrictions in our debt instruments limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in the energy industry, and

     - our ability to obtain additional capital in the future may be impaired.

  Our business is subject to the volatility of oil and gas prices.

     Our revenues, operating results and future rate of growth are highly dependent on the prices we receive for our oil and gas. Historically, the markets for oil and gas have been volatile and may continue to be volatile in the future. Various factors which are beyond our control will affect prices of oil and gas. These factors include:

     - worldwide and domestic supplies of oil and gas,

     - weather conditions,

     - the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

     - political instability or armed conflict in oil-producing regions,

     - the price and level of foreign imports,

     - the level of consumer demand,

     - the price and availability of alternative fuels,

     - the availability of pipeline capacity, and

     - domestic and foreign governmental regulations and taxes.

     We are unable to predict the long-term effects of these and other conditions on the prices of oil and gas. Lower oil and gas prices may reduce the amount of oil and gas we produce, which may adversely affect our revenues and operating income. Significant reductions in oil and gas prices may require us to reduce our capital expenditures. Reducing drilling will make it more difficult for us to replace the reserves we produce.

  If we are not able to replace reserves, we may not be able to sustain production.

     As is customary in the oil and gas exploration and production industry, our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition, our proved reserves will decline over time. In addition, approximately 28% by volume, or 20% by value, of our total estimated proved reserves at December 31, 1999 were undeveloped. By their nature, undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We cannot assure you that we can successfully find and produce reserves economically in the future.

  If we do not make significant capital expenditures, we may not be able to exploit reserves.

     We must make substantial capital expenditures in connection with the exploration, development and production of our oil and gas properties. Historically, we have funded our capital expenditures through a combination of internally generated funds, equity issuances and long-term debt financing arrangements and sale of non-core assets. From time to time, we have used short-term bank debt, generally as a working capital facility. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas, and our success in developing and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices or decreased production, and our access to capital were limited, we would have a reduced ability to replace our reserves. If our cash flow from operations is not sufficient to fund our capital expenditure budget, there can be no assurance that additional debt or equity financing will be available to meet these requirements.

  Drilling and oil and gas operations are hazardous.

     Drilling activities are subject to many risks, including well blowouts, cratering, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gases and other environmental hazards and risk, any of which could result in substantial losses. In addition, we incur the risk that we will not encounter any commercially productive reservoirs through our drilling operations. We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment in wells drilled. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs.

  Our debt covenants may restrict our operations.

     Our bank credit agreement and the indentures which govern our senior notes contain covenants which may restrict our ability, and the ability of most of our subsidiaries, to engage in the following activities:

     - incurring additional debt,

     - creating liens,

     - paying dividends and making other restricted payments,

     - merging or consolidating with any other entity,

     - selling, assigning, transferring, leasing or otherwise disposing of all or substantially all of our assets, and

     - guaranteeing indebtedness.

     From December 31, 1998 through March 31, 2000, we did not meet a debt incurrence test contained in two of our senior note indentures and were therefore not able to incur unsecured debt or pay dividends on our preferred stock. Beginning June 30, 2000, we met the debt incurrence test, but significantly lower oil and gas prices or poor operating results could cause us to fail this test in the future.

     In addition, the indenture for the senior secured notes of Gothic's operating subsidiary contains similar covenants which, after the merger, may restrict Gothic's activities.

  Canadian operations present the risks associated with conducting business outside the U.S.

     A portion of our business is conducted in Canada. You may review the amounts of revenue, operating income (loss) and identifiable assets attributable to our Canadian operations in note 8 of the notes to Chesapeake's audited consolidated financial statements included at the end of this proxy statement/ prospectus. Also, note 11 of the audited consolidated financial statements provides disclosures about our Canadian oil and gas producing activities. Our operations in Canada are subject to the risks associated with operating outside of the United States. These risks include the following:

     - adverse local political or economic developments,

     - exchange controls,

     - currency fluctuations,

     - royalty and tax increases,

     - retroactive tax claims,

     - negotiations of contracts with governmental entities, and

     - import and export regulations.

In addition, in the event of a dispute, we may be required to litigate the dispute in Canadian courts since we may not be able to sue foreign persons in a United States court.

  Transactions with executive officers may create conflicts of interest.

     Our chief executive officer, Aubrey K. McClendon, and our chief operating officer, Tom L. Ward, have the right to participate in certain wells we drill, subject to certain limitations outlined in their employment contracts. As a result of their participation, they routinely have significant accounts payable to Chesapeake for joint interest billings and other related advances. As of June 30, 2000, Messrs. McClendon and Ward had payables to Chesapeake of $1.5 million and $1.4 million, respectively, in connection with such participation. The rights to participate in wells we drill could present a conflict of interest with respect to Messrs. McClendon and Ward.

  The ownership of a significant percentage of stock by insiders could influence the outcome of shareholder votes.


     At October 30, 2000, our board of directors and senior management beneficially owned an aggregate of 25,148,640 shares of our common stock, including outstanding vested options, which represented approximately 16% of our outstanding shares. The beneficial ownership of Messrs. McClendon and Ward accounted for 14% of our outstanding common stock. As a result, Messrs. McClendon and Ward, together with our other officers and directors, are in a position to significantly influence matters requiring the vote or consent of our shareholders.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes "forward-looking statements" made by both Gothic and Chesapeake within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding oil and gas reserve estimates, planned capital expenditures, expected oil and gas production, Chesapeake's and Gothic's financial positions, business strategy and other plans and objectives for future operations, expected future expenses, realization of deferred tax assets, the proposed acquisition of Gothic, the parties' abilities to meet the closing conditions in the merger agreement and the combined entity's future operations. In addition to these statements, forward-looking statements may be included within this document under the following captions:

     - "Risk Factors"

     - "Chesapeake's Reasons for the Merger"

     - "Gothic's Reasons for the Merger"

     - "Recommendation of Gothic's Board of Directors"

     - "Opinion of Gothic's Financial Advisor"

     Although we believe the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance that our expectations will prove to have been correct. Factors that could cause actual results to differ materially from expected results, include:

     - uncertainties relating to the proposed business combination with Gothic;

     - our substantial indebtedness;

     - fluctuations in the prices of oil and gas;

     - need to replace reserves;

     - substantial capital requirements;

     - uncertainties inherent in estimating quantities of oil and gas reserves;

     - projecting future rates of production and the timing of development expenditures;

     - operating risks;

     - restrictions imposed by lenders;

     - the effects of governmental and environmental regulation;

     - pending or future litigation; and

     - conflicts of interest our CEO and COO may have.

     We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures made in this document and in our other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business.

                          COMPARATIVE PER SHARE PRICES

     Chesapeake's common shares are listed on the New York Stock Exchange under the symbol "CHK." Gothic's common shares are quoted on the OTC Bulletin Board under the symbol "GOTH." The following table sets forth, for the periods indicated, the high and low sales prices per share of the Chesapeake common stock as reported by the New York Stock Exchange and the high and low bid quotations on the OTC Bulletin Board per share for the Gothic common stock:


                                                          CHESAPEAKE        GOTHIC
                                                         COMMON STOCK    COMMON STOCK
                                                         -------------   -------------
                                                         HIGH     LOW    HIGH     LOW
                                                         -----   -----   -----   -----
1998:
  First Quarter........................................  $7.75   $5.50   $3.06   $1.81
  Second Quarter.......................................   6.00    3.88    2.38    1.19
  Third Quarter........................................   4.06    1.13    1.59    0.56
  Fourth Quarter.......................................   2.63    0.75    0.72    0.22
1999:
  First Quarter........................................   1.50    0.63    0.72    0.38
  Second Quarter.......................................   2.94    1.31    0.81    0.42
  Third Quarter........................................   4.13    2.75    0.53    0.41
  Fourth Quarter.......................................   3.88    2.13    0.44    0.16
2000:
  First Quarter........................................   3.31    1.94    0.47    0.14
  Second Quarter.......................................   8.00    2.75    1.06    0.24
  Third Quarter........................................   8.25    5.31    1.39    0.98
  Fourth Quarter (through October 31)..................   7.88    5.63    1.36    1.06



     On June 29, 2000, the last trading day prior to the public announcement of the proposed merger, the closing price of Chesapeake common stock was $7.00 and the closing bid quotation on Gothic common stock was $0.50. On October 31, 2000, the most recent date for which prices were available prior to the date of this document, the Chesapeake common stock closing price was $5.63 and the Gothic common stock closing bid quotation was $1.09.



     At October 30, 2000 there were 1,035 holders of record of Chesapeake common stock and approximately 26,000 beneficial owners. At October 20, 2000 there were 159 holders of record of Gothic common stock and approximately 500 beneficial owners.

                              DIVIDEND INFORMATION

CHESAPEAKE

     We paid quarterly dividends of $0.02 per share of common stock from July 1997 to July 1998. The payment of future cash dividends on common stock, if any, will be reviewed periodically by our board of directors and will depend on, among other things, our financial condition, funds from operations, the level of capital and development expenditures, our future business prospects and any contractual restrictions.

     Our bank credit agreement and two of the indentures governing our outstanding senior notes contain restrictions on our ability to declare and pay dividends. Under these indentures, we may not pay any cash dividends on our common or preferred stock if:

     - a default or an event of default has occurred and is continuing at the time of or immediately after giving effect to the dividend payment;

     - we would not be able to incur at least $1 of additional indebtedness under the terms of the indentures; or

     - immediately after giving effect to the dividend payment, the aggregate of all dividends and other restricted payments declared or made after the respective issue dates of the notes exceeds the sum of specified income, proceeds from the issuance of stock and debt and other amounts from the quarter in which the respective note issuances occurred to the quarter immediately preceding the date of the dividend payment.

     From December 31, 1998 through March 31, 2000, we did not meet the debt incurrence tests under the indentures and were not able to pay dividends on our common or preferred stock. We did meet the debt incurrence tests as of June 30, 2000, and are therefore able to incur unsecured debt and we are eligible to resume the payment of dividends on our preferred stock. On September 22, 2000, our board of directors declared a regular quarterly dividend and a special dividend in the amount of all accrued and unpaid dividends on the preferred stock, payable on November 1, 2000.

     During the first six months of 2000, we entered into a number of unsolicited transactions whereby we issued approximately 34.2 million shares of common stock, plus cash of $8.3 million, in exchange for 3,039,363 shares of preferred stock. This reduced the liquidation amount of preferred stock outstanding by $152.0 million to $77.9 million, and reduced the amount of preferred dividends in arrears by $16.8 million to $9.5 million as of June 30, 2000.

     From July 1 to August 16, 2000, we engaged in additional transactions in which we exchanged 9.2 million shares of our common stock for 933,000 shares of our preferred stock with a liquidation value of $46.7 million plus dividends in arrears of $6.1 million.

GOTHIC

     Gothic has never paid a cash dividend on its common stock and its management has no present intention of commencing to pay dividends on its common stock. Gothic's loan documents and indentures prohibit Gothic from paying cash dividends on its common stock. Additionally, in the merger agreement Gothic agreed that, until the merger is completed or the merger agreement is terminated, Gothic will not declare, set aside, make or pay any dividend or other distribution on its capital stock.

                       PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma combined financial statements are derived from the historical financial statements of Chesapeake and Gothic included in this proxy statement/prospectus. The pro forma combined statements of operations for the six months ended June 30, 2000 and for the year ended December 31, 1999 reflect the Gothic acquisition, accounted for as a purchase, as if the acquisition occurred on January 1, 1999. The pro forma combined balance sheet at June 30, 2000 reflects the consummation of the Gothic acquisition as if it occurred on June 30, 2000. The unaudited pro forma combined financial data should be read in conjunction with the notes thereto and the historical financial statements of Chesapeake and Gothic, including the notes thereto, which are included in this proxy statement/prospectus.

     The unaudited pro forma combined financial statements do not purport to be indicative of the results of operations that would actually have occurred if the transaction described had occurred as presented in such statements or that may occur in the future. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, oil and gas commodity prices, Chesapeake's ability to successfully integrate the operations of Gothic with its current business and several other factors, many of which are beyond Chesapeake's control. See "Risk Factors" beginning on page 12.

     The Gothic acquisition will be accounted for using the purchase method. After the acquisition, the purchase cost will be allocated to the Gothic assets and liabilities based on their respective fair values. The final allocation of the actual purchase price is subject to the final valuation of the acquired assets, but that allocation is not expected to differ materially from the preliminary allocation presented in these pro forma combined financial statements.

                         CHESAPEAKE ENERGY CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)


                                                  HISTORICAL                   PRO FORMA
                                            -----------------------   ---------------------------
                                            CHESAPEAKE     GOTHIC     ADJUSTMENTS     AS ADJUSTED
                                            -----------   ---------   -----------     -----------
                                             ASSETS
Current assets............................  $   103,769   $  18,791    $   (919)(f)   $   127,750
                                                                          6,109(k)
Property, plant and equipment:
  Proved..................................    2,422,373     269,380      94,648(a)      2,787,812
                                                                          1,411(f)
  Unproved................................       32,146       5,911       4,089(a)         42,146
  Accumulated DD&A........................   (1,719,259)    (62,752)     62,752(a)     (1,719,259)
                                            -----------   ---------    --------       -----------
  Net proved and unproved properties......      735,260     212,539     162,900         1,110,699
Other, net................................       35,056       5,058          --            40,114
                                            -----------   ---------    --------       -----------
  Total property, plant and equipment,
     net..................................      770,316     217,597     162,900         1,150,813
                                            -----------   ---------    --------       -----------
Other.....................................      106,897       9,738      (4,796)(a)        24,330
                                                                        (10,000)(a)
                                                                        (77,509)(b)
                                            -----------   ---------    --------       -----------
          Total assets....................  $   980,982   $ 246,126    $ 75,785       $ 1,302,893
                                            ===========   =========    ========       ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.......................  $   101,423   $  31,327    $ 12,760(a)    $   148,003
                                                                          3,240(j)
                                                                           (747)(f)
Long-term debt............................      983,230     315,958     (77,509)(b)     1,198,343
                                                                        (23,336)(f)
Deferred income tax liabilities...........        7,904          --          --             7,904
Other liabilities.........................        8,405       3,274          --            11,679
Stockholders' equity:
  Preferred stock.........................       77,852      50,252     (50,252)(a)        77,852
  Common stock............................        1,433         187        (187)(a)         1,505
                                                                             41(f)
                                                                             40(a)
                                                                             (9)(k)
  Paid-in capital.........................      862,230      42,987      24,534(f)        922,342
                                                                        (42,987)(a)
                                                                          1,500(a)
                                                                         27,960(a)
                                                                          6,109(k)
                                                                              9(k)
  Accumulated earnings (deficit)..........   (1,045,984)   (197,859)    197,859(a)     (1,049,224)
                                                                         (3,240)(j)
  Accumulated other comprehensive income
     (loss)...............................       (2,757)         --          --            (2,757)
  Less treasury stock.....................      (12,754)         --          --           (12,754)
                                            -----------   ---------    --------       -----------
          Total stockholders' equity
            (deficit).....................     (119,980)   (104,433)    161,377           (63,036)
                                            -----------   ---------    --------       -----------
          Total liabilities and
            stockholders' equity
            (deficit).....................  $   980,982   $ 246,126    $ 75,785       $ 1,302,893
                                            ===========   =========    ========       ===========


    The accompanying notes are an integral part of these pro forma combined financial statements.

                         CHESAPEAKE ENERGY CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                     HISTORICAL                  PRO FORMA
                                                ---------------------   ---------------------------
                                                CHESAPEAKE    GOTHIC    ADJUSTMENTS     AS ADJUSTED
                                                ----------   --------   -----------     -----------
REVENUES:
  Oil and gas sales...........................   $187,514    $ 31,863     $    --        $219,377
  Oil and gas marketing sales.................     61,610          --          --          61,610
  Well operations.............................         --       1,356      (1,356)(i)          --
                                                 --------    --------     -------        --------
          Total revenues......................    249,124      33,219      (1,356)        280,987
                                                 --------    --------     -------        --------
OPERATING COSTS:
  Production expenses and taxes...............     36,059       4,443          --          40,502
  General and administrative..................      6,220       2,761      (1,356)(i)       7,625
  Oil and gas marketing expenses..............     59,666          --          --          59,666
  Oil and gas depreciation, depletion and
     amortization.............................     49,360       9,625       5,531(c)       64,516
  Depreciation and amortization of other
     assets...................................      3,702         350          --           4,052
                                                 --------    --------     -------        --------
          Total operating costs...............    155,007      17,179       4,175         176,361
                                                 --------    --------     -------        --------
INCOME FROM OPERATIONS........................     94,117      16,040      (5,531)        104,626
                                                 --------    --------     -------        --------
OTHER INCOME (EXPENSE):
  Interest and other income...................      2,859          50          --           2,909
  Interest expense............................    (42,677)    (19,490)      6,015(h)      (56,152)
                                                 --------    --------     -------        --------
          Total other income (expense)........    (39,818)    (19,440)      6,015         (53,243)
                                                 --------    --------     -------        --------
INCOME (LOSS) BEFORE INCOME TAXES.............     54,299      (3,400)        484          51,383
                                                 --------    --------     -------        --------
INCOME TAX EXPENSE............................      1,463          --         194(d)        1,657
                                                 --------    --------     -------        --------
NET INCOME (LOSS).............................     52,836      (3,400)        290          49,726
  Preferred stock dividends...................     (6,949)     (4,638)      4,638(g)       (6,949)
  Gain on redemption of preferred stock.......     11,895          --          --          11,895
                                                 --------    --------     -------        --------
NET INCOME (LOSS) AVAILABLE TO COMMON
  SHAREHOLDERS................................   $ 57,782    $ (8,038)    $ 4,928        $ 54,672
                                                 ========    ========     =======        ========
EARNINGS (LOSS) PER COMMON SHARE:
  Basic.......................................   $   0.53                                $   0.47
                                                 ========                                ========
  Assuming dilution...........................   $   0.36                                $   0.32
                                                 ========                                ========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING:
  Basic.......................................    108,196                                 115,336(e)
                                                 ========                                ========
  Assuming dilution...........................    146,285                                 153,425(e)
                                                 ========                                ========


    The accompanying notes are an integral part of these pro forma combined financial statements.

                         CHESAPEAKE ENERGY CORPORATION

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                    HISTORICAL                  PRO FORMA
                                               ---------------------   ----------------------------
                                               CHESAPEAKE    GOTHIC    ADJUSTMENTS      AS ADJUSTED
                                               ----------   --------   ------------     -----------
REVENUES:
  Oil and gas sales..........................   $280,445    $ 52,967     $     --        $ 333,412
  Oil and gas marketing sales................     74,501          --           --           74,501
  Well operations............................         --       2,657       (2,657)(i)           --
                                                --------    --------     --------        ---------
          Total revenues.....................    354,946      55,624       (2,657)         407,913
                                                --------    --------     --------        ---------
OPERATING COSTS:
  Production expenses and taxes..............     59,562       9,605           --           69,167
  General and administrative.................     13,477       5,313       (2,657)(i)       16,133
  Oil and gas marketing expenses.............     71,533          --           --           71,533
  Oil and gas depreciation, depletion and
     amortization............................     95,044      20,444       11,679(c)       127,167
  Depreciation and amortization of other
     assets..................................      7,810         525           --            8,335
                                                --------    --------     --------        ---------
          Total operating costs..............    247,426      35,887        9,022          292,335
                                                --------    --------     --------        ---------
INCOME FROM OPERATIONS.......................    107,520      19,737      (11,679)         115,578
                                                --------    --------     --------        ---------
OTHER INCOME (EXPENSE):
  Interest and other income..................      8,562         942           --            9,504
  Interest expense...........................    (81,052)    (37,988)      11,505(h)      (107,535)
                                                --------    --------     --------        ---------
          Total other income (expense).......    (72,490)    (37,046)      11,505          (98,031)
                                                --------    --------     --------        ---------
INCOME (LOSS) BEFORE INCOME TAXES............     35,030     (17,309)        (174)          17,547
                                                --------    --------     --------        ---------
INCOME TAX EXPENSE...........................      1,764          --          (70)(d)        1,694
                                                --------    --------     --------        ---------
NET INCOME (LOSS)............................     33,266     (17,309)        (104)          15,853
  Preferred stock dividends..................    (16,711)     (8,667)       8,667(g)       (16,711)
  Gain on redemption of preferred stock......         --          --           --               --
                                                --------    --------     --------        ---------
NET INCOME (LOSS) AVAILABLE TO COMMON
  SHAREHOLDERS...............................   $ 16,555    $(25,976)    $  8,563        $    (858)
                                                ========    ========     ========        =========
EARNINGS (LOSS) PER COMMON SHARE:
  Basic......................................   $   0.17                                 $   (0.01)
                                                ========                                 =========
  Assuming dilution..........................   $   0.16                                 $   (0.01)
                                                ========                                 =========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING:
  Basic......................................     97,077                                   104,217(e)
                                                ========                                 =========
  Assuming dilution..........................    102,038                                   109,178(e)
                                                ========                                 =========


    The accompanying notes are an integral part of these pro forma combined financial statements.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     (a) Chesapeake will issue four million shares of common stock at an estimated $7.00 per share and incur costs of approximately $12.8 million (including $6 million for estimated termination costs of Gothic employees) to acquire Gothic. In addition, Chesapeake's investment in Gothic preferred and common stock, which has a carrying value of $10 million, and its investment in Gothic senior discount notes, which have a carrying value of $77.5 million, are included in the allocation of purchase price. Chesapeake estimates that the fair value of the Gothic debt equals Gothic's carrying value. The purchase price also gives effect to the estimated fair value of out-of-the-money Gothic warrants to be assumed by Chesapeake. Below is a summary of the purchase price allocation to the estimated fair value of the assets acquired and liabilities assumed ($ in 000's):

Issuance of common stock.................................   $ 28,000
Investment in Gothic senior discount notes...............     77,509
Investment in Gothic preferred and common stock..........     10,000
Fair value of Gothic warrants............................      1,500
Other acquisition costs..................................     12,760
                                                            --------
          Purchase price.................................   $129,769
                                                            ========

                                                       GOTHIC     ESTIMATED    PRO FORMA
                                                     BOOK VALUE   FAIR VALUE   ADJUSTMENT
                                                     ----------   ----------   ----------
Current assets.....................................  $  18,791    $  18,791     $     --
Property and equipment -- proved properties........    269,380      364,028       94,648
Property and equipment -- unproved properties......      5,911       10,000        4,089
Accumulated DD&A...................................    (62,752)          --       62,752
Other property and equipment.......................      5,058        5,058           --
Other assets.......................................      9,738        4,942       (4,796)
Current liabilities................................    (31,327)     (31,327)          --
Debt, less investment in Gothic discount notes.....   (238,449)    (238,449)          --
Other liabilities..................................     (3,274)      (3,274)          --
                                                     ---------    ---------     --------
                                                     $ (26,924)   $ 129,769     $156,693
                                                     =========    =========     ========

     (b) To eliminate Chesapeake's $77.5 million investment in Gothic's senior discount notes which were acquired in June 2000.

     (c) To record DD&A expense of oil and gas properties using a rate of $0.80 per mcfe. This combined rate reflects the impact of the allocation of purchase price to Gothic's proved oil and gas properties.

     (d) To record the tax effects of the pro forma adjustments at a statutory rate of 40%.

     (e) Basic and diluted earnings per share have been calculated assuming the transaction had been consummated at the beginning of the period and is calculated as follows (in 000's):


                                                           SIX MONTHS
                                                              ENDED          YEAR ENDED
                                                          JUNE 30, 2000   DECEMBER 31, 1999
                                                          -------------   -----------------
Chesapeake's basic shares outstanding (as reported).....     108,196            97,077
Issuance of common stock to Gothic -- merger
  consideration.........................................       4,000             4,000
Issuance of common stock -- acquisition of Gothic
  debt..................................................       3,140             3,140
                                                             -------           -------
          Basic shares outstanding -- as adjusted.......     115,336           104,217
                                                             =======           =======
Chesapeake's diluted shares outstanding (as reported)...     146,285           102,038
Issuance of common stock to Gothic -- merger
  consideration.........................................       4,000             4,000
Issuance of common stock -- acquisition of Gothic
  debt..................................................       3,140             3,140
                                                             -------           -------
          Diluted shares outstanding -- as adjusted.....     153,425           109,178
                                                             =======           =======

     (f) To record Chesapeake's acquisition of $3.2 million of Gothic's 14 1/8% senior secured discount notes (face value of $4.0 million) on August 31, 2000 and $20.15 million of Gothic's 11 1/8% senior secured notes at 107%, plus accrued interest of $747,000, on September 1, 2000. Consideration given for the 14 1/8% discount notes consisted of 389,378 shares of Chesapeake common stock (valued at $5.825 per share) plus cash of $919,000. Consideration given for the 11 1/8% senior secured notes was 3,694,939 shares of Chesapeake common stock (valued at $6.04 per share).

     (g) To eliminate dividends on Gothic's preferred stock held by Chesapeake.

     (h) To eliminate interest expense and amortization costs related to the senior discount notes and senior secured notes acquired by Chesapeake.

     (i) To reclassify overhead reimbursements recognized by Gothic as operator of certain oil and gas properties and reported as well operations revenue. These reimbursements have been reclassified as a reduction to general and administrative expenses to conform with Chesapeake's presentation of similar reimbursements.

     (j) To record the initial financing fees incurred by Chesapeake for the standby credit facility. Chesapeake believes the standby credit facility will not be utilized, and therefore the associated fees will be expensed when the holders' change-of-control put options expire. If, however, the standby credit facility is utilized, Chesapeake would incur an additional $2.75 million in financing costs and the total financing costs of $6 million would be deferred and amortized over the twenty-six month term of the facility. Assuming the standby credit facility is utilized to (a) purchase the outstanding 11 1/8% Gothic senior secured notes and (b) replace Chesapeake's current line of credit, the pro forma results of operations would reflect a decrease in interest expense of approximately $0.8 million and $1.1 million for the six months ended June 30, 2000 and the year ended December 31, 1999, respectively.


     (k) To record the effects of certain make-whole provisions associated with Chesapeake's investment in Gothic's 14 1/8% discount notes in June 2000. Chesapeake received $6.1 million in cash and 944,153 shares of Chesapeake common stock under the terms of the individual purchase agreements.



     (l) Estimated total pro forma proved reserves at June 30, 2000 were as follows (in MMcfe):


Chesapeake................................................  1,313,264
Gothic....................................................    321,670
                                                            ---------
          As adjusted.....................................  1,634,934
                                                            =========

                   GOTHIC ENERGY CORPORATION SPECIAL MEETING


     This proxy statement/prospectus and the accompanying form of proxy are being furnished to Gothic shareholders in connection with the solicitation of proxies by Gothic's board of directors to be used at a special meeting of shareholders to be held on Tuesday, December 12, 2000, and at any adjournments or postponements of the meeting. All holders of record of Gothic common stock and Gothic preferred stock at the close of business on October 20, 2000 are entitled to notice of the meeting. Only holders of record of Gothic common stock on such date are entitled to vote at the special meeting. This proxy statement/ prospectus and the accompanying proxy card are first being mailed to Gothic shareholders beginning on or about November 2, 2000.


TIME, DATE AND PLACE


     The special meeting will be held at 10:00 a.m. local time, on Tuesday, December 12, 2000, at the Doubletree Hotel at Warren Place, 6110 South Yale Avenue, in Tulsa, Oklahoma.


PURPOSE OF THE SPECIAL MEETING

     At the Gothic special meeting, and any adjournment or postponement thereof, Gothic's shareholders will be asked to consider and vote upon:

     - a proposal to approve the merger and the merger agreement, and

     - such other matters as may properly be brought before the special meeting and any adjournment or postponement thereof.

In the merger, Chesapeake Merger 2000 Corp., a wholly-owned subsidiary of Chesapeake, will merge with and into Gothic and each outstanding share of Gothic common stock, other than shares held by Chesapeake and by shareholders demanding appraisal rights, will be converted into a number of shares of Chesapeake common stock determined as described under "Material Terms of the Merger Agreement -- The Merger -- Share Conversion." Chesapeake will receive no merger consideration with respect to Gothic common stock it owned as of September 8, 2000 or which is issued to Chesapeake upon the conversion of Gothic preferred stock it owns.

     As of the date of this proxy statement/prospectus, Gothic's board of directors does not know of any business to be presented at the special meeting other than the merger proposal. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

RECORD DATE; VOTING RIGHTS; QUORUM; REQUIRED VOTE


     Gothic's board of directors has fixed the close of business on October 20, 2000 as the record date for Gothic's shareholders to be entitled to notice of and to vote at the special meeting.


     Only holders of record of shares of Gothic common stock and Gothic preferred stock at the close of business on the record date are entitled to notice of the special meeting. Each holder of record of Gothic common stock as of the record date is entitled to cast one vote per share on all matters submitted to Gothic's shareholders.


     At the close of business on October 20, 2000, there were 159 holders of record of Gothic common stock and Chesapeake was the sole holder of record of Gothic preferred stock. On the record date, there were 23,305,094 million shares of Gothic common stock outstanding and entitled to vote at the special meeting.


     As of the record date, the directors and executive officers of Gothic beneficially owned approximately 14.6% of the outstanding Gothic common stock. For additional information on the ownership of Gothic common stock by Gothic directors and executive officers, see "Beneficial Ownership of Common Stock --

Gothic" beginning on page 90. In connection with the merger agreement, Michael Paulk, Steven P. Ensz, Brian Bayley and John Fleming have granted Chesapeake irrevocable proxies to vote all shares of Gothic common stock they hold. These proxies will terminate on the effective date of the merger or if the merger agreement is terminated. In addition, as of the record date, Chesapeake held 2,394,125 shares of Gothic common stock. Chesapeake has advised Gothic that it intends to vote all of these shares, or approximately 10.3% of the total votes entitled to be cast at the special meeting, in favor of the proposal. Accordingly, the votes to be cast pursuant to the irrevocable proxies and the votes to be cast by Chesapeake with respect to the shares held by it aggregate approximately 24.9% of the total votes entitled to be cast with respect to the merger.


     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Gothic stock entitled to vote is necessary to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Gothic common stock is required to approve and adopt the merger proposal.

     Votes cast by proxy or in person at the Gothic special meeting will be tabulated and will determine whether or not a quorum is present. Abstentions will be treated as shares present in determining whether Gothic has a quorum for the special meeting, but abstentions will have the same effect as a vote against adoption of the merger agreement. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as a vote against adoption of the merger agreement. A broker or other record holder or nominee will vote shares of Gothic stock only if the holder of such shares provides instructions on how to vote by following the instructions provided by such broker, record holder or nominee.

PROXIES; REVOCATION

     A proxy card is enclosed for use by Gothic shareholders. Gothic's board of directors requests that shareholders SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. If you have questions or requests for completing and submitting proxy cards, please contact Steven P. Ensz at the following address and telephone number:

                           Gothic Energy Corporation
                                Two Warren Place
                       6120 South Yale Avenue, Suite 1200
                             Tulsa, Oklahoma 74136
                                 (918) 749-5666

     Neither the laws of the State of Oklahoma, the jurisdiction in which Chesapeake and the merger subsidiary are incorporated, nor the rules of the New York Stock Exchange require that the merger or the issuance of the Chesapeake common stock pursuant to the merger be approved by Chesapeake's shareholders.

     All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to an officer of Gothic, or by attending the special meeting and voting in person. A proxy that has been properly executed, but has otherwise been left blank, will be voted for the adoption of the merger agreement, unless the proxy is revoked before the vote is taken.

SOLICITATION OF PROXIES; EXPENSES

     In connection with the special meeting, proxies are being solicited by, and on behalf of, the Gothic board of directors. Gothic will bear the cost of the solicitation of proxies from its stockholders; however, Chesapeake has agreed in the merger agreement to bear one-half of the costs of filing, printing and mailing this document and filing fees of the Securities and Exchange Commission. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of Gothic may solicit proxies from stockholders personally or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. In addition, Gothic has engaged The Altman Group, Inc. for a fee of $20,000, plus expenses, to aid in the solicitation of proxies. Arrangements will also be made with brokerage houses, banks, fiduciaries and other custodians for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Gothic will reimburse such persons for their reasonable out-of-pocket expenses in connection with the solicitation.

CONVERSION OF CERTIFICATES

     You should not send in any stock certificates with your proxy cards. As soon as practicable after the consummation of the merger, a transmittal form will be sent to former shareholders of Gothic who hold their stock in their own name with instructions for receiving Chesapeake common stock. Broker-dealers who hold stock for a shareholder in "street name" will execute the conversion from Gothic common stock to Chesapeake common stock for that shareholder.

INDEPENDENT AUDITORS

     PricewaterhouseCoopers LLP serves as Gothic's independent auditors. It is expected that a representative of PricewaterhouseCoopers LLP will be at the special meeting to answer questions by shareholders and will have the opportunity to make a statement if so desired.

                                   THE MERGER

     This section, as well as the next section "Material Terms of the Merger Agreement," describe the material aspects of the proposed merger, including the merger agreement. These descriptions are qualified in their entirety by reference to the merger agreement, which is attached as Annex A to this document, and to the other agreements and documents that are described in this document and that are filed as exhibits to the registration statement of which this document forms a part. YOU SHOULD READ THE MERGER AGREEMENT IN ITS ENTIRETY AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

BACKGROUND OF THE MERGER

     In April 1998, Gothic recapitalized its outstanding debt and preferred equity. In this recapitalization Gothic, among other things,

     - organized Gothic Production Corporation as a wholly-owned subsidiary and transferred all of Gothic's natural gas and oil properties to Gothic Production;

     - caused Gothic Production to issue, with Gothic's guaranty, $235 million principal amount of 11 1/8% senior secured notes due May 1, 2005; and

     - issued approximately $60 million initial principal amount, accreting to $104 million principal amount at May 1, 2002, of 14 1/8% senior secured discount notes due May 1, 2006.

As part of the recapitalization, Gothic also entered into a series of transactions with Chesapeake. As part of these transactions, Gothic

     - sold to Chesapeake 50,000 shares of its 12% Series B senior redeemable preferred stock with an aggregate liquidation value of $50 million and a warrant to purchase 2,439,246 shares of its common stock for $0.01 per share;

     - assigned a 50% interest in substantially all of Gothic's undeveloped leasehold, subject to Chesapeake's obligation to reassign in 2003 interests in any acreage which had not been the subject of development, and entered into a participation agreement with Chesapeake to provide for the development of the undeveloped acreage; and

     - sold to Chesapeake a 50% interest in its producing Arkoma basin natural gas and oil properties for approximately $20 million.


     When issued, the Series B preferred stock had an aggregate liquidation preference of $50 million and a dividend rate equal to 12% of the aggregate liquidation preference payable in additional shares of Series B preferred stock, or, after April 1, 2000 at Gothic's option, in cash. After April 30, 2000, the Series B preferred stock became convertible into the number of shares of Gothic common stock determined by dividing the liquidation preference by the greater of $2.04 or the fair market value of a share of Gothic common stock on the date of conversion. The conversion right may not be exercised, however, if the conversion would cause any holder or group to own more than 19.9% of Gothic's outstanding common stock. To date, all dividends on the Series B preferred stock have been paid in kind and on October 20, 2000, Chesapeake held 66,675 shares of Series B preferred stock, including accrued dividends.


     Gothic used the net proceeds from the recapitalization to (1) repay $56.5 million due June 30, 1998 under a secured bridge note and $149.9 million under a revolving loan, (2) redeem its outstanding Series A preferred stock for $38.7 million, and (3) redeem its outstanding 12 1/4% senior notes for $102.3 million. Gothic had incurred these obligations to finance its acquisition of oil and natural gas assets from Amoco Corporation in January 1998. The purchase price for the Amoco acquisition consisted of (a) $237.5 million in cash, (b) warrants to purchase 1.5 million shares of Gothic common stock at an exercise price of $3.00 per share, before anti-dilution adjustments, and (c) the transfer of producing properties having a value of less than $1.8 million. The cash portion of the purchase price was financed with approximately $216.4 million of bank borrowings and a portion of the proceeds from the issuance of 37,000 shares of Gothic's Series A preferred stock with an aggregate liquidation preference of $37.0 million.

     Following the completion of the recapitalization transactions, commodity prices for natural gas and oil began to decline. At the end of the quarter ended June 30, 1998, the price for natural gas was $2.25 per Mcf and declined to approximately $1.65 per Mcf by the end of October 1998. As a result of these declining prices, Gothic's asset value declined leading to a writedown of Gothic's asset values. Gothic recorded full cost ceiling writedowns in its financial statements in the quarters ended September 30, 1998 and December 31, 1998 in the amounts of $34.0 million and $42.0 million, respectively.

     The declining natural gas and oil prices, and resulting lower cash flow levels, combined with the losses created by Gothic's asset write-downs, strained Gothic's financial resources. Because of this strain on its resources, Gothic was at risk of not being able to continue to expend funds for the development and exploitation of its undeveloped natural gas and oil interests.

     As a result of these factors, Gothic's auditor's report for the year ended 1998 contained a going concern qualification. At the same time, Gothic's common stock traded below $1.00 for an extended period of time, resulting in the delisting of the Gothic common stock from the Nasdaq SmallCap Market on May 26, 1999. The market value of Gothic's debt instruments suffered as well with both its senior secured notes and its senior discount notes trading at substantial discounts to par.

     On August 17, 1999, Chesapeake exercised the common stock purchase warrant it received in April 1998 for 2,394,125 shares of Gothic's common stock. Chesapeake surrendered 45,121 warrants to Gothic as part of its cashless exercise of the common stock purchase warrant. Pursuant to the participation agreement entered into in April 1998, during the year ended December 31, 1999 and the six months ended June 30, 2000 Chesapeake elected to participate to the extent of 50% of Gothic's interest in the development of 29 and 15 non-producing properties, respectively, and did not participate in any acquired properties.

     On September 13, 1999, Gothic announced it had retained CIBC World Markets Corp. to provide assistance in considering alternatives for restructuring its debt and equity capital. Gothic stated it was seeking financing alternatives intended to reduce its debt as well as raise new capital. Gothic intended to restructure its outstanding Series B preferred stock, all held by Chesapeake, and its discount notes in order to reduce their dilutive effect on Gothic's common equity. The terms of Gothic's Series B preferred stock provide for dividends payable in additional shares of Series B preferred stock or, since April 2000, in cash at Gothic's option. The discount notes increase in principal amount, in lieu of cash interest payments to $104 million at May 1, 2002. Thereafter, the discount notes accrue interest at the rate of 14 1/8% per annum payable in cash semi-annually on May 1 and November 1. In an effort to eliminate the continuing erosion of Gothic's common equity by the payment of dividends in kind on the shares of preferred stock and accretion of the outstanding principal of its discount note indebtedness, Gothic had begun seeking to refinance these securities in the latter half of 1999.

     Because of the reduced market prices for natural gas and oil throughout the latter half of 1998 and into 1999, and the resulting impact on Gothic's revenues and financial condition, Gothic was not able to refinance its preferred stock and discount notes. Gothic's existing capital structure, including specifically the Series B preferred stock and the discount notes, proved to be substantial impediments to raising new capital or exploring a sale of the company.

     During the period of September through mid-December 1999, Gothic had various preliminary discussions with Chesapeake concerning the possibility of a sale or merger of Gothic to or with Chesapeake. As part of that process, on October 7, 1999, Chesapeake entered into a confidentiality agreement with Gothic wherein Gothic provided Chesapeake with financial, natural gas and oil reserve data and other information Chesapeake required in order to evaluate a possible transaction. At that time, Gothic and Chesapeake determined a transaction was impractical due to, among other things, limitations on Chesapeake's ability to incur debt under its existing indentures.

     In early 2000, Gothic determined it needed to restructure and reorganize its liabilities and amend the participation agreement with Chesapeake in order to achieve the financial flexibility it needed to develop its asset base. As a result, Gothic commenced discussions with holders of its 14 1/8% senior discount notes and with Chesapeake concerning the overall restructure of Gothic's obligations. Because of the rights of Chesapeake and others to propose the drilling of wells on Gothic's undeveloped acreage, combined with their ability to obtain ownership of Gothic's interest if Gothic did not participate, Gothic believed, in early 2000, that it could be at risk to lose a portion of its undeveloped assets due to its lack of liquidity.

     On February 29, 2000, Gothic and Chesapeake entered into an agreement to grant to Gothic the option to substantially revise the participation agreement and for Gothic to redeem its Series B preferred stock and common stock held by Chesapeake. The exercise of the option issued to Gothic by Chesapeake was subject to a number of conditions including the approval of Gothic's lenders and confirmation by the United States Bankruptcy Court of a plan of reorganization covering Gothic.

     As part of the granting of the foregoing option to Gothic, the amendments to the participation agreement and the redemption of the securities owned by Chesapeake, Gothic and Chesapeake agreed, among other matters, to the following terms:

     - Extending the participation agreement for an additional three years through April 30, 2006 and excluding a portion of the state of Texas from the agreement;

     - Granting a right of first refusal to Chesapeake on any property dispositions made by Gothic, other than a sale of substantially all of Gothic's assets to an unaffiliated third party through a merger, reorganization, consolidation or the sale of all of Gothic's equity ownership;

     - The segregation of the parties' first development rights and the assumption by Chesapeake of the operation of 28 wells drilled pursuant to the participation agreement;

     - The permanent assignment to Chesapeake of the 50% undeveloped leasehold interest originally assigned to Chesapeake in April, 1998 that was subject to reassignment to Gothic by Chesapeake on April 30, 2003; and

     - The redemption by Gothic of its entire issue of Series B preferred stock and of approximately 2.4 million shares of Gothic's common stock.

     On June 5, 2000 Gothic entered into restructure agreements with the holders of approximately 90% of the principal amount of its outstanding discount notes to convert those notes into shares of its common stock. The restructure agreements provided that the conversion of the notes and the other restructurings of its balance sheet would be effected through a pre-negotiated plan of reorganization under chapter 11 of the federal bankruptcy code. The plan of reorganization would have provided that the holders of all outstanding Gothic discount notes would convert their notes into Gothic common stock representing approximately 94% of Gothic's equity. Under the proposed plan, Gothic's common stockholders would have received approximately 6% of Gothic's equity following the reorganization.

     The plan of reorganization also provided for offerings of additional shares of common stock to the holders of the Gothic discount notes and the holders of Gothic's common stock to participate in the sale of up to $15.0 million of additional shares of Gothic common stock. If fully subscribed by the holders of the discount notes and common stock, the post-confirmation ownership of Gothic by the holders of Gothic common stock would have represented approximately 9% of Gothic's outstanding equity.

     On June 6, 2000 Chesapeake notified Gothic it intended to contact the holders of the Gothic discount notes for the purpose of negotiating a purchase of some or all of the discount notes. Chesapeake asked that Gothic confirm its understanding that such contact would not violate any standstill or confidentiality provisions in effect. Chesapeake also confirmed that if successful in purchasing any of the discount notes, it would be bound by and assume the provisions agreed to in the June 5, 2000 restructure agreements with the holders of the Gothic discount notes. On or about June 27, 2000, Chesapeake purchased approximately

96% of the outstanding discount notes subject to the terms of the restructure agreements for a combination of cash and Chesapeake common stock.

     On June 28, 2000, representatives of Gothic and Chesapeake met to discuss Chesapeake's intentions with respect to its purchase of Gothic's discount notes. The conversations focused on the restructure agreements and alternative methods to maximize the value to existing Gothic equity owners. The parties determined that a merger with Chesapeake, in which a fixed number of Chesapeake shares would be exchanged for Gothic's outstanding common shares, would provide more value to Gothic's shareholders than would the anticipated restructuring plan.

     The basic terms of the merger were agreed to over the next two days. The proposed merger was approved by the Gothic board of directors and the Chesapeake board of directors on June 29, 2000, and the proposed terms of the merger were reflected in a letter of intent executed by Chesapeake and Gothic on June 30, 2000. The proposed merger was announced the same day.

     Subsequent to the execution of the letter of intent the senior officers of Gothic and the senior officers of Chesapeake negotiated the terms of the definitive merger agreement. Contemporaneously with the negotiation of the merger agreement, Chesapeake also negotiated a credit facility to fund the purchase of any of the Gothic Production 11 1/8% senior secured notes which might be tendered under the change of control provisions of the indenture. The parties also negotiated, as part of the merger, the assumption by Chesapeake of all outstanding warrants and options in accordance with the agreements controlling such warrants and options and the severance arrangements with the employees of Gothic.

     On August 9, 2000, Chesapeake's board of directors reviewed the merger agreement and the information provided by the advisors to the board of directors and approved the merger. On September 22, 2000, Chesapeake's board of directors ratified the terms of the merger agreement. On September 6, 2000, Gothic's board of directors reviewed the merger agreement and the information provided by the advisors to the board of directors and approved the terms of the merger agreement. On September 8, 2000, representatives of Gothic and Chesapeake executed the merger agreement.

     In July 2000, in a transaction considered to be unrelated to the merger, Chesapeake exercised its first refusal rights under the amended participation agreement and purchased from Gothic for $1.6 million approximately 200 primarily non-operated wells on the basis of the terms theretofore negotiated by Gothic with a party not affiliated with either Gothic or Chesapeake.

GOTHIC'S REASONS FOR THE MERGER; RECOMMENDATION OF GOTHIC'S BOARD OF DIRECTORS

     Gothic's board of directors has approved the merger and the merger agreement and has determined that these transactions are in the best interests of Gothic and its shareholders. Gothic's board of directors recommends that Gothic's shareholders approve the merger and the merger agreement. In its deliberations and in making its determination and recommendation, the Gothic board of directors consulted with CIBC World Markets Corp. and with Gothic's outside counsel.

     Gothic's board of directors considered a number of factors, relating to Gothic, which it concluded made the merger agreement with Chesapeake advisable, including the following:

     - Gothic's outstanding discount notes would accrete in principal amount to $104 million at May 1, 2002 and thereafter Gothic would be required to pay cash interest on its discount notes of approximately $14.7 million per annum. Based on Gothic's projections, Gothic believed it would have difficulty meeting these debt service requirements.

     - On May 27, 1999, Gothic's common stock was no longer quoted on the Nasdaq SmallCap Market, and since then its shares traded as low as $0.16 per share.

     - Gothic lacked the financial flexibility to expand and accelerate its drilling program.

     - With the approach of the requirement to make cash interest payments on its discount notes, Gothic's borrowing availability under its bank credit facility had been reduced from $25 million, as of April 30, 1998, to $15 million as of April 1, 2000.

     - The potential forced pooling of certain of Gothic's undeveloped natural gas and oil properties threatened Gothic's asset base.

     - The report of Gothic's independent accountants for the year ended December 31, 1999 contained an explanatory paragraph resulting from Gothic's recurring losses from operations and working capital and net capital deficiency that raised substantial doubt in the opinion of the independent accountants about Gothic's ability to continue as a going concern.

     - It would be difficult to enter into a transaction with another acquirer other than Chesapeake because of Gothic's highly leveraged and complex capital structure which would require a potential acquirer to negotiate with both Gothic and the holders of its discount notes and senior secured notes.

     Gothic's board of directors also considered a number of other factors relating to Chesapeake, which it concluded also made the merger agreement with Chesapeake advisable, including the following:

     - The Gothic shareholders would receive as merger consideration shares of Chesapeake common stock with a market valuation, as of June 29, 2000, based on the merger exchange ratio, of approximately $1.34 per Gothic common share, whereas the average bid price of the Gothic shares for the thirty days preceding June 29, 2000 was approximately $0.32 per share.

     - The strategic benefits to Chesapeake from the merger, when compared to other potential acquirers, would be significant due to the substantial overlap in Gothic's and Chesapeake's oil and natural gas properties.

     - Chesapeake and Gothic anticipate annual operating and administrative cost savings as a result of the merger.

     - By completing the merger, Chesapeake would save approximately $14.7 million in cash interest payments, commencing in May, 2002, from the extinguishment of the Gothic discount notes.

     - Chesapeake's financial capacity should permit an accelerated drilling program.

     - The merger provides greater value to Gothic's shareholders compared to the restructuring and reorganization of Gothic under the previously proposed plan of reorganization.

     - Chesapeake's common stock is traded actively on the New York Stock Exchange and provides liquidity to the Gothic shareholders receiving Chesapeake shares in the merger.

OPINION OF GOTHIC'S FINANCIAL ADVISOR

     At the September 6, 2000 meeting of Gothic's board of directors, CIBC World Markets Corp. delivered its oral opinion, subsequently confirmed in writing in an opinion dated as of September 8, 2000, to Gothic's board of directors, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its opinion, the exchange ratio, as defined in the merger agreement, was fair to the holders of Gothic common stock, excluding those shares already owned by Chesapeake, from a financial point of view.

     THE FULL TEXT OF CIBC'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY CIBC, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ THE CIBC OPINION IN ITS ENTIRETY. THE CIBC OPINION WAS PROVIDED FOR THE USE AND BENEFIT OF GOTHIC'S BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER, WAS DIRECTED ONLY TO THE FAIRNESS TO THE HOLDERS OF THE GOTHIC COMMON STOCK OF THE EXCHANGE RATIO PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW, EXCLUDING THOSE SHARES ALREADY OWNED BY CHESAPEAKE, AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY SHAREHOLDER SHOULD VOTE WITH

RESPECT TO THE MERGER OR ANY OTHER MATTERS RELATING TO THE MERGER. THIS SUMMARY OF THE CIBC OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE CIBC OPINION.

     In arriving at its opinion, CIBC, among other things:

          (a) reviewed the merger agreement;

          (b) reviewed Chesapeake's audited financial statements for the fiscal years ended December 31, 1998 and 1999 and the unaudited financial statements for the six months ended June 30, 2000;

          (c) held discussions with senior management of Chesapeake with respect to the business and prospects for future growth of Chesapeake;

          (d) reviewed the historical market prices and trading volume of both Chesapeake and Gothic common stock;

          (e) reviewed Gothic's audited financial statements for the fiscal years ended December 31, 1998 and 1999 and the unaudited financial statements for the six months ended June 30, 2000;

          (f) reviewed financial projections of Gothic prepared by Gothic's management;

          (g) held discussions with senior management of Gothic with respect to the business and prospects for future growth of Gothic;

          (h) reviewed and analyzed certain publicly available financial data for certain companies CIBC deemed comparable to Gothic;

          (i) performed discounted cash flow analyses of Gothic using certain assumptions of future performance provided to CIBC by the management of Gothic;

          (j) reviewed and analyzed certain publicly available financial information for transactions that CIBC deemed comparable to the merger;

          (k) reviewed public information concerning Gothic; and

          (l) performed such other analyses and reviewed such other information as CIBC deemed appropriate.

     In rendering its opinion, CIBC relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that was publicly available or provided to CIBC by Gothic and Chesapeake and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Gothic provided to CIBC, CIBC assumed at the direction of Gothic's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of Gothic's management. CIBC neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Gothic or affiliate entities. CIBC did not express any opinion as to the underlying valuation, future performance or long term viability of Gothic following the merger, or the price at which Chesapeake's common stock will trade subsequent to the merger. CIBC was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Gothic or the effect of any other transaction in which Gothic might engage. CIBC's opinion was based on the information available to CIBC and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC on the date thereof. In addition, CIBC further assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes.

     The following is a summary of certain financial and comparative analyses performed by CIBC in arriving at its opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by CIBC, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Historical Exchange Ratio Analysis. CIBC reviewed the per share daily closing market price and volume movements of Gothic common stock and Chesapeake common stock for various time periods ending on August 28, 2000. CIBC also calculated the implied value of the merger consideration, as defined in the merger agreement, per share of Gothic common stock by multiplying 4.0 million by the average closing trading prices of Chesapeake stock for the one month, three month and six month trading periods preceding August 28, divided by the Gothic aggregate number, as defined in the merger agreement. The analysis resulted in the following values of the merger consideration received per share of Gothic common stock for the periods indicated.

                                                      MERGER             GOTHIC
PERIOD ENDING AUGUST 28, 2000                   CONSIDERATION VALUE   ACTUAL VALUE   PREMIUM
-----------------------------                   -------------------   ------------   -------
Preceding 1 month.............................         $1.32             $1.19        10.9%
Preceding 3 months............................         $1.26             $0.87        44.8%
Preceding 6 months............................         $0.97             $0.60        61.7%

     Contribution Analysis. CIBC analyzed the relative contributions of Gothic and Chesapeake to the pro forma combined company based on selective projected financial data. CIBC compared the relative contribution of Gothic to certain financial data for the pro forma combined company, including the following:

GOTHIC CONTRIBUTION                                                2001
-------------------                                                ----
1.   Production (MMcfe).........................................   15.8%
2.   Revenues...................................................   13.9%
3.   EBITDA.....................................................   16.6%

     Pro Forma Combined Accretion/Dilution Analysis. CIBC analyzed the pro forma effect of the merger on Chesapeake's estimated earnings per share and cash flow per share in fiscal years 2000 and 2001, based on estimates provided by Gothic and publicly available research analysts' estimates for Chesapeake. Based on the exchange ratio in the merger, this analysis indicated that, without synergies, the proposed merger would be accretive to Chesapeake's earnings per share and cash flow per share in fiscal 2000 and 2001. The actual results achieved by the combined company may vary from projected results, and the variations may be material.

     Comparable Public Companies Analysis. Using publicly available information, CIBC compared certain financial and operating information and ratios for Gothic with corresponding financial and operating information and ratios for the following six companies in lines of business believed to be generally comparable to those of Gothic:

     - Belco Oil & Gas Corporation

     - Bellwether Exploration Co.

     - Comstock Resources, Inc.

     - HS Resources Inc.

     - Key Production Company

     - Swift Energy Company

     The analysis indicated that:

     - the ratio of the aggregate value, meaning the market value of equity plus total debt and preferred stock minus cash, to earnings before interest, taxes, depreciation and amortization, which is referred to as EBITDA, would be estimated to range from 3.4x to 7.2x for 2000, with an average of 5.2x and an adjusted average of 5.1x, and would be estimated to range from 2.8x to 6.2x for 2001, with an average of 4.9x and an adjusted average of 5.1x; and

     - the ratio of the price to cash flow would be estimated to range from 1.9x to 4.6x for 2000, with an average of 3.7x and an adjusted average of 3.9x, and would be estimated to range from 1.5x to 4.7x for 2001, with an average of 3.5x and an adjusted average of 3.7x.

     CIBC then applied the range of multiples for the selected companies to the corresponding data of Gothic. This analysis indicated an implied equity reference range for Gothic common stock of less than $0.00 to approximately $2.40, with an average of less than $0.00 per share.

     Comparable Transactions Analysis. CIBC reviewed certain publicly available information regarding 25 business combinations in the oil and gas exploration and production industry since January 1, 1999. CIBC estimated a reference range for the transactions which indicated that the implied value per Mcfe of proved reserves ranged from $0.48 to $1.40, with an average of $0.78, compared to an estimate of $1.09 per Mcfe of proved reserves for the Gothic-Chesapeake transaction.

     CIBC also reviewed certain publicly available information regarding 31 business combinations based on asset transactions in the oil and gas exploration and production industry since January 1, 1999. CIBC estimated a reference range for the transactions which indicated that the implied value per Mcfe ranged from $0.47 to $1.55, with an average of $0.88, compared to an estimate of $1.09 for the Gothic-Chesapeake transaction.

     Discounted Cash Flow Analysis. CIBC performed a discounted cash flow analysis for Gothic using financial forecasts provided by Gothic. CIBC calculated a discounted cash flow analysis for Gothic as of July 1, 2000, assuming discount rates ranging from 10% to 20%. After deducting debt from, and adding back cash to, the present value of free cash flows, this analysis produced an implied per common share equity value for Gothic of less than $0.00.

     The summary set forth above does not purport to be a complete description of the analyses performed by CIBC in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. CIBC believes that its analyses must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. CIBC did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by CIBC in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Gothic's and Chesapeake's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by CIBC are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. None of the comparable companies used in the comparable public companies analysis described above is identical to Gothic or Chesapeake, and none of the comparable transactions used in the comparable transactions analysis described above is identical to the merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     Gothic's board of directors selected CIBC to act as its financial advisor on the basis of the reputation of CIBC as an internationally recognized investment banking firm with substantial expertise in transactions similar to the merger and because it is familiar with Gothic and its business. As part of its financial advisory business, CIBC is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. CIBC has acted as a financial advisor to Gothic's board of directors in connection with the merger and will receive a fee for its services. In addition, CIBC has performed investment banking and other services for Gothic and has been compensated for such services. In the ordinary course of business, CIBC or its affiliates may trade in the debt and equity securities of Gothic and Chesapeake for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     The terms of the engagement of CIBC by the board of directors are set forth in a letter dated July 15, 1999 and a series of amendments dated October 18, 1999 and January 24 and July 19, 2000. Pursuant to the terms of this engagement and based on the current trading value of Chesapeake's common stock, Gothic has agreed to pay to CIBC a fee of approximately $4.0 million upon the closing of the merger. In addition to this compensation, Gothic has also agreed to reimburse CIBC for its reasonable out-of-pocket expenses, including the fees of its legal counsel, and to indemnify CIBC and certain related persons from and against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws, arising out of its engagement.

CHESAPEAKE'S REASONS FOR THE MERGER

     Chesapeake's board of directors has approved the merger and the merger agreement and has determined that these transactions are in the best interests of Chesapeake and its shareholders. In reaching its decision, Chesapeake's board of directors consulted with Chesapeake's legal and financial advisors as well as Chesapeake's management. The Chesapeake board of directors considered a number of factors, including the following:

     - Adds to core operating area. Gothic's producing properties are located almost exclusively in Chesapeake's core Mid-Continent operating area.

     - Increases natural gas concentration. The acquisition will increase Chesapeake's proved reserves by an estimated 25%, and approximately 88% of the acquired proved reserves will be natural gas.

     - Expected savings. Because Chesapeake presently has an interest in a significant number of Gothic's oil and gas properties, Chesapeake expects to generate substantial annual savings from reduced general administrative and lease operating expenses, including usage of Gothic's telemetry systems. Gothic's lifting costs are even lower than Chesapeake's lifting costs, which will result in improved operating results.

     - Accretive to cash flow per share. Chesapeake believes the merger will be immediately accretive to cash flow per share.

     - Improved leadership position. Chesapeake believes it will be the 10th largest independent natural gas producer in the United States after the merger.

     - Presentation of financial advisor. Bear, Stearns & Co. Inc., Chesapeake's financial advisor, gave a financial presentation and delivered an opinion to the effect that as of the date of its opinion and based on and subject to the matters described in its opinion, the merger consideration is fair, from a financial point of view, to Chesapeake.

     - Terms and conditions of merger. The terms and conditions of the merger agreement and the merger were viewed by the Chesapeake board of directors and management as fair to, and in the best interest of, Chesapeake and Chesapeake shareholders.

     Chesapeake's board of directors was aware of the interests of Gothic's management in the merger as described in "Interests of Certain Persons in the Merger" below in determining whether to approve the merger agreement.

     All combinations, including the merger, also include certain risks and disadvantages. The Chesapeake board of directors believed and continues to believe that the potential risks and disadvantages of the merger are greatly outweighed by the potential benefits anticipated to result from the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Gothic board with respect to the merger, Gothic shareholders should be aware that members of Gothic's management and the Gothic board of directors have interests in the merger separate from the interests of Gothic's shareholders generally. These separate interests are summarized below.

     Indemnification. Chesapeake has agreed that, from and after the consummation of the merger, it will indemnify each person who is, has been at any time prior to the date of the merger agreement, or becomes prior to the effective time of the merger, an officer or director of Gothic or any of its subsidiaries, with respect to his service prior to the effective time of the merger to the fullest extent permitted by applicable law, Gothic's organizational documents, or any indemnification agreements with Gothic.

     Employment Agreements. Michael Paulk, Gothic's President, and Steven P. Ensz, Gothic's Vice President and Chief Financial Officer, have each entered into amended employment agreements with Gothic that provide for severance payments upon termination of their employment on the effective date of the merger between Gothic and Chesapeake, among other circumstances. Mr. Paulk's employment agreement provides for a severance payment of $225,000 as a result of the termination of his employment upon the closing of the merger, and Mr. Ensz's agreement provides for a severance payment of $187,500. Each of these payments will be made on the date the merger becomes effective.

     Irrevocable Proxies. In connection with the merger, Chesapeake has entered into limited irrevocable proxy agreements with Michael Paulk, Steven Ensz, Brian Bayley and John Fleming. These agreements grant Chesapeake the power to vote all of the shares of Gothic common stock owned by these officers and directors of Gothic in connection with the merger until the merger agreement is terminated or the merger is completed. These individuals have also agreed to vote in favor of the merger if Chesapeake cannot exercise the proxies granted to it. Additionally, these officers and directors have agreed to not sell their Gothic shares, grant any other proxies or powers of attorneys, or enter into any voting agreements with respect to their Gothic shares.

     Pledge Agreements. On August 1, 2000, Gothic loaned Brian Bayley, a Gothic director, $277,187 which was secured by a pledge of 712,000 shares of Gothic common stock. Similarly, Gothic loaned John Fleming, Gothic's chairman and a director, $277,188 which was secured by a pledge of 712,000 shares of Gothic common stock. The loans are due July 31, 2001 and bear interest at an annual rate of 6%.

     Consulting Agreements. Messrs. Paulk and Ensz have entered into two-year consulting agreements with Chesapeake which will become effective at the close of the merger. Chesapeake will pay Mr. Paulk a total of $1,964,000 for his services under his consulting agreement, $900,000 on the effective date of the merger and the remainder in successive quarterly payments of $133,000. Chesapeake will pay Mr. Ensz a total of $1,623,500, for his services under his consulting agreement, $742,500 of which will be paid on the effective date of the merger and the remainder will be paid in successive quarterly payments of $110,125. Chesapeake will also pay Messrs. Paulk and Ensz $2,200 and $1,400 per month, respectively, as expense reimbursement for the first six months of the contracts. As part of the consulting agreements, Messrs. Paulk and Ensz will agree not to acquire any oil and gas leasehold or mineral interest in any unit in the Mid-Continent area if Chesapeake owns an interest in such a unit. If Messrs. Paulk and Ensz make such an acquisition, they have agreed to offer the interests acquired to Chesapeake at their cost.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     General. The following discussion summarizes certain United States federal income tax consequences of the merger which are generally applicable to holders of Gothic common stock under the Internal Revenue Code of 1986, as amended. Tax consequences which are different from or in addition to those described herein may apply to Gothic shareholders who are subject to special treatment under U.S. federal income tax laws, such as the following persons:

     - non-U.S. persons,

     - tax exempt organizations,

     - financial institutions,

     - insurance companies,

     - broker-dealers,

     - Gothic shareholders who hold their Gothic common stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Gothic common stock and one or more other investments,

     - persons with a "functional currency," as defined in the Internal Revenue Code, other than the U.S. dollar, and

     - persons who acquired their shares of Gothic common stock in compensatory transactions.

This discussion does not address non-U.S. or state or local tax considerations. Moreover, this discussion does not address the tax consequences to holders of Gothic stock options and Gothic warrants.

     THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. YOU SHOULD CONSULT A TAX ADVISER REGARDING THE PARTICULAR FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

     While Chesapeake and Gothic intend for the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, the merger may or may not qualify as such a tax-free reorganization. Neither Chesapeake nor Gothic has requested or received a ruling from the Internal Revenue Service with respect to the federal income tax treatment of the merger and neither Chesapeake nor Gothic has obtained or will obtain an opinion of counsel with respect to such treatment. Neither Chesapeake, Chesapeake Merger 2000 Corp. nor Gothic will recognize gain or loss as a result of the merger. Assuming the merger qualifies as a tax-free reorganization, the material United States federal income tax consequences will include the following:

     - You will not recognize gain or loss solely as a result of receiving Chesapeake common stock in the merger in exchange for Gothic common stock;

     - Your aggregate tax basis of the shares of Chesapeake common stock you receive in the merger, including any fractional share not actually received, will be the same as the aggregate tax basis of the shares of Gothic common stock you surrender in the merger;

     - Your holding period for the shares of Chesapeake common stock you receive in the merger will include the holding period of the shares of Gothic common stock you surrendered in the merger, provided that you hold your Gothic common stock as a capital asset at the effective time of the merger; and

     - Any cash you receive in lieu of a fractional share of Chesapeake common stock will be treated as if you received a fractional share of Chesapeake common stock in the merger which was then redeemed by Chesapeake. This redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, if you receive cash in lieu of a fractional share of Chesapeake common stock you will recognize gain or loss upon such payment in an amount equal to the difference, if any, between your basis in the fractional share and the amount of cash you receive. Such a gain or loss will be a capital gain or loss if you hold the Gothic common stock as a capital asset at the effective time of the merger.

     In the event the merger were held not to qualify as a reorganization under
Section 368(a) of the Internal Revenue Code, you would recognize gain or loss in an amount equal to the difference between your tax basis in your shares of Gothic common stock and the fair market value, as of the effective date of the merger, of the shares of Chesapeake common stock you receive in the merger. In such event, your tax basis in the shares of Chesapeake common stock you receive would be equal to the fair market value of such shares as of the effective date of the merger. The holding period for the shares of Chesapeake common stock you receive in the merger would begin on the day after the effective date of the merger.

     Dissenting Gothic Shareholders. If you validly perfect appraisal rights as described below under "The Merger -- Appraisal Rights" and receive cash for the value of your shares of Gothic common stock, you should, in general, treat such cash as having been received as a distribution from Gothic in redemption of your Gothic shares. Such a redemption generally would be treated as a distribution in full payment in exchange for your shares of Gothic common stock, and you would recognize gain or loss measured by the difference between the cash received and the tax basis of your Gothic shares, if the redemption does not have the effect of the distribution of a dividend under Section 302 of the Internal Revenue Code, after applying the constructive ownership rules of Section 318 of the Internal Revenue Code. Any amount you receive through the exercise of dissenters' rights which is or is deemed to be interest for United States federal income tax purposes will be treated as ordinary income.

     Backup Withholding; Information Reporting; Records. If you are a noncorporate Gothic shareholder, you may be subject to backup withholding at a rate of 31% with respect to the exchange of your Gothic shares in the merger or the exercise of dissenters' rights. Backup withholding will not apply, however, if you:

          (1) furnish a correct taxpayer identification number and certify you are not subject to backup withholding on Form W-9;

          (2) provide a certificate of foreign status on Form W-8, or

          (3) are otherwise exempt from backup withholding.

If you fail to provide the correct taxpayer identification number on Form W-9 you may be subject to a $50 penalty imposed by the Internal Revenue Service.

     You will be required to retain records and file a statement setting forth facts relating to the merger with your U.S. federal income tax return.

     THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT A TAX ADVISER WITH RESPECT TO THE PARTICULAR CONSEQUENCES OF THE MERGER THAT MAY APPLY TO YOU, INCLUDING THE CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER FEDERAL TAX LAWS.

ACCOUNTING TREATMENT

     Chesapeake intends to account for the merger as a purchase of Gothic by Chesapeake, and not as a pooling of interests.

RESALES OF CHESAPEAKE COMMON STOCK RECEIVED IN THE MERGER

     Shares of Chesapeake common stock issued in connection with the merger will be freely tradeable except for shares issued to affiliates of Gothic. Shares issued to affiliates of Gothic will be subject to the provisions of Rule 145 under the Securities Act of 1933.

LISTING OF CHESAPEAKE COMMON STOCK

     Chesapeake has agreed to use its best efforts to list the Chesapeake common stock to be issued in the merger on the New York Stock Exchange.

APPRAISAL RIGHTS

     Pursuant to Section 1091 of the Oklahoma General Corporation Act, any holder of Gothic common stock who does not vote in favor of the merger may elect to demand the appraisal of the value of such shares of Gothic common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid in cash, together with a fair rate of interest. The following discussion is not a complete statement of the law pertaining to appraisal rights under Oklahoma law, and is qualified in its entirety by the full text of Section 1091, which is set forth in its entirety as Annex C to this proxy statement/prospectus, and any future amendments to Section 1091.

     If you wish to exercise your appraisal rights or wish to preserve the right to do so, you should carefully review Annex C to this proxy statement/prospectus. If you fail to comply with the procedures specified in
Section 1091 in a proper and timely fashion, you will lose your appraisal rights. Moreover, because of the complexity of the procedures for exercising appraisal rights, Gothic recommends that if you are considering exercising appraisal rights you should seek the advice of counsel.

     If you wish to exercise your right to demand appraisal under Section 1091, you must satisfy each of the following conditions:

          (1) You must deliver to Gothic a written demand for appraisal of your shares of Gothic common stock prior to the vote being taken on the merger. Demand can only be made by the record owner. Consequently, if you are a beneficial owner who is not a record owner, you must instruct the record owner to make appropriate demand on your behalf. You should forward demands for appraisal to Gothic Energy Corporation, Two Warren Place, Suite 1200, 6120 South Yale Avenue, Tulsa, Oklahoma 74136, Attention: Secretary. A proxy or vote against the merger or merely failing to consent to the approval of the merger will not constitute a demand for appraisal within the meaning of Section 1091.

          (2) You must not vote for the merger.

          (3) You must continuously hold your shares of Gothic common stock from the date of making your demand through the effective time of the merger. Accordingly, if you are the record holder of shares of Gothic common stock on the date the written demand for appraisal is made but subsequently transfer such shares prior to the effective time, you will lose any right to appraisal in respect of such shares.

A demand for appraisal should:

     - be executed by or on behalf of the shareholder of record, fully and correctly, as such shareholder's name appears on the shareholder's stock certificates,

     - specify the shareholder's name, mailing address and the number of shares of Gothic common stock owned and include a statement that the shareholder intends thereby to demand appraisal of the shareholder's stock.

However, demand will be sufficient if it reasonably informs Gothic of the shareholder's identity and the shareholder's intent to demand appraisal of the shareholder's shares.

     Any person signing a demand for appraisal on behalf of a partnership or corporation or other entity should indicate that person's title. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Gothic common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent should identify the record owner or owners and expressly disclose the fact that in executing the demand for appraisal, the agent is acting for such owner or owners. A record holder such as a broker who holds shares of Gothic common stock as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Gothic common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Gothic common stock held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought.

     If you hold your Gothic shares in brokerage accounts or nominee form and you wish to exercise appraisal rights, we urge you to promptly consult with your broker or nominee to determine the appropriate procedures for the making of a demand for appraisal.

     Within 10 days after the effective time of the merger, Chesapeake must give written notice that the merger has become effective to each shareholder who has not voted in favor of the merger and has filed a written demand meeting the requirements of Section 1091. Within 120 days after the effective time of the merger, but not thereafter, either Chesapeake or any former Gothic shareholder who has complied with the requirements of Section 1091 may file a petition in Oklahoma district court demanding a determination of the value of the shares of Gothic common stock held by all dissenting Gothic shareholders.

     Chesapeake does not presently intend to file such a petition. If you seek to exercise your appraisal rights, you should not assume that Chesapeake will file such a petition or that Chesapeake will initiate any negotiations with respect to the fair value of your dissenting shares. Accordingly, if you desire to have your Gothic shares appraised, you should file the petition necessary for the determination of your appraised value within the time periods and in the manner prescribed in Section 1091. Inasmuch as Chesapeake does not have an obligation to file such a petition, if you fail to file a petition within the period specified, this could have the effect of nullifying your previous written demand for appraisal.

     Within 120 days after the effective time of the merger, any Gothic shareholder who has complied with the provisions of Section 1091 to that point will be entitled to receive from Chesapeake, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger and the aggregate number of holders of such shares. Chesapeake must mail such statement to the requesting shareholder within 10 days of receipt of such request or within 10 days of the expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the district court will determine which Gothic shareholders are entitled to appraisal rights and will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the district court will take into account all relevant factors. Any such payment will be made solely out of Gothic's assets. The costs of the action may be determined by the district court and taxed upon the parties as the district court deems equitable. Upon application of a shareholder, the district court may also order that all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. IF YOU ARE CONSIDERING SEEKING APPRAISAL OF YOUR GOTHIC SHARES, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR GOTHIC SHARES AS DETERMINED UNDER SECTION 1091 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE CONSIDERATION YOU WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES.

     If you have duly demanded an appraisal in compliance with Section 1091, you will not, after the effective time, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time) unless the demand is withdrawn, the appraisal rights are not perfected by the filing of a petition or a court of competent jurisdiction determines that the shareholder is not entitled to exercise dissenter's rights.

     If you exercise your appraisal rights, you can at any time within 60 days after the effective time of the merger withdraw your demand for appraisal and accept the terms offered in the merger agreement if the withdrawal is made in writing to Chesapeake. After this period, you may withdraw your demand for appraisal only with Chesapeake's written consent. No appraisal proceeding in the district court will be dismissed without the approval of the district court, and such approval may be conditioned on terms the district court deems just. If no petition for appraisal is filed with the district court within 120 days after the effective time of the merger, if you have withdrawn your demand for appraisal, or if a court of competent jurisdiction determines you are not entitled to demand appraisal, your rights to appraisal will cease, and you will be entitled to receive the merger consideration set forth in the merger agreement.

     IF YOU FAIL TO STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 1091, YOU WILL LOSE YOUR STATUTORY APPRAISAL RIGHTS WITH RESPECT TO YOUR SHARES OF GOTHIC COMMON STOCK. CONSEQUENTLY, IF YOU WISH TO EXERCISE APPRAISAL RIGHTS, WE URGE YOU TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE YOUR RIGHTS. A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT ALONE WILL NOT SATISFY THE REQUIREMENTS OF THE SEPARATE WRITTEN DEMAND FOR APPRAISAL REFERRED TO IN THE STATUTORY PROCEDURE SUMMARIZED ABOVE.

                     MATERIAL TERMS OF THE MERGER AGREEMENT

     This section describes the material provisions of the merger agreement. This description does not purport to be compete and is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached to this document as Annex A and is incorporated herein by reference. We urge you to carefully read the merger agreement in its entirety.

THE MERGER

     Structure. In the merger, Chesapeake Merger 2000 Corp. will be merged into Gothic and Gothic will be the surviving corporation. As a result of the merger, Gothic will become a wholly owned subsidiary of Chesapeake.


     Effective Time. The merger will become effective when a certificate of merger relating to the merger is filed with the Oklahoma Secretary of State. This is expected to occur after Gothic shareholders have approved the merger and after all of the other conditions in the merger agreement have been satisfied or waived. Chesapeake and Gothic presently anticipate the effective time of the merger will occur in January 2001.


     Share Conversion. As a result of the merger, all outstanding shares of Gothic common stock, other than shares of Gothic common stock held by Chesapeake and those held by shareholders demanding appraisal rights, will be converted into Chesapeake common shares based on the exchange ratio described below. Chesapeake will receive no merger consideration with respect to Gothic common stock it owned as of September 8, 2000 or which is issued to Chesapeake upon the conversion of Gothic preferred stock it owns. The total number of Chesapeake common shares to be issued as consideration for Gothic common shares exchanged in the merger will be 4,000,000.

     The exchange ratio to be used in the merger will equal the result obtained by dividing 4,000,000 shares of Chesapeake common stock to be issued in the merger by:

     - the total number of issued and outstanding shares of Gothic common stock at the effective time of the merger, plus

     - 53,572 shares issuable on exercise of outstanding Gothic warrants that were in the money on September 8, 2000, minus

     - 2,394,125 shares of Gothic common stock which Chesapeake owned on September 8, 2000 and any Gothic common stock issued to Chesapeake with respect to any Gothic convertible securities owned by Chesapeake.

     Each holder of Gothic common stock, other than Chesapeake and those demanding appraisal rights, will be entitled to receive the number of Chesapeake common shares obtained by multiplying the exchange ratio by the number of shares of Gothic common stock he or she holds. We estimate the exchange ratio will be
0.1908 shares of Chesapeake common stock for each share of Gothic common stock.

     When the merger is completed, each outstanding share of Gothic's Series B senior redeemable preferred stock will remain outstanding and be governed by an amended and restated certificate of designation which will eliminate the right of the Series B preferred stock to be converted into Gothic common stock. Also, each share of Chesapeake Merger 2000 Corp. stock outstanding before the merger will automatically be converted into one share of Gothic common stock following the merger.

     Fractional Shares. Chesapeake will not issue fractional shares in connection with the merger. Instead, each Gothic common shareholder will receive the number of Chesapeake common shares he or she is entitled to receive as described above, rounded down to the nearest whole number. The Chesapeake common shares representing the fractional interests otherwise issuable in the merger will be sold by Chesapeake's exchange agent at prevailing prices on the New York Stock Exchange. The cash received from the sale of such shares will be distributed to the Gothic common shareholders in lieu of fractional shares in proportion to the fractional shares each Gothic common shareholder would have otherwise been entitled to.

     In the merger, all shares of Gothic common stock, other than the shares held by Chesapeake prior to the merger, will automatically be canceled and retired, will cease to exist and will no longer be outstanding. Following the completion of the merger, Gothic common shareholders will cease to have any rights with respect to Gothic common stock other than the following:

     - the right to receive Chesapeake common stock and cash in lieu of fractional shares or

     - the consideration determined to be due to a shareholder demanding appraisal of his or her shares in accordance with the Oklahoma General Corporation Act.

     Gothic Stock Options and Warrants. Chesapeake will assume, upon the consummation of the merger, each option and each warrant to purchase Gothic common stock outstanding at the effective time of the merger. The terms of the assumed options and warrants will be determined in accordance with the documents governing the options and warrants.

CERTAIN COVENANTS

     Gothic Interim Operations. The merger agreement provides that, prior to the consummation of the merger, Gothic will conduct its business only in the ordinary course of business and in a manner consistent with its past practice. Gothic will use reasonable commercial efforts to preserve substantially intact its business organization and that of its subsidiary, to keep available the services of its present officers, employees and consultants and to preserve the goodwill of its current significant business relationships. In particular, Gothic has agreed that neither it nor its subsidiary will, without Chesapeake's prior written consent:

     - amend or otherwise change their respective certificates of incorporation, by-laws or other organizational documents;

     - issue, sell, pledge, dispose of or encumber, or authorize any of the foregoing with respect to, any shares of common or preferred stock or convertible securities or any other ownership interest in them, except for common stock issued pursuant to options, warrants or Gothic preferred stock outstanding on the date of the merger agreement;

     - sell, pledge, dispose of or encumber any assets, other than sales of products in the ordinary course of business;

     - declare, set aside, make or pay any dividend or other distribution in respect of any capital stock, other than distributions made from Gothic's subsidiary to Gothic or payment-in-kind dividends made to Chesapeake, as the sole holder, on Gothic's preferred stock;

     - acquire any business entity or any division of any business entity or any material amount of assets, other than in the ordinary course of business, or enter into or amend any contract, agreement, commitment or arrangement to acquire any entity, division, or material assets;

     - take or cause to be taken any action which would disqualify the merger as a reorganization under Section 368(a) of the Internal Revenue Code;

     - amend, modify, terminate, waive or permit to lapse any right of first refusal, preferential right, right of first offer or any other material right they may hold;

     - undertake significant capital commitments or expenditures, new land or lease initiatives, or new well proposals or regulatory or governmental actions with respect to any well activities;

     - split, combine, reclassify, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of their capital stock;

     - settle or compromise any claim, suit or other action brought or threatened against them which is material or which relates to any of the transactions contemplated by the merger agreement, unless such settlement or compromise would not have a material adverse effect on Gothic;

     - incur or enter into a contract to incur any indebtedness for borrowed money in excess of the borrowing base under Gothic's current bank credit agreement;

     - make loans, incur indebtedness or capital contributions, or investments, other than in the ordinary course of business consistent with past practice;

     - increase the compensation payable or to become payable to their directors, officers, employees or consultants except for increases in salaries or wages of employees who are not officers in accordance with past practices;

     - grant any severance or termination pay to, or enter into any employment or severance agreement with, any of their directors, officers or other employees;

     - establish, adopt, enter into or amend any collective bargaining agreement, benefit plan, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

     - make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

     - pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business; or

     - take or offer or propose to take, or agree in writing or otherwise to take, any of the actions described above or any action which would result in any of the conditions to the merger not being satisfied.

     Chesapeake's Conduct. Chesapeake has agreed that, prior to the consummation of the merger, except as set forth in Chesapeake's SEC documents or as otherwise agreed to in writing, it will conduct its business and that of its subsidiaries in the ordinary course of business and consistent with past practice. Chesapeake will use its reasonable best efforts to preserve substantially intact its business organization and that of its subsidiaries, to keep available the services of its current officers, employees and consultants and to preserve the goodwill of current significant business relationships. In particular, Chesapeake will not, between the date of the merger agreement and the effective date of the merger, directly or indirectly do, or propose to do, any of the following without Gothic's prior written consent:

     - amend or otherwise change the certificate of incorporation, by-laws, or other organizational documents of Chesapeake;

     - reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Chesapeake common stock; or

     - take or cause to be taken any action which would disqualify the merger as a reorganization under Section 368(a) of the Internal Revenue Code.

     No Solicitation. As part of the merger agreement, Gothic has agreed to terminate any existing discussions or negotiations with any party other than Chesapeake regarding the acquisition of all or any part of Gothic's common stock or all or a material portion of Gothic's assets, business or equity interests. Gothic has additionally agreed it will not solicit or encourage the initiation of any inquiries or proposals regarding any merger, sale of assets, sale of all or more than 3% of its common stock or similar transactions involving Gothic or its subsidiary. However, if a third party makes an unsolicited, alternative proposal, Gothic may, after providing written notice to Chesapeake, enter into discussions or negotiations with such third party and provide the third party with non-public information concerning Gothic and its business and properties. In addition, Gothic may take and disclose to its shareholders a position with respect to a tender offer for its securities as required by the Securities Exchange Act of 1934. Prior to providing any non-public information to a third party, Gothic must obtain an executed confidentiality and standstill agreement from the third party, with terms satisfactory to Chesapeake.

     Gothic's board of directors may recommend the alternative proposal, or withdraw, modify or not make its recommendation in favor of the Chesapeake merger only if it determines in good faith:

     - based on the advice of Gothic's counsel, that failure to recommend the alternative proposal would breach its fiduciary duties;

     - based on the advice of Gothic's financial advisor, that the alternative proposal would have financially superior results for the Gothic shareholders, and that the person making the superior proposal has the financial means, or the ability to obtain the necessary financing, to conclude the transaction.

Gothic must notify Chesapeake about any inquiries indicating that any person intends to make an alternative proposal, any requests for non-public information, the terms and conditions of any offers or proposals and the status of any actions or discussions concerning an alternative proposal.

  Other Chesapeake Covenants.

     - Chesapeake will use its best efforts to list on the New York Stock Exchange the Chesapeake common shares to be delivered pursuant to the merger.

     - After the consummation of the merger, Chesapeake will, to the fullest extent permitted under applicable law, indemnify and hold harmless each present and former director and officer of Gothic or its subsidiary against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any acts or omissions taken by such officer or director in his or her capacity as an officer or director, to the same extent as provided in Gothic's certificate of incorporation or by-laws or any applicable contract or agreement as in effect on the date of the merger agreement.

     - Chesapeake will provide Gothic's financial advisors access to the executive officers of Chesapeake to the extent necessary for such advisors to prepare the financial opinion required by the merger agreement. Prior to accessing any information, the financial advisors must execute a confidentiality agreement.

  Mutual Covenants.

     - Gothic and Chesapeake will cooperate in the preparation and filing of the preliminary proxy statement and the registration statement and the acquisition of all necessary permits and registrations under state securities' laws.

     - Gothic and Chesapeake agree and covenant that the information supplied by them for the proxy statement/prospectus and registration statement will be true and they will not omit any material fact required to make other statements contained in such documents not misleading. Gothic and Chesapeake further agree to notify the other party of any event requiring an amendment to the registration statement or a supplement to the proxy statement/prospectus and to cooperate in preparing and filing such amendments or supplements.

     - Gothic and Chesapeake will give each other prompt notice of any representation being untrue when made, the occurrence or nonoccurrence of any event which would reasonably be expected to cause any representation or warranty contained in the merger agreement to be materially untrue or inaccurate on the closing date, or any failure of Gothic or Chesapeake, as the case may be, to comply with or satisfy any covenant, condition, or agreement contained in the merger agreement.

     - The parties to the merger agreement will use all reasonable efforts to take all actions and do all things necessary or advisable to consummate and make effective the transactions contemplated by the merger agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to each of their obligations under the merger agreement.

     - The parties to the merger agreement will use all reasonable efforts to have any order, ruling or injunction which restrains, enjoins or otherwise prevents consummation of the merger declared ineffective as soon as practicable.

     - Gothic will provide severance pay in accordance with its severance policy to all Gothic employees, except as specifically provided for in the merger agreement.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties made by Gothic relating to, among other things, the following:

     - corporate organization, power and good standing,

     - authority to enter into the merger agreement and approvals with respect to the merger agreement,

     - no violations of organizational documents, loan documents and legal requirements,

     - receipt of all necessary consents and approvals,

     - compliance with securities laws and disclosure requirements,

     - preparation of financial statements,

     - brokerage and finders' fees,

     - capitalization,

     - absence of undisclosed material litigation,

     - absence of adverse changes or events since March 31, 2000,

     - compliance with laws, material agreements and permits,

     - tax matters,

     - employee benefit matters,

     - environmental matters,

     - employment contracts and related matters,

     - labor matters,

     - insurance,

     - intellectual property matters,

     - title to assets,

     - opinion of financial advisor,

     - oil and gas operations matters,

     - financial and commodity hedging,

     - books and records,

     - subsidiaries,

     - accuracy of information supplied for inclusion in the proxy statement/prospectus,

     - required approvals,

     - equipment,

     - capital expenditure commitments, and

     - employee, officer and director loans.

Chesapeake and Chesapeake Merger 2000 Corp. have made representations and warranties relating to, among other things, the following:

     - corporate organization, power and good standing,

     - authority to enter into the merger agreement and approvals with respect to the merger agreement,

     - no violations of organizational documents, loan documents and legal requirements,

     - receipt of all necessary consents and approvals,

     - compliance with securities laws and disclosure requirements,

     - preparation of financial statements,

     - capitalization,

     - governmental regulation,

     - absence of undisclosed material litigation,

     - brokerage and finders' fees,

     - absence of adverse changes or events since March 31, 2000 and interim operations,

     - compliance with laws, material agreements and permits,

     - tax matters,

     - no restrictions on the ability to complete the transaction,

     - environmental matters,

     - employment contracts and benefits,

     - labor matters,

     - insurance,

     - intellectual property matters,

     - opinion of financial advisor,

     - books and records,

     - employee benefit plans, and

     - accuracy of information supplied for inclusion in the proxy statement/prospectus.

The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of certain conditions to the parties' obligations to complete the merger.

CONDITIONS TO THE MERGER

     Conditions to Each Party's Obligations. The obligations of Gothic and Chesapeake to consummate the merger are subject to the satisfaction of the following conditions:

     - the receipt of approval of the holders of Gothic common stock;

     - satisfaction of all of the terms and conditions of Chesapeake's financing commitment relating to the merger and the effectiveness of such financing commitment;

     - the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, if applicable, and receipt of all governmental and other consents and approvals required in connection with the consummation of the merger except where the failure to obtain such consents or approvals would not have a material adverse effect on Chesapeake or the merger;

     - the absence of any temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the merger;

     - the effectiveness of the registration statement with respect to the shares of Chesapeake common stock to be issued in the merger, with no stop order suspending its effectiveness and no proceedings seeking a stop order;

     - the delivery by Gothic to the trustee of the senior secured notes issued by Gothic's operating subsidiary of the officer's certificate indicating compliance with certain terms of the indenture issued by the operating subsidiary; and

     - receipt of all material permits, approvals and consents of securities authorities of any jurisdiction that are necessary.

     Additional Conditions to Chesapeake's Obligations. Chesapeake's obligation to consummate the merger is subject to the satisfaction or waiver, at or prior to the closing date, of the following additional conditions:

     - the accuracy and correctness of Gothic's representations and warranties in the merger agreement as of the closing date of the merger, except to the extent that no material adverse effect on Gothic or its subsidiary is caused by the inaccuracy or incorrectness of any such representation or warranty;

     - Gothic's performance, in all material respects, of its covenants and agreements under the merger agreement required to be performed at or prior to the closing date;

     - Chesapeake's receipt of agreements regarding the sale of Chesapeake shares received in the merger from all affiliates of Gothic;

     - the continuing validity of the tax determination made by Chesapeake under the merger agreement;

     - the effectiveness of the pledge agreements or the letters directing the payment of loans out of severance payments, executed by Gothic's directors, officers and employees;

     - the receipt of customary closing certificates, consents, legal opinions and other closing documents;

     - Chesapeake's receipt of a release from each officer and director of Gothic and its subsidiary;

     - the resignations of all corporate officers and directors of Gothic and its subsidiary;

     - the absence of any change in condition of Gothic or its subsidiary that would have or would be reasonably likely to have a material adverse effect on Gothic or its subsidiary; and

     - the holders of 5% or less of Gothic's outstanding common stock have demanded appraisal of their Gothic shares and such demands remain in effect.

     Additional Conditions to Gothic's Obligations. Gothic's obligation to consummate the merger is subject to the satisfaction or waiver, at or prior to the closing date, of the following additional conditions:

     - the accuracy and correctness of Chesapeake's representations and warranties and in the merger agreement as of the closing date of the merger, except to the extent that no material adverse effect is caused by the inaccuracy or incorrectness of any such representation or warranty;

     - Chesapeake's performance, in all material respects, of its obligations under the merger agreement required to be performed at or prior to the closing date;

     - the receipt of customary closing certificates, consents, legal opinions and other closing documents;

     - the authorization for listing on the New York Stock Exchange of the shares of Chesapeake common stock to be issued in the merger; and

     - the absence of any change in the condition of Chesapeake or its subsidiaries which would result in a material adverse effect on Chesapeake or its subsidiaries.

TERMINATION OF THE MERGER AGREEMENT

     Rights to Terminate. The parties to the merger agreement can terminate the agreement and abandon the merger at any time prior to closing if they mutually agree to do so. Either Chesapeake or Gothic can unilaterally terminate the merger agreement if:

     - Gothic's shareholders do not approve the merger agreement;

     - any governmental authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such action has become final and nonappealable, provided the terminating party has used reasonable efforts to remove any such order; or

     - the merger has not been consummated by June 30, 2001, unless the failure to consummate the merger is the result of a failure to fulfill any obligations under the merger agreement by the party seeking to terminate the merger agreement.

Chesapeake may unilaterally terminate the merger agreement if:

     - Gothic materially breaches any of its representations and warranties contained in the merger agreement and the breach (1) causes a material adverse effect to Gothic, and (2) is not cured within 15 days following receipt of notice of such breach:

     - Gothic fails to comply in any material respect with any of its covenants or agreements contained in the merger agreement and such failure is not, or cannot be, cured within 10 days after notice and demand for cure; or

     - Gothic accepts a takeover proposal that its board of directors determines to constitute a superior proposal.

Gothic may unilaterally terminate the merger agreement if:

     - Chesapeake breaches any of is representations and warranties in the merger agreement and such breach (1) causes a material adverse effect to Chesapeake, and (2) is not cured within 15 days following receipt of notice of such breach;

     - Chesapeake fails to comply in any material respect with any of its covenants or agreements in the merger agreement and such failure is not, or cannot be, cured within a reasonable time after notice and demand for cure; or

     - Gothic receives a takeover proposal that its board of directors determines to constitute a superior proposal such that it is obligated to accept the proposal, except that, prior to terminating the agreement upon receipt of a superior proposal, Gothic will provide Chesapeake with at least three full business days to adjust the terms and conditions of the merger agreement or the merger in order to enable Gothic to proceed with the merger, and provided further, that Gothic must pay the termination fee set forth in the merger agreement before terminating the merger agreement pursuant to this right.

     If the merger agreement is terminated pursuant to its terms, no provision of the merger agreement will survive, other than the provisions relating to the truthfulness of statements made in the registration statement and the termination fee. Both Chesapeake and Gothic will remain liable for damages suffered by the other as a result of their breach of representations, warranties, covenants, agreements or other obligations in the merger agreement prior to termination. Chesapeake's aggregate potential liability is limited to $1,000,000 if Gothic terminates based on Chesapeake's breach of its representations and warranties, covenants or other agreements contained in the merger agreement. Gothic's aggregate liability is limited to $1,000,000 if Chesapeake terminates based on Gothic's breach of its representations and warranties, covenants or other agreements contained in the merger agreement.

     Termination Fee. Gothic must pay a termination fee of $10,000,000 to Chesapeake if:

          (1) Gothic terminates the merger agreement because it received an alternative takeover proposal that its board of directors determined to be a superior proposal;

          (2) Chesapeake terminates the merger agreement because Gothic accepted an alternative takeover proposal that Gothic's board of directors determined to be superior; or

          (3) Gothic or Chesapeake terminate the merger agreement due to the failure of Gothic's shareholders to approve the merger if:

             (a) at the time that the shareholders fail to approve the merger, Gothic has received an alternative proposal; and

             (b) within seven months of the termination of the merger agreement, Gothic enters into a definitive agreement with a third party with respect to such alternative proposal.

EXPENSES

     Each party will pay its own expenses whether or not the merger is consummated. However, Chesapeake and Gothic will each be responsible for 50% of the printing, filing and mailing costs, and all SEC and other regulatory filing fees, incurred in connection with this proxy statement/prospectus and the registration statement.

AMENDMENTS TO THE MERGER AGREEMENT

     The parties to the merger agreement may amend it at any time before or after the approval of Gothic's shareholders by an instrument signed by all of the parties to the agreement. No amendment may be made subsequent to approval by Gothic's shareholders that, by law, would require further approval by the shareholders unless such approval is obtained.

                             CHESAPEAKE'S BUSINESS

GENERAL

     Chesapeake Energy Corporation is an independent energy company focused on the exploration, development, acquisition and production of onshore natural gas reserves, principally in the Mid-Continent region of the United States. We began operations in 1989 and completed our initial public offering in 1993. Our common stock trades on the New York Stock Exchange under the symbol CHK. Our principal executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118. Our main telephone number is (405)848-8000 and our website address is www.chkenergy.com.

     At the end of 1999, we owned interests in approximately 4,700 producing oil and gas wells. Our primary operating area is the Mid-Continent region, which includes Oklahoma, western Arkansas, southwestern Kansas and the Texas Panhandle. Our other operating areas are

     - the Gulf Coast region consisting primarily of the Austin Chalk Trend in Texas and Louisiana and the Tuscaloosa Trend in Louisiana;

     - the Helmet area of northeastern British Columbia; and

     - the Permian Basin region of west Texas and southeastern New Mexico.

During 1999, we produced 133.5 Bcfe, making Chesapeake one of the 15 largest public independent oil and gas producers in the United States. We participated in 211 gross (119.7 net) wells, of which we operated 135 wells. A summary of our 1999 drilling activities, capital expenditures and property sales by primary operating area is as follows ($ in thousands):

                                                               CAPITAL EXPENDITURES -- OIL AND GAS PROPERTIES
                                GROSS      NET     ----------------------------------------------------------------------
                                WELLS     WELLS                             SUB-                     SALE OF
                               DRILLED   DRILLED   DRILLING   LEASEHOLD    TOTAL     ACQUISITIONS   PROPERTIES    TOTAL
                               -------   -------   --------   ---------   --------   ------------   ----------   --------
Mid-Continent................    169       95.3    $ 55,670    $12,478    $ 68,148     $47,364       $(36,702)   $ 78,810
Gulf Coast...................     10        3.7      22,049      8,288      30,337         629         (2,628)     28,338
Canada.......................     12        7.5      27,380      1,982      29,362       4,100           (813)     32,649
Permian Basin................      9        5.5       3,232        727       3,959          --             --       3,959
All other areas..............     11        7.7      20,874        588      21,462          --         (5,492)     15,970
                                 ---      -----    --------    -------    --------     -------       --------    --------
        Total................    211      119.7    $129,205    $24,063    $153,268     $52,093       $(45,635)   $159,726
                                 ===      =====    ========    =======    ========     =======       ========    ========

     Our proved reserves increased 11% to an estimated 1,206 Bcfe at December 31, 1999, compared to 1,091 Bcfe of estimated proved reserves at December 31, 1998. See note 11 of the notes to our audited consolidated financial statements included at the end of this proxy statement/prospectus.


     For 2000, we have established a capital expenditure budget of $290 million, including approximately $150 million allocated to drilling, acreage acquisition, seismic and related capitalized internal costs, and $140 million for acquisitions, debt repayment and general corporate purposes, including the potential purchase of additional Gothic notes. This budget is subject to ongoing adjustments based on drilling results, oil and gas prices, and other factors.


RECENT DEVELOPMENTS


     As a hedge against higher drilling costs, we recently formed Advanced Drilling Technologies, L.L.C., a 50% Chesapeake-owned drilling rig company which presently owns five rigs that are either drilling or are being refurbished for drilling. We anticipate that our share of the capital costs related to these five rigs will total $8 million. These rigs are capable of drilling to depths ranging from 8,500 to 18,000 feet and are therefore able to drill all but the deepest of our Mid-Continent prospects.

PRIMARY OPERATING AREA


  Mid-Continent Region

     Our Mid-Continent proved reserves of 758 Bcfe represented 63% of our total proved reserves as of December 31, 1999 and this area produced 70 Bcfe, or 52% of our 1999 production. During 1999, we invested approximately $56 million to drill 169 gross (95.3 net) wells in the Mid-Continent.

SECONDARY OPERATING AREAS

  Gulf Coast

     Our Gulf Coast proved reserves, consisting of the Austin Chalk Trend in Texas and Louisiana, the Wharton County area in Texas, and the Tuscaloosa Trend in Louisiana, represented 190 Bcfe, or 15% of our total proved reserves as of December 31, 1999. During 1999, the Gulf Coast assets produced 45 Bcfe, or 34% of our total production. During 1999, we invested approximately $22 million to drill 10 gross (3.7 net) wells in the Gulf Coast.

  Helmet Area

     Our Canadian proved reserves of 178 Bcfe represented 15% of our total proved reserves at December 31, 1999. During 1999, production from Canada was 12 Bcfe, or 9% of our total production. During 1999, we invested approximately $27 million to drill 12 gross (7.5 net) wells, install various pipelines and compressors, and to perform capital workovers in Canada.

  Permian Basin

     Our Permian Basin proved reserves of 33 Bcfe represented 3% of our total proved reserves as of December 31, 1999 and this area produced 5 Bcfe, or 4% of our 1999 production. During 1999, we invested approximately $3 million to drill 9 gross (5.5 net) wells in the Permian Basin.

OIL AND GAS RESERVES

     The tables below set forth information as of December 31, 1999 with respect to our estimated proved reserves, the estimated future net revenue we may derive from these proved reserves and the present value of this future net revenue at such date. Williamson Petroleum Consultants, Inc. evaluated 50% and Ryder Scott Company L.P. evaluated 16% of our combined discounted future net revenues from our estimated proved reserves at December 31, 1999. The remaining properties were evaluated internally by our engineers. All estimates were prepared based upon a review of production histories and other geologic, economic, ownership and engineering data we developed. The present value of estimated future net revenue shown is not intended to represent the current market value of our estimated oil and gas reserves.

ESTIMATED PROVED RESERVES                                OIL        GAS        TOTAL
AS OF DECEMBER 31, 1999                                 (MBbl)    (MMcf)      (MMcfe)
-------------------------                               ------   ---------   ---------
Proved developed......................................  17,750     763,323     869,823
Proved undeveloped....................................  7,045      293,503     335,772
                                                        ------   ---------   ---------
          Total proved................................  24,795   1,056,826   1,205,595
                                                        ======   =========   =========

ESTIMATED FUTURE NET REVENUE                         PROVED       PROVED
AS OF DECEMBER 31, 1999(a)                         DEVELOPED    UNDEVELOPED   TOTAL PROVED
----------------------------                       ----------   -----------   ------------
                                                              ($ IN THOUSANDS)
Estimated future net revenue.....................  $1,470,297    $420,878      $1,891,175
Present value of future net revenue..............  $  867,985    $221,511      $1,089,496

---------------

(a) Estimated future net revenue represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at December 31, 1999. The amounts shown do not give effect to non-property related expenses, such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization. The prices used in the external and internal reports yield weighted average prices of $24.72 per barrel of oil and $2.25 per Mcf of gas.

     The future net revenue attributable to our estimated proved undeveloped reserves of $420.9 million at December 31, 1999, and the $221.5 million present value thereof, have been calculated assuming that we will expend approximately $212.5 million to develop these reserves. The amount and timing of these expenditures will depend on a number of factors, including actual drilling results, product prices and the availability of capital.

     No estimates of proved reserves comparable to those included herein have been included in reports to any federal agency other than the Securities and Exchange Commission.

     Our ownership interest used in calculating proved reserves and the estimated future net revenue therefrom were determined after giving effect to the assumed maximum participation by other parties to our farmout and participation agreements. The prices used in calculating the estimated future net revenue attributable to proved reserves do not reflect market prices for oil and gas production sold subsequent to December 31, 1999. There can be no assurance that all of the estimated proved reserves will be produced and sold at the assumed prices or that existing contracts will be honored or judicially enforced.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. The reserve data set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material. Accordingly, reserve estimates are often different from the actual quantities of oil and gas that are ultimately recovered. Furthermore, the estimated future net revenue from proved reserves and the present value thereof are based upon certain assumptions, including prices, future production levels and cost, that may not prove correct. Predictions about prices and future production levels are subject to great uncertainty, and the foregoing uncertainties are particularly true as to proved undeveloped reserves, which are inherently less certain than proved developed reserves and which comprise a significant portion of our proved reserves.

     The following table sets forth our estimated proved reserves by area and the related present value, discounted at 10%, of the proved reserves, based on weighted average prices at December 31, 1999 of $24.72 per barrel of oil and $2.25 per Mcf of gas:

                                                                                  PRESENT
                                                                     PERCENT       VALUE
                                                           GAS          OF        (DISC. @
                                    OIL        GAS      EQUIVALENT    PROVED        10%)
                                   (MBbl)    (MMcf)      (MMcfe)     RESERVES   ($ IN 000'S)
                                   ------   ---------   ----------   --------   ------------
Mid-Continent....................  12,230     684,178     757,559       63%      $  663,993
Gulf Coast.......................   4,169     164,693     189,708       15          211,348
Canada...........................      --     178,242     178,242       15           97,749
Permian Basin....................   3,480      12,391      33,269        3           62,067
Other areas......................   4,916      17,322      46,817        4           54,339
                                   ------   ---------   ---------      ---       ----------
          Total..................  24,795   1,056,826   1,205,595      100%      $1,089,496
                                   ======   =========   =========      ===       ==========

During 1999, we increased our proved developed reserve percentage to 80% by present value and 72% by volume, and natural gas reserves accounted for 88% of proved reserves at December 31, 1999. See note 11 of the notes to our audited consolidated financial statements included at the end of this proxy statement/ prospectus for other disclosures about our oil and gas producing activities.

DRILLING ACTIVITY

     The following table sets forth the wells we drilled during the periods indicated. In the table, "gross" refers to the total wells in which we have a working interest and "net" refers to gross wells multiplied by our working interest in those wells.

                                        YEARS ENDED             SIX MONTHS
                                        DECEMBER 31,              ENDED        YEAR ENDED
                                ----------------------------   DECEMBER 31,     JUNE 30,
                                    1999            1998           1997           1997
                                -------------   ------------   ------------   ------------
                                GROSS    NET    GROSS   NET    GROSS   NET    GROSS   NET
                                -----   -----   -----   ----   -----   ----   -----   ----
UNITED STATES
  Development:
     Productive...............   167     93.3    158    93.9    55     24.4    90     55.0
     Non-productive...........    17     10.6      9     4.7     1      0.3     2      0.2
                                 ---    -----    ---    ----    --     ----    --     ----
          Total...............   184    103.9    167    98.6    56     24.7    92     55.2
                                 ===    =====    ===    ====    ==     ====    ==     ====
  Exploratory:
     Productive...............     9      3.7     46    23.4    28     15.5    71     46.1
     Non-productive...........     6      4.6      9     6.8     2      0.9     8      5.7
                                 ---    -----    ---    ----    --     ----    --     ----
          Total...............    15      8.3     55    30.2    30     16.4    79     51.8
                                 ===    =====    ===    ====    ==     ====    ==     ====
CANADA
  Development:
     Productive...............    11      7.3     11     3.6
     Non-productive...........     1      0.2      1     0.4
                                 ---    -----    ---    ----
          Total...............    12      7.5     12     4.0
                                 ===    =====    ===    ====
  Exploratory:
     Productive...............    --       --      1     0.3
     Non-productive...........    --       --      7     2.1
                                 ---    -----    ---    ----
          Total...............    --       --      8     2.4
                                 ===    =====    ===    ====

WELL DATA

     At December 31, 1999, we had interests in 4,719 (2,235.1 net) producing wells, of which 238 (104.6 net) were classified as primarily oil producing wells and 4,481 (2,130.5 net) were classified as primarily gas producing wells.

VOLUMES, REVENUE, PRICES AND PRODUCTION COSTS

     The following table sets forth certain information regarding the production volumes, revenue, average prices received and average production costs associated with our sale of oil and gas for the periods indicated:

                                           YEARS ENDED
                                          DECEMBER 31,       SIX MONTHS ENDED   YEAR ENDED
                                       -------------------     DECEMBER 31,      JUNE 30,
                                         1999       1998           1997            1997
                                       --------   --------   ----------------   ----------
NET PRODUCTION:
  Oil (MBbl).........................     4,147      5,976         1,857            2,770
  Gas (MMcf).........................   108,610     94,421        27,326           62,005
  Gas equivalent (MMcfe).............   133,492    130,277        38,468           78,625
OIL AND GAS SALES ($ IN 000'S):
  Oil................................  $ 66,413   $ 75,877       $34,523         $ 57,974
  Gas................................   214,032    181,010        61,134          134,946
                                       --------   --------       -------         --------
          Total oil and gas sales....  $280,445   $256,887       $95,657         $192,920
                                       ========   ========       =======         ========
AVERAGE SALES PRICE:
  Oil ($ per Bbl)....................  $  16.01   $  12.70       $ 18.59         $  20.93
  Gas ($ per Mcf)....................  $   1.97   $   1.92       $  2.24         $   2.18
  Gas equivalent ($ per Mcfe)........  $   2.10   $   1.97       $  2.49         $   2.45
OIL AND GAS COSTS ($ PER Mcfe):
  Production expenses................  $    .35   $    .39       $   .20         $    .14
  Production taxes...................  $    .10   $    .06       $   .07         $    .05
  General and administrative.........  $    .10   $    .15       $   .15         $    .11
  Depreciation, depletion and
     amortization....................  $    .71   $   1.13       $  1.57         $   1.31

     Included in the above table are the results of our Canadian operations during 1999 and 1998. The average sales price for our Canadian gas production was $1.19 and $1.03 during 1999 and 1998, respectively, and the Canadian production expenses were $0.18 and $0.24 per Mcfe, respectively.

DEVELOPMENT, EXPLORATION AND ACQUISITION EXPENDITURES

     The following table sets forth certain information regarding the costs we incurred in development, exploration and acquisition activities during the periods indicated:

                                              YEARS ENDED        SIX MONTHS
                                              DECEMBER 31          ENDED       YEAR ENDED
                                          -------------------   DECEMBER 31,    JUNE 30,
                                            1999       1998         1997          1997
                                          --------   --------   ------------   ----------
                                                         ($ IN THOUSANDS)
Development and leasehold costs.........  $126,865   $176,610     $144,283      $324,989
Exploration costs.......................    23,693     68,672       40,534       136,473
Acquisition costs.......................    52,093    740,280       39,245            --
Sales of oil and gas properties.........   (45,635)   (15,712)          --            --
Capitalized internal costs..............     2,710      5,262        2,435         3,905
                                          --------   --------     --------      --------
          Total.........................  $159,726   $975,112     $226,497      $465,367
                                          ========   ========     ========      ========

ACREAGE

     The following table sets forth as of December 31, 1999 the gross and net acres of our developed and undeveloped oil and gas leases. "Gross" acres are the total number of acres in which we own a working interest. "Net" acres refer to gross acres multiplied by our fractional working interest. Acreage numbers are stated in thousands and do not include options for additional leasehold we held but had not yet exercised.

                                                                         TOTAL DEVELOPED
                                            DEVELOPED     UNDEVELOPED    AND UNDEVELOPED
                                           -----------   -------------   ---------------
                                           GROSS   NET   GROSS    NET    GROSS     NET
                                           -----   ---   -----   -----   ------   ------
Mid-Continent............................  1,439   563     848     306   2,287      869
Gulf Coast...............................    230   156     766     666     996      822
Canada...................................    100    50     641     305     741      355
Permian Basin............................      5     3      42      23      47       26
Other areas..............................     35    18     597     398     632      416
                                           -----   ---   -----   -----   -----    -----
          Total..........................  1,809   790   2,894   1,698   4,703    2,488
                                           =====   ===   =====   =====   =====    =====

MARKETING

     Our oil production is sold under market sensitive or spot price contracts. Our natural gas production is sold to purchasers under varying percentage-of-proceeds and percentage-of-index contracts or by direct marketing to end users or aggregators. By the terms of the percentage-of-proceeds contracts, we receive a percentage of the resale price received by the purchaser for sales of residue gas and natural gas liquids recovered after gathering and processing our gas. The residue gas and natural gas liquids sold by these purchasers are sold primarily based on spot market prices. The revenue we receive from the sale of natural gas liquids is included in natural gas sales. During 1999, only sales to Aquila Southwest Pipeline Corporation accounted for more than 10% of our total oil and gas sales. We believe the loss of this customer would not have a material adverse effect on our results of operations or our financial position.

     Sales to individual customers constituting 10% or more of total oil and gas sales were as follows from July 1, 1996 to December 31, 1999:

                                                                               PERCENT OF
                                                              AMOUNT        OIL AND GAS SALES
                                                              ------        -----------------
                                                         ($ IN THOUSANDS)
YEAR ENDED DECEMBER 31,
1999  Aquila Southwest Pipeline Corporation............      $31,505               11%
1998  Koch Oil Company.................................      $30,564               12%
       Aquila Southwest Pipeline Corporation...........       28,946               11
SIX MONTHS ENDED DECEMBER 31,
1997  Aquila Southwest Pipeline Corporation............      $20,138               21%
       Koch Oil Company................................       18,594               19
       GPM Gas Corporation.............................       12,610               13
FISCAL YEAR ENDED JUNE 30,
1997  Aquila Southwest Pipeline Corporation............      $53,885               28%
       Koch Oil Company................................       29,580               15
       GPM Gas Corporation.............................       27,682               14

     Chesapeake Energy Marketing, Inc., a wholly owned subsidiary, provides us oil and natural gas marketing services, including commodity price structuring, contract administration and nomination services. Chesapeake Energy Marketing also provides these services to our partners and other oil and natural gas producers in certain geographical areas where we are active.

HEDGING ACTIVITIES

     Periodically, we utilize hedging strategies to hedge the price of a portion of our future oil and gas production and to manage fixed interest rate exposure. See "Chesapeake Energy Corporation Quantitative and Qualitative Disclosures About Market Risk."

COMPETITION

     The oil and gas industry is highly competitive. We compete with major and independent oil and gas companies for the acquisition of leasehold, proven oil and gas properties, as well as for the services and labor required to explore, develop and produce such properties. Many of these competitors have financial, technical and other resources substantially greater than ours.

REGULATION

     General. Numerous departments and agencies, federal, state and local, issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for failure to comply. This regulatory burden increases our cost of doing business and, consequently, affects our profitability.

     Exploration and Production. Our operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes:

     - requiring permits for the drilling of wells,

     - maintaining bonding requirements in order to drill or operate wells and regulating the location of wells,

     - the method of drilling and casing wells,

     - the surface use and restoration of properties upon which wells are drilled, and

     - the plugging and abandoning of wells and the disposal of fluids used or obtained in connection with operations.

Our operations are also subject to various conservation regulations. These include the regulation of the size of drilling and spacing units and the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In this regard, some states, such as Oklahoma, allow the forced pooling or integration of tracts to facilitate exploration while other states, such as Texas, rely on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units and, therefore, more difficult to develop a prospect if the operator owns less than 100% of the leasehold. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amount of oil and gas we can produce and to limit the number of wells or the locations at which we can drill. The full extent of any impact of such restrictions cannot be predicted.

  Environmental and Occupational Regulation.

     General. Our activities are subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. It is anticipated that, absent the occurrence of an extraordinary event, compliance with existing federal, state and local laws, rules and regulations concerning the protection of the environment and human health will not have a material effect on our operations, capital expenditures, earnings or competitive position. We cannot predict what effect additional regulation or legislation, enforcement policies thereunder and claims for damages for injuries to property, employees, other persons and the environment resulting from our operations could have on our activities.

     Our exploration, development and production activities are subject to stringent environmental regulation by state and federal authorities including the United States Environmental Protection Agency. Such regulation has increased the cost of planning, designing, drilling, operating and in some instances, abandoning wells. In most instances, the regulatory requirements relate to the handling and disposal of drilling and production waste products and waste created by water and air pollution control procedures. Although we believe compliance with environmental regulations will not have a material adverse effect on our operations or earnings, risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities, including criminal penalties, will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations, and claims for damages for injuries to property or persons resulting from our operations could result in substantial costs and liabilities.

     Waste Disposal. We currently own or lease, and we have in the past owned or leased, numerous properties that have been used for many years for the exploration and production of oil and gas. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under these properties or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. State and federal laws applicable to oil and natural gas wastes and properties have gradually become more strict. Under such laws, we could be required to remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators, or property contamination, including groundwater contamination, or to perform remedial plugging operations to prevent future contamination.

     We generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act and comparable state statutes. The Environmental Protection Agency and various state agencies have limited the disposal options for hazardous and nonhazardous wastes and are considering the adoption of stricter disposal standards for nonhazardous wastes. Furthermore, certain wastes generated by our oil and natural gas operations that are currently exempt from treatment as hazardous wastes may in the future be designated as hazardous wastes, and therefore be subject to considerably more rigorous and costly operating and disposal requirements.

     Superfund. The Comprehensive Environmental Response, Compensation and Liability Act, sometimes referred to as the "superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the owner and operator of a site and persons that disposed of or arranged for the disposal of the hazardous substances found at a site. CERCLA also authorizes the Environmental Protection Agency and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from responsible classes of persons the costs of such action. In the course of our operations, we may have generated and may generate wastes that fall within CERCLA's definition of "hazardous substances." We may also be or have been an owner of sites on which "hazardous substances" have been released. We may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been released. To date, however, neither we nor, to our knowledge, our predecessors or successors have been named a potentially responsible party under CERCLA or similar state superfund laws affecting property we have owned or leased.

     Air Emissions. Our operations are subject to local, state and federal regulations for the control of emissions of air pollution. Legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred in the future as a result of new regulatory developments. In particular, regulations promulgated under the Clean Air Act Amendments of 1990 may impose additional compliance requirements that could affect our operations. However, it is impossible to accurately predict the effect, if any, of the Clean Air Act Amendments on our operations at this time. We may in the future be subject to civil or administrative enforcement actions for failure to comply strictly with air regulations or permits. These enforcement actions are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, we could be required to forgo construction or operation of certain air emission sources.

     OSHA. We are subject to the requirements of the federal Occupational Safety and Health Act and comparable state statutes. The OSHA hazard communications standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require us to organize information about hazardous materials used, released or produced in our operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. We are also subject to the requirements and reporting set forth in OSHA workplace standards. We provide safety training and personal protective equipment to our employees.

     OPA and Clean Water Act. Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as Chesapeake, to prepare and implement spill prevention control plans, countermeasure plans and facilities response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990, or OPA, subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from a spill, including, but not limited to, the costs of responding to a release of oil to surface waters. The Clean Water Act provides penalties for any discharges of petroleum product in reportable quantities and imposes substantial liability for the costs of removing a spill. State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. Regulations are currently being developed under OPA and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on the Company. In addition, the Clean Water Act and analogous state laws require permits to be obtained to authorize discharges into surface waters or to construct facilities in wetland areas. With respect to certain of our operations, we are required to maintain permits under the Clean Water Act or meet general permit requirements. The EPA has adopted regulations concerning discharges of storm water runoff. These regulations require covered facilities to obtain individual permits, participate in a group permit or seek coverage under an EPA general permit. We believe that, with respect to existing properties, we have obtained, or are included under, necessary permits and with respect to future operations we will be able to obtain, or be included under, their permits, where necessary. Compliance with these permits is not expected to have a material effect on our operations.

     NORM. Oil and gas exploration and production activities have been identified as generators of concentrations of low-level naturally-occurring radioactive materials ("NORM"). NORM regulations have recently been adopted in several states. We are not able to fully estimate the effect of these regulations, although based on our preliminary analysis to date, we do not believe compliance with such regulations will have a material adverse effect on our operations or financial condition.

     Safe Drinking Water Act. Our operations involve the disposal of produced saltwater and other nonhazardous oilfield wastes by reinjection into the subsurface. Under the Safe Drinking Water Act, oil and gas operators, such as Chesapeake, must obtain a permit for the construction and operation of underground Class II injection wells. To protect against contamination of drinking water, we are required to perform periodic mechanical integrity tests. We have obtained the necessary permits for the Class II wells we operate. We also have disposed of wastes in facilities other than those we owned which are commercial Class II injection wells.

     Toxic Substances Control Act. The Toxic Substances Control Act, or TSCA, was enacted to control the adverse effects of newly manufactured and existing chemical substances. Under the TSCA, the EPA has issued specific rules and regulations governing the use, labeling, maintenance, removal from service and disposal of PCB items, such as transformers and capacitors used by oil and gas companies. We may own such PCB items but we do not believe compliance with TSCA has had or will have a material adverse effect on our operations or financial condition.

TITLE TO PROPERTIES

     Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, to liens for current taxes not yet due and to other encumbrances. As is customary in the industry in the case of undeveloped properties, only cursory investigation of record title is made at the time of acquisition. Drilling title opinions are usually prepared before commencement of drilling operations. From time to time, our title to oil and gas properties is challenged through legal proceedings. We are routinely involved in litigation involving title to certain of our oil and gas properties, some of which we believe could be adverse to Chesapeake, individually or in the aggregate.

OPERATING HAZARDS AND INSURANCE

     The oil and gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Our horizontal and deep drilling activities involve greater risk of mechanical problems than vertical and shallow drilling operations.

     We maintain a $50 million oil and gas lease operator policy that insures against sudden and accidental risks associated with drilling, completing and operating our wells. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability. We also carry comprehensive general liability policies and a $75 million umbrella policy. We carry, and our subsidiaries carry, workers' compensation insurance in all states in which we operate and a $75 million employment practice liability policy. While we believe these policies are customary in the industry, they do not provide complete coverage against all operating risks.

EMPLOYEES

     We had 427 full-time employees as of June 30, 2000. No employees are represented by organized labor unions. We consider our employee relations to be good.

FACILITIES

     We own an office building complex in Oklahoma City totaling approximately 86,500 square feet and nine acres of land that comprise our headquarters' offices. We also own field offices in Lindsay and Waynoka, Oklahoma and Garden City, Kansas. We lease office space in Oklahoma City and Weatherford, Oklahoma; Fritch and Navasota, Texas; and Dickinson, North Dakota. We also have leased office space in College Station, Texas; Wichita, Kansas; and Calgary, Alberta, Canada, which has been sub-leased.

LEGAL PROCEEDINGS


     We are subject to ordinary routine litigation incidental to our business. In addition, the following matters are pending:


          Securities Litigation. On March 3, 2000, the U.S. District Court for the Western District of Oklahoma dismissed a consolidated class action complaint styled In re Chesapeake Energy Corporation Securities Litigation. The complaint, which consolidated twelve purported class action suits filed in August and September 1997, alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by Chesapeake and certain of our officers and directors. The action was brought on behalf of purchasers of our common stock and common stock options between January 25, 1996 and June 27, 1997. The complaint alleged that the defendants made material misrepresentations and failed to disclose material facts about our exploration and drilling activities in the Louisiana Trend. The court ruled that Chesapeake had disclosed the precise risks of its Louisiana Trend activities. The plaintiffs in this case have filed a motion to amend their consolidated complaint but no appeal has been filed.

          Bayard Drilling Technologies, Inc. On July 30, 1998, the plaintiffs in Yuan, et al. v. Bayard, et al. filed an amended class action complaint in the U.S. District Court for the Western District of Oklahoma alleging violations of Sections 11 and 12 of the Securities Act of 1933 and Section 408 of the Oklahoma Securities Act by Chesapeake and others. The action, originally filed in February 1998, was brought purportedly on behalf of investors who purchased Bayard common stock in, or traceable to, Bayard's initial public offering in November 1997. The defendants include officers and directors of Bayard who signed the registration statement, selling shareholders, including Chesapeake, and underwriters of the offering. Total proceeds of the offering were $254 million, of which we received net proceeds of $90 million.

          The plaintiffs allege that Chesapeake, which owned 30.1% of Bayard's outstanding common stock prior to the offering, was a controlling person of Bayard. The plaintiffs also allege that we had established an interlocking financial relationship with Bayard and were a customer of Bayard's drilling services under allegedly below-market terms. The plaintiffs assert that the Bayard prospectus contained material omissions and misstatements relating to (i) our financial "problems" and their impact on Bayard's operating results, (ii) increased costs associated with Bayard's growth strategy,
     (iii) undisclosed pending related-party transactions between Bayard and third parties other than Chesapeake, (iv) Bayard's planned use of offering proceeds and (v) Bayard's capital expenditures and liquidity. The alleged defective disclosures are claimed to have resulted in a decline in Bayard's share price following the public offering. The plaintiffs seek a determination that the suit is a proper class action and damages in an unspecified amount or rescission, together with interest and costs of litigation, including attorneys' fees.

          On August 24, 1999, the District Court entered an order granting in part and denying in part the defendants' motion to dismiss the action. The court dismissed the plaintiffs' claims against Chesapeake under Section 15 of the Securities Act of 1933 alleging that Chesapeake was a "controlling person" of Bayard. The court denied that portion of the defendants' motion seeking dismissal of the plaintiffs' claims under Sections 11 and 12(a)(2) of the Securities Act of 1933 and Section 408 of the Oklahoma Securities Act. Of these, only the Section 11 claim and the Section 408 claim are asserted against Chesapeake. Discovery is proceeding in the case and trial is presently scheduled to be held in May 2001.

          We believe we have meritorious defenses to these claims and intend to defend this action vigorously. No estimate of loss or range of estimate of loss, if any, can be made at this time. Bayard, which was acquired by Nabors Industries, Inc. in April 1999, has been reimbursing us for our costs of defense as they have been incurred.

          Patent Litigation. In Union Pacific Resources Company v. Chesapeake, et al., filed in October 1996 in the U.S. District Court for the Northern District of Texas, Fort Worth Division, Union Pacific Resources Company asserted that we had infringed UPRC's patent covering a "geosteering" method utilized in drilling horizontal wells. Following a trial to the court in June 1999, the court ruled on September 21, 1999 that the patent was invalid. Because the patent was declared invalid, the court held that we could not have infringed the patent, dismissed all of UPRC's claims with prejudice and assessed court costs against UPRC. The court concluded that the UPRC patent was invalid for failure to describe definitively the patented method in the patent claims and for failure to provide sufficient disclosure in the patent to enable one of ordinary skill in the art to practice the patented method. Appeals of the judgment by both Chesapeake and UPRC are pending in the Federal Circuit Court of Appeals. We are not able to predict the outcome of these appeals but we believe the invalidity of the patent will be upheld on appeal. We have appealed the trial court's ruling denying our request for attorneys' fees.

          West Panhandle Field Cessation Cases One of our subsidiaries, Chesapeake Panhandle Limited Partnership ("CP") (f/k/a MC Panhandle, Inc.), and two subsidiaries of Kinder Morgan, Inc. are defendants in 13 lawsuits filed between June 1997 and January 1999 by royalty owners seeking the cancellation of oil and gas leases in the West Panhandle Field in Texas. MC Panhandle, Inc., which we acquired in April 1998, has owned the leases since January 1, 1997. The co-defendants are prior lessees.

          The plaintiffs in these cases claim the leases terminated upon the cessation of production for various periods primarily during the 1960s. In addition, the plaintiffs seek to recover conversion damages, exemplary damages, attorneys' fees and interest. Defendants assert that any cessation of production was excused and have pled affirmative defenses of limitations, waiver, temporary estoppel, laches and title by adverse possession. Four of the 13 cases have been tried; no trial dates have been set for the other cases.

     Following are the cases pending or tried in the District Court of Moore County, Texas, 69th Judicial District:

          Lois Law, et al. v. NGPL, et al., No. 97-70, filed December 22, 1997, jury trial in June 1999, verdict for CP and co-defendants. The jury found plaintiffs' claims were barred by adverse possession, laches and revivor. On January 19, 2000, the court granted plaintiffs' motion for judgment notwithstanding verdict and entered judgment in favor of plaintiffs. In addition to quieting title to the lease (including existing gas wells and all attached equipment) in plaintiffs, the court awarded actual damages against CP in the amount of $716,400 and exemplary damages in the amount of $25,000. The court further awarded, jointly and severally from all defendants, $160,000 in attorneys' fees and interest and court costs. CP and the other defendants have appealed and posted supersedeas bonds.


          Joseph H. Pool, et al. v. NGPL, et al., No. 98-30, first filed December 17, 1997, refiled May 11, 1998, jury trial in June 1999, verdict for CP and co-defendants. The jury found plaintiffs' claims were barred by laches and adverse possession. On September 28, 1999, the court granted plaintiffs' motion for judgment notwithstanding verdict and entered judgment in favor of plaintiffs. In addition to quieting title to the lease (including existing gas wells and all attached equipment) in plaintiffs, the court awarded actual damages as of June 28, 1999 of $545,000 from CP and $235,000 jointly and severally from the other two defendants. The court further awarded, jointly and severally from all defendants, $77,500 of attorneys' fees in the event of an appeal, $1,900 of sanctions, interest and court costs. CP and the other two defendants filed an appeal of the judgment in the Court of Appeals for the Seventh District of Texas in Amarillo on October 12, 1999, and they have each posted a supersedeas bond. On October 12, 2000, the Court of Appeals issued a decision sustaining the trial court's finding that the leases had terminated due to a cessation of production and that the plaintiffs were entitled to actual damages and attorneys' fees. However, the award was reduced by $161,750, by way of additional offset for lease operating expenses, which were improperly excluded by the jury. CP and the other defendants intend to file a motion for rehearing which is due to be filed by November 7, 2000.



          Joseph H. Pool, et al. v. NGPL, et al., No. 98-36, first filed February 2, 1998, refiled May 20, 1998, jury trial in July 1999, verdict for plaintiffs. The jury found that the defendants were bad-faith trespassers and produced gas from the leases as a result of fraud. On September 28, 1999, the court entered final judgment for plaintiffs terminating the lease, quieting title to the lease (including existing gas wells and all attached equipment) in plaintiffs as of June 1, 1999 and awarding actual damages of $1.5 million, attorneys' fees of $97,500 in the event of an appeal, interest and court costs. CP's liability for this award is joint and several with the other two defendants. The court also awarded exemplary damages of $1.2 million against each of CP and the other two defendants. CP and the other two defendants filed an appeal of the judgment in the Court of Appeals for the Seventh District of Texas in Amarillo on October 12, 1999, and they have each posted a supersedeas bond. On October 12, 2000, the Court of Appeals issued a decision sustaining the trial court's finding that the leases had terminated due to a cessation of production and that the plaintiffs were entitled to actual damages and attorneys' fees. However, the court reduced the damages award to $1,049,500, based on the application of a two-year statute of limitations and reversed all of the $3.6 million exemplary damages award, finding there was no legal basis for such an award. CP and the other defendants intend to file a motion for rehearing which is due to be filed by November 7, 2000.



          A. C. Smith, et al. v. NGPL, et al., No. 98-47, first filed January 26, 1998, refiled May 29, 1998. On June 18, 1999, the court granted plaintiffs' motion for summary judgment in part, finding that the lease had terminated due to the cessation of production, subject to the defendants' affirmative defenses.

          Joseph H. Pool, et al. v. NGPL, et al., No. 98-35, first filed February 2, 1998, refiled May 20, 1998. On December 3, 1999, the Court entered a partial summary judgment finding the lease had terminated and that defendants' affirmative defenses all failed as a matter of law except with respect to the defense of revivor against certain of the plaintiffs. CP and the other defendants filed a motion to reconsider on December 22, 1999.

          Joseph H. Pool, et al. v. NGPL, et al., No. 98-49, first filed March 10, 1998, refiled May 29, 1998.

          Joseph H. Pool, et al. v. NGPL, et al., No. 98-50, first filed March 18, 1998, refiled May 29, 1998.

          Joseph H. Pool, et al. v. NGPL, et al., No. 98-51, first filed December 2, 1997, refiled May 29, 1998.

          Joseph H. Pool, et al. v. NGPL, et al., No. 98-48, first filed February 2, 1998, refiled May 29, 1998.

          Joseph H. Pool, et al. v. NGPL, et al., No. 98-70, first filed March 23, 1998, refiled October 22, 1998.

     The Pool cases listed above were first filed in the U.S. District Court, Northern District of Texas, Amarillo Division. Other related cases pending are the following:

          Phillip Thompson, et al. v. NGPL, et al., U.S. District Court, Northern District of Texas, Amarillo Division, Nos. 2:98-CV-012 and 2:98-CV-106, filed January 8, 1998 and March 18, 1998, respectively (actions consolidated), jury trial in May 1999, verdict for CP and co-defendants. The jury found plaintiffs' claims were barred by the payment of shut-in royalties, laches, and revivor. Plaintiffs have filed a motion for a new trial.

          Craig Fuller, et al. v. NGPL, et al., District Court of Carson County, Texas, 100th Judicial District, No. 8456, filed June 23, 1997, cross motions for summary judgment pending.

          Pace v. NGPL et al., U.S. District Court, Northern District of Texas, Amarillo Division, filed January 29, 1999. Defendants' motion for summary judgment pending.


     We have previously established an accrued liability we believe will be sufficient to cover the estimated costs of litigation for each of these cases. Because of the inconsistent verdicts reached by the juries in the four cases tried to date and because the amount of damages sought is not specified in all of the other cases, the outcome of the remaining trials and the amount of damages that might ultimately be awarded could differ from management's estimates. We believe, however, that the leases are valid, there is no basis for exemplary damages, fraud or bad faith trespass. CP and the other defendants intend to vigorously defend against the plaintiffs' claims.


INCORPORATION

     We were incorporated as a Delaware corporation on December 26, 1991 and were reincorporated as an Oklahoma corporation on December 31, 1996.

                         CHESAPEAKE ENERGY CORPORATION

                            SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of Chesapeake for the six months ended June 30, 2000 and 1999, the years ended December 31, 1999, 1998 and 1997, the six-month transition period ended December 31, 1997, the six months ended December 31, 1996 and the two fiscal years ended June 30, 1997 and 1996. The data are derived from our audited consolidated financial statements, except for periods for the six months ended June 30, 2000 and 1999, the year ended December 31, 1997 and the six months ended December 31, 1996, which are derived from unaudited consolidated financial statements of Chesapeake. Acquisitions we made during the first and second quarters of 1998 materially affect the comparability of the selected financial data for 1997 and 1998. Each of the acquisitions was accounted for using the purchase method. The table should be read in conjunction with "Chesapeake Energy Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Chesapeake, including the notes thereto, appearing in this proxy statement/prospectus.

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                              ($ IN THOUSANDS, EXCEPT
                                                                  PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas sales.......................................  $ 187,514    $ 120,078
    Oil and gas marketing sales.............................     61,610       26,491
                                                              ---------    ---------
        Total revenues......................................    249,124      146,569
                                                              ---------    ---------
  Operating costs:
    Production expenses.....................................     25,126       25,175
    Production taxes........................................     10,933        4,788
    General and administrative..............................      6,220        7,292
    Oil and gas marketing expenses..........................     59,666       24,958
    Oil and gas depreciation, depletion and amortization....     49,360       47,386
    Depreciation and amortization of other assets...........      3,702        4,138
                                                              ---------    ---------
        Total operating costs...............................    155,007      113,737
                                                              ---------    ---------
  Income from operations....................................     94,117       32,832
                                                              ---------    ---------
  Other income (expense):
    Interest and other income...............................      2,859        3,840
    Interest expense........................................    (42,677)     (40,149)
                                                              ---------    ---------
                                                                (39,818)     (36,309)
                                                              ---------    ---------
  Income (loss) before income taxes.........................     54,299       (3,477)
  Provision (benefit) for income taxes......................      1,463          326
                                                              ---------    ---------
  Net income (loss).........................................     52,836       (3,803)
  Preferred stock dividends.................................     (6,949)      (8,052)
  Gain on redemption of preferred stock.....................     11,895           --
                                                              ---------    ---------
  Net income (loss) available to common shareholders........  $  57,782    $ (11,855)
                                                              =========    =========
  Earnings (loss) per common share:
    Basic...................................................  $    0.53    $   (0.12)
    Assuming dilution.......................................  $    0.36    $   (0.12)
Cash dividends declared per common share....................  $      --    $      --
CASH FLOW DATA:
  Cash provided by operating activities before changes in
    working capital.........................................  $ 107,753    $  48,145
  Cash provided by operating activities.....................     83,870       47,566
  Cash used in investing activities.........................   (130,569)     (67,345)
  Cash provided by financing activities.....................     20,264       14,187
  Effect of exchange rate changes on cash...................       (204)       3,625
BALANCE SHEET DATA (at end of period):
  Total assets..............................................  $ 980,982          N/A
  Long-term debt, net of current maturities.................    983,230          N/A
  Stockholders' equity (deficit)............................   (119,980)         N/A

                                                                             SIX MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,           DECEMBER 31,       YEARS ENDED JUNE 30,
                                       ----------------------------------   -------------------   --------------------
                                         1999         1998        1997        1997       1996       1997        1996
                                       ---------   ----------   ---------   --------   --------   ---------   --------
                                                           ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas sales................  $ 280,445   $  256,887   $ 198,410   $ 95,657   $ 90,167   $ 192,920   $110,849
    Oil and gas marketing sales......     74,501      121,059     104,394     58,241     30,019      76,172     28,428
    Oil and gas service operations...         --           --          --         --         --          --      6,314
                                       ---------   ----------   ---------   --------   --------   ---------   --------
        Total revenues...............    354,946      377,946     302,804    153,898    120,186     269,092    145,591
                                       ---------   ----------   ---------   --------   --------   ---------   --------
  Operating costs:
    Production expenses..............     46,298       51,202      14,737      7,560      4,268      11,445      6,340
    Production taxes.................     13,264        8,295       4,590      2,534      1,606       3,662      1,963
    General and administrative.......     13,477       19,918      10,910      5,847      3,739       8,802      4,828
    Oil and gas marketing expenses...     71,533      119,008     103,819     58,227     29,548      75,140     27,452
    Oil and gas service operations...         --           --          --         --         --          --      4,895
    Oil and gas depreciation,
      depletion and amortization.....     95,044      146,644     127,429     60,408     36,243     103,264     50,899
    Depreciation and amortization of
      other assets...................      7,810        8,076       4,360      2,414      1,836       3,782      3,157
    Impairment of oil and gas
      properties.....................         --      826,000     346,000    110,000         --     236,000         --
    Impairment of other assets.......         --       55,000          --         --         --          --         --
                                       ---------   ----------   ---------   --------   --------   ---------   --------
        Total operating costs........    247,426    1,234,143     611,845    246,990     77,240     442,095     99,534
                                       ---------   ----------   ---------   --------   --------   ---------   --------
  Income (loss) from operations......    107,520     (856,197)   (309,041)   (93,092)    42,946    (173,003)    46,057
                                       ---------   ----------   ---------   --------   --------   ---------   --------
  Other income (expense):
    Interest and other income........      8,562        3,926      87,673     78,966      2,516      11,223      3,831
    Interest expense.................    (81,052)     (68,249)    (29,782)   (17,448)    (6,216)    (18,550)   (13,679)
                                       ---------   ----------   ---------   --------   --------   ---------   --------
                                         (72,490)     (64,323)     57,891     61,518     (3,700)     (7,327)    (9,848)
                                       ---------   ----------   ---------   --------   --------   ---------   --------
  Income (loss) before income taxes
    and extraordinary item...........     35,030     (920,520)   (251,150)   (31,574)    39,246    (180,330)    36,209
  Provision (benefit) for income
    taxes............................      1,764           --     (17,898)        --     14,325      (3,573)    12,854
                                       ---------   ----------   ---------   --------   --------   ---------   --------
  Income (loss) before extraordinary
    item.............................     33,266     (920,520)   (233,252)   (31,574)    24,921    (176,757)    23,355
  Extraordinary item:
    Loss on early extinguishment of
      debt, net of applicable income
      taxes..........................         --      (13,334)       (177)        --     (6,443)     (6,620)        --
                                       ---------   ----------   ---------   --------   --------   ---------   --------
  Net income (loss)..................     33,266     (933,854)   (233,429)   (31,574)    18,478    (183,377)    23,355
  Preferred stock dividends..........    (16,711)     (12,077)         --         --         --          --         --
                                       ---------   ----------   ---------   --------   --------   ---------   --------
  Net income (loss) available to
    common shareholders..............  $  16,555   $ (945,931)  $(233,429)  $(31,574)  $ 18,478   $(183,377)  $ 23,355
                                       =========   ==========   =========   ========   ========   =========   ========
  Earnings (loss) per common share --
    Basic:
    Income (loss) before
      extraordinary item.............  $    0.17   $    (9.83)  $   (3.30)  $  (0.45)  $   0.40   $   (2.69)  $   0.43
    Extraordinary item...............         --        (0.14)         --         --      (0.10)      (0.10)        --
                                       ---------   ----------   ---------   --------   --------   ---------   --------
    Net income (loss)................  $    0.17   $    (9.97)  $   (3.30)  $  (0.45)  $   0.30   $   (2.79)  $   0.43
                                       =========   ==========   =========   ========   ========   =========   ========
  Earnings (loss) per common share --
    Assuming dilution:
    Income (loss) before
      extraordinary item.............  $    0.16   $    (9.83)  $   (3.30)  $  (0.45)  $   0.38   $   (2.69)  $   0.40
    Extraordinary item...............         --        (0.14)         --         --      (0.10)      (0.10)        --
                                       ---------   ----------   ---------   --------   --------   ---------   --------
    Net income (loss)................  $    0.16   $    (9.97)  $   (3.30)  $  (0.45)  $   0.28   $   (2.79)  $   0.40
                                       =========   ==========   =========   ========   ========   =========   ========
    Cash dividends declared per
      common share...................  $      --   $     0.04   $    0.06   $   0.04   $     --   $    0.02   $     --
CASH FLOW DATA:
  Cash provided by operating
    activities before changes in
    working capital..................  $ 138,727   $  117,500   $ 152,196   $ 67,872   $ 76,816   $ 161,140   $ 88,431
  Cash provided by operating
    activities.......................    145,022       94,639     181,345    139,157     41,901      84,089    120,972
  Cash used in investing
    activities.......................    159,773      548,050     476,209    136,504    184,149     523,854    344,389
  Cash provided by (used in)
    financing activities.............     18,967      363,797     277,985     (2,810)   231,349     512,144    219,520
  Effect of exchange rate changes on
    cash.............................      4,922       (4,726)         --         --         --          --         --
BALANCE SHEET DATA (at end of
  period):
  Total assets.......................  $ 850,533   $  812,615   $ 952,784   $952,784   $860,597   $ 949,068   $572,335
  Long-term debt, net of current
    maturities.......................    964,097      919,076     508,992    508,992    220,149     508,950    268,431
  Stockholders' equity (deficit).....   (217,544)    (248,568)    280,206    280,206    484,062     286,889    177,767

                         CHESAPEAKE ENERGY CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The following table sets forth certain operating data of Chesapeake for the periods presented:

                                   SIX MONTHS ENDED              YEARS ENDED
                                       JUNE 30,                  DECEMBER 31,
                                  -------------------   ------------------------------
                                    2000       1999       1999       1998       1997
                                  --------   --------   --------   --------   --------
NET PRODUCTION DATA:
  Oil (MBbl)....................     1,655      2,362      4,147      5,976      3,511
  Gas (MMcf)....................    58,086     52,706    108,610     94,421     59,236
  Gas equivalent (MMcfe)........    68,016     66,878    133,492    130,277     80,302
OIL AND GAS SALES ($ IN 000'S):
  Oil...........................  $ 40,588   $ 31,335   $ 66,413   $ 75,877   $ 68,079
  Gas...........................   146,926     88,743    214,032    181,010    130,331
                                  --------   --------   --------   --------   --------
          Total oil and gas
            sales...............  $187,514   $120,078   $280,445   $256,887   $198,410
                                  ========   ========   ========   ========   ========
AVERAGE SALES PRICE:
  Oil ($ per Bbl)...............  $  24.52   $  13.27   $  16.01   $  12.70   $  19.39
  Gas ($ per Mcf)...............  $   2.53   $   1.68   $   1.97   $   1.92   $   2.20
  Gas equivalent ($ per Mcfe)...  $   2.76   $   1.80   $   2.10   $   1.97   $   2.47
OIL AND GAS COSTS ($ PER MCFE):
  Production expenses and
     taxes......................  $    .53   $    .45   $    .45   $    .45   $    .24
  General and administrative....  $    .09   $    .11   $    .10   $    .15   $    .14
  Depreciation, depletion and
     amortization...............  $    .73   $    .71   $    .71   $   1.13   $   1.59


RECENT FINANCIAL RESULTS



     During the third quarter of 2000, we generated net income of $54.7 million ($0.31 per diluted common share) on revenue of $168.2 million, compared to net income of $18.1 million ($0.13 per diluted common share) on revenue of $102.1 million during the third quarter of 1999. These results reflect increases of 202% in net income and 65% in revenue.



     During the nine months ended September 30, 2000, we generated net income of $107.5 million ($0.73 per diluted common share) on revenue of $417.3 million, compared to net income of $14.3 million ($0.02 per diluted common share) on revenue of $248.7 million during the nine months ended September 30, 1999.



     Production for the third quarter of 2000 was 33.7 Bcfe, comprised of 29.1 Bcf of natural gas and 761,000 barrels of oil. Production for the third quarter of 1999 was 32.7 Bcfe, comprised of 27.4 Bcf and 875,000 barrels of oil. Pro forma for the pending merger with Gothic, our third quarter 2000 production would have increased by 21% to 40.7 Bcfe, comprised of 36.0 Bcf of natural gas and 790,000 barrels of oil.



     Average prices realized during the third quarter of 2000 were $28.25 per barrel of oil and $3.52 per Mcf of natural gas, for a gas equivalent price of $3.68 per Mcfe. Average prices realized during the third quarter of 1999 were $18.90 per barrel and $2.26 per Mcf, for a gas equivalent price of $2.40 per Mcfe.



     Hedging activities reduced third quarter 2000 realizations by $1.86 per barrel and $0.35 per Mcf, for a total of $11.7 million. Hedging activities reduced third quarter 1999 realizations by $2.06 per barrel and $0.01 per Mcf, for a total of $2.0 million.

RESULTS OF OPERATIONS

  Three Months Ended June 30, 2000 vs. June 30, 1999.

     General. For the three months ended June 30, 2000 (the "Current Quarter"), Chesapeake realized net income of $31.6 million, or $0.22 per diluted common share. This compares to net income of $8.1 million, or $0.04 per diluted common share, in the three months ended June 30, 1999 (the "Prior Quarter").

     Oil and Gas Sales. During the Current Quarter, oil and gas sales increased 47% to $100.2 million from $68.3 million in the Prior Quarter. For the Current Quarter, Chesapeake produced 34.1 Bcfe, consisting of 0.8 million barrels of oil and 29.3 Bcf of natural gas, compared to 1.1 million barrels of oil and 27.0 Bcf, or 33.6 Bcfe, in the Prior Quarter. Average oil prices realized were $24.46 per barrel of oil in the Current Quarter compared to $16.01 per barrel in the Prior Quarter, an increase of 53%. Average gas prices realized were $2.76 per Mcf in the Current Quarter compared to $1.88 per Mcf in the Prior Quarter, an increase of 47%.

     For the Current Quarter, Chesapeake realized an average price of $2.94 per Mcfe, compared to $2.03 per Mcfe in the Prior Quarter. Chesapeake's hedging activities resulted in decreased oil and gas revenues of $11.0 million, or $0.32 per Mcfe, in the Current Quarter, compared to increased oil and gas revenues of $2.9 million, or $0.09 per Mcfe, in the Prior Quarter.

     The following table shows Chesapeake's production by region for the Current Quarter and the Prior Quarter:

                                                     FOR THE THREE MONTHS ENDED JUNE 30,
                                                     -----------------------------------
                                                           2000               1999
                                                     ----------------   ----------------
OPERATING AREAS                                      MMCFE    PERCENT   MMcfe    PERCENT
---------------                                      ------   -------   ------   -------
Mid-Continent......................................  19,265      57%    17,520      52%
Gulf Coast.........................................   8,650      25     10,683      32
Canada.............................................   3,579      10      3,134       9
Permian Basin......................................   1,528       5      1,239       4
Other Areas........................................   1,063       3        990       3
                                                     ------     ---     ------     ---
          Total....................................  34,085     100%    33,566     100%
                                                     ======     ===     ======     ===

     Natural gas production represented approximately 86% of Chesapeake's total production volume on an equivalent basis in the Current Quarter, compared to 81% in the Prior Quarter.

     Oil and Gas Marketing Sales. Chesapeake realized $34.2 million in oil and gas marketing sales to third parties in the Current Quarter, with corresponding oil and gas marketing expenses of $33.1 million, for a margin of $1.1 million. This compares to sales of $12.6 million, expenses of $11.7 million, and a margin of $0.9 million in the Prior Quarter. The increase in marketing sales and cost of sales was due primarily to higher oil and gas prices in the Current Quarter as compared to the Prior Quarter and Chesapeake's initial marketing of oil which began in June 1999.

     Production Expenses. Production expenses increased to $12.6 million in the Current Quarter, a $1.4 million increase from the $11.2 million of production expenses incurred in the Prior Quarter. On a unit of production basis, production expenses were $0.37 and $0.33 per Mcfe in the Current and Prior Quarters, respectively. Chesapeake anticipates production expenses will not vary significantly from current levels during the remainder of 2000.

     Production Taxes. Production taxes, which consist primarily of wellhead severance taxes, were $5.7 million and $2.8 million in the Current and Prior Quarters, respectively. On a per unit basis, production taxes were $0.17 per Mcfe in the Current Quarter compared to $0.08 per Mcfe in the Prior Quarter. The increase in the Current Quarter is due to higher oil and gas prices. In general, production taxes are calculated using value-based formulas that produce higher per unit costs when oil and gas prices are higher.

     Oil and Gas Depreciation, Depletion and Amortization. Depreciation, depletion and amortization of oil and gas properties ("DD&A") for the Current Quarter was $24.9 million, compared to $24.2 million in the Prior Quarter. The DD&A rate per Mcfe increased from $0.72 in the Prior Quarter to $0.73 in the Current Quarter. Chesapeake expects the DD&A rate will increase moderately from current levels during the remainder of 2000 and is expected to increase further upon the completion of the Gothic acquisition.

     Depreciation and Amortization of Other Assets. Depreciation and amortization of other assets ("D&A") was $1.8 million in the Current Quarter compared to $2.0 million in the Prior Quarter. Chesapeake anticipates D&A will continue at current levels during the remainder of 2000.

     General and Administrative. General and administrative expenses ("G&A"), which are net of capitalized internal payroll and non-payroll expenses, were $3.2 million in the Current Quarter compared to $3.3 million in the Prior Quarter. Chesapeake capitalized $1.5 million of internal costs in the Current Quarter directly related to Chesapeake's oil and gas exploration and development efforts, compared to $0.8 million in the Prior Quarter. The increase in capitalized internal costs is primarily due to the addition of technical employees and other related costs. Chesapeake anticipates that G&A costs during the remainder of 2000 will remain at approximately the same level as the Current Quarter.

     Interest and Other Income. Interest and other income for the Current Quarter was $1.7 million compared to $3.0 million in the Prior Quarter. The decrease is due primarily to a $1.5 million gain on the sale of certain marketing assets located in the Mid-Continent in the Prior Quarter.

     Interest Expense. Interest expense increased to $21.8 million in the Current Quarter from $20.3 million in the Prior Quarter as a result of lower capitalized interest and higher amounts of indebtedness. In addition to the interest expense reported, Chesapeake capitalized $0.6 million of interest during the Current Quarter compared to $1.0 million capitalized in the Prior Quarter.

     Provision for Income Taxes. Chesapeake recorded income tax expense of $1.4 million for the Current Quarter and $0.3 million in the Prior Quarter. The income tax expense recorded in both the Current Quarter and Prior Quarter is related to Chesapeake's Canadian operations. At June 30, 2000, Chesapeake had a U.S. net operating loss carryforward of approximately $640 million for regular federal income taxes which will expire in future years beginning in 2007. Management believes that it cannot be demonstrated at this time that it is more likely than not that the deferred income tax assets, comprised primarily of the U.S. net operating loss carryforwards, will be realized in future years, and therefore a valuation allowance of $424.3 million has been recorded. However, management continues to evaluate the deferred tax assets. If oil and gas prices as well as improvements in Chesapeake's operating performance continue to strengthen and stabilize in future periods, all or a portion of the valuation allowance may be reversed.

  Six Months Ended June 30, 2000 vs. June 30, 1999.

     General. For the six months ended June 30, 2000 (the "Current Period"), Chesapeake realized net income of $52.8 million, or $0.36 per diluted common share. This compares to a net loss of $3.8 million, or a net loss of $0.12 per diluted common share after deducting preferred dividends of $8.1 million, in the six months ended June 30, 1999 (the "Prior Period").

     Oil and Gas Sales. During the Current Period, oil and gas sales increased to $187.5 million from $120.1 million, an increase of $67.4 million, or 56%. For the Current Period, Chesapeake produced 1.7 million barrels of oil and 58.1 Bcf, compared to 2.4 million barrels of oil and 52.7 Bcf in the Prior Period. Average oil prices realized were $24.52 per barrel in the Current Period compared to $13.27 per barrel in the Prior Period, an increase of 85%. Average gas prices realized were $2.53 per Mcf in the Current Period compared to $1.68 per Mcf in the Prior Period, an increase of 51%.

     For the Current Period, Chesapeake realized an average price of $2.76 per Mcfe, compared to $1.80 per Mcfe in the Prior Period. Chesapeake's hedging activities resulted in decreased oil and gas revenues of $13.2 million, or $0.19 per Mcfe, in the Current Period, compared to increased oil and gas revenues of $3.2 million in the Prior Period.

     The following table shows Chesapeake's production by region for the Current Period and the Prior Period:

                                                               FOR THE SIX MONTHS ENDED JUNE 30,
                                                              -----------------------------------
                                                                    2000               1999
                                                              ----------------   ----------------
OPERATING AREAS                                               Mmcfe    PERCENT   Mmcfe    PERCENT
---------------                                               ------   -------   ------   -------
Mid-Continent...............................................  38,294      56%    33,828      51%
Gulf Coast..................................................  18,832      28     22,086      33
Canada......................................................   6,504      10      5,564       8
Permian Basin...............................................   3,127       4      2,469       4
Other areas.................................................   1,259       2      2,931       4
                                                              ------     ---     ------     ---
         Total..............................................  68,016     100%    66,878     100%
                                                              ======     ===     ======     ===

     Natural gas production represented approximately 85% of Chesapeake's total production volume on an equivalent basis in the Current Period, compared to 79% in the Prior Period.

     Oil and Gas Marketing Sales. Chesapeake realized $61.6 million in oil and gas marketing sales to third parties in the Current Period, with corresponding oil and gas marketing expenses of $59.7 million for a margin of $1.9 million. This compares to sales of $26.5 million and expenses of $25.0 million in the Prior Period for a margin of $1.5 million. The increase in marketing sales and cost of sales was due primarily to higher oil and gas prices in the Current Period as compared to the Prior Period and Chesapeake's initial marketing of oil which began in June 1999.

     Production Expenses. Production expenses decreased to $25.1 million in the Current Period, a $0.1 million decrease from $25.2 million incurred in the Prior Period. On a production unit basis, production expenses were $0.37 and $0.38 per Mcfe in the Current and Prior Periods, respectively.

     Production Taxes. Production taxes, which consist primarily of wellhead severance taxes, were $10.9 million and $4.8 million in the Current and Prior Periods, respectively. This increase was the result of increased natural gas production and higher oil and gas prices. On a per unit basis, production taxes were $0.16 per Mcfe in the Current Period compared to $0.07 per Mcfe in the Prior Period.

     Oil and Gas Depreciation, Depletion and Amortization. DD&A for the Current Period was $49.4 million, compared to $47.4 million in the Prior Period. This increase was caused by increased production as well as an increase in the DD&A rate per Mcfe from $0.71 to $0.73 in the Prior and Current Periods, respectively.

     Depreciation and Amortization of Other Assets. D&A decreased to $3.7 million in the Current Period compared to $4.1 million in the Prior Period.

     General and Administrative. G&A, which is net of capitalized internal payroll and non-payroll expenses, was $6.2 million in the Current Period compared to $7.3 million in the Prior Period. This decrease was primarily due to cost efficiencies that were generated throughout 1999 and an increase in capitalized internal costs between periods. Chesapeake capitalized $3.4 million of internal costs in the Current Period directly related to Chesapeake's oil and gas exploration and development efforts, compared to $2.0 million in the Prior Period. The increase in capitalized internal costs is primarily due to the addition of technical employees and other related costs.

     Interest and Other Income. Interest and other income for the Current Period was $2.9 million compared to $3.8 million in the Prior Period. This decrease is due primarily to a $1.5 million gain on the sale of certain marketing assets located in the Mid-Continent in the Prior Period.

     Interest. Interest expense increased to $42.7 million in the Current Period from $40.1 million in the Prior Period as a result of lower capitalized interest and higher amounts of indebtedness. Chesapeake capitalized $1.3 million of interest during the Current Period compared to $2.2 million capitalized in the Prior Period.

     Provision for Income Taxes. Chesapeake recorded income tax expense of $1.5 million for the Current Period, compared to $0.3 million in the Prior Period. The income tax expense in both Periods is entirely related to Chesapeake's operations in Canada. Management believes that it cannot be demonstrated that it is more likely than not that its domestic deferred income tax assets will be realizable in future years, and therefore a valuation allowance of $424.3 million has been recorded. However, management continues to evaluate the deferred tax assets. If oil and gas prices as well as improvements in Chesapeake's operating performance continue to strengthen and stabilize in future periods, all or a portion of the valuation allowance may be reversed.

  Years Ended December 31, 1999, 1998 and 1997.

     General. In 1999, Chesapeake had net income of $33.3 million, or $0.16 per diluted common share, on total revenues of $354.9 million. This compares to a net loss of $933.9 million, or a loss of $9.97 per diluted common share, on total revenues of $377.9 million during the year ended December 31, 1998, and a net loss of $233.4 million, or a loss of $3.30 per diluted common share, on total revenues of $302.8 million during the year ended December 31, 1997. The loss in 1998 was caused primarily by an $826.0 million oil and gas property writedown recorded under the full-cost method of accounting and a $55.0 million writedown of other assets. The loss in 1997 was caused primarily by a $346 million oil and gas property writedown. See "Impairment of Oil and Gas Properties" and "Impairment of Other Assets".

     Oil and Gas Sales. During 1999, oil and gas sales increased to $280.4 million versus $256.9 million in 1998 and $198.4 million in 1997. In 1999, Chesapeake produced 133.5 Bcfe at a weighted average price of $2.10 per Mcfe, compared to 130.3 Bcfe produced in 1998 at a weighted average price of $1.97 per Mcfe, and 80.3 Bcfe produced in 1997 at a weighted average price of $2.47 per Mcfe.

     The following table shows Chesapeake's production by region for 1999, 1998 and 1997:

                                               FOR THE YEARS ENDED DECEMBER 31,
                                   --------------------------------------------------------
                                         1999                1998                1997
                                   -----------------   -----------------   ----------------
OPERATING AREAS                     MMcfe    PERCENT    MMcfe    PERCENT   MMcfe    PERCENT
---------------                    -------   -------   -------   -------   ------   -------
Mid-Continent....................   69,946      52%     61,930      48%    17,685      22%
Gulf Coast.......................   44,822      34      52,793      40     60,662      76
Canada...........................   11,737       9       7,746       6         --      --
Permian Basin....................    5,408       4       3,939       3      1,656       2
All other areas..................    1,579       1       3,869       3        299      --
                                   -------     ---     -------     ---     ------     ---
          Total production.......  133,492     100%    130,277     100%    80,302     100%
                                   =======     ===     =======     ===     ======     ===

     Natural gas production represented approximately 81% of Chesapeake's total production volume on an equivalent basis in 1999, compared to 72% in 1998 and 74% in 1997.

     For 1999, Chesapeake realized an average price per barrel of oil of $16.01, compared to $12.70 in 1998 and $19.39 in 1997. Gas price realizations fluctuated from an average of $1.92 per Mcf in 1998 and $2.20 in 1997 to $1.97 per Mcf in 1999. Chesapeake's hedging activities resulted in a decrease in oil and gas revenues of $1.7 million in 1999, an increase in oil and gas revenues of $11.3 million in 1998, and a decrease in oil and gas revenues of $4.6 million in 1997.

     Oil and Gas Marketing Sales. Chesapeake realized $74.5 million in oil and gas marketing sales for third parties in 1999, with corresponding oil and gas marketing expenses of $71.5 million, for a net margin of $3.0 million. This compares to sales of $121.1 million and $104.4 million, expenses of $119.0 million and $103.8 million, and a margin of $2.1 million and $0.6 million in 1998 and 1997, respectively.

     Production Expenses and Taxes. Production expenses and taxes, which include lifting costs, production taxes and ad valorem taxes, were $59.6 million in 1999, compared to $59.5 million and $19.3 million in 1998 and 1997, respectively. On a unit of production basis, production expenses and taxes were $0.45 per Mcfe in 1999 and 1998, and $0.24 per Mcfe in 1997.

     Impairment of Oil and Gas Properties. Chesapeake utilizes the full-cost method to account for its investment in oil and gas properties. Under this method, all costs of acquisition, exploration and development of oil and gas reserves (including such costs as leasehold acquisition costs, geological and geophysical expenditures, certain capitalized internal costs, dry hole costs and tangible and intangible development costs) are capitalized as incurred. These oil and gas property costs, along with the estimated future capital expenditures to develop proved undeveloped reserves, are depleted and charged to operations using the unit-of-production method based on the ratio of current production to proved oil and gas reserves as estimated by Chesapeake's independent engineering consultants and Chesapeake's engineers. Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the property or whether impairment has occurred. The excess of capitalized costs of oil and gas properties, net of accumulated depreciation, depletion and amortization and related deferred income taxes, over the discounted future net revenues of proved oil and gas properties is charged to operations.

     Chesapeake incurred an impairment of oil and gas properties charge of $826 million in 1998. No such charge was incurred in 1999. The 1998 writedown was caused by a combination of several factors, including the acquisitions completed by Chesapeake during 1998, which were accounted for using the purchase method, and the significant decreases in oil and gas prices throughout 1998. Oil and gas prices used to value Chesapeake's proved reserves decreased from $17.62 per Bbl of oil and $2.29 per Mcf of gas at December 31, 1997, to $10.48 per Bbl of oil and $1.68 per Mcf of gas at December 31, 1998. Higher drilling and completion costs and the evaluation of certain leasehold, seismic and other exploration-related costs that were previously unevaluated were the remaining factors which contributed to the writedown in 1998.

     Chesapeake incurred an impairment of oil and gas properties charge of $346 million during 1997. The writedown in 1997 was caused by several factors, including declining oil and gas prices during the year, escalating drilling and completion costs, and poor drilling results primarily in Louisiana.

     Impairment of Other Assets. Chesapeake incurred a $55 million impairment charge during 1998. Of this amount, $30 million related to Chesapeake's investment in preferred stock of Gothic Energy Corporation, and the remainder was related to certain of Chesapeake's gas processing and transportation assets located in Louisiana. No such charge was recorded in 1999 or 1997.

     Oil and Gas Depreciation, Depletion and Amortization. DD&A of oil and gas properties was $95.0 million, $146.6 million and $127.4 million during 1999, 1998 and 1997, respectively. The average DD&A rate per Mcfe, which is a function of capitalized costs, future development costs, and the related underlying reserves in the periods presented, was $0.71 ($0.73 in U.S. and $0.52 in Canada), $1.13 ($1.17 in U.S. and $0.43 in Canada) and $1.59 in 1999, 1998 and
1997, respectively. Chesapeake did not have operations in Canada prior to 1998.

     Depreciation and Amortization of Other Assets. D&A of other assets was $7.8 million in 1999, compared to $8.1 million in 1998 and $4.4 million in 1997. The increase in 1998 compared to 1997 was caused by increased investments in depreciable buildings and equipment and increased amortization of debt issuance costs as a result of the issuance of senior notes in April 1998.

     General and Administrative. G&A expenses, which are net of capitalized internal payroll and non-payroll expenses (see note 11 of the notes to our audited consolidated financial statements included at the end of this proxy statement/prospectus), were $13.5 million in 1999, $19.9 million in 1998 and $10.9 million in 1997. The decrease in 1999 compared to 1998 was due primarily to various actions taken to lower corporate overhead, including staff reductions and office closings which occurred in late 1998 and early 1999. The increase in 1998 compared to 1997 is due primarily to increased personnel expenses required by Chesapeake's growth and industry wage inflation. Chesapeake capitalized $2.7 million, $5.3 million and $5.3 million of internal costs in 1999, 1998 and 1997, respectively, directly related to Chesapeake's oil and gas exploration and development efforts.

     Interest and Other Income. Interest and other income for 1999 was $8.6 million compared to $3.9 million in 1998, and $87.7 million in 1997. The increase from 1998 to 1999 was due primarily to gains on sales of various non-core assets during 1999. During 1997, Chesapeake realized a gain on the sale of its Bayard common stock of $73.8 million, the most significant component of interest and other income.

     Interest Expense. Interest expense increased to $81.1 million in 1999, compared to $68.2 million in 1998 and $29.8 million in 1997. The increase in 1999 is due primarily to a full year of interest on Chesapeake's $500 million senior notes. The increase in 1998 compared to 1997 was due primarily to the issuance of $500 million of senior notes in April 1998. In addition to the interest expense reported, Chesapeake capitalized $3.5 million of interest during 1999, compared to $6.5 million capitalized in 1998, and $10.4 million capitalized in 1997.

     Provision (Benefit) for Income Taxes. Chesapeake recorded income taxes of $1.8 million in 1999 compared to $0 in 1998 and an income tax benefit of $17.9 million in 1997. The income tax expense recorded in 1999 is related entirely to Chesapeake's Canadian operations.

     At December 31, 1999, Chesapeake had a U.S. net operating loss carryforward of approximately $613 million for regular federal income taxes which will expire in future years beginning in 2007. Management believes that it cannot be demonstrated at this time that it is more likely than not that the deferred income tax assets, comprised primarily of the net operating loss carryforwards generated for U.S. purposes, will be realizable in future years, and therefore a valuation allowance of $442 million was recorded.

RISK MANAGEMENT ACTIVITIES

     See "Chesapeake Energy Corporation Quantitative and Qualitative Disclosures About Market Risk."

LIQUIDITY AND CAPITAL RESOURCES

     Chesapeake had working capital of $2.3 million at June 30, 2000 and a cash balance (including restricted cash) of $16.8 million. Chesapeake has a $100 million revolving bank credit facility, which matures in July 2002, with a committed borrowing base of $100 million. As of June 30, 2000, Chesapeake had borrowed $63.0 million under this facility. Borrowings under the facility are secured by certain producing oil and gas properties and bear interest at variable rates, which averaged 10.0% per annum as of June 30, 2000.


     In a series of private transactions from June 27, 2000 through September 21, 2000, CEMI purchased 99.8% of Gothic's $104 million 14 1/8% Series B senior secured discount notes for total consideration of $80.8 million, comprised of $17.2 million in cash and $63.6 million of Chesapeake common stock (8,914,210 shares valued at $7.13 per share), as adjusted by make-whole adjustments settled as of September 30, 2000. The purchase price for approximately $4.0 million principal amount is subject to adjustment in November 2000. The discount notes accrete at a rate per annum of 14 1/8%, compounded semiannually to an aggregate principal amount of $104.0 million at May 1, 2002. Thereafter, the discount notes accrue interest at the rate of 14 1/8% per annum, payable in cash semiannually in arrears on May 1 and November 1 of each year commencing November 1, 2002. The discount notes mature on May 1, 2006 and are secured by the stock of Gothic Production Corporation.



     On September 1, 2000, we purchased $20 million of the $235 million of 11 1/8% senior secured notes issued by Gothic Production for $22 million of Chesapeake common stock (3,694,939 shares valued at $6.0371 per share, subject to adjustment), in a private transaction. The senior secured notes mature on May 1, 2005, bear interest at the rate of 11 1/8% per annum, payable semiannually in cash on May 1 and November 1 of each year, and are secured by oil and gas interests owned by the issuer.



     On September 8, 2000, we entered into the merger agreement to acquire the common stock of Gothic for 4.0 million shares of Chesapeake common stock. Upon the closing of the transaction, Gothic's shareholders will own approximately 2.5% of Chesapeake's common stock. The total acquisition cost to Chesapeake, including the Gothic notes described above, will be approximately $345 million, plus transaction expenses and adjusted for any working capital at the time of the merger. The Gothic acquisition is subject to approval by Gothic's shareholders and other closing conditions. Completion of the transaction is expected in January 2001.


     At June 30, 2000, Chesapeake's senior notes represented $919.2 million of its $999.5 million of long-term liabilities. Debt ratings for the senior notes are B2 by Moody's Investors Service and B by

Standard & Poor's Corporation as of August 1, 2000. On July 5, 2000, Standard & Poor's Corporation placed its ratings on Chesapeake on credit watch with positive implications. There are no scheduled principal payments required on any of the senior notes until March 2004, when $150 million is due.

     The senior note indentures restrict the ability of Chesapeake and its restricted subsidiaries to incur additional indebtedness. This restriction does not affect Chesapeake's ability to borrow under or expand its secured commercial bank facility. As of June 30, 2000, Chesapeake estimates that secured commercial bank indebtedness of $152.2 million could have been incurred under the indentures. The indenture restrictions do not apply to borrowings incurred by CEMI, an unrestricted subsidiary.

     The senior note indentures also limit Chesapeake's ability to make restricted payments (as defined), including the payment of preferred stock dividends, unless certain tests are met. From December 31, 1998 through March 31, 2000, Chesapeake was unable to meet the requirements to incur additional unsecured indebtedness, and consequently was not able to pay cash dividends on its 7% cumulative convertible preferred stock. Chesapeake had accumulated dividends in arrears of $9.5 million related to its preferred stock as of June 30, 2000. Chesapeake was unable to pay a dividend on the preferred stock on May 1, 2000, the sixth consecutive dividend payment date on which dividends had not been paid. As a result of Chesapeake's failure to pay dividends for six quarterly periods, the holders of preferred stock are entitled to elect two new directors to the Board. Based on the Current Quarter financial results, Chesapeake was able to pay a dividend on the preferred stock on August 1, 2000, although the Board of Directors did not declare a dividend that would have been payable on that date. On September 22, 2000, the Board of Directors declared a regular quarterly dividend and a special dividend in the amount of all accrued and unpaid dividends on the preferred stock, payable on November 1, 2000.

     Between April 1, 2000 and June 30, 2000, Chesapeake engaged in unsolicited transactions in which a total of 24.7 million shares of common stock (newly issued shares), plus a cash payment of $8.3 million, were exchanged for 2,364,363 shares of its issued and outstanding preferred stock with a liquidation value of $118.2 million plus dividends in arrears of $13.6 million. A total of 34.2 million shares of common stock, plus a cash payment of $8.3 million, have been exchanged for 3,039,363 shares of preferred stock between January 1, 2000 and June 30, 2000. These transactions have reduced (i) the number of preferred shares from 4.6 million to 1.6 million, (ii) the liquidation value of the preferred stock from $229.8 million to $77.9 million, and (iii) dividends in arrears by $16.8 million to $9.5 million. A gain on redemption of all preferred shares exchanged through June 30, 2000 of $11.9 million ($1.5 million related to the quarter ended June 30, 2000) is reflected in net income available to common shareholders in determining basic earnings per share.

     Between July 1 and August 16, 2000, Chesapeake engaged in additional transactions in which 9.2 million shares of common stock (newly issued shares) were exchanged for 933,000 shares of its issued and outstanding preferred stock with a liquidation value of $46.7 million plus dividends in arrears of $6.1 million. A $5.3 million loss on the redemption of these preferred shares will be reflected in net income available to common shareholders in determining earnings per share in the third quarter.


     Chesapeake believes it has adequate resources, including cash on hand and budgeted cash flow from operations, to fund its capital expenditure budget for exploration and development activities during 2000, which are currently estimated to be approximately $150 million. However, low oil and gas prices or unfavorable drilling results could cause Chesapeake to reduce its drilling program, which is largely discretionary. Based on current oil and gas prices, Chesapeake expects to generate excess cash flow that will be available to fund acquisitions, reduce debt, make preferred stock dividend payments, acquire Gothic debt securities or a combination of the above.


     If the Gothic merger is completed, holders of Gothic Production's senior secured notes will have the right, but not the obligation, to require Chesapeake to repurchase their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. Chesapeake presently holds $20 million of the $235 million principal amount of senior secured notes outstanding. Bear, Stearns & Co. Inc. has agreed to provide a $275 million standby commitment, consisting of a $175 million term credit facility and a $100 million revolving credit facility. The term credit facility may be used to repurchase any 11 1/8% senior secured notes tendered to Chesapeake. If used, the revolving credit facility will replace Chesapeake's existing revolving credit facility. Chesapeake has incurred costs of approximately $3.2 million in obtaining the commitment and will incur an additional $2.75 million of costs if the facility is used.

  Six Months Ended June 30, 2000 and 1999.

     Cash Flows From Operating Activities. Chesapeake's cash provided by operating activities increased 76% to $83.9 million during the Current Period compared to $47.6 million during the Prior Period. The increase was due primarily to higher oil and gas prices realized during the Current Period.

     Cash Flows From Investing Activities. Cash used in investing activities increased to $130.6 million during the Current Period from $67.3 million in the Prior Period. During the Current Period Chesapeake expended approximately $68.3 million to initiate drilling on 66 gross (35.6 net) wells and invested approximately $10.6 million in leasehold acquisitions. This compares to $68.3 million to initiate drilling on 80 gross (48.9 net) wells and $11.1 million to purchase leasehold in the Prior Period. During the Current Period, Chesapeake had acquisitions of oil and gas properties of $25.0 million, divestitures of oil and gas properties of $1.4 million, and a cash payment of $22.4 million related to the acquisition of the Gothic Discount Notes. This compares to acquisitions of $6.5 million and divestitures of $17.4 million in the Prior Period.

     Cash Flows From Financing Activities. There was $20.3 million of cash provided by financing activities in the Current Period, compared to $14.2 million in the Prior Period. The activity in the Current Period and the Prior Period reflects the net increase in borrowings under Chesapeake's commercial bank credit facility of $19.5 million and $14.0 million in the Current and Prior Periods, respectively, and cash received through the exercise of stock options.

  Years Ended December 31, 1999, 1998 and 1997.

     Cash Flows from Operating Activities. Cash provided by operating activities (inclusive of changes in working capital) was $145.0 million in 1999, compared to $94.6 million in 1998 and $181.3 million in 1997. The increase of $50.4 million from 1998 to 1999 was due primarily to increased oil and gas revenues. The decrease of $86.7 million from 1997 to 1998 was due primarily to reduced operating income resulting from significant decreases in average oil and gas prices between periods, as well as significant increases in G&A expenses and interest expense.

     Cash Flows from Investing Activities. Cash used in investing activities decreased to $159.8 million in 1999, compared to $548.1 million in 1998 and $476.2 million in 1997. During 1999, Chesapeake invested $153.3 million for exploration and development drilling, $49.9 million for the acquisition of oil and gas properties, and received $45.6 million related to divestitures of oil and gas properties. During 1998, $279.9 million was used to acquire certain oil and gas properties and companies with oil and gas reserves. However, the increase in cash used to acquire oil and gas properties was partially offset by reduced expenditures during 1998 for exploratory and developmental drilling. During 1998 and 1997, Chesapeake invested $259.7 million and $471.0 million, respectively, for exploratory and developmental drilling. Also during 1998, Chesapeake sold its 19.9% stake in Pan East Petroleum Corp. to Poco Petroleums, Ltd. for approximately $21.2 million. During 1997, Chesapeake received net proceeds from the sale of its investment in Bayard common stock of approximately $90.4 million.

     Cash Flows from Financing Activities. Cash provided by financing activities decreased to $19.0 million in 1999, compared to $363.8 million in 1998, and $278.0 million in 1997. During 1999, Chesapeake made additional borrowings under its commercial bank credit facility of $116.5 million, and had payments under this facility of $98.0 million. During 1998, Chesapeake retired $85 million of debt assumed at the completion of the DLB Oil & Gas, Inc. acquisition, $120 million of debt assumed at the completion of the Hugoton Energy Corporation acquisition, $90 million of senior notes, and $170 million of borrowings made under its commercial bank credit facilities. Also during 1998, Chesapeake issued $500 million in senior notes and $230 million in preferred stock. During 1997, Chesapeake issued $300 million of senior notes.

RECENTLY ISSUED ACCOUNTING STANDARDS

     On June 15, 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. FAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. FAS 133, as amended by FAS 137 and FAS 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

     FAS 133 standardizes the accounting for derivative instruments by requiring that all derivatives be recognized as assets and liabilities and measured at fair value. The accounting for changes in the fair value of derivatives (gains and losses) depends on (i) whether the derivative is designated and qualifies as a hedge, and (ii) the type of hedging relationship that exists. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in FAS 133 are required to be reported in earnings. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of FAS 133. Chesapeake has not yet determined the impact that adoption of FAS 133 will have on the financial statements. However, Chesapeake believes that its commodity derivatives will be designated as hedges in accordance with the relevant accounting criteria.

                         CHESAPEAKE ENERGY CORPORATION

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

COMMODITY PRICE RISK

     Chesapeake's results of operations are highly dependent upon the prices received for oil and natural gas production.

COMMODITY HEDGING ACTIVITIES

     Periodically Chesapeake utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

          (1) swap arrangements that establish an index-related price above which Chesapeake pays the counterparty and below which Chesapeake is paid by the counterparty,

          (2) the purchase of index-related puts that provide for a "floor" price below which the counterparty pays Chesapeake the amount by which the price of the commodity is below the contracted floor,

          (3) the sale of index-related calls that provide for a "ceiling" price above which Chesapeake pays the counterparty the amount by which the price of the commodity is above the contracted ceiling, and

          (4) basis protection swaps, which are arrangements that guarantee the price differential of oil or gas from a specified delivery point or points.

     Results from commodity hedging transactions are reflected in oil and gas sales to the extent related to Chesapeake's oil and gas production. Chesapeake only enters into commodity hedging transactions related to Chesapeake's oil and gas production volumes or CEMI's physical purchase or sale commitments. Gains or losses on crude oil and natural gas hedging transactions are recognized as price adjustments in the months of related production.

     As of June 30, 2000, Chesapeake had the following open natural gas swap arrangements designed to hedge a portion of Chesapeake's domestic gas production for periods after June 2000:

                                                                          NYMEX-INDEX
                                                               VOLUME     STRIKE PRICE
MONTHS                                                         (MMBtu)    (PER MMBtu)
------                                                        ---------   ------------
July 2000...................................................  2,790,000       3.03
August 2000.................................................  2,790,000       3.03
September 2000..............................................  2,100,000       3.07
October 2000................................................  1,240,000       2.55

     If the swap arrangements listed above had been settled on June 30, 2000, Chesapeake would have incurred a loss of $13.2 million. Subsequent to June 30, 2000, Chesapeake settled the July 2000 natural gas swaps for a loss of $4.5 million, which will be recognized as a price adjustment in July. Additionally, Chesapeake has closed hedges on 920,000 MMBtu of the August through October swaps which resulted in a loss of $0.6 million. This loss will be recognized as price adjustments from August through October 2000.

     On June 2, 2000, Chesapeake entered into a natural gas basis protection swap transaction for 13,500,000 MMBtu for the period of January 2001 through March 2001. This transaction requires that the counterparty pay Chesapeake if the NYMEX price exceeds the Houston Ship Channel Beaumont/Texas Index by more than $0.0675 for each of the related months of production. If the NYMEX price less $0.0675 does not exceed the Houston Ship Channel Beaumont/Texas Index for each month, Chesapeake will pay the counterparty. Gains or losses on basis swap transactions are recognized as price adjustments in the month of related production.

     As of June 30, 2000, Chesapeake had the following open crude oil swap arrangements designed to hedge a portion of Chesapeake's domestic crude oil production for periods after June 2000:

                                                              MONTHLY   NYMEX-INDEX
                                                              VOLUME    STRIKE PRICE
MONTHS                                                        (Bbls)     (PER Bbl)
------                                                        -------   ------------
July 2000...................................................  125,000      $28.42
August 2000.................................................  125,000       28.42
September 2000..............................................  125,000       28.42
October 2000................................................  125,000       28.42
November 2000...............................................  125,000       28.42
December 2000...............................................  125,000       28.42

     If the swap arrangements listed above had been settled on June 30, 2000, Chesapeake would have incurred a loss of $1.9 million.

     Chesapeake has also closed transactions designed to hedge a portion of its domestic oil and natural gas production as of June 30, 2000. The net unrecognized losses resulting from these transactions, $1.4 million as of June 30, 2000, will be recognized as price adjustments in the months of related production. These hedging losses are set forth below ($ in thousands):

                                                             HEDGING GAINS (LOSSES)
                                                            -------------------------
MONTH                                                         GAS      OIL     TOTAL
-----                                                       -------   -----   -------
July 2000.................................................  $  (422)  $(231)  $  (653)
August 2000...............................................     (432)     --      (432)
September 2000............................................     (149)     --      (149)
October 2000..............................................     (196)     --      (196)
                                                            -------   -----   -------
                                                            $(1,199)  $(231)  $(1,430)
                                                            =======   =====   =======

     Subsequent to September 30, 2000, Chesapeake entered into crude oil swap arrangements designed to hedge 5,000 barrels per day at $29.76 for 2001.


     In addition to commodity hedging transactions related to Chesapeake's oil and gas production, CEMI periodically enters into various hedging transactions designed to hedge against physical purchase and sale commitments made by CEMI. Gains or losses on these transactions are recorded as adjustments to oil and gas marketing sales in the consolidated statements of operations and are not considered by management to be material.

INTEREST RATE RISK

     Chesapeake also utilizes hedging strategies to manage fixed-interest rate exposure. Through the use of a swap arrangement, Chesapeake has reduced its interest expense by $2.7 million from May 1998 through June 2000. During the Current Quarter, Chesapeake's interest rate swap resulted in a $36,000 increase of interest expense. The terms of the swap agreement are as follows:

MONTHS                                 NOTIONAL AMOUNT   FIXED RATE               FLOATING RATE
------                                 ---------------   ----------               -------------
May 1998 -- April 2001...............   $230,000,000         7%       Average of three-month Swiss Franc
                                                                      LIBOR, Deutsche Mark and Australian
                                                                      Dollar plus 300 basis points
May 2001 -- April 2008...............   $230,000,000         7%       Three-month LIBOR (USD) plus 300
                                                                      basis points

     If the floating rate is less than the fixed rate, the counterparty will pay Chesapeake accordingly. If the floating rate exceeds the fixed rate, Chesapeake will pay the counterparty. The interest rate swap agreement contains a "knockout provision" whereby the agreement will terminate on or after May 1, 2001 if the average closing price for the previous twenty business days for the shares of Chesapeake's common stock is greater than or equal to $7.50 per share. The agreement also provides for a maximum floating rate of 8.5% from May 2001 through April 2008.

     As of June 30, 2000, based upon prevailing interest rates, the present value of Chesapeake's estimated future payments under the interest rate swap agreement, without ascribing any value to the knock-out provision, was $17.7 million. However, because of the knock-out provision discussed above and the volatility of interest rates, Chesapeake does not believe that this worst-case scenario is a fair measure of the market value of the swap agreement and, therefore, would not pay this amount to cancel the transaction. Results from interest rate hedging transactions are reflected as adjustments to interest expense in the corresponding months covered by the swap agreement.

     The table below presents principal cash flows and related weighted average interest rates by expected maturity dates. The fair value of the long-term debt has been estimated based on quoted market prices.

                                                                                   JUNE 30, 2000
                                                       ----------------------------------------------------------------------
                                                                                 YEARS OF MATURITY
                                                       ----------------------------------------------------------------------
                                                       2000   2001   2002    2003    2004    THEREAFTER   TOTAL    FAIR VALUE
                                                       ----   ----   -----   ----   ------   ----------   ------   ----------
                                                                                  ($ IN MILLIONS)
LIABILITIES:
  Long-term debt, including current portion -- fixed
    rate.............................................  $0.4   $0.8   $ 0.6    $--   $150.0     $770.0     $921.8     $867.7
    Average interest rate............................   9.1%   9.1%    9.1%    --      7.9%       9.3%       9.1%        --
  Long-term debt -- variable rate....................  $ --   $ --   $63.0    $--   $   --     $   --     $   63     $ 63.0
    Average interest rate............................    --     --    10.0%    --       --         --         10%        --

                            CHESAPEAKE'S MANAGEMENT

CHESAPEAKE'S DIRECTORS

     Aubrey K. McClendon, age 41, has served as our Chairman of the Board, Chief Executive Officer and a director since co-founding Chesapeake in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and gas in affiliation with Tom L. Ward, our President and Chief Operating Officer. Mr. McClendon is a member of the Board of Visitors of the Fuqua School of Business at Duke University. Mr. McClendon is a 1981 graduate of Duke University.

     Tom L. Ward, age 41, has served as our President, Chief Operating Officer and a director since co-founding Chesapeake in 1989. From 1982 to 1989, Mr. Ward was an independent producer of oil and gas in affiliation with Aubrey K. McClendon, our Chairman and Chief Executive Officer. Mr. Ward is a member of the Board of Trustees of Anderson University in Anderson, Indiana. Mr. Ward graduated from the University of Oklahoma in 1981.

     Breene M. Kerr, age 71, has been member of our board of a directors since 1993. He is President of Brookside Company, Easton, Maryland. In 1969, Mr. Kerr founded Kerr Consolidated, Inc., which was sold in 1996. In 1969, Mr. Kerr co-founded the Resource Analysis and Management Group and remained its senior partner until 1982. From 1967 to 1969, he was Vice President of Kerr-McGee Chemical Corporation. From 1951 through 1967, Mr. Kerr worked for Kerr-McGee Corporation as a geologist and land manager. Mr. Kerr has served as chairman of the Investment Committee for the Massachusetts Institute of Technology and is a life member of the Corporation (Board of Trustees) of that university. He served as a director of Kerr-McGee Corporation from 1957 to 1981. Mr. Kerr currently is a trustee of the Brookings Institution in Washington, D.C., and has been an associate director since 1987 of Aven Gas & Oil, Inc., an oil and gas property management company located in Oklahoma City. Mr. Kerr graduated from the Massachusetts Institute of Technology in 1951.

     Edgar F. Heizer, Jr., age 71, has been a member of our board of directors since 1993. From 1985 to the present, Mr. Heizer has been a private venture capitalist. He founded Heizer Corporation, a publicly traded business development company, in 1969 and served as Chairman and Chief Executive Officer from 1969 until 1986, when Heizer Corporation was reorganized into a number of public and private companies. Mr. Heizer was Assistant Treasurer of the Allstate Insurance Company from 1962 to 1969 in charge of Allstate's venture capital operations. He was employed by Booz, Allen and Hamilton from 1958 to 1962, Kidder, Peabody & Co. from 1956 to 1958, and Arthur Andersen & Co. from 1954 to 1956. He serves on the advisory board of the Kellogg School of Management at Northwestern University. Mr. Heizer is a director of Material Science Corporation, a New York Stock Exchange listed company in Elk Grove, Illinois, and several private companies. Mr. Heizer graduated from Northwestern University in 1951 and from Yale University Law School in 1954.

     Frederick B. Whittemore, age 69, has been a member of our board of directors since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley Dean Witter & Co. since 1989 and was a managing director or partner of the predecessor firms of Morgan Stanley Dean Witter & Co. from 1967 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore is a director of Partner Reinsurance Company, Bermuda; Maxcor Financial Group Inc., New York; SunLife of New York, New York; KOS Pharmaceuticals, Inc., Miami, Florida; and Southern Pacific Petroleum, Australia, NL. Mr. Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

     Shannon T. Self, age 43, has been a member of our board of directors since 1993. He is a shareholder in the law firm of Self, Giddens & Lees, Inc., a professional corporation, in Oklahoma City, which he co-founded in 1991. Mr. Self was an associate and shareholder in the law firm of Hastie and Kirschner, Oklahoma City, from 1984 to 1991 and was employed by Arthur Young & Co. from 1979 to 1980. Mr. Self is a member of the Visiting Committee of Northwestern University School of Law and for part of 1999 was a director of The Rock Island Group, a private computer firm in Oklahoma City. Mr. Self is a

Certified Public Accountant. He graduated from the University of Oklahoma in 1979 and from Northwestern University Law School in 1984.

CHESAPEAKE'S OFFICERS

     Executive Officers. In addition to Messrs. McClendon and Ward, the following are also executive officers of Chesapeake.

     Marcus C. Rowland, age 48, was appointed as our Executive Vice President in March 1998 and has been our Chief Financial Officer since 1993. He served as our Senior Vice President from September 1997 to March 1998 and as our Vice President -- Finance from 1993 until 1997. From 1990 until his association with Chesapeake, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own oil and gas company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.

     Martha A. Burger, age 47, has served as our Treasurer since 1995, as our Senior Vice President -- Human Resources since March 2000 and as our Secretary since November 1999. She was our Vice President -- Human Resources from 1998 until March 2000 and our Human Resources Manager from 1996 to 1998. From 1994 to 1995, she served in various accounting positions with Chesapeake including Assistant Controller -- Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994 served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger is a Certified Public Accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

     Michael A. Johnson, age 35, has served as our Senior Vice
President -- Accounting since March 2000. He served as our Vice President of Accounting and Financial Reporting from March 1998 to March 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993 Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991 he served as audit manager for Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

     Other Officers. Other officers of Chesapeake include the following:

     Steven C. Dixon, age 42, has been our Senior Vice President -- Operations since 1995 and served as our Vice President -- Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

     J. Mark Lester, age 47, has been our Senior Vice President -- Exploration since 1995 and served as our Vice President -- Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was self-employed and acted as a consultant to Messrs. McClendon and Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and in 1977.

     Henry J. Hood, age 40, was appointed as our Senior Vice President -- Land and Legal in 1997 and served as our Vice President -- Land and Legal from 1995 to 1997. We retained Mr. Hood as a consultant during the two years prior to his joining Chesapeake, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. Mr. Hood was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

     Thomas L. Winton, age 53, has served as our Senior Vice
President -- Information Technology and Chief Information Officer since July 1998. From 1985 until his association with Chesapeake, Mr. Winton served as the Director, Information Services Department, at Union Pacific Resources Company. Prior to that period Mr. Winton held the positions of Regional
Manager -- Information Services from 1984 until 1985 and Manager -- Technical Applications Planning and Development from 1980 until 1984 with UPRC. Mr. Winton also served as an analyst and supervisor in the Operations Research Division, Conoco Inc., from 1973 until 1980. Mr. Winton graduated from Oklahoma Christian University in 1969, Creighton University in 1973 and the University of Houston in 1980. Mr. Winton also completed the Tuck Executive Program, Amos Tuck School of Business, Dartmouth College in 1987.

     Douglas J. Jacobson, age 46, has served as our Senior Vice
President -- Acquisitions & Divestitures since August 1999. Prior to joining Chesapeake, Mr. Jacobson was employed by Samson Investment Company from 1980 until August 1999, where he served as Senior Vice President -- Project Development and Marketing from 1996 until 1999. Mr. Jacobson has served on various Oklahoma legislative commissions intended to address issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

     Thomas S. Price, Jr., age 48, has served as our Senior Vice
President -- Corporate Development since March 2000. Mr. Price previously served as our Vice President -- Corporate Development from 1992 to March 2000 and was a consultant to Chesapeake during the prior two years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1990 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is Vice Chairman of the Mid-Continent Oil and Gas Association and a member of the Petroleum Investor Relations Association and the National Investor Relations Institute. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the American Graduate School of International Management in 1992.

     James C. Johnson, age 42, was appointed as President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of ours, in January 2000. He previously served as Vice President -- Contract Administration from 1997 to January 2000 and as our Manager -- Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas Association of Oklahoma and graduated from the University of Oklahoma in 1980.

     Stephen W. Miller, age 43, has served as our Vice President -- Operations since 1996 and served as our District Manager -- College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer in Texas, is a member of the Society of Petroleum Engineers and graduated from Texas A & M University in 1980.

                      CHESAPEAKE'S EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     In 1997 we changed our fiscal year end to December 31 from June 30. The following table sets forth for the fiscal years ended December 31, 1999 and 1998, the transition period for the six months ended December 31, 1997 and the fiscal year ended June 30, 1997 the compensation earned in each period by (i) our chief executive officer, and (ii) our four other most highly compensated executive officers:

                                                                                      SECURITIES
                                                      ANNUAL COMPENSATION             UNDERLYING
                                             -------------------------------------      OPTION
NAME AND PRINCIPAL                 PERIOD                           OTHER ANNUAL     AWARDS (# OF      ALL OTHER
POSITION                           ENDING     SALARY     BONUS     COMPENSATION(a)    SHARES)(b)    COMPENSATION(c)
------------------                --------   --------   --------   ---------------   ------------   ---------------
Aubrey K. McClendon.............  12/31/99   $350,000   $300,000      $137,029          500,000         $19,500
  Chairman of the Board           12/31/98   $350,000   $325,000      $115,429        1,505,808(d)      $10,000
  and Chief Executive             12/31/97   $150,000   $200,000      $ 92,625          457,800(d)      $    --
  Officer                          6/30/97   $250,000   $310,000      $ 76,950          463,000(d)      $11,050
Tom L. Ward.....................  12/31/99   $350,000   $300,000      $113,331          500,000         $20,000
  President and Chief             12/31/98   $350,000   $325,000      $115,977        1,505,808(d)      $10,000
  Operating Officer               12/31/97   $150,000   $200,000      $ 93,026          457,800(d)      $    --
                                   6/30/97   $250,000   $310,000      $ 77,908          463,000(d)      $13,700
Marcus C. Rowland...............  12/31/99   $262,500   $110,000      $ 41,428          125,000         $ 6,000
  Executive Vice                  12/31/98   $250,000   $175,000              (e)       397,476(d)      $10,000
  President and Chief             12/31/97   $112,500   $100,000              (e)       131,600(d)      $    --
  Financial Officer                6/30/97   $185,000   $155,000              (e)        36,000(d)      $ 9,500
Steven C. Dixon.................  12/31/99   $190,000   $ 55,000              (e)        40,000         $11,500
  Senior Vice President           12/31/98   $190,000   $110,000              (e)       206,120(d)      $10,000
  -- Operations                   12/31/97   $ 87,500   $ 50,000              (e)        92,000(d)      $    --
                                   6/30/97   $145,000   $105,000              (e)        30,000(d)      $11,500
J. Mark Lester..................  12/31/99   $177,500   $ 55,000              (e)        40,000         $11,980
  Senior Vice President           12/31/98   $175,000   $100,000              (e)       153,691(d)      $10,000
  -- Exploration                  12/31/97   $ 80,000   $ 40,000              (e)        69,700(d)      $ 2,660
                                   6/30/97   $132,500   $ 70,000              (e)        19,500(d)      $10,400

---------------

(a) Represents the cost of personal benefits provided by Chesapeake, including for fiscal year 1999 personal accounting support ($65,175 for Messrs. McClendon and Ward), personal vehicle ($18,000 for Messrs. McClendon and Ward and $12,000 for Mr. Rowland), travel allowance ($50,000 for Mr. McClendon, $25,904 for Mr. Ward and $25,000 for Mr. Rowland) and country club membership dues ($3,854 for Mr. McClendon, $4,252 for Mr. Ward and $4,428 for Mr. Rowland).

(b) No awards of restricted stock or payments under long-term incentive plans were made to any of the named executives in any period covered by the table.

(c) Represents our matching contributions to the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan.

(d) Includes both (i) option grants which were canceled and (ii) replacement options which were granted at 60% of the original number of options granted.

(e) Other annual compensation did not exceed the lesser of $50,000 ($25,000 for the transition period) or 10% of the executive officer's salary and bonus during the period.

STOCK OPTIONS GRANTED DURING 1999

     The following table sets forth information concerning options to purchase common stock we granted during 1999 to the executive officers named in the Summary Compensation Table. Amounts represent stock options granted under our 1994 and 1999 stock option plans and include both incentive and non-qualified stock options. One-fourth of each option grant becomes exercisable on each of the first four grant date anniversaries. The exercise price of each option represents the market price of the common stock on the date of grant.

                                                              INDIVIDUAL GRANTS
                                             ---------------------------------------------------   POTENTIAL REALIZABLE
                                                           PERCENT OF                                VALUE AT ASSUMED
                                             NUMBER OF    TOTAL OPTIONS                            ANNUAL RATE OF STOCK
                                             SECURITIES    GRANTED TO                               PRICE APPRECIATION
                                             UNDERLYING   EMPLOYEES IN    EXERCISE                  FOR OPTION TERM(a)
                                              OPTIONS      YEAR ENDED     PRICE PER   EXPIRATION   --------------------
NAME                                          GRANTED       12/31/99        SHARE        DATE         5%         10%
----                                         ----------   -------------   ---------   ----------   --------    --------
Aubrey K. McClendon........................   500,000         17.9%         $0.94       3/5/09     $295,580    $749,059
Tom L. Ward................................   500,000         17.9%         $0.94       3/5/09     $295,580    $749,059
Marcus C. Rowland..........................   125,000          4.5%         $0.94       3/5/09     $ 73,895    $187,265
Steven C. Dixon............................    40,000          1.4%         $0.94       3/5/09     $ 23,646    $ 59,925
J. Mark Lester.............................    40,000          1.4%         $0.94       3/5/09     $ 23,646    $ 59,925

---------------

(a) The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

AGGREGATED OPTION EXERCISES IN 1999 AND DECEMBER 31, 1999 OPTION VALUES

     The following table sets forth information about options exercised by the named executive officers during 1999 and the unexercised options to purchase common stock held by them at December 31, 1999.

                                                                 NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                                     SHARES                     UNDERLYING UNEXERCISED            MONEY OPTIONS AT
                                    ACQUIRED                     OPTIONS AT 12/31/99                12/31/99(a)
                                       ON         VALUE      ----------------------------   ----------------------------
NAME                                EXERCISE   REALIZED(b)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                                --------   -----------   -----------    -------------   -----------    -------------
Aubrey K. McClendon...............       --           --       722,953        1,629,355      $585,434       $2,131,694
Tom L. Ward.......................  315,000     $329,544       722,953        1,629,355      $585,434       $2,131,694
Marcus C. Rowland.................  139,871     $305,642            --          423,105            --       $  552,631
Steven C. Dixon...................       --           --       416,434          194,586      $504,871       $  250,833
J. Mark Lester....................       --           --       115,827          155,264      $151,094       $  201,680

---------------

(a) At December 31, 1999, the closing price of the common stock on the New York Stock Exchange was $2.38. "In-the-money options" are stock options with respect to which the market value of the underlying shares of common stock exceeded the exercise price at December 31, 1999. The values shown were determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of common stock on December 31, 1999.

(b) Represents amounts determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of common stock on the exercise date.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with Messrs. McClendon and Ward, each of which provides, among other things, for an annual base salary of not less than $350,000, bonuses at the discretion of our board of directors, eligibility for stock options and benefits, including an automobile and travel allowance, club membership and personal accounting support. Each agreement has a term of five years commencing July 1, 1998, which term is automatically extended for one additional year on each June 30 unless one of the parties provides 30 days prior notice of non-extension. In addition, for each calendar year during which the employment agreements are in effect, Messrs. McClendon and Ward each agree to hold shares of our common stock having an aggregate investment value equal to 500% of his annual base salary and bonus.

     Under the employment agreements, Messrs. McClendon and Ward are permitted to participate in all of the wells spudded by or on behalf of Chesapeake during each calendar quarter. In order to participate, at least 30 days prior to the beginning of a calendar quarter the executive must notify the disinterested members of our compensation committee whether the executive elects to participate and, if so, the percentage working interest the executive will take in each well spudded by or on behalf of Chesapeake during such quarter. The participation election by Messrs. McClendon or Ward may not exceed a 2.5% working interest in a well and is not effective for any well where our working interest after elections by Messrs. McClendon and Ward to participate would be reduced to below 12.5%. Once an executive elects to participate, the percentage cannot be adjusted during the calendar quarter without the prior written consent of the disinterested directors, and no such adjustment has ever been requested or granted. For each well in which the executive participates, we bill to the executive an amount equal to the executive's participation percentage multiplied by the costs of drilling and operating incurred in drilling the well, together with leasehold costs in an amount determined to approximate what third parties pay for similar leasehold in the area of the well. Payment is due within 150 days for invoices received prior to June 30, 2000 and within 90 days for invoices received subsequent to such date. The executive also receives a proportionate share of revenue from the well less certain charges by Chesapeake for marketing the production. As a result of marketing arrangements with other participants in our wells to correct the timing of the receipt of revenues, we have advanced to the executives an amount equal to two months production on each of the wells based on a six-month trailing average of production revenue. As a result of fluctuations in the price and volume of oil and natural gas from the wells, such advance now exceeds two months production. We and the executives have agreed that such amount will bear interest, and have also agreed to a payment schedule to reduce such advance to equal one month's production by December 31, 2000. In the event an executive is not in compliance with the foregoing payment obligations, the right to participate in our wells is automatically suspended until the executive is in compliance.

     Messrs. McClendon and Ward have agreed they will not engage in oil and gas operations individually except pursuant to the aforementioned participation in our wells and as a result of subsequent operations on properties owned by them or their affiliates as of July 1, 1995. Messrs. McClendon and Ward participated in all wells we drilled from our initial public offering in February 1993 through December 1998 with either a 1.0%, 1.25% or 1.5% working interest. Messrs. McClendon and Ward did not participate in our wells during 1999 or the first quarter of 2000. However, both resumed participation in our wells on April 1, 2000.

     The employment agreement we have with Mr. Rowland provides for a 35-month contract term from August 1, 2000 which can be terminated by either party and an initial minimum annual base salary of $250,000 increasing to $275,000 on January 1, 2001. Mr. Rowland's employment agreement requires him to hold 5,000 shares of our common stock throughout the term of the agreement. Under his employment agreement, Mr. Rowland is permitted to continue to conduct oil and gas activities individually and through various related or family-owned entities, but he may not, after August 1, 2000, acquire, attempt to acquire or aid another person in acquiring an interest in any oil and gas exploration, development or production activities within five miles of any operations or ownership interests of Chesapeake or its affiliates.

     We also have employment agreements with Messrs. Dixon and Lester. These agreements have a term of three years from July 1, 2000, with minimum annual base salaries of $205,000. The agreements require each of them to acquire and continue to hold at least 1,000 shares of our common stock throughout the term of their contract.

     We may terminate any of these employment agreements at any time without cause; however, upon such termination Messrs. McClendon and Ward are entitled to continue to receive salary and benefits for the balance of the contract term. Mr. Rowland would be entitled to receive six months compensation and benefits if we terminate him without cause. Messrs. Dixon and Lester are entitled to three months compensation and benefits if we terminate their employment without cause. Each of the employment agreements for Messrs. Rowland, McClendon, Ward, Rowland, Dixon and Lester further state that if, during the term of the agreement, there is a change of control and (a) within one year the agreement expires and is not extended, (b) within one year the executive officer resigns as a result of (i) a reduction in the executive officer's compensation, or (ii) a required relocation more than 25 miles from the executive officer's then current place of employment or (c) within two years from the effective date of the change of control (one year for Messrs. Rowland, Dixon and Lester) the executive officer is terminated other than for cause, death or incapacity, then the executive officer will be entitled to a severance payment in an amount equal to 60 months of base compensation (as that term is defined in the agreements) for Messrs. McClendon and Ward and six months for Messrs. Rowland, Dixon and Lester. Change of control is defined in Messrs. McClendon and Ward's agreements to include (x) an event which results in a person acquiring beneficial ownership of securities having 35% or more of the voting power of our outstanding voting securities, or (y) within two years of a tender offer or exchange offer for our voting stock or as a result of a merger, consolidation, sale of assets or contested election, a majority of the members of our board of directors is replaced by directors who were not nominated and approved by our board of directors. In Messrs. Dixon, Lester and Rowland's agreements, change of control is defined to include (1) the direct or indirect acquisition by any person of beneficial ownership of the right to vote, or securities representing the right to vote, 51% or more of the combined voting power of our then outstanding securities having the right to vote for the election of directors or
(2) a merger, consolidation, sale of assets or contested election or (3) any combination of (1) and (2) which results in a majority of the members of our board of directors being replaced by directors who were not nominated and approved by the existing board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee is composed of Messrs. Heizer and Whittemore. Messrs. McClendon and Ward served on the compensation committee until September 1999. Mr. McClendon is our Chairman of the Board and Chief Executive Officer and Mr. Ward is our President and Chief Operating Officer. Messrs. McClendon and Ward administer our 1992 stock option plan. Our 1992 Incentive Stock Option Plan was terminated in December 1994, except with respect to the administration of outstanding options. The only options issued under our 1992 NSO Plan during the year ended December 31, 1999 were those to our non-employee directors pursuant to a formula award provision. See "-- Directors' Compensation." Messrs. McClendon and Ward also serve on committees which administer our other stock option plans with respect to employee participants who are not executive officers. Messrs. Heizer and Whittemore serve on committees which administer these plans with respect to employee participants who are executive officers. Messrs. McClendon and Ward participate as working interest owners in our oil and gas wells pursuant to the terms of their employment agreements. See
"-- Employment Agreements." Accounts receivable from Messrs. McClendon and Ward are generated by joint interest billings relating to such participation and as a result of miscellaneous expenses we paid on their behalf. We extended loans of $5.0 million each to Messrs. McClendon and Ward in 1998 which were paid in full in late 1999. See "Certain Transactions Involving Chesapeake."

DIRECTORS' COMPENSATION

     During 1999, directors who were not employees received cash compensation of $25,000, comprised of an annual retainer of $5,000, payable in quarterly installments of $1,250, and $5,000 for each meeting of the Board attended, not to exceed $20,000 per year for Board meetings attended. Directors are reimbursed for travel and other expenses. Officers who also serve as directors do not receive fees for serving as directors. Under a formula award provision in our 1992 NSO Plan, non-employee directors were granted ten-year non-qualified options to purchase 6,250 shares of common stock at an exercise price equal to the market price on the first business day of each quarter of 1999 and the first quarter of 2000. Commencing with the second quarter in 2000, the quarterly option grant to non-employee directors increased to 7,500 shares. The options are immediately exercisable upon grant.

                   CERTAIN TRANSACTIONS INVOLVING CHESAPEAKE

LEGAL COUNSEL

     Shannon T. Self, a member of our board of directors, is a shareholder in the law firm of Self, Giddens & Lees, Inc., which provides us with legal services. During 1997, 1998 and 1999, the firm billed us approximately $414,314, $493,000 and $398,000, respectively for such legal services.

OIL AND GAS OPERATIONS

     Prior to 1989, Messrs. McClendon and Ward and their affiliates, as independent oil producers, acquired various leasehold and working interests. In 1989, Chesapeake Operating, Inc., one of our wholly-owned subsidiaries, was formed to drill and operate wells in which Messrs. McClendon and Ward or their affiliates owned working interests. Chesapeake Operating entered into joint operating agreements with Messrs. McClendon and Ward and other working interest owners and billed each for their respective shares of expenses and fees. Chesapeake Operating continues to operate wells in which directors, executive officers and related parties own working interests. In addition, directors, executive officers and related parties have in the past acquired working interests directly and indirectly from Chesapeake and participated in wells drilled by Chesapeake Operating. Our non-employee directors have not acquired interests in any new wells we have drilled since their election as directors in 1993 and have no present intention to acquire interests in any of our new wells.

     The table below presents information about drilling, completion, equipping and operating costs billed to the persons named in 1997, 1998 and 1999, the largest amount owed by them during those periods and the balances owed by them at December 31, 1999, 1998, 1997 and 1996. No interest is charged on amounts owing for such costs. The amounts for all other directors and executive officers who are joint working interest owners in our wells were insignificant.

                                                         AUBREY K.   TOM L.   MARCUS C.
                                                         MCCLENDON    WARD     ROWLAND
                                                         ---------   ------   ---------
                                                                   (IN 000'S)
Amount billed in 1999..................................   $1,421     $1,366     $ 68
Largest outstanding balance in 1999 (month end)........   $1,503     $1,718     $ 29
Balance at December 31, 1999...........................   $1,426     $  868     $ 16
Amount billed in 1998..................................   $3,950     $3,902     $106
Largest outstanding balance in 1998 (month end)........   $2,581     $3,291     $ 62
Balance at December 31, 1998...........................   $1,541     $1,444     $ 18
Amount billed in 1997..................................   $6,784     $6,759     $142
Largest outstanding balance in 1997 (month end)........   $4,745     $4,190     $ 60
Balance at December 31, 1997...........................   $   68     $2,203     $ 36
Balance at December 31, 1996...........................   $1,224     $1,272     $ 35

     The amounts advanced to the executive officers during 1998 and 1999 to correct the timing of the receipt of oil and gas revenues on the wells in which the executive officers participated, including accrued interest, equaled $984,000 and $959,208, respectively for Mr. McClendon, $958,000 and $932,223, respectively for Mr. Ward and $29,060 and $25,000, respectively for Mr. Rowland. The amount of these advances in excess of revenue we received and not disbursed bears interest at 9.125%.

LOANS TO EXECUTIVES

     In June 1998, we extended loans of $5.0 million each to Messrs. McClendon and Ward to pay a portion of the margin debt incurred by them in connection with their purchase of 730,750 shares each of our common stock in the open market in February 1997 at an approximate average price of $20.24 per share. Each loan initially had a maturity date of December 31, 1998, which was extended to December 31, 1999. In each case the terms of the loan and the documentation evidencing the loan were negotiated by a committee of independent directors in conjunction with separate legal counsel. Interest accrued on each of the loans at an annual rate of 9.125% and was payable quarterly. Each of the loans was secured by collateral with an indicated fair market value greater than 150% of the unpaid principal balance of the loan. In November 1999, the borrowers repaid the loans in full by surrendering shares of our common stock having a market value equal to the then respective amounts owed (principal amount of $3,847,000 for Mr. McClendon and $3,688,000 for Mr. Ward).

PURCHASE OF OIL AND GAS ASSETS FROM EXECUTIVE

     In January 2000, we purchased Mr. Rowland's interests in the oil and gas wells in which he participated pursuant to his employment agreement. The purchase price for the oil and gas assets was $465,000 and was determined using a methodology similar to that used for similar acquisitions of assets from disinterested third parties. See "Chesapeake's Executive
Compensation -- Employment Agreements."

MISCELLANEOUS

     From time to time, we have paid various expenses incurred on behalf of Messrs. McClendon and Ward and their affiliates, creating accounts receivable. During 1997, 1998 and 1999 additions to accounts receivable, excluding joint interest billings, which are described above, from Messrs. McClendon and Ward and their affiliates were insignificant.

TRANSACTIONS WITH GOTHIC

     Since April 1998, Gothic and Chesapeake have entered into a number of transactions. These transactions include the following:

     - Gothic sold to Chesapeake 50,000 shares of Gothic's 12% Series B senior redeemable preferred stock, aggregate liquidation value of $50 million, and a warrant to purchase 2,439,246 shares of Gothic's common stock;

     - Gothic sold to Chesapeake a 50% interest in its producing Arkoma basin natural gas and oil properties for approximately $20 million;

     - Gothic assigned a 50% interest in substantially all of Gothic's undeveloped leasehold to Chesapeake and entered into a participation agreement with Chesapeake to provide for the development of the undeveloped acreage;

     - Gothic and Chesapeake subsequently revised the terms of the participation agreement;

     - Chesapeake exercised first refusal rights and purchased, for approximately $1.6 million, Gothic's interest in approximately 200 producing properties upon terms Gothic had previously negotiated with a third party; and

     - Chesapeake granted Gothic the option to revise further the participation agreement and to redeem the Gothic common and preferred stock held by Chesapeake. The letter of intent for the merger executed by Chesapeake and Gothic on June 30, 2000 terminated this option.

For a more complete description of these transactions, please see "The Merger -- Background of the Merger."

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

CHESAPEAKE


     The table below sets forth (1) the name and address of each person known by us to own beneficially more than 5% of our outstanding common stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares owned, and (2) the number and percentage of outstanding shares of common stock beneficially owned by each of our directors and executive officers listed in the Summary Compensation Table in "Chesapeake's Executive Compensation" and by all of our directors and executive officers as a group. Unless otherwise noted, information is given as of October 30, 2000 and the persons named below have sole voting and/or investment power with respect to such shares. The ownership percentages shown for after the merger were calculated assuming the issuance of 4,000,000 shares of Chesapeake common stock.



                                                              COMMON STOCK
                                  ---------------------------------------------------------------------
                                                                                            PERCENT OF
                                  OUTSTANDING        OPTION         TOTAL      PERCENT OF   CLASS AFTER
        BENEFICIAL OWNER            SHARES          SHARES(A)     OWNERSHIP      CLASS        MERGER
        ----------------          -----------       ---------     ----------   ----------   -----------
Tom L. Ward(1)(2)...............  10,084,522(b)(c)  1,224,406     11,308,958       7.4%         7.2%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Aubrey K. McClendon(1)(2).......   8,701,847(c)(d)  1,224,406      9,926,253       6.5%         6.3%
  6100 North Western Avenue
  Oklahoma City, OK 73118
Franklin Advisers, Inc. ........  10,760,100               --     10,760,100       7.1%         6.9%
  777 Mariners Island Boulevard
  San Mateo, CA 94404
Loomis, Sayles & Company,
  L.P. .........................   8,157,070          386,318(e)   8,543,388(e)    5.6%         5.5%
  One Financial Center
  Boston, MA 02111
Edgar F. Heizer, Jr.(1).........     709,650          421,000      1,130,650        (3)          (3)
Breene M. Kerr(1)...............     376,000(f)       197,500(g)     573,500        (3)          (3)
Shannon T. Self(1)..............      31,458(h)       435,666        467,124        (3)          (3)
Frederick B. Whittemore(1)......     481,800(i)     1,200,250(g)   1,682,050       1.1%         1.1%
Steven C. Dixon(2)..............      13,716(c)       462,964        476,680        (3)          (3)
J. Mark Lester(2)...............      37,845(c)       109,352        147,197        (3)          (3)
Marcus C. Rowland(2)............     131,917(c)            --        131,917        (3)          (3)
All directors and executive
  officers as a group...........  20,618,196        4,530,444     25,148,640      16.1%        15.7%


---------------

(1)  Director

(2)  Executive officer

(3)  Less than 1%


(a) Represents shares of common stock which can be acquired on October 30, 2000 or 60 days thereafter through the exercise of options or conversion of Chesapeake's convertible preferred stock.


(b) Includes 1,444,860 shares held by TLW Investments, Inc., an Oklahoma corporation of which Mr. Ward is sole shareholder and chief executive officer; 1,098,600 shares held by the Aubrey K. McClendon Children's Trust of which Mr. Ward is Trustee; and 21,435 shares held by Mr. Ward's immediate family sharing the same household. Excluded are the shares of common stock beneficially owned by Mr. McClendon which may be attributed to Mr. Ward based on a jointly filed Schedule 13D. Mr. Ward disclaims such ownership.

(c) Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Tom
     L. Ward, 34,042 shares; Aubrey K. McClendon,

     81,123 shares; Steven C. Dixon, 13,716 shares; J. Mark Lester, 13,345 shares; and Marcus C. Rowland, 16,403 shares).

(d) Includes 13,560 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner. Excluded are the shares beneficially owned by Mr. Ward which may be attributed to Mr. McClendon based on a jointly filed Schedule 13D. Mr. McClendon disclaims such ownership.

(e) Represents shares of Chesapeake's preferred stock which is convertible into 386,318 shares of Chesapeake's common stock. Excludes any shares that might be issuable with respect to accrued and unpaid dividends.

(f) Includes 250,000 shares held by Talbot Fairfield II Limited Partnership, of which Mr. Kerr is a general partner.

(g) Includes options to purchase shares of Chesapeake's common stock owned by Messrs. Ward and McClendon issued to Messrs. Kerr, and Whittemore (Breene
     M. Kerr, 93,750 shares from Aubrey K. McClendon; Frederick B. Whittemore, 394,688 shares from Aubrey K. McClendon and 355,312 shares from Tom L.
     Ward).

(h) Includes 12,382 shares held by Pearson Street Limited Partnership, an Oklahoma limited partnership of which Mr. Self is sole general partner and the remaining partner is Mr. Self's spouse.

(i) Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.

GOTHIC


     The following table sets forth (1) the name and address of each person known by Gothic to own beneficially more than 5% of Gothic's outstanding common stock, the number of shares beneficially owned by each such shareholder and the percentage of outstanding shares owned, and (2) the number and percentage of outstanding shares of common stock beneficially owned by each of Gothic's directors and executive officers and by all directors and executive officers as a group. Unless otherwise noted, information is given as of October 20, 2000.


NAME AND ADDRESS OF BENEFICIAL                                             PERCENT OF
HOLDER, IDENTITY OF GROUP(1)(2)                               AMOUNT(3)      CLASS
-------------------------------                               ---------    ----------
Michael Paulk...............................................  1,049,891        4.5%
John Fleming................................................    712,500        3.1%
Brian E. Bayley.............................................    712,500        3.1%
Carl C. Icahn(4)............................................  1,600,000        6.9%
High River Limited Partnership(4)
Riverdale LLC(4)
Little Meadow Corp.(4)
  100 South Bedford Road
  Mount Kisco, New York 10549
Amoco Corporation(4)........................................  1,967,672(5)     7.8%
  200 East Randolph Drive
  Chicago, Illinois 60601
Chesapeake Energy Corporation(6)............................  2,394,125       10.3%
  6100 North Western Avenue
  Oklahoma City, Oklahoma 73118
OppenheimerFunds, Inc.(7)...................................  1,265,913        5.4%
  Two World Trade Center, 34th Floor
  New York, New York 10048
All officers and directors as a group (6 persons)...........  3,405,291       14.6%

---------------

(1) This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities. The tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their option.

(2) The address of Mr. Paulk is c/o Gothic Energy Corporation, 6120 South Yale Avenue, Suite 1200, Tulsa, Oklahoma 74136. The address of Mr. Fleming is 1500, 340 12th Avenue SW, Calgary, Alberta T2R 1L5. The address of Mr. Bayley is c/o Quest Management Corp., 1095 West Pender Street-Suite 850, Vancouver, British Columbia, Canada V6E 2M6.


(3) Except as otherwise noted, shares beneficially owned by each person as of October 20, 2000 were owned of record and each person had sole voting and investment power with respect to all shares beneficially held by such person.


(4) Based on information contained in Schedule 13D provided by such person.

(5) Issuable on exercise of common stock purchase warrants at $2.29 per share, as adjusted.


(6) In addition, as of October 20, 2000, Chesapeake held 66,675 shares of Series B senior redeemable preferred stock with a liquidation value of $1,000 per share. Such shares are convertible into a number of shares of Gothic common stock determined by dividing the liquidation value by the conversion price currently of $2.04167 per share.


(7) Based on information contained in Schedule 13G/A provided by such person.

                               GOTHIC'S BUSINESS

GENERAL

     Gothic is an independent energy company engaged, through its wholly owned subsidiary corporation, Gothic Production Corporation, in the exploration, development, acquisition and production of onshore natural gas reserves, principally in the Mid-Continent region of the United States. As of December 31, 1999, Gothic had proved reserves of 289.2 Bcf of natural gas and 1.9 MMBbls of oil (300.7 Bcfe), with a PV-10 of approximately $213.3 million as estimated by Gothic's independent petroleum engineers.

     Gothic's natural gas and oil reserves and acreage are principally located in the Anadarko, Arkoma and Permian/Delaware basins, which are historically prolific basins with multiple producing horizons and long-lived reserves. These basins generally provide significant development and exploitation potential through low-risk infill drilling and the implementation of new workover, drilling and recompletion technologies. Gothic has engaged in a comprehensive development and exploitation program designed to increase its natural gas and oil production, earnings, cash flow and net asset value by enhancing proved producing reserves and converting proved undeveloped reserves to proved producing reserves.

     At December 31, 1999, Gothic held an interest in approximately 465,000 gross acres (approximately 241,000 net acres) and had an interest in 1,005 gross wells (503 net wells). Gothic served as operator of 578 of the wells in which it had an interest. Operated wells accounted for approximately 63% of the PV-10 value of Gothic's proved reserves as of December 31, 1999. Gothic had estimated proved reserves of 300.7 Bcfe with a PV-10 of $213.3 million as of December 31, 1999. These reserves, of which 87% were classified as proved developed, had an estimated average reserve life of approximately 10.6 years and 96% were natural gas.

BUSINESS STRATEGY

     Gothic's objective has been to increase its reserves, production, earnings, cash flow and net asset value through a growth strategy that includes (1) developing, exploiting and exploring its properties, (2) maintaining a low operating cost structure, and (3) acquiring strategic natural gas and oil properties in a disciplined manner.

     - Development, Exploitation and Exploration. Gothic has sought to maximize the value of its natural gas and oil properties through development drilling, workovers, recompletions, reductions in operating costs and enhanced operating efficiencies. Gothic had, as of March 1, 2000, identified 214 development and exploitation projects within its properties, of which 154 had been assigned proved undeveloped reserves. Gothic believes geological and geophysical data, including 3D and 2D seismic surveys acquired in the Amoco acquisition, has enabled it to reduce costs and risks associated with drilling activities throughout its Anadarko basin properties.

     - Maintain Low Cost Operations. Gothic was able to directly control operating and drilling costs as the operator of wells comprising approximately 63% of the PV-10 value of proved reserves as of December 31, 1999. In addition, Gothic has been able to reduce per unit operating costs by eliminating unnecessary field and corporate overhead costs and by divesting marginal and non-strategic properties with limited development potential. Lease operating expenses, net of production taxes, decreased 70%, from $0.74 per Mcfe of production in 1997 to $0.22 per Mcfe for the year ended December 31, 1999. Further, general and administrative expenses per Mcfe of production decreased 40%, from $0.30 per Mcfe to $0.18 per Mcfe over the same period. Gothic intends to maintain the reduced operating costs associated with well operations through the use of advanced wireless technology licensed to Gothic as part of the Amoco acquisition in January 1998. This technology enables Gothic to remotely monitor well operations, thereby reducing the need for on-site monitoring personnel. Gothic has deployed this technology throughout many of its producing properties in the Anadarko and Arkoma basins.

     - Strategic Acquisitions. Gothic has increased its reserves through acquisitions, having added, since 1994, 424.9 Bcfe through 14 acquisitions at a total acquisition cost of $339.9 million, or an average cost of $0.80 per Mcfe. The properties acquired were producing natural gas and oil properties located primarily in Oklahoma, Texas, New Mexico and Kansas. There were no significant acquisitions in 1999 and none are budgeted for 2000. Gothic focuses its acquisition efforts on producing natural gas properties within strategic geographic areas with (1) relatively long-lived natural gas production, (2) quantifiable development and exploitation potential, (3) low risk exploration potential, (4) historically low operating expenses or the potential to reduce operating expenses, (5) close proximity to Gothic's existing production or in areas where Gothic has the ability to develop operating economies of scale and (6) geological, geophysical and other technical and operating characteristics with which management of Gothic has expertise.

NATURAL GAS AND OIL RESERVES

     The following table sets forth certain information on the total proved natural gas and oil reserves, and the PV-10 of estimated future net revenues of total proved natural gas and oil reserves as of December 31, 1999 for Gothic based on the report of Lee Keeling and Associates, Inc. The calculations which Lee Keeling and Associates, Inc. used in the preparation of such report were prepared using geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC guidelines.

                                                       AS OF DECEMBER 31, 1999
                                         ----------------------------------------------------
                                                                 NATURAL GAS       PV-10%
                                         NATURAL GAS     OIL     EQUIVALENT    (IN THOUSANDS)
                                         -----------   -------   -----------   --------------
                                           (MMcf)      (MBbls)     (MMcfe)
Proved developed reserves..............    251,631      1,683      261,726        $193,292
Proved undeveloped reserves............     37,560        239       38,996          20,040
                                           -------      -----      -------        --------
          Total proved reserved........    289,191      1,922      300,722        $213,332
                                           =======      =====      =======        ========

     Prices used in calculating future net revenue of proved reserves as of December 31, 1999 and related PV-10 were $1.89 per Mcf of natural gas and $24.33 per barrel of oil based on average prices received by Gothic during December 1999. Gothic has not filed any estimates of proved natural gas and oil reserves with any federal authority or agency other than the Securities and Exchange Commission.

PRINCIPAL AREAS OF OPERATIONS

     The following table sets forth the principal areas of operation and estimated proved natural gas and oil reserves, PV-10 of the estimated future net revenues and percent of total PV-10 of Gothic at December 31, 1999.

                                                          NATURAL                       % OF
                                   OIL AND     NATURAL      GAS                        TOTAL
FIELD                             CONDENSATE     GAS     EQUIVALENT       PV-10%       PV-10%
-----                             ----------   -------   ----------   --------------   ------
                                   (MBbls)     (MMcf)     (MMcfe)     (IN THOUSANDS)
ANADARKO BASIN:
  Springer Field................       47       22,818     23,100        $ 15,099        7.1%
  Northwest Okeene/Cedardale
     Field......................      412       34,368     36,840          27,820       13.0%
  Cement Field..................      229       64,466     65,840          40,512       19.0%
  Mocane Laverne & Hugoton
     Fields.....................       52       10,990     11,302           7,449        3.5%
  Carter-Knox...................        8        2,020      2,068              83         --
  Watonga-Chickasha.............      508       79,598     82,645          63,505       29.8%
ARKOMA BASIN:
  Arkoma Field..................       --       27,541     27,541          19,701        9.2%
  Potato Hills..................       --       13,082     13,082          15,388        7.2%
PERMIAN/DELAWARE BASIN:
  Johnson Ranch/Brushy Draw.....      666       10,455     14,451          12,534        5.9%
  Pecos Slope...................       --       23,853     23,853           8,950        4.2%
Hedging Effects.................       --           --         --           2,291        1.1%
                                    -----      -------    -------        --------      -----
          Totals................    1,922      289,191    300,722        $213,332      100.0%
                                    =====      =======    =======        ========      =====

DRILLING ACTIVITY

     The following table sets forth development drilling results for the years ended December 31, 1999, 1998 and 1997. There were no exploratory wells drilled during those years.

                                                    1999           1998          1997
                                                ------------   ------------   -----------
                                                GROSS   NET    GROSS   NET    GROSS   NET
                                                -----   ----   -----   ----   -----   ---
Productive....................................  41.0    14.5   44.0    20.4   17.0    9.9
Drilling and completing.......................  15.0     5.6     --      --     --     --
Non-Productive................................   5.0     2.9    2.0     1.8     --     --
                                                ----    ----   ----    ----   ----    ---
          Total...............................  61.0    23.0   46.0    22.2   17.0    9.9
                                                ====    ====   ====    ====   ====    ===

     In the third quarter of 1997, Gothic initiated a comprehensive development program and, as of March 1, 2000, had successfully drilled 118 wells, of which 111 have been completed and are producing and, at March 1, 2000, 14 additional wells were at various stages of completion. Gothic believes geological and geophysical data, including 3D and 2D seismic surveys acquired in the Amoco acquisition, has enabled it to reduce costs and risks associated with drilling activities throughout its Anadarko basin properties.

     The final determination with respect to any potential drilling locations and the expected time frame for the drilling of any well will depend on a number of factors, including the following:

     - the results of exploration efforts and the review and analysis of the seismic or other data,

     - the availability of sufficient capital resources by Gothic for drilling prospects, and

     - economic and industry conditions at the time of drilling, including prevailing and anticipated prices for natural gas and oil and the availability of drilling rigs and crews.

There can be no assurance that any wells will, if drilled, encounter reservoirs of commercial quantities of natural gas or oil.

OPERATING CONTROL OVER PRODUCTION ACTIVITIES

     Gothic operated 578 of the 1,005 wells in which it owned an interest, representing approximately 63% of its PV-10 as of December 31, 1999. The non-operated properties are being operated by unrelated third parties pursuant to operating agreements which are, for the most part, standard to the industry. Decisions about operations regarding non-operated properties may be determined by the outside operator rather than Gothic. If Gothic declines to participate in additional activities proposed by the outside operator, under certain operating agreements, Gothic will not receive revenues from, and/or will lose its interest in, the activity in which it declines to participate.

     Pursuant to the Amoco acquisition, Gothic received a license to use advanced well automation technology developed by Amoco. This technology is a wireless application that allows Gothic to remotely monitor production, well pressure and temperature along with other well control factors on a real-time basis. Further, the technology helps to regulate the well's productivity and makes periodic adjustments to allow the well to flow more efficiently. Gothic believes that the application of this wireless technology has allowed Gothic to employ fewer personnel to monitor well activity and operate wells more economically. This technology is currently being utilized on almost all operated properties in the Anadarko and Arkoma basins as well as on a few significant non-operated properties Gothic owns an interest in.

TITLE TO NATURAL GAS AND OIL PROPERTIES

     Gothic has acquired interests in producing and non-producing acreage in the form of working interests, royalty interests and overriding royalty interests. Substantially all of Gothic's property interests are held pursuant to leases from third parties. The leases grant the lessee the right to explore for and extract natural gas and oil from specified areas. Consideration for a lease usually consists of a lump sum payment or bonus and a fixed annual charge, or delay rental, prior to production, unless the lease is paid up, and, once production has been established, a royalty based generally upon the proceeds from the sale of natural gas and oil. Once wells are drilled, a lease generally continues so long as production of natural gas and oil continues. In some cases, leases may be acquired in exchange for a commitment to drill or finance the drilling of a specified number of wells to predetermined depths. Some of Gothic's non-producing acreage is held under leases from mineral owners or a government entity which expire at varying dates. Gothic is obligated to pay annual delay rentals to the lessors of certain properties in order to prevent the leases from terminating. Because substantially all of Gothic's undeveloped acreage is held by production, annual delay rentals are generally nominal.

     Title to leasehold properties is subject to royalty, overriding royalty, carried, net profits and other similar interests and contractual arrangements customary in the natural gas and oil industry, and to liens incident to operating agreements, liens relating to amounts owed to the operator, liens for current taxes not yet due and other encumbrances. In addition, in certain areas Gothic's interests in producing properties are subject to certain agreements and other instruments that have not been recorded in real property records. The effect of these unrecorded instruments has been confirmed based upon a review of historical cost and revenue information, including joint interest billings, division orders, check stubs and other production accounting information reflecting such unrecorded interests. Gothic believes that such burdens and unrecorded instruments neither materially detract from the value of its interest in the properties, nor materially interfere with the use of such properties in the operation of its business.

     While updated title opinions may not always be received prior to the acquisition of a producing natural gas and oil property, title opinions on significant producing properties have historically been obtained in connection with pledging Gothic's producing properties under bank loan agreements. On undeveloped leases, title opinions are usually not obtained until immediately prior to the drilling of a well on a property. Accordingly, Gothic's proved undeveloped reserves may be the subject of significantly less title investigation. It is contemplated, however, that investigations will be made in accordance with standard practices in the industry before the acquisition of producing properties and before exploratory drilling.

PRODUCTION AND SALES PRICES

     Gothic's production of natural gas and oil is derived solely from within the United States. Gothic is not obligated to provide a fixed and determinable quantity of oil and/or natural gas in the future under existing contracts or agreements with customers. However, from time to time, Gothic does enter into hedging agreements with respect to its natural gas and oil production.

     In April 1999, Gothic entered into a hedge agreement in the form of a costless collar with respect to the production of 50,000 MMBtu of natural gas per day during the period of May through October 1999. The costless collar placed a floor of $1.80 per MMBtu and a ceiling of $2.26 per MMBtu for the effective price of natural gas received by Gothic. Additionally, in July 1999 Gothic entered into a similar costless collar agreement with respect to the production of 50,000 MMBtu per day during the period of November 1999 through March 2000 which placed a floor of $2.30 per MMBtu and a ceiling of $3.03 per MMBtu.

     The collars represented approximately 70% of Gothic's current daily natural gas production. Collar arrangements limit the benefits Gothic will realize if actual prices rise above the ceiling price. These arrangements provide for Gothic to exchange a floating market price for a fixed range contract price. Payments are made by Gothic when the floating price exceeds the fixed range for a contract month and payments are received when the fixed range price exceeds the floating price. The commodity reference price for both contracts is Panhandle Eastern, as described below.

     In January 2000, Gothic entered into a hedge agreement covering 50,000 MMBtu of natural gas per day at a fixed price of $2.435 per MMBtu. This hedge is in effect from April 2000 through October 2000. In February 2000, Gothic entered into a hedge agreement covering 20,000 MMBtu of natural gas per day at a fixed price of $2.535 per MMBtu for April 2000 and $2.555 per MMBtu for May 2000. This hedge was in effect for the months of April and May 2000 and the commodity reference price for both contracts was the Panhandle Eastern Pipeline Company, Texas, Oklahoma Mainline Index ("Panhandle Eastern"). If the open gas hedges noted above had been settled on June 30, 2000, Gothic would have recognized a loss of approximately $11,096,000.

     In September 2000, Gothic entered into a hedge agreement covering 60,000 MMBtu per day at a fixed price of $4.88 per MMBtu for November 2000 and $5.00 per MMBtu for December 2000. The commodity price reference for both of these contracts is also Panhandle Eastern.

     In August 1999, Gothic entered into a hedge agreement covering 10,000 barrels of oil per month at a fixed price of $20.10 per barrel. This hedge was in effect from September 1999 through August 2000.

     Gothic does not refine or process the natural gas and oil it produces, but sells the production to unaffiliated natural gas and oil purchasing companies in the area in which it is produced. Gothic sells crude oil on a market price basis and sells natural gas under contracts to both interstate and intrastate natural gas pipeline companies.

MARKETING OF PRODUCTION

     Gothic's production of natural gas and oil is marketed to third parties consistent with industry practices. Typically, oil is sold at the wellhead at field posted prices, and gas is sold under contract at negotiated prices based upon factors normally considered in the industry, such as distance from the well to the pipeline, well pressure, estimated reserves, quality of gas and prevailing supply/demand conditions.

     Typically, gas production is sold to various pipeline companies. The basic terms of all the contracts are essentially the same in that Gothic makes gas production available to the pipeline companies at certain given points of delivery on their pipelines and the pipeline company accepts such gas and delivers it to the end user. The pipeline company then has the obligation to pay Gothic a price for the gas which is based on published indices of average pipeline prices or upon a percentage of the pipeline resale value.

     In January 1998 Gothic entered into a ten-year marketing agreement with Continental Natural Gas Company, now CMS Continental Natural Gas, whereby the majority of the natural gas associated with the Amoco acquisition will be sold to Continental at current market prices adjusted for marketing and transportation fees.

     Gothic's revenues, earnings and cash flows are highly dependent upon current prices for natural gas and oil received by Gothic. In December 1999, natural gas and oil prices received by Gothic for its production were $1.89 per Mcf and $24.33 per Bbl, respectively. In general, prices of natural gas and oil are dependent upon numerous factors beyond the control of Gothic including supply and demand, competition, imports and various economic, political, environmental and regulatory developments, and accordingly, future prices of natural gas and oil may be different from prices in effect at December 31, 1999. As of July 1, 2000, the price received by Gothic for natural gas had risen to $4.01 per Mcf. During the period from April to October 2000, Gothic had hedges in place which resulted in it receiving a net price of $2.44 per Mcf. In September 2000, Gothic entered into hedge agreements covering 60,000 MMBtu per day at a fixed price of $4.88 per MMBtu for November 2000 and $5.00 per MMBtu for December 2000. In view of the many uncertainties affecting the supply and demand for crude oil, natural gas and refined petroleum products, Gothic is unable to accurately predict future natural gas and oil prices and demand or the overall effect they will have on Gothic.

     During the year ended December 31, 1999, Gothic sold approximately 56% of its gas production to Continental and 47% of its oil production to Duke Energy, Inc. Gothic does not believe it would be adversely affected if it were unable to sell to either of these purchasers.

COMPETITION

     The natural gas and oil industry is highly competitive in all of its phases. Gothic encounters competition from other natural gas and oil companies in all areas of its operations, including the acquisition of producing properties and the marketing of natural gas and oil. Many of these companies possess greater financial and other resources than Gothic. Competition for acquisition of producing properties is affected by the amount of funds available to Gothic, information about producing properties available to Gothic and any standards established from time to time by Gothic for the minimum projected return on investment. Because gathering systems are the only practical method for the intermediate transportation of natural gas, competition is presented by other pipelines and gas gathering systems. Competition may also be presented by alternative fuel sources, including heating oil and other fossil fuels. Because the primary markets for natural gas liquids are refineries, petrochemical plants and fuel distributors, prices are generally set by or in competition with the prices for refined products in the petrochemical, fuel and motor gasoline markets.

REGULATION

     The natural gas and oil business is regulated extensively by federal, state and local authorities. Various governmental agencies, both federal and state, have promulgated rules and regulations binding on the natural gas and oil industry and its individual members, some of which carry substantial penalties for the failure to comply. The regulatory burdens on the natural gas and oil industry increase its cost of doing business and, consequently, affect its profitability. Because such laws and regulations are frequently amended or reinterpreted, Gothic is unable to predict the future cost of complying with such regulations. Gothic believes that it is in material compliance with its regulatory obligations.

     The States of Oklahoma and Texas and many other states require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of natural gas and oil. These states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of natural gas and oil properties, the establishment of maximum rates of production from wells and the regulation of spacing, plugging and abandonment of such wells.

     Environmental Matters. Gothic's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from Gothic's operations. The permits required for various areas of Gothic's operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violators are subject to fines or injunction, or both. In the opinion of management, Gothic is in substantial compliance with current applicable environmental laws and regulations, and Gothic has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on Gothic, as well as the natural gas and oil industry in general. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes impose strict, joint and several liabilities on owners and operators of sites and on persons who dispose of or arrange for the disposal of "hazardous substances" found at such sites. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting Gothic's operations impose clean-up liability relating to petroleum and petroleum related products. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial fines and penalties for noncompliance. Although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

     Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as Gothic, to prepare and implement spill prevention, control countermeasure and response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990 contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. For onshore facilities that may affect waters of the United States, the Environmental Protection Agency ("EPA") requires an operator to demonstrate $10.0 million in financial responsibility, and for offshore facilities the financial responsibility requirement is at least $35.0 million. Regulations are currently being developed under federal and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on Gothic. In addition, the Clean Water Act and analogous state laws require permits to be obtained to authorize discharge into surface waters or to construct facilities in wetland areas. With respect to certain of its operations, Gothic is required to maintain such permits or meet general permit requirements. The EPA recently adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group or seek coverage under an EPA general permit. Gothic believes that it will be able to obtain, or be included under, such permits, where necessary, and to make minor modifications to existing facilities and operations that would not have a material effect on Gothic.

     Gothic has acquired leasehold interests in numerous properties that for many years have produced natural gas and oil. Although the previous owners of these interests may have used operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties. In addition, some of Gothic's properties are or have been operated by third parties over whom Gothic has or had no control. Notwithstanding Gothic's lack of control over properties operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, adversely impact Gothic.

     Marketing and Transportation. In the past, the transportation and sale for resale of natural gas in interstate commerce has been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 (the "NGPA"), and the regulations promulgated thereunder by the Federal Energy Regulatory Commission (the "FERC"). Since 1978, maximum selling prices of certain categories of natural gas sold in the "first sales," whether sold in interstate or intrastate commerce, has been regulated pursuant to the NGPA. The term "first sales" means the first time gas is sold as a severed hydrocarbon after it is produced from the ground. The NGPA established various categories of natural gas and provided for graduated deregulation of price controls of several categories of natural gas. There is currently no price regulation for "first sales" of gas. On July 26, 1989, the Natural Gas Wellhead Decontrol Act was enacted. This act amended the NGPA to remove both price and non-price controls from natural gas sold in "first sales" as of January 1, 1993. Under current market conditions, deregulated gas prices under new contracts tend to be substantially lower than most regulated price ceilings prescribed by the NGPA. The effect of termination of these price controls cannot be determined.

     The FERC regulates interstate natural gas transportation rates and service conditions, which affect the marketing of gas produced by Gothic, as well as the revenues received by Gothic for sales of such production. Since the mid-1980s, FERC has issued a series of orders, culminating in Order Nos. 636, 636-A and 636-B ("Order 636"), that have significantly altered the marketing and transportation of natural gas. Order 636 mandates a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city-gate sales services such pipelines previously performed. One of FERC's purposes in issuing the order was to increase competition within all phases of the natural gas industry. Numerous parties have filed petitions for review of Order 636, as well as orders in individual pipeline restructuring proceedings. In July 1996, Order 636 was generally upheld on appeal, and the portions remanded for further action do not appear to materially affect Gothic. Because Order 636 may be modified as a result of the appeals, it is difficult to predict the ultimate impact of the orders on Gothic and its gas marketing efforts. Generally, Order 636 has eliminated or substantially reduced the interstate pipelines' traditional role as wholesalers of natural gas and has substantially increased competition and volatility in natural gas markets.

     The price Gothic receives from the sale of natural gas liquids and oil is affected by the cost of transporting products to markets. Effective January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil pipelines, which, generally, would index such rates to inflation, subject to certain conditions and limitations. Gothic is not able to predict with certainty the effect, if any, of these regulations on its operations. However, the regulations may increase transportation costs or reduce wellhead prices for natural gas liquids and oil.

OPERATIONAL HAZARDS AND INSURANCE

     Gothic maintains various types of insurance to cover its operations, including $2.0 million of general liability insurance and an additional $5.0 million of excess liability insurance. Gothic's insurance does not cover every potential risk associated with the drilling and production of natural gas and oil. Coverage is not obtainable for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by Gothic's insurance, could have a material adverse effect on Gothic's financial condition and results of operations. Moreover, no assurance can be given that Gothic will be able to maintain adequate insurance in the future at reasonable rates.

EMPLOYEES

     As of June 30, 2000, Gothic had a total of 31 employees consisting of 18 production and land personnel, and 13 financial, accounting and administrative personnel, two of whom are executive officers.

EXECUTIVE OFFICE

     Gothic leases approximately 13,600 square feet of space in Tulsa, Oklahoma for its corporate and administrative offices. The annual rental is approximately $225,000 and the lease expires December 31, 2004. Gothic believes this facility is adequate for its present requirements.

INCORPORATION

     Gothic was incorporated on November 19, 1985 under the laws of the State of New Jersey and was reincorporated as a Delaware corporation on June 23, 1994. On December 4, 1996, Gothic was reincorporated as an Oklahoma corporation by merging the Delaware corporation with and into a wholly owned subsidiary incorporated for that purpose under the laws of the State of Oklahoma. Gothic's principal office is at 6120 South Yale Avenue, Suite 1200, Tulsa, Oklahoma 74136, and its telephone number is (918) 749-5666.

DESCRIPTION OF PROPERTY

     Acreage. The following table shows the approximate gross and net acres of leasehold interests of Gothic on December 31, 1999:

                                                                         UNDEVELOPED
                                                    DEVELOPED ACREAGE      ACREAGE
                                                    -----------------   --------------
FIELD                                                GROSS      NET     GROSS     NET
-----                                               -------   -------   ------   -----
Anadarko Basin
  Springer Field..................................    7,200     4,680      150      75
  Northwest Okeene/Cedardale Field................   66,560    51,906    1,920     274
  Cement Field....................................   48,640    29,184    3,385     980
  Mocane Laverne & Hugoton Fields.................   93,518    49,485      420     420
  Watonga-Chickasha...............................  135,680    69,196    8,157   4,127
Arkoma Basin
  Arkoma Field....................................   74,240    18,560       --      --
  Potato Hills....................................    5,754       795    6,980   2,523
Permian/Delaware Basin
  Johnson Ranch/Brushy Draw.......................      160       120       --      --
  Pecos Slope.....................................   12,000     9,000       --      --
                                                    -------   -------   ------   -----
          Totals..................................  443,752   232,926   21,012   8,399
                                                    =======   =======   ======   =====

     Productive Well Summary. The following table sets forth by field the respective interests in productive wells owned by Gothic as of December 31, 1999:

                                                              GROSS WELL   NET WELL
FIELD                                                           COUNT       COUNT
-----                                                         ----------   --------
Anadarko Basin
  Springer Field............................................       35         14
  Northwest Okeene/Cedardale Field..........................      189         92
  Cement Field..............................................       72         18
  Mocane Laverne & Hugoton Fields...........................      100         56
  Watonga-Chickasha.........................................      355        179
Arkoma Basin
  Arkoma Field..............................................      139         35
  Potato Hills..............................................        3          1
Permian/Delaware Basin
  Johnson Ranch/Brushy Draw.................................        7          3
  Pecos Slope...............................................      105        105
                                                                -----        ---
          Totals............................................    1,005        503
                                                                =====        ===

     Natural Gas and Oil Production. The following table shows the approximate net natural gas and oil production attributable to Gothic for the years ended December 31, 1999, 1998 and 1997:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                               1999     1998    1997
                                                              ------   ------   -----
Natural Gas (MMcf)..........................................  25,477   24,455   6,583
Oil (MBbls).................................................     158      257     176
Natural gas equivalents (MMcfe).............................  26,425   25,997   7,639

LEGAL PROCEEDINGS

     Gothic is a plaintiff in an action instituted on December 22, 1999 in the United States District Court for the Northern District of Oklahoma against Jefferies & Company, Inc. seeking actual and punitive damages against Jefferies & Company for intentional interference with contractual relations and business opportunity wherein Gothic claims Jefferies & Company improperly and wrongfully interfered in the closing of the acquisition of the Amoco assets in January 1998. Jefferies & Company has filed a counterclaim against Gothic seeking indemnification under an alleged letter agreement between Gothic and Jefferies & Company for attorney's fees and expenses of litigation, among other things. Gothic believes that discovery in the litigation is substantially complete and anticipates a trial of the matter. Jefferies & Company has filed a motion for summary judgment and Gothic has filed a response to the motion. Gothic's management is unable to predict the ultimate outcome of the litigation.

     Gothic is not a party to any other proceedings other than ordinary litigation incidental to its business, the outcome of which management believes will not have a material adverse effect on its financial position or results of operations.

                           GOTHIC ENERGY CORPORATION

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table sets forth selected consolidated financial data of Gothic for the six months ended June 30, 2000 and 1999, and the years ended December 31, 1999 and 1998. The data are derived from Gothic's audited consolidated financial statements, except for periods for the six months ended June 30, 2000 and 1999, which are derived from unaudited consolidated financial statements of Gothic. The table should be read in conjunction with "Gothic Energy Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Gothic, including the notes thereto, appearing in this proxy statement/prospectus.

                                                    SIX MONTHS ENDED
                                                        JUNE 30,         YEARS ENDED DECEMBER 31,
                                                  --------------------   -------------------------
                                                    2000        1999        1999          1998
                                                  ---------   --------   -----------   -----------
                                                      ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
     Oil and gas sales..........................  $  31,863   $ 23,417    $  52,967     $  50,714
     Well operations............................      1,356      1,259        2,657         2,319
                                                  ---------   --------    ---------     ---------
          Total revenues........................     33,219     24,676       55,624        53,033
  Operating costs:
     Lease operating expenses...................      2,390      2,987        5,725         8,609
     Production taxes...........................      2,053      1,614        3,880         3,520
     General and administrative expense.........      1,976      1,984        4,675         3,823
     Investment banking and related fees........        785         --          638            --
     Oil and gas depreciation, depletion, and
       amortization.............................      9,625     10,402       20,444        23,626
     Depreciation and amortization of other
       assets...................................        350        250          525           375
     Provision for impairment of natural gas and
       oil properties...........................         --         --           --        76,000
                                                  ---------   --------    ---------     ---------
          Total operating costs.................     17,179     17,237       35,887       115,953
                                                  ---------   --------    ---------     ---------
  Income (loss) from operations.................     16,040      7,439       19,737       (62,920)
  Other income (expense):
     Interest and other income..................         50        817          942           128
     Interest expense...........................    (19,490)   (18,727)     (37,988)      (35,438)
                                                  ---------   --------    ---------     ---------
  Loss before extraordinary item................     (3,400)   (10,471)     (17,309)      (98,230)
  Loss on early extinguishment of debt..........         --         --           --        31,459
                                                  ---------   --------    ---------     ---------
  Net loss......................................     (3,400)   (10,471)     (17,309)     (129,689)
  Preferred dividend............................      3,715      3,291        6,820         5,599
  Preferred dividend -- amortization of
     preferred discount.........................        923        923        1,847         5,095
                                                  ---------   --------    ---------     ---------
  Net loss available to common shareholders.....  $  (8,038)  $(14,685)   $ (25,976)    $(140,383)
                                                  =========   ========    =========     =========
  Loss per common share before extraordinary
     item, basic and diluted....................  $   (0.43)  $  (0.90)   $   (1.51)    $   (6.70)
                                                  =========   ========    =========     =========
  Loss per common share, basic and diluted......  $   (0.43)  $  (0.90)   $   (1.51)    $   (8.63)
                                                  =========   ========    =========     =========
CASH FLOW DATA:
  Cash provided by operating activities before
     changes in working capital.................  $  12,583   $  5,687    $  15,286     $   9,788
  Cash provided by operating activities.........      8,339      3,017       13,707        11,567
  Cash used in investing activities.............    (11,328)   (10,861)     (22,241)     (191,375)
  Cash provided by financing activities.........      5,723      7,424        8,828       165,375
BALANCE SHEET DATA (at end of period):
  Total assets..................................    246,126    236,500      238,397       237,288
  Long-term debt, net...........................    315,958    313,353      319,857       301,179
  Stockholder's equity (deficit)................   (104,433)   (94,376)    (101,035)      (83,921)

                           GOTHIC ENERGY CORPORATION

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     As a consequence of Gothic's holding company structure, all of Gothic's natural gas and oil acquisition, development, exploitation, exploration and production activities are conducted through Gothic Production, the wholly owned operating subsidiary of Gothic. The sole material asset of Gothic, the parent corporation, is the outstanding capital stock of Gothic Production. During the six months ended June 30, 2000, the parent corporation had approximately $5.2 million of interest expense and related note amortization costs on its outstanding 14 1/8% senior secured discount notes due 2006. Additionally, it recognized $4.6 million in preferred dividends and amortization of preferred discount on its Series B convertible preferred stock during the six months ended June 30, 2000.

     As part of its ongoing efforts to restructure and improve its balance sheet, Gothic had negotiated agreements with the holders of its senior secured discount notes intended to result in the conversion of that indebtedness into equity securities of Gothic. Subsequently, Chesapeake purchased 99.8% of the principal amount of those notes. Negotiations between Gothic and Chesapeake followed and Gothic announced on June 30, 2000 its intention to merge with a subsidiary of Chesapeake in exchange for 4,000,000 shares of Chesapeake's common stock. A definitive merger agreement was executed on September 8, 2000. The parties expect the transaction to close in January 2001, subject to shareholder approval and satisfaction of other closing conditions.

     The following table reflects certain summary operating data for the periods presented:

                                                   SIX MONTHS ENDED           YEARS ENDED
                                                       JUNE 30,              DECEMBER 31,
                                                 ---------------------   ---------------------
                                                   2000        1999        1999        1998
                                                 ---------   ---------   ---------   ---------
                                                  (IN THOUSANDS, UNLESS OTHERWISE INDICATED)
Net Production:
  Oil (MBbls)..................................        79          75         158         257
  Natural gas (MMcf)...........................    12,641      12,891      25,477      24,455
  Natural gas equivalent (MMcfe)...............    13,115      13,341      26,425      25,997
Oil and Natural Gas Sales:
  Oil..........................................   $ 1,722     $ 1,045     $ 2,671     $ 3,469
  Natural gas..................................    30,141      22,372      50,296      47,245
                                                  -------     -------     -------     -------
          Total................................   $31,863     $23,417     $52,967     $50,714
                                                  =======     =======     =======     =======
Average Sales Price:(1)
  Oil (Bbl)....................................   $ 21.80     $ 13.93     $ 16.91     $ 13.50
  Natural gas (Mcf)............................      2.38        1.74        1.97        1.93
  Natural gas equivalent (Mcfe)................      2.43        1.76        2.00        1.95
Expenses ($ per Mcfe):
  Lease operating(2)...........................   $  0.18     $  0.22     $  0.22     $  0.33
  General and administrative...................      0.15        0.15        0.18        0.14
  Depreciation, depletion and
     amortization(3)...........................      0.73        0.80        0.77        0.91

---------------

(1) Includes the effect of hedging activity (see note 1 of notes to Gothic's unaudited consolidated financial statements).

(2) These amounts exclude production taxes.

(3) These amounts represent depletion of oil and natural gas properties only.

RECENT FINANCIAL RESULTS



     For the quarter ended September 30, 2000, Gothic had net income of $1.3 million (a loss of $0.05 per common share), compared to a net loss of $4.3 million ($0.37 per common share) in the third quarter of 1999. Total revenues were $21.9 million and $14.2 million, respectively.



     For the nine months ended September 30, 2000, Gothic had a net loss of $2.1 million ($0.46 per common share), compared to a net loss of $14.8 million ($1.27 per common share) in the nine months ended September 30, 1999. Total revenues were $55.1 million and $38.8 million, respectively.



     Production for the third quarter of 2000 was 7.1 Bcfe, comprised of 6.9 Bcf of natural gas and 29,000 barrels of oil. Production for the third quarter of 1999 was 6.4 Bcfe, comprised of 6.1 Bcf and 45,000 barrels of oil. Average prices realized during the third quarter of 2000 were $20.14 per barrel of oil and $3.00 per Mcf of natural gas. Average prices realized during the third quarter of 1999 were $19.07 per barrel and $2.08 per Mcf.



     Hedging activities reduced third quarter 2000 realizations by $11.07 per barrel and $1.23 per Mcf, for a total of $8.1 million. Hedging activities reduced third quarter 1999 natural gas realizations by $0.20 per Mcf, for a total of $1.2 million, and had no effect on oil realizations.


RESULTS OF OPERATIONS

  Three Months Ended June 30, 2000 Compared with Three Months Ended June 30,
  1999.

     Revenues were $17.7 million for the three months ended June 30, 2000, as compared to $13.2 million for the three months ended June 30, 1999. This represents a 34% increase in total revenue for the period. Natural gas and oil sales for the three months ended June 30, 2000 increased $4.4 million (35%) to $17.0 million, with $741,000 from oil sales and $16.3 million from natural gas sales, as compared to natural gas and oil sales of $12.6 million for the three months ended June 30, 1999, with $564,000 from oil sales and $12.0 million from natural gas sales. The increase in natural gas and oil sales was the result of higher commodity prices within the natural gas and oil industry during 2000. Oil sales in 2000 were based on the sale of 35,000 barrels at an average price of $21.17 per barrel as compared to 35,000 barrels at an average price of $16.11 per barrel in 1999. Natural gas sales in 2000 were based on the sale of 6,446,000 Mcf at an average price of $2.53 per Mcf compared to 6,469,000 Mcf at an average price of $1.86 per Mcf in 1999.

     Gothic incurred lease-operating expenses for the three months ended June 30, 2000 of $2.5 million compared with lease-operating expenses of $2.3 million for the three months ended June 30, 1999. Lease operating expenses include approximately $1.3 million and $883,000, respectively, in production taxes, which Gothic incurred from its share of production in 2000 and 1999. The 2000 production taxes were reduced by approximately $300,000 in tax rebates for which Gothic is eligible. Lease operating expenses as a percentage of natural gas and oil sales were 14% in 2000 as compared to 18% in 1999.

     Depreciation, depletion and amortization expense was $4.7 million for the three months ended June 30, 2000 as compared to $5.4 million for the three months ended June 30, 1999. The decrease resulted primarily from an increase in Gothic's reserve base caused by higher commodity prices, which in turn lowers Gothic's depletion rate.

     General and administrative costs were $1.0 million for both the three months ended June 30, 2000 and 1999. General and administrative costs per Mcfe were $0.15 in 2000, the same as the 1999 period.

     Interest and debt issuance costs were $9.7 million for the three months ended June 30, 2000 as compared to $9.5 million for 1999. The increase primarily relates to interest, associated with the discount notes issued as part of Gothic's recapitalization in April 1998. Gothic incurred interest costs of $6.5 million related to its 11 1/8% senior secured notes, $2.5 million related to the discount notes, $265,000 with Bank One, Texas, N.A. and $455,000 as amortization of loan costs during the three months ended June 30, 2000.

     Gothic also incurred $2.4 million in preferred dividends and amortization of preferred discount costs on its Series B preferred stock during the three months ended June 30, 2000, compared to $2.1 million in 1999.

  Six Months Ended June 30, 2000 Compared with Six Months Ended June 30, 1999.

     Revenues were $33.2 million for the six months ended June 30, 2000, as compared to $24.7 million for the six months ended June 30, 1999. This represents a 34% increase in total revenue for the period. Natural gas and oil sales for the six months ended June 30, 2000 increased $8.5 million (36%) to $31.9 million, with $1.7 million from oil sales and $30.2 million from natural gas sales, as compared to natural gas and oil sales of $23.4 million for the six months ended June 30, 1999, with $1.0 million from oil sales and $22.4 million from natural gas sales. The increase in natural gas and oil sales was the result of higher commodity prices within the natural gas and oil industry during 2000. Oil sales in 2000 were based on the sale of 79,000 barrels at an average price of $21.80 per barrel as compared to 75,000 barrels at an average price of $13.93 per barrel in 1999. Natural gas sales in 2000 were based on the sale of 12,641,000 Mcf at an average price of $2.38 per Mcf compared to 12,891,000 Mcf at an average price of $1.74 per Mcf in 1999.

     Gothic incurred lease-operating expenses for the six months ended June 30, 2000 of $4.4 million compared with lease operating expenses of $4.6 million for the six months ended June 30, 1999. Lease operating expenses include approximately $2.0 million and $1.6 million, respectively, in production taxes, which Gothic incurred from its share of production in 2000 and 1999. The 2000 production taxes were reduced by approximately $625,000 for tax rebates for which Gothic is eligible. In addition to the production tax rebates, lease-operating expenses were lower in 2000 due to efficiencies realized from the use of Gothic's telemetry equipment, lower compressor charges, and the effect of certain gas balancing adjustments made in the 1999 period. Lease operating expenses as a percentage of natural gas and oil sales were 14% in 2000 as compared to 20% in 1999.

     Depreciation, depletion and amortization expense was $10.0 million for the six months ended June 30, 2000 as compared to $10.7 million for the six months ended June 30, 1999. The lower depreciation, depletion and amortization in 2000 resulted primarily from an increase in Gothic's reserve base caused by higher commodity prices in 2000, which in turn lowered Gothic's depletion rate.

     General and administrative costs were $2.0 million for both the six months ended June 30, 2000 and 1999. General and administrative costs per Mcfe were $0.15 in 2000, the same as in the 1999 period.

     Interest and debt issuance costs were $19.5 million for the six months ended June 30, 2000 as compared to $18.7 million for 1999. The increase primarily relates to interest associated with the discount notes issued as part of Gothic's recapitalization in April 1998. Gothic incurred interest costs of $13.1 million related to the 11 1/8% senior secured notes, $5.1 million related to the discount notes, $409,000 with Bank One, Texas, N.A. and $907,000 as amortization of loan costs during the six months ended June 30, 2000.

     Gothic earned $50,000 in interest and other income during the six months ended June 30, 2000 compared to $817,000 in 1999. The 1999 amount includes $720,000 from the sale of seismic data.

     Gothic also incurred $4.6 million in preferred dividends and amortization of preferred discount costs on its Series B preferred stock during the six months ended June 30, 2000, compared to $4.2 million in 1999.

  The Year Ended December 31, 1999 Compared with the Year Ended December 31,
  1998.

     Gothic revenues were $55.6 million for the year 1999 as compared to $53.0 million for the year 1998. This represents a 5% increase in total revenue for 1999. Natural gas and oil sales for the year ended 1999 increased $2.3 million to $53.0 million compared to $50.7 million in 1998, or an increase of 5%. Of the 1999 revenues, $2.7 million was from oil sales and $50.3 million was from natural gas sales. In 1998, Gothic had $3.5 million from oil sales and $47.2 million from natural gas sales. The increase in natural gas and oil sales was primarily the result of higher commodity prices for both natural gas and oil in 1999 compared to 1998. Oil sales in 1999 were based on the sale of 158,000 barrels at an average price of $16.91 per barrel as compared to 257,000 barrels at an average price of $13.50 per barrel in 1998. Natural gas sales in 1999 were based on the sale of 25.5 Bcf at an average price of $1.97 per Mcf compared to 24.5 Bcf at an average price of $1.93 per Mcf in 1998.

     Gothic incurred lease-operating expenses during 1999 of $9.6 million compared with lease operating expenses of $12.1 million for 1998. Lease operating expenses include approximately $3.9 million and $3.5 million in production taxes, which Gothic incurred from its share of production in 1999 and 1998, respectively. The decrease in lease operating expenses is primarily due to certain non-recurring costs associated with the Amoco acquisition transition, which were incurred during the first quarter of 1998, and the sale of oil properties in the Johnson Ranch and Brushy Draw areas in early 1999, which had high operating costs. Lease operating expenses and production taxes as a percentage of natural gas and oil sales decreased to 18% in 1999 as compared to 24% in 1998. Lease operating expenses per Mcfe decreased to $0.22 for 1999 compared to $0.33 in 1998. Both of these decreases are due to more widespread use of telemetry and other more efficient means of operating Gothic properties that were acquired as part of the transaction with Amoco in early 1998.

     Depreciation, depletion and amortization expense was $21.0 million for 1999 as compared to $24.0 million for 1998. The decrease resulted primarily from the write-down of natural gas and oil properties in the latter half of 1998, which created a smaller depletable base.

     General and administrative costs were $4.7 million for 1999 as compared to $3.8 million for 1998. This increase was primarily the result of personnel added and other costs incurred related to the Amoco acquisition and the administrative costs incurred in operating and developing the wells acquired. The costs per Mcfe increased from $0.14 in 1998 to $0.18 in 1999. Gothic also incurred investment banking and related fees in 1999 of $638,000 in connection with efforts to restructure Gothic's balance sheet.

     Gothic accounts for oil and gas exploration and development activities using the full cost method of accounting prescribed by the SEC. Accordingly, all productive and non-productive costs incurred in connection with the acquisition, exploration and development of natural gas and oil reserves are capitalized and depleted using the units-of-production method based on proved oil and gas reserves. Gothic capitalizes costs including salaries and related fringe benefits of employees directly engaged in the acquisition, exploration and development of natural gas and oil properties, as well as other directly identifiable general and administrative costs associated with these activities. These costs do not include any costs related to production, general corporate overhead, or similar activities. Independent petroleum engineers estimate Gothic's natural gas and oil reserves annually. The calculation of depreciation, depletion and amortization includes estimated future expenditures that Gothic believes it will incur in developing proved reserves and the estimated dismantlement and abandonment costs, net of salvage values. In the event the unamortized cost of the natural gas and oil properties being amortized exceeds the full cost ceiling as defined by the SEC, the amount of the excess is charged to expense in the period during which the excess occurs. The full cost ceiling is based principally on the estimated future discounted net cash flows from Gothic's natural gas and oil properties. Changes in the estimates or declines in prevailing natural gas and oil prices could cause Gothic to reduce in the near term the carrying value of the natural gas and oil properties. A write-down arising out of these conditions is referred to throughout the natural gas and oil industry as a full cost ceiling write-down.

     During the year ended December 31, 1998, Gothic made a $76.0 million pre-tax provision for impairment of its natural gas and oil properties because of the drop in natural gas and oil prices during the last half of 1998. The full cost ceiling at December 31, 1998 was based on natural gas prices received at the time of $1.81 per Mcf and oil prices received of $10.50 per Bbl. This provision resulted from a full cost ceiling write-down. The write-down is shown on the balance sheet as a reduction of the cost of natural gas and oil properties. Gothic had no full cost ceiling write-down during 1999.

     Interest and debt issuance costs were $38.0 million for 1999 as compared to $35.4 million for 1998. This increase was primarily because of higher debt levels associated with the senior secured notes which were issued in April 1998 by Gothic Production, interest on the discount notes which Gothic issued in April 1998, and amortization of the costs incurred to complete the sale of these notes and amendments to the bank credit facility. Gothic incurred interest costs of $26.1 million related to the senior secured notes, $9.7 million related to the discount notes, $397,000 with the bank, and $1.8 million as amortization of loan costs.

     Gothic recorded an extraordinary loss on the early extinguishment of debt in the amount of $31.5 million during 1998. The 1998 amount reflects the payment of $20.8 million in consent fees, $6.3 million in the write-off of unamortized discount and debt issuance costs and $4.4 million in unamortized bank loan costs. Gothic obtained consents to the amendment of the terms of its 12 1/4% senior notes in early 1998 prior to repaying the notes and also prepaid the bank credit facility in April 1998.

     Profitability and revenues are dependent, to a significant extent, upon prevailing spot market prices for natural gas and oil. Natural gas and oil prices and markets have been volatile. Prices are subject to wide fluctuations in response to changes in supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors that are beyond Gothic's control. Such factors include political conditions, weather conditions, government regulations, the price and availability of alternative fuels and overall economic conditions. Natural gas prices have fluctuated significantly since early 1998.

     Gothic uses the sales method for recording natural gas sales. Oil and condensate production is sold, title passed, and revenue recognized at or near the wells under short-term purchase contracts at prevailing prices in accordance with arrangements, which are customary in the natural gas and oil industry. Gas sales are recorded as revenues when the gas is metered and title transferred pursuant to the gas sales contracts. During such times as the sales of gas exceed the pro rata ownership in a well, such sales are recorded as revenues unless total sales from the well have exceeded Gothic's share of estimated total gas reserves underlying the property at which time the excess is recorded as a gas balancing liability. Such imbalances are incurred from time to time in the ordinary course of business in the operation of gas wells as a consequence of operational factors. Certain of such gas balancing liabilities were assumed as part of the acquisition of natural gas and oil properties.

     At December 31, 1999, Gothic had deferred charges related to gas balancing of $1.5 million and a gas balancing liability of $3.6 million, including $900,000 of deferred credits. The balances that existed at December 31, 1999, except for possible immaterial amounts, were not the result of producing operations Gothic conducted but related to the assets acquired. It is not Gothic's policy to operate wells in such a manner that imbalances are created. Gothic expects that the imbalances that existed at December 31, 1999 will be settled upon abandonment of the wells or will be reflected in the price if the respective well interest is sold prior to then.

LIQUIDITY AND CAPITAL RESOURCES

  General.

     Since 1994, Gothic's principal sources of cash have been bank borrowings, the sale of equity and debt securities and cash flow from operations. The following summary table reflects comparative cash flows for Gothic for the six months ended June 30, 2000 and 1999, and the years ended December 31, 1999 and 1998:

                                                SIX MONTHS ENDED       YEARS ENDED
                                                    JUNE 30,           DECEMBER 31,
                                                -----------------   ------------------
                                                 2000      1999      1999       1998
                                                -------   -------   -------   --------
                                                            (IN THOUSANDS)
Net cash provided by operating activities.....  $ 8,339   $ 3,017   $13,707   $ 11,567
Net cash used by investing activities.........   11,328    10,861    22,241    191,375
Net cash provided by financing activities.....    5,723     7,424     8,828    165,375

  Six Months Ended June 30, 2000 and 1999.

     Net cash provided by operations was $8.3 million for the six months ended June 30, 2000 as compared to net cash provided of $3.0 million for the same period in 1999. The operating cash flows for the six months ended June 30, 2000 reflect the increase in income from operations resulting from higher commodity prices, partially offset by changes in working capital.

     Gothic used $11.3 million of net cash in investing activities for the six months ended June 30, 2000 compared to net cash used of $10.9 million for the same period in 1999. The 2000 amount includes well enhancement costs of approximately $12.2 million and approximately $779,000 in cash paid for property acquisitions and equipment, offset by approximately $1.6 million received from the sale of properties. The 1999 cash used for investing activities includes property development costs of approximately $9.3 million and approximately $3.7 million in cash paid for property acquisitions. These uses were partially offset by proceeds of $2.1 million received from the sale of substantially all of Gothic's Johnson Ranch operations.

     Net cash provided by financing activities for the six months ended June 30, 2000 was $5.7 million compared to $7.4 million provided in 1999. The June 30, 2000 amount represents the net increase in borrowing under Gothic's credit facility during the six months. The June 30, 1999 amount includes proceeds from Gothic's credit facility of $7.5 million, partially offset by the payment of $76,000 in bank and other loan fees.

  Years Ended December 31, 1999 and 1998.

     Net cash provided by operations increased to $13.7 million for 1999 as compared to net cash provided of $11.6 million for 1998. The improved operating cash flows for 1999 relate primarily to the increase in income from operations before non-cash charges, partially offset by increased interest costs and a reduction of other liabilities.

     Gothic used $22.2 million of net cash in investing activities for 1999 compared to net cash used of $191.4 million in 1998. The 1999 cash used for investing activities includes property development costs of approximately $21.1 million and approximately $3.4 million in cash paid for property and equipment acquisitions. These uses were partially offset by proceeds of $2.2 million received from the sale of substantially all of Gothic's Johnson Ranch properties. The 1998 cash used for investing activities includes approximately $218.7 million paid for property acquisitions and $18.4 million for development costs, including the Amoco acquisition, offset by approximately $44.7 million received from property sales.

     Net cash provided by financing activities for 1999 was $8.8 million compared to $165.4 million provided in 1998. The 1999 amount includes net proceeds from the credit facility of $9.0 million, partially offset by the payment of $172,000 in bank and other loan fees. The 1998 amount includes proceeds from long-term debt, related to the Amoco acquisition and the subsequent recapitalization, of $431.3 million and proceeds from the issuance of the Series A and Series B preferred stock of $73.5 million, partially offset by the redemption of the Series A preferred stock and accrued dividends for $40.8 million, payment of $38.5 million in 12 1/4% senior notes consent fees and other bank and offering fees and payments of short and long-term debt of $259.9 million.

CREDIT FACILITY

     On April 27, 1998, Gothic entered into a credit facility, with Bank One. This credit facility consists of a revolving line of credit, and had an initial borrowing base of $25,000,000. Borrowings are limited to being available for the acquisition and development of natural gas and oil properties, letters of credit and general corporate purposes. The borrowing base is redetermined at least semi-annually. Upon completion of the April 1, 2000 redetermination, the borrowing base was reduced to $15,000,000. The principal is due at maturity, April 30, 2001. Interest is payable monthly calculated at the Bank One Base Rate, as determined from time to time by Bank One. Gothic may elect to calculate interest under a London Interbank Offered Rate, or LIBOR, plus 1.5%, or up to 2.0% in the event the loan balance is greater than 75% of the borrowing base). Gothic is required to pay a commitment fee on the unused portion of the borrowing base equal to 1/2 of 1% per annum. Under the credit facility, Bank One holds first priority liens on substantially all of the natural gas and oil properties of Gothic whether currently owned or hereafter acquired. As of June 30, 2000, Gothic had $14.7 million outstanding under the credit facility.

     The credit facility requires, among other things, semi-annual engineering reports covering oil and natural gas reserves on the basis of which semi-annual and other redeterminations of the borrowing base and monthly commitment reduction are made. The credit facility, as amended on May 7, 1999, also includes various affirmative and negative covenants, including, among others,
(1) prohibitions against additional indebtedness unless approved by the lenders, subject to certain exceptions, (2) prohibitions against the creation of liens on the assets of Gothic subject to certain exceptions, (3) prohibitions against cash dividends, (4) prohibitions against hedging positions unless consented to by Bank One, (5) prohibitions on asset sales, subject to certain exceptions, (6) restrictions on mergers or consolidations, (7) a requirement to maintain a ratio of current assets to current liabilities of 1.0 to 1.0, and (8) a minimum interest coverage ratio of not less than 2.0 to 1.0 for each quarter starting with the quarter ending March 31, 2000. The credit facility includes covenants prohibiting distributions, loans or advances to third parties, subject to certain exceptions. If Gothic is required to purchase or redeem any portion of the 11 1/8% senior secured notes, or if any portion of the 11 1/8% senior secured notes become due, the borrowing base is subject to reduction. Gothic is required to escrow interest payments due on the 11 1/8% senior secured notes at such times as its borrowings under the credit facility equal or exceed 75% of the borrowing base. Events of default include the non-payment of principal, interest or fees, a default under other outstanding indebtedness, a breach of the representations and warranties contained in the loan agreement, material judgments, bankruptcy or insolvency, a default under certain covenants not cured within a grace period, and a change in the management or control of Gothic. For the quarter ended March 31, 2000, Gothic failed to meet both the interest coverage ratio and the current ratio tests. The interest coverage ratio was 1.81 to 1.0 for the quarter, and the current ratio was .92 to 1.0 at March 31, 2000. Gothic requested and received a waiver of compliance with both covenants at March 31, 2000. At June 30, 2000 Gothic was in compliance with all covenants under the credit facility.

FUTURE CAPITAL REQUIREMENTS AND RESOURCES

     Gothic's capital requirements relate to the acquisition, exploration, enhancement, development and operation of natural gas and oil properties. In general, because the natural gas and oil reserves Gothic has acquired are depleted by production over time, the success of its business strategy is dependent upon a continuous acquisition, exploitation, enhancement, and development program. In order to achieve profitability and generate cash flow, Gothic will be dependent upon acquiring or developing additional natural gas and oil properties or entering into joint natural gas and oil well development arrangements.

SUBSEQUENT EVENTS

     On June 30, 2000 Gothic announced it had reached an agreement with Chesapeake to merge with a wholly owned subsidiary of Chesapeake, in exchange for 4,000,000 shares of Chesapeake's common stock. On September 8, 2000, the parties executed a definitive merger agreement.

     Gothic's previously announced plan of restructuring, which contemplated the redemption of Chesapeake's holding of Gothic's preferred and common stock for oil and gas properties and other considerations, the exchange of the $104,000,000 discount notes in exchange for 94% of Gothic's equity and an equity rights offering of $15,000,000, have been terminated in anticipation of this transaction.

     The merger is subject to approval by Gothic's shareholders and other closing conditions. Both boards of directors have unanimously approved the transaction. Completion of the transaction is expected in January 2001.

     At June 30, 2000, Gothic had 18,685,765 common shares outstanding, plus employee and director options to purchase 4,435,000 shares. Of the outstanding shares, Chesapeake owns 2,394,125 shares and these shares will not participate in the exchange for the 4,000,000 Chesapeake common shares to be received by Gothic's other shareholders.

     Gothic loaned $90,000 to certain employees and one director in the form of notes payable to Gothic, at an interest rate of 6% per annum, due and payable on July 31, 2001. On July 11, 2000, the employees and the director of Gothic exercised 225,000 outstanding common stock options. The options were exercised upon the payment of $90,000 to Gothic.


     Gothic loaned $1,739,500 to certain employees, two officers and two directors in the form of notes payable to Gothic, at an interest rate of 6% per annum, due and payable on July 31, 2001. On August 1, 2000 these individuals exercised 4,165,000 outstanding common stock options. Of the total options exercised, 4,155,000 options were exercised upon payment of $1,739,500 to Gothic, and 10,000 options were exercised under the cashless exercise provisions of the option plan.



     Reflecting the exercise of these options, 45,000 common stock options remain outstanding at November 1, 2000.


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     With the exception of historical matters, the matters discussed in this proxy statement/prospectus are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements include, but are not limited to, the matters described below, as well as notes 2 and 3 to the notes to Gothic's audited consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Such forward-looking statements relate to Gothic's ability to attain and maintain profitability and cash flow, the stability of and future prices for oil and gas, the ability of Gothic to expand through acquisitions and to redeploy its equipment among regional operations, the ability of Gothic to raise additional capital to meet its requirements and to obtain additional financing, its ability to successfully implement its business strategy, its ability to obtain waivers from the bank under its credit facility and its ability to maintain compliance with the covenants of its various loan documents and other agreements pursuant to which securities have been issued. Such forward-looking statements also relate to the completion of Gothic's merger with a subsidiary of Chesapeake and its ability to restructure its balance sheet if the merger is not completed. The inability of Gothic to meet these objectives or the consequences on Gothic from adverse developments attempting to complete these objectives, or in general economic conditions, adverse developments in the oil and gas industry, and other factors could have a material adverse effect on Gothic. Gothic cautions readers that various risk factors could cause Gothic's operating results and financial condition to differ materially from those expressed in any forward-looking statements made by Gothic and could adversely affect Gothic's financial condition and its ability to pursue its business strategy.

                           GOTHIC ENERGY CORPORATION

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     Gothic has involvement with derivative financial instruments, as defined in Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," and does not use them for trading purposes. Gothic's objective is to hedge a portion of its exposure to price volatility from producing natural gas. These arrangements may expose Gothic to credit risk from its counterparty.

     In July 1999, Gothic entered into a costless collar agreement with respect to the production of 50,000 MMBtu per day during the period of November 1999 through March 2000, which placed a floor of $2.30 per MMBtu and a ceiling of $3.03 per MMBtu. The collar represented approximately 70% of Gothic's current daily natural gas production. Collar arrangements limit the benefits Gothic will realize if actual prices rise above the ceiling price. These arrangements provide for Gothic to exchange a floating market price for a fixed range contract price. Gothic makes payments when the floating price exceeds the fixed range for a contract month and payments are received when the fixed range price exceeded the floating price. The commodity reference price for the contract was the Panhandle Eastern Pipeline Company, Texas, and Oklahoma Mainline Index.

     Additionally, in January 2000, Gothic entered into a hedge agreement covering 50,000 MMBtu per day at a fixed price of $2.435 per MMBtu. This hedge is in effect from April 2000 through October 2000. In February 2000, Gothic entered into a hedge agreement covering 20,000 MMBtu per day at a fixed price of $2.535 per MMBtu for April 2000 and $2.555 per MMBtu for May 2000. This hedge was in effect for the months of April and May 2000. The commodity reference price for both contracts is Panhandle Eastern, Texas, and Oklahoma Mainline Index. If the open gas hedge noted above had been settled on June 30, 2000, Gothic would have recognized a loss of approximately $11.1 million.

     In September 2000, Gothic entered into a hedge agreement covering 60,000 MMBtu per day at a fixed price of $4.88 per MMBtu for November 2000 and $5.00 per MMBtu for December 2000. The commodity references for both of these contracts is also Panhandle Eastern.

     In August 1999, Gothic entered into a hedge agreement covering 10,000 barrels of oil per month at a fixed price of $20.10 per barrel. This hedge was in effect from September 1999 through August 2000. Gains and losses on such natural gas and oil contracts are reflected in revenues as price adjustments in the months of related production. If the open crude oil hedge noted above had been settled on June 30, 2000, Gothic would have recognized a loss of approximately $338,000.

                    DESCRIPTION OF CHESAPEAKE CAPITAL STOCK

     The description of our capital stock set forth below is not complete and is qualified by reference to our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws are available from Chesapeake upon request and both documents have been filed with the Securities and Exchange Commission.

AUTHORIZED CAPITAL STOCK


     Our authorized capital stock consists of 250,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, of which 624,037 shares are designated as 7% Cumulative Convertible Preferred Stock and 250,000 shares are designated as Series A Junior Participating Preferred Stock. As of October 30, 2000, our issued and outstanding capital stock consisted of 152.1 million shares of common stock and 624,037 shares of convertible preferred stock. No shares of Series A preferred stock are currently outstanding. Also, an additional 16.6 million shares of common stock were reserved for issuance upon the exercise of outstanding options granted under our stock option plans.


COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

     Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Our convertible preferred stock is described below under "7% Cumulative Convertible Preferred Stock." The Series A preferred stock is described below under "-- Anti-Takeover Provisions -- Share Rights Plan."

     We have 9,375,963 shares of authorized preferred stock which are undesignated. Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more new series and to fix the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges of each series, including dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights.

     While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on common stock. It also could have the effect of delaying, deferring or preventing a change in control.

     7% Cumulative Convertible Preferred Stock. The certificate of designation for the 7% Cumulative Convertible Preferred Stock authorizes the issuance of 624,037 shares, all of which are issued and outstanding. The convertible preferred stock is, and any common stock issued upon the conversion or exchange of convertible preferred stock will be, fully paid and nonassessable. The convertible preferred stock was issued on April 22, 1998.

     Ranking. The convertible preferred stock ranks:

     - senior to all classes of our common stock and to each other class of capital stock or series of preferred stock that does not expressly provide that it ranks senior to or on a parity with the convertible preferred stock as to dividends and distributions upon our liquidation, winding-up or dissolution;

     - on a parity with any class of capital stock or series of preferred stock issued by Chesapeake that expressly provides that it ranks on a parity with the convertible preferred stock as to dividends and distributions upon liquidation, winding-up or dissolution; and

     - junior to each class of capital stock or series of preferred stock issued by Chesapeake that expressly provides that it ranks senior to the convertible preferred stock as to dividends and distributions upon our liquidation, winding-up or dissolution.

     Dividends. Holders of convertible preferred stock are entitled to receive cumulative annual cash dividends of $3.50 per share, payable quarterly in arrears out of assets legally available for dividends, on February 1, May 1, August 1 and November 1 of each year commencing August 1, 1998, when, as and if declared by the Board of Directors. Dividends will accumulate and be cumulative (whether or not declared) from the issue date. Dividends will be payable to holders of record as they appear on our stock register on the record date fixed by the Board for a payment. The record date may not be more than 60 days nor less than 10 days preceding the payment date.

     Dividends payable on the convertible preferred stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the convertible preferred stock for any period less than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     We will not declare and pay any dividends on or redeem or purchase any of our stock ranking junior to or ratably with the convertible preferred stock, unless full cumulative dividends on the convertible preferred stock have been paid or declared and a sum sufficient for the payment of dividends is set apart. However, regardless of whether we have paid full cumulative dividends on the convertible preferred stock, we may do the following:

          (1) declare and pay a dividend on junior stock payable solely in shares of junior stock;

          (2) redeem or purchase stock ranking junior or ratably with the convertible preferred stock by conversion into or exchange for shares of our stock ranking junior to the convertible preferred stock; and

          (3) make cash payments in lieu of fractional shares.

     If full dividends have not been declared and paid or set apart on the convertible preferred stock and any other preferred stock ranking ratably with the convertible preferred stock as to dividends, dividends may be declared and paid on the convertible preferred stock and the other ratable preferred stock. In this case, the dividends shall be declared and paid pro rata so that the amounts of dividends declared per share on the convertible preferred stock and the other ratable preferred stock will in all cases bear the same ratio to each other that accrued and unpaid dividends per share on the shares of the convertible preferred stock and the other preferred stock bear to each other. Moreover, if the dividends are paid in cash on the other ratable preferred stock, dividends will also be paid in cash on the convertible preferred stock.

     Holders of shares of convertible preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments which may be in arrears.

     Our ability to declare and pay cash dividends and make other distributions on our capital stock, including the convertible preferred stock, may be limited by the terms of our indentures and other financing agreements and by Oklahoma law. See "Risk Factors -- Our debt covenants restrict our operations."

     Liquidation Preference. Upon any dissolution, liquidation or winding up of Chesapeake, the holders of convertible preferred stock will be entitled to receive a liquidation preference of $50 per share, plus accrued and unpaid dividends to the date of payment. These amounts will be paid before any payment or distribution is made to holders of common stock or any other stock ranking junior to the convertible preferred stock upon liquidation. The holders of convertible preferred stock and any other shares of stock of Chesapeake that rank on a parity as to liquidation rights with the convertible preferred stock are entitled to share ratably, in accordance with the respective preferential amounts payable on the stock, in any distribution which is not sufficient to pay in full the amounts to which the holders are entitled. After payment in full of the liquidation preference on the convertible preferred stock, the holders of the convertible preferred stock will have no right or claim to any of our remaining assets. The sale of all or part of our assets and the merger or consolidation of our company into or with another company will not be considered a dissolution, liquidation or winding up of Chesapeake unless the sale, merger or consolidation is in connection with the dissolution, liquidation or winding up of Chesapeake.

     Optional Redemption. The convertible preferred stock may not be redeemed prior to May 1, 2001. Beginning May 1, 2001, we may redeem the convertible preferred stock for the prices set forth in the certificate of designation, plus accumulated and accrued dividends. The redemption price is $52.45 per share during the first year and then declines by $.35 per year until May 1, 2008 when the price is $50.00. We may use cash, our common stock or a combination of cash and common stock to redeem the convertible preferred stock. The number of common shares to be delivered as payment will be determined by the market value of the shares at the time of redemption.

     From and after the applicable redemption date, unless we default in the payment of the redemption price, dividends on the shares of convertible preferred stock to be redeemed on the redemption date will cease to accrue, the shares will no longer be deemed to be outstanding, and all rights of the holders of the shares as shareholders will cease, except the right to receive the redemption price.

     If any dividends on convertible preferred stock are in arrears, no shares of convertible preferred stock will be redeemed unless all outstanding shares of the convertible preferred stock are simultaneously redeemed.

     Voting Rights. The holders of the convertible preferred stock have no voting rights except as set forth below or as required by law. In exercising their voting rights, the holders of convertible preferred stock are entitled to one vote per share.

     If the dividends payable on the convertible preferred stock are in arrears for six quarterly periods, the holders of the convertible preferred stock, voting separately as a class with the holders of any other preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of shareholders of Chesapeake to elect two additional directors. These voting rights and the terms of the directors so elected will continue until the dividend arrearage on the convertible preferred stock has been paid in full.

     The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding convertible preferred stock will be required for us to issue any class or series of stock (or security convertible into stock) ranking on a parity or senior to the convertible preferred stock as to dividends, liquidation rights or voting rights and to amend our certificate of incorporation so as to affect adversely the rights of holders of the convertible preferred stock, including any increase in the authorized number of shares of preferred stock.

     Conversion Rights. The convertible preferred stock is convertible at any time at the option of the holder into that number of whole shares of our common stock as is equal to the liquidation preference, plus accrued and unpaid dividends to the date the shares of convertible preferred stock are surrendered for conversion, divided by an initial conversion price of $6.95, subject to adjustment upon the occurrence of dilutive events described in the certificate of designation. A share of convertible preferred stock called for redemption will be convertible into shares of common stock up to and including the close of business on the date fixed for redemption, unless we default in payment of our redemption obligation.

     Change of Control. Upon a change of control of Chesapeake, holders of convertible preferred stock will, if the market value of our common stock is less than the conversion price, have a one-time option to convert all of their outstanding shares of convertible preferred stock into shares of common stock at an adjusted conversion price equal to the greater of (1) the market value of our common stock as of the date of the change of control and (2) $3.66. In lieu of issuing the shares of common stock issuable upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of the common stock otherwise issuable.

     The certificate of designation for the convertible preferred stock defines a change of control as any of the following events:

          1. the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets to any person or group, other than to permitted holders;

          2. the adoption of a plan relating to our liquidation or dissolution;

          3. the acquisition, directly or indirectly, by any person or group, other than permitted holders, of beneficial ownership of more than 50% of the aggregate voting power of our voting stock; provided, however, that the permitted holders beneficially own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the voting stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our board of directors; or

          4. during any period of two consecutive years, individuals who at the beginning of the period constituted our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by two-thirds of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office. The term "permitted holders" means Aubrey K. McClendon and Tom L. Ward and their respective affiliates.

ANTI-TAKEOVER PROVISIONS

     Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock.

     Classified Board of Directors. Our certificate of incorporation and bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Directors can only be removed for cause. A staggered board makes it more difficult for shareholders to change the majority of the directors and instead promotes a continuity of existing management.

     Oklahoma Business Combination Statute. Section 1090.3 of the Oklahoma General Corporation Act prevents an "interested shareholder" from engaging in a "business combination" with an Oklahoma corporation for three years following the date the person became an interested shareholder, unless

     - prior to the date the person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination,

     - upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans, or

     - on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

     The statute defines a "business combination" to include

     - any merger or consolidation involving the corporation and an interested shareholder,

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of the assets of the corporation,

     - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder,

     - any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series or voting power of the corporation owned by the interested shareholder,

     - the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation, or

     - any share acquisition by the interested shareholder pursuant to Section 1090.1 of the Oklahoma General Corporation Act. For purposes of Section 1090.3, the term "corporation" also includes the corporation's majority-owned subsidiaries.

In addition, Section 1090.3 defines an "interested shareholder," generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

     Stock Purchase Provisions. Our certificate of incorporation includes a provision which requires the affirmative vote of two-thirds of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding the votes by an interested shareholder, to approve the purchase of any of our capital stock from the interested shareholder at a price in excess of fair market value, unless the purchase is either (1) made on the same terms offered to all holders of the same securities or (2) made on the open market and not the result of a privately negotiated transaction.

     Share Rights Plan.

     The Rights. On July 7, 1998, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock. The distribution was paid on July 27, 1998 to the shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $25.00, subject to adjustment.

     The following is a summary of these rights. The full description and terms of the rights are set forth in a rights agreement with UMB Bank, N.A., as rights agent. Copies of the rights agreement and the certificate of designation for the Series A preferred stock are available free of charge. This summary description of the rights and the Series A preferred stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the rights agreement and the certificate of designation for the Series A preferred stock.

     Initially, the rights attached to all certificates representing shares of our outstanding common stock, and no separate rights certificates were distributed. The rights will separate from our common stock and the distribution date will occur upon the earlier of:

     - 10 days following the date of public announcement that a person or group of persons has become an acquiring person, or

     - 10 business days (or a later date set by the board of directors prior to the time a person becomes an acquiring person) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer upon consummation of which the offeror would, if successful, become an acquiring person. The earlier of these dates is called the distribution date.

     The term "acquiring person" means any person who or which, together with all of its affiliates and associates, is the beneficial owner of 15% or more of our outstanding common stock, but does not include:

     - Chesapeake or any of our subsidiaries or employee benefit plans,

     - Aubrey K. McClendon, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a "McClendon shareholder"),

     - Tom L. Ward, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing, or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a "Ward shareholder"),

     - Morgan Guaranty Trust Company of New York, in its capacity as pledgee of shares beneficially owned by a McClendon or Ward shareholder, or both, under any pledge agreement in effect on September 11, 1998, to the extent that upon the exercise by the pledgee of any of its rights or duties as pledgee, other than the exercise of any voting power by the pledgee or the acquisition of ownership by the pledgee, such pledgee becomes a beneficial owner of pledged shares, or

     - any person (other than the pledgee just described) that is neither a McClendon nor Ward shareholder, but who or which is the beneficial owner of common stock beneficially owned by a McClendon or Ward shareholder (a "second tier shareholder"), but only if the shares of common stock otherwise beneficially owned by a second tier shareholder ("second tier holder shares") do not exceed the sum of (A) the holder's second tier holder shares held on September 11, 1998 and (B) 1% of the shares of our common stock then outstanding (collectively, "exempt persons").

     The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates issued after July 27, 1998, upon transfer or new issuance of common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date or earlier redemption or expiration of the rights, the surrender for transfer of any certificate for common stock, outstanding as of July 27, 1998, even without a notation or a copy of a summary of the rights being attached, will also constitute the transfer of the rights associated with the common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date. The rights will expire on July 27, 2008.

     The purchase price payable, and the number of one one-thousandths of a share of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preferred stock;

     - upon the grant to holders of the Series A preferred stock of certain rights or warrants to subscribe for or purchase shares of Series A preferred stock at a price, or securities convertible into Series A preferred stock with a conversion price, less than the then current market price of the Series A preferred stock; or

     - upon the distribution to holders of the Series A preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid or dividends payable in Series A preferred stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding rights and the number of one one-thousandths of a share of Series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in the common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

     In the event that following the date of public announcement that an acquiring person has become an acquiring person, we are acquired in a merger or other business combination transaction or more than 50% of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right (the "flip-over right").

     In the event that a person, other than an exempt person, becomes an acquiring person, proper provision will be made so that each holder of a right, other than the acquiring person and its affiliates and associates, will thereafter have the right to receive upon exercise that number of shares of common stock, or, if applicable, cash, other equity securities or property of Chesapeake, having a market value equal to two times the purchase price of the rights (the "flip-in right"). Any rights that are or were at any time owned by an acquiring person will then become void.

     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. Upon exercise of the rights, no fractional shares of Series A preferred stock will be issued other than fractions which are integral multiples of one one-hundredth of a share of Series A preferred stock. Cash will be paid in lieu of fractional shares of Series A preferred stock that are not integral multiples of one one-hundredth of a share of Series A preferred stock.

     At any time prior to the earlier to occur of (1) 5:00 p.m., Oklahoma City, Oklahoma time on the 10th day after the stock acquisition date or (2) the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $0.01 per right; provided, that (a) if the board of directors authorizes redemption on or after the time a person becomes an acquiring person, then the authorization must be by board approval and (b) the period for redemption may, upon board approval, be extended by amending the rights agreement. Board approval means the approval of a majority of our directors. Immediately upon any redemption of the rights described in this paragraph, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     Our board of directors may amend the terms of the rights without the consent of the holders of the rights at any time and from time to time provided that any amendment does not adversely affect the interests of the holders of the rights. In addition, during any time that the rights are subject to redemption, the terms of the rights may be amended by the approval of a majority of the directors, including an amendment that adversely affects the interests of the holders of the rights, without the consent of the holders of rights.

     Until a right is exercised, a holder will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to Chesapeake or our shareholders, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Series A preferred stock, or other consideration.

     The Series A Preferred Stock. Each one-thousandth of a share of the Series A preferred stock (a "preferred share fraction") that may be acquired upon exercise of the rights will be nonredeemable and junior to any other shares of preferred stock that we may issue.

     Each preferred share fraction will have a minimum preferential quarterly dividend rate of $0.01 per preferred share fraction but will, in any event, be entitled to a dividend equal to the per share dividend declared on the common stock.

     In the event of liquidation, the holder of a preferred share fraction will receive a preferred liquidation payment equal to the greater of $0.01 per preferred share fraction or the per share amount paid in respect of a share of common stock.

     Each preferred share fraction will have one vote, voting together with the common stock. The holders of preferred share fractions, voting as a separate class, will be entitled to elect two directors if dividends on the Series A preferred stock are in arrears for six fiscal quarters.

     In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share fraction will be entitled to receive the per share amount paid in respect of each share of common stock.

     The rights of holders of the Series A preferred stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

     Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the economic value of one preferred share fraction that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

SHAREHOLDER ACTION

     Except as otherwise provided by law or in our certificate of incorporation or bylaws, the approval by holders of a majority of the shares of common stock present in person or represented by proxy at a meeting and entitled to vote is sufficient to authorize, affirm, ratify or consent to a matter voted on by shareholders. Our bylaws provide that all questions submitted to shareholders will be decided by a plurality of the votes cast, unless otherwise required by law, our certificate of incorporation, stock exchange requirements or any certificate of designation. The Oklahoma General Corporation Act requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the certificate of incorporation. Our certificate of incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of the certificate of incorporation limiting director liability and stock purchases by Chesapeake, and providing for staggered terms of directors and indemnity for directors. The same vote is also required for shareholders to amend, repeal or adopt any provision of our bylaws.

     Under Oklahoma law, shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of our capital stock entitled to vote thereon been present at a meeting. If shareholder action is taken by written consent, the rules and regulations of the Securities and Exchange Commission require us to send each shareholder entitled to vote on the matter, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

REGISTRATION RIGHTS


     In connection with our purchase of Gothic's senior secured discount notes and the 11 1/8% senior secured notes issued by Gothic's operating subsidiary, we entered into registration rights agreements with the former noteholders. We have recently registered for resale 12.6 million shares of our common stock pursuant to these registration rights agreements. Registration of shares on behalf of selling shareholders results in those shares becoming freely tradeable without restriction. These sales could cause the market price of our stock to decline.


     We are required to bear all of the expenses of registration under these agreements except underwriting discounts and commissions. We may not publicly sell or distribute our common stock or any securities convertible into our common stock during any underwritten offering by the former noteholders of the shares covered by the registration rights agreements for a maximum period of ninety days. If we propose to register shares of common stock under the Securities Act, other than by a registration statement on Form S-8 or Form S-4, the former noteholders have the right to receive notice of and to include the shares covered by the registration rights agreements in such registration, subject to restrictions imposed by the managing underwriter in an underwritten offering.

TRANSFER AGENT AND REGISTRAR

     UMB Bank, N.A. is the transfer agent and registrar for our common stock and preferred stock.

            COMPARATIVE RIGHTS OF CHESAPEAKE AND GOTHIC SHAREHOLDERS

GENERAL

     Following the merger, holders of record of Gothic common stock as of immediately prior to the effective time of the merger will become holders of Chesapeake common stock and the rights of such holders will be governed by the certificate of incorporation and bylaws of Chesapeake. The rights of Chesapeake's shareholders differ in certain respects from the rights of Gothic's shareholders. Because both Gothic and Chesapeake are organized and exist under Oklahoma law and are subject to the corporate laws of Oklahoma, these differences arise from various provisions of the certificates of incorporation and bylaws of the two companies. Certain of the differences are summarized below, and such summary is qualified in its entirety by reference to the full text of such documents.

LIMITATION OF DIRECTOR LIABILITY

     The Oklahoma General Corporation Act provides that a corporation may include a provision in its certificate of incorporation eliminating or limiting the liability of a director to the corporation or its shareholders for monetary damages, provided that such provision may not eliminate or limit the liability of a director for:

     - any breach of such director's duty of loyalty;

     - acts or omissions by such director not in good faith or which involve intentional misconduct or a knowing violation of law;

     - the payment of dividends or the redemption of stock in violation of the Oklahoma General Corporation Act; or

     - any transaction from which such director derived an improper personal benefit.

Both Chesapeake's and Gothic's certificates of incorporation contain provisions eliminating the liability of their directors to the corporation or its shareholders for monetary damages, except in the situations listed above.

SPECIAL MEETINGS OF SHAREHOLDERS

     The Oklahoma General Corporation Act provides that special meetings of shareholders may be called by the board of directors or by the persons authorized by a corporation's certificate of incorporation or bylaws.

     Chesapeake. Chesapeake's bylaws provide that a special meeting of shareholders may be called by the chairman of the board. In addition, special meetings must be called by the president or the secretary if a request in writing is made by a majority of the board or the holders of 10% or more of the outstanding stock of Chesapeake.

     Gothic. Gothic's bylaws provide that a special meeting of shareholders may be called by the chairman of the board, if any, or the President. Gothic's bylaws also provide that a special meeting must be called by the president or the secretary if a request in writing is made by a majority of the board or the holders of 10% or more of the outstanding stock of Gothic.

VOTING; ELECTION OF DIRECTORS

     Under the Oklahoma General Corporation Act, a corporation's certificate of incorporation or bylaws may specify the number of shares and/or the amount of other securities having voting power required to be present or represented by proxy at a meeting in order to constitute a quorum for, and the votes that are necessary for, the transaction of any business, but in no event may a quorum consist of less than one third of the shares entitled to vote at the meeting. In the absence of any specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present or represented by proxy, constitutes a quorum and action requires the affirmative vote of the majority of shares present or represented by proxy at the meeting. Unless otherwise provided in the certificate of incorporation, and except as provided in the next sentence, any action that is required or which may be taken at any annual or special meeting of the shareholders of a corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. With respect to a domestic corporation with a class of voting stock listed or traded on a national securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934 which has one thousand or more shareholders of record, any action that is required or which may be taken at any annual or special meeting of the shareholders of a corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of all of the outstanding shares entitled to vote on such action.

     Chesapeake. Under Chesapeake's bylaws, the presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote constitutes a quorum at any shareholder meeting. The Chesapeake bylaws provide that, unless otherwise required by law, the certificate of incorporation, stock exchange requirements, or any certificate of designation, all questions submitted to the shareholders will be decided by a plurality of the votes cast. The Chesapeake certificate of incorporation permits shareholder action by means of a consent in writing if the consent is signed by the holders of outstanding shares having not less than the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote on such action were present and voted.

     Gothic. Gothic's bylaws provide that the presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote constitutes a quorum at any shareholder meeting. Under Gothic's bylaws, all elections are determined by plurality vote and all other matters are determined by the vote of a majority of the shares present in person or by proxy and voting on such matters. Gothic's bylaws provide that the shareholders may take action by means of a written consent signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Gothic has fewer than one thousand shareholders of record.

AMENDMENTS TO CERTIFICATES OF INCORPORATION

     Under the Oklahoma General Corporation Act any amendment to a corporation's certificate of incorporation must be approved at a special or annual meeting by a majority of the outstanding shares of each class entitled to vote. The holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to a vote by the provisions of the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares or par value or adversely affect the powers, preferences or special rights of the shares of such class.

     Chesapeake. Chesapeake's certificate of incorporation provides that the approval of holders of 66 2/3% of the outstanding voting shares is required in order to amend, repeal, or adopt provisions inconsistent with certain sections of its certificate of incorporation dealing with the liability of directors, certain share repurchases, the structure of the board of directors, indemnity, and amendments to the certificate of incorporation. All other sections may be amended by a majority vote as provided in the Oklahoma General Corporation Act.

     Gothic. Gothic's certificate of incorporation does not contain any special provisions dealing with amendments to its certificate of incorporation. Therefore, Gothic's certificate can be amended by a majority vote of the shareholders in accordance with the Oklahoma General Corporation Act.

AMENDMENTS TO BYLAWS

     Pursuant to the Oklahoma General Corporation Act, the power to adopt, amend or repeal bylaws is vested in the shareholders entitled to vote on such matters. Any corporation may, however, confer the power to adopt, amend or repeal bylaws on the directors in the corporation's certificate of incorporation. The fact that this power is conferred upon the directors of a corporation will not divest the shareholders of the power, nor limit their power to adopt, amend or repeal the bylaws.

     Chesapeake. Chesapeake's certificate of incorporation gives its board of directors the right to amend its bylaws. In addition, Chesapeake's certificate of incorporation provides that approval by holders of 66 2/3% of its outstanding voting securities is required for shareholders to amend the bylaws.

     Gothic. Gothic's certificate of incorporation also gives the board of directors the right to amend the bylaws. However, Gothic's certificate of incorporation does not require a super-majority vote by its shareholders in order for the shareholders to amend the bylaws.

SHARE PURCHASE PROVISION

     Chesapeake. Chesapeake's certificate of incorporation includes a provision which requires the affirmative vote of two thirds of the outstanding shares of its voting capital stock held by persons who are not "interested shareholders" to approve the repurchase of any equity securities of Chesapeake from any interested shareholder for a price in excess of fair market value, unless such repurchase is either (1) made on the same terms offered to all holders of the same securities or (2) made on the open market and not the result of a privately negotiated transaction.

     Gothic. Gothic's certificate of incorporation and bylaws do not contain a similar provision.

NUMBER OF DIRECTORS

     Under the Oklahoma General Corporation Act, the board of directors of an Oklahoma corporation must consist of one or more members and the number must be fixed by or in a manner provided for in the corporation's bylaws, unless the number is fixed by the corporation's certificate of incorporation.

     Chesapeake. Chesapeake's bylaws provide that the number of directors constituting its board of directors will not be less than three nor more than
15. The number of directors is determined by resolution adopted by a vote of two thirds of the entire board or at an annual or special meeting of the shareholders by the affirmative vote of 66 2/3% of the outstanding shares entitled to vote.

     Gothic. Gothic's bylaws provide that the number of directors constituting its board of directors will be the number determined by resolution of the board from time to time. If the board does not pass any such resolution, the bylaws provide that the board will consist of three members.

ANTI-TAKEOVER PROVISIONS

     Oklahoma enacted the Control Share Acquisition Act in order to discourage hostile takeover attempts or the acquisition of a potentially controlling ownership position without the approval of a company's board of directors. The Control Share Acquisition Act only applies to issuing public corporations, as defined in the statute.

     Chesapeake. Chesapeake qualifies as an issuing public corporation, but Chesapeake's certificate of incorporation contains a provision opting out of the Control Share Acquisition Act. Chesapeake's bylaws and certificate of incorporation do, however, contain several other provisions which would make a hostile acquisition of Chesapeake more difficult. These provisions include:

     - Chesapeake's certificate of incorporation authorizes its board of directors to issue preferred stock, without further shareholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of Chesapeake's common stock.

     - Chesapeake's certificate of incorporation provides for a staggered board of directors. The board is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of shareholders. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. In addition, Chesapeake's bylaws provide that directors may only be removed for cause. These two provisions would make it more difficult for a potential hostile acquirer to gain control of the board of directors of Chesapeake.

     - Chesapeake's bylaws contain provisions which establish an advance notice procedure regarding the nomination of directors by shareholders and shareholder proposals to be brought before an annual meeting.

     Gothic. Gothic does not qualify as an issuing public corporation, so the Control Share Acquisition Act does not apply to Gothic. The only anti-takeover provision in Gothic's organizational documents is the provision in its certificate of incorporation that authorizes its board of directors to issue preferred stock, without further shareholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of Gothic's common stock.

                      FUTURE GOTHIC SHAREHOLDER PROPOSALS

     Gothic does not currently expect to hold a 2001 annual meeting of shareholders because, upon consummation of the merger, Gothic will become a wholly-owned subsidiary of Chesapeake. In the event the merger is not consummated, any proposals which Gothic's shareholders intend to present for a vote at Gothic's 2001 annual meeting and which such shareholders desire to have included in Gothic's proxy statement relating to that meeting must be sent to Gothic's executive office and received by Gothic not later than January 5, 2001.

                                 LEGAL MATTERS

     The legality of the common stock offered hereby has been passed upon for Chesapeake by Winstead Sechrest & Minick P.C., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of Chesapeake as of December 31, 1999 and 1998, and for the years ended December 31, 1999 and 1998, the six months ended December 31, 1997 and the year ended June 30, 1997, included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     Certain estimates of Chesapeake's oil and gas reserves included in this proxy statement/prospectus were based upon reserve reports, dated December 31, 1999, prepared by Williamson Petroleum Consultants, Inc. and Ryder Scott Company L.P., independent petroleum engineers. These estimates are included in reliance on the authority of each such firm as experts in such matters.

     The consolidated financial statements of Gothic as of December 31, 1999 and for the years ended December 31, 1999 and 1998 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     Certain estimates of Gothic's oil and gas reserves included in this proxy statement/prospectus were based upon a reserve report, dated March 27, 2000, prepared by Lee Keeling and Associates, Inc., independent petroleum engineers. These estimates are included in reliance on the authority of each such firm as experts in such matters.

                      WHERE YOU CAN FIND MORE INFORMATION

     Chesapeake and Gothic are each subject to the informational reporting requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, each of Chesapeake and Gothic file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information regarding Chesapeake and Gothic at the following SEC locations:

Public Reference Room   New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center    500 West Madison Street
      Room 1024                Suite 1300               Suite 1400
Washington, D.C. 20549  New York, New York 10048  Chicago, Illinois 60661

Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Chesapeake and Gothic SEC filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Chesapeake may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Chesapeake has filed this registration statement on Form S-4 with the SEC to register the Chesapeake common stock to be issued in the merger. This proxy statement/prospectus is a part of the Chesapeake registration statement and constitutes a prospectus of Chesapeake in addition to being a proxy statement of Gothic for its special meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the Chesapeake registration statement or the exhibits to the Chesapeake registration statement.

     Chesapeake has supplied all information contained or incorporated by reference in this document to Chesapeake, and Gothic has supplied all such information relating to Gothic.


     You should rely only on the information contained in this proxy statement/prospectus in connection with deciding your vote upon the approval of the merger agreement and the merger. Neither Chesapeake nor Gothic has authorized anyone to provide you with information different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated November 1, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date or any other date specified, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Chesapeake common stock in the merger will create any implication to the contrary.

                                    GLOSSARY

     The terms defined in this section are used throughout this proxy statement/prospectus.

     Bcf. Billion cubic feet.

     Bcfe. Billion cubic feet of gas equivalent.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     Commercial Well; Commercially Productive Well. An oil and gas well which produces oil and gas in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development Well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry Hole; Dry Well. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

     Exploratory Well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

     Farmout. An assignment of an interest in a drilling location and related acreage conditional upon the drilling of a well on that location.

     Formation. A succession of sedimentary beds that were deposited under the same general geologic conditions.

     Full-Cost Pool. The full-cost pool consists of all costs associated with property acquisition, exploration, and development activities for a company using the full-cost method of accounting. Additionally, any internal costs that can be directly identified with acquisition, exploration and development activities are included. Any costs related to production, general corporate overhead or similar activities are not included.

     Gross Acres or Gross Wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Horizontal Wells. Wells which are drilled at angles greater than 70 degrees from vertical.

     MBbl. One thousand barrels of crude oil or other liquid hydrocarbons.

     MBtu. One thousand Btus.

     Mcf. One thousand cubic feet.

     Mcfe. One thousand cubic feet of gas equivalent.

     MMBbl. One million barrels of crude oil or other liquid hydrocarbons.

     MMBtu. One million Btus.

     MMcf. One million cubic feet.

     MMcfe. One million cubic feet of gas equivalent.

     Net Acres or Net Wells. The sum of the fractional working interest owned in gross acres or gross wells.

     Present Value or PV-10. When used with respect to oil and gas reserves, present value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

     Productive Well. A well that is producing oil or gas or that is capable of production.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells drilled to known reservoir on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Royalty Interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.

     Tcf. One trillion cubic feet.

     Tcfe. One trillion cubic feet of gas equivalent.

     Undeveloped Acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Working Interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                         CHESAPEAKE ENERGY CORPORATION

                                                              PAGE
                                                              ----
Consolidated Balance Sheets at June 30, 2000 and December
  31, 1999 (Unaudited)......................................   F-2
Consolidated Statements of Operations for the Three Months
  and Six Months Ended June 30, 2000 and 1999 (Unaudited)...   F-3
Consolidated Statements of Cash Flows for the Six Months
  Ended June 30, 2000 and 1999 (Unaudited)..................   F-4
Consolidated Statements of Comprehensive Income (Loss) for
  the Three Months and Six Months Ended June 30, 2000 and
  1999 (Unaudited)..........................................   F-5
Notes to Consolidated Financial Statements (Unaudited)......   F-6
Report of Independent Accountants...........................  F-18
Consolidated Balance Sheets at December 31, 1999 and 1998...  F-19
Consolidated Statements of Operations for the Years Ended
  December 31, 1999 and 1998, for the Six Months Ended
  December 31, 1997 and for the Year Ended June 30, 1997....  F-20
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999 and 1998, for the Six Months Ended
  December 31, 1997 and for the Year Ended June 30, 1997....  F-21
Consolidated Statements of Stockholders' Equity (Deficit)
  and Comprehensive Income (Loss) for the Years Ended
  December 31, 1999 and 1998, for the Six Months Ended
  December 31, 1997 and for the Year Ended June 30, 1997....  F-23
Notes to Consolidated Financial Statements..................  F-24
Schedule II -- Valuation and Qualifying Accounts............  F-60

                    GOTHIC ENERGY CORPORATION

Consolidated Unaudited Balance Sheet at June 30, 2000 and
  December 31, 1999.........................................  F-61
Consolidated Unaudited Statement of Operations for the Six
  Months Ended June 30, 2000 and 1999.......................  F-62
Consolidated Unaudited Statement of Operations for the Three
  Months Ended June 30, 2000 and 1999.......................  F-63
Consolidated Unaudited Statement of Cash Flows for the Six
  Months Ended June 30, 2000 and 1999.......................  F-64
Notes to Unaudited Consolidated Financial Statements........  F-65
Report of Independent Accountants...........................  F-70
Consolidated Balance Sheet at December 31, 1999.............  F-71
Consolidated Statement of Operations for the Years Ended
  December 31, 1999 and 1998................................  F-72
Consolidated Statement of Stockholders' Equity (Deficit) for
  the Years Ended December 31, 1999 and 1998................  F-73
Consolidated Statement of Cash Flows for the Years Ended
  December 31, 1999 and 1998................................  F-74
Notes to Consolidated Financial Statements..................  F-75

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                                   ($ IN THOUSANDS)
                                         ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $    12,019   $    38,658
  Restricted cash...........................................        4,754           192
  Accounts receivable:
    Oil and gas sales.......................................       33,380        17,045
    Oil and gas marketing sales.............................       29,141        18,199
    Joint interest and other, net of allowances of
     $1,714,000 and $3,218,000, respectively................       14,399        11,247
    Related parties.........................................        3,455         4,574
  Inventory.................................................        3,596         4,582
  Other.....................................................        3,025         3,049
                                                              -----------   -----------
         Total current assets...............................      103,769        97,546
                                                              -----------   -----------
PROPERTY AND EQUIPMENT:
  Oil and gas properties, at cost based on full-cost
    accounting:
    Evaluated oil and gas properties........................    2,422,373     2,315,348
    Unevaluated properties..................................       32,146        40,008
    Less: accumulated depreciation, depletion and
     amortization...........................................   (1,719,259)   (1,670,542)
                                                              -----------   -----------
                                                                  735,260       684,814
  Other property and equipment..............................       70,155        67,712
  Less: accumulated depreciation and amortization...........      (35,099)      (33,429)
                                                              -----------   -----------
         Total property and equipment.......................      770,316       719,097
                                                              -----------   -----------
INVESTMENT IN GOTHIC ENERGY CORPORATION.....................       87,509        10,000
                                                              -----------   -----------
OTHER ASSETS................................................       19,388        23,890
                                                              -----------   -----------
         TOTAL ASSETS.......................................  $   980,982   $   850,533
                                                              ===========   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable and current maturities of long-term debt....  $       799   $       763
  Accounts payable..........................................       23,768        24,822
  Accrued liabilities and other.............................       43,103        34,713
  Revenues and royalties due others.........................       33,753        27,888
                                                              -----------   -----------
         Total current liabilities..........................      101,423        88,186
                                                              -----------   -----------
LONG-TERM DEBT, NET.........................................      983,230       964,097
                                                              -----------   -----------
REVENUES AND ROYALTIES DUE OTHERS...........................        8,405         9,310
                                                              -----------   -----------
DEFERRED INCOME TAXES.......................................        7,904         6,484
                                                              -----------   -----------
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred Stock, $.01 par value, 10,000,000 shares
    authorized; 1,557,037 and 4,596,400 shares of 7%
    cumulative convertible stock issued and outstanding at
    June 30, 2000 and December 31, 1999, respectively,
    entitled in liquidation (including dividends in arrears)
    to $87.4 million and $249.1 million, respectively.......       77,852       229,820
  Common Stock, par value of $.01, 250,000,000 shares
    authorized; 143,297,346 and 105,858,580 shares issued at
    June 30, 2000 and December 31, 1999, respectively.......        1,433         1,059
  Paid-in capital...........................................      862,230       682,905
  Accumulated earnings (deficit)............................   (1,045,984)   (1,093,929)
  Accumulated other comprehensive income (loss).............       (2,757)          196
  Less: treasury stock, at cost; 3,806,185 and 10,856,185
    common shares at June 30, 2000 and December 31, 1999,
    respectively............................................      (12,754)      (37,595)
                                                              -----------   -----------
         Total stockholders' equity (deficit)...............     (119,980)     (217,544)
                                                              -----------   -----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
           (DEFICIT)........................................  $   980,982   $   850,533
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                                          JUNE 30,              JUNE 30,
                                                     -------------------   -------------------
                                                       2000       1999       2000       1999
                                                     --------   --------   --------   --------
REVENUES:
  Oil and gas sales................................  $100,221   $ 68,272   $187,514   $120,078
  Oil and gas marketing sales......................    34,242     12,620     61,610     26,491
                                                     --------   --------   --------   --------
          Total revenues...........................   134,463     80,892    249,124    146,569
                                                     --------   --------   --------   --------
OPERATING COSTS:
  Production expenses..............................    12,581     11,183     25,126     25,175
  Production taxes.................................     5,717      2,798     10,933      4,788
  General and administrative.......................     3,188      3,268      6,220      7,292
  Oil and gas marketing expenses...................    33,122     11,673     59,666     24,958
  Oil and gas depreciation, depletion and
     amortization..................................    24,877     24,233     49,360     47,386
  Depreciation and amortization of other assets....     1,836      1,972      3,702      4,138
                                                     --------   --------   --------   --------
          Total operating costs....................    81,321     55,127    155,007    113,737
                                                     --------   --------   --------   --------
INCOME FROM OPERATIONS.............................    53,142     25,765     94,117     32,832
                                                     --------   --------   --------   --------
OTHER INCOME (EXPENSE):
  Interest and other income........................     1,667      2,967      2,859      3,840
  Interest expense.................................   (21,813)   (20,259)   (42,677)   (40,149)
                                                     --------   --------   --------   --------
          Total other income (expense).............   (20,146)   (17,292)   (39,818)   (36,309)
                                                     --------   --------   --------   --------
INCOME (LOSS) BEFORE INCOME TAXES..................    32,996      8,473     54,299     (3,477)
                                                     --------   --------   --------   --------
INCOME TAX EXPENSE.................................     1,362        326      1,463        326
                                                     --------   --------   --------   --------
NET INCOME (LOSS)..................................    31,634      8,147     52,836     (3,803)
  Preferred stock dividends........................    (2,907)    (4,026)    (6,949)    (8,052)
  Gain on redemption of preferred stock............     1,481         --     11,895         --
                                                     --------   --------   --------   --------
NET INCOME (LOSS) AVAILABLE TO COMMON
  SHAREHOLDERS.....................................  $ 30,208   $  4,121   $ 57,782   $(11,855)
                                                     ========   ========   ========   ========
EARNINGS (LOSS) PER COMMON SHARE:
  Basic............................................  $   0.26   $   0.04   $   0.53   $  (0.12)
                                                     ========   ========   ========   ========
  Assuming Dilution................................  $   0.22   $   0.04   $   0.36   $  (0.12)
                                                     ========   ========   ========   ========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING:
  Basic............................................   116,466     97,049    108,196     97,049
                                                     ========   ========   ========   ========
  Assuming dilution................................   146,113    101,450    146,285     97,049
                                                     ========   ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              ---------   --------
                                                                ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  52,836   $ (3,803)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation, depletion and amortization...............     51,258     49,923
     Amortization of loan costs.............................      1,804      1,601
     Amortization of bond discount..........................         42         35
     (Gain) loss on sale of fixed assets and other..........         (1)        98
     Equity in losses (earnings) of equity investees........        131        (35)
     Bad debt expense.......................................        256         --
     Other..................................................        (36)        --
     Deferred income taxes..................................      1,463        326
                                                              ---------   --------
       Cash provided by operating activities before changes
        in current assets and liabilities...................    107,753     48,145
     Changes in current assets and liabilities..............    (23,883)      (579)
                                                              ---------   --------
       Cash provided by operating activities................     83,870     47,566
                                                              ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development of oil and gas properties.....    (78,947)   (79,303)
  Purchases of oil and gas properties.......................    (24,981)    (6,484)
  Sales of oil and gas properties...........................      1,368     17,387
  Sales of non-oil and gas assets...........................        835      1,306
  Additions to other property and equipment.................     (3,390)       (65)
  Long-term loans made to third parties.....................         --       (511)
  Long-term investments.....................................     (2,000)        --
  Investment in Gothic senior discount notes................    (22,352)        --
  Other.....................................................     (1,102)       325
                                                              ---------   --------
          Cash used in investing activities.................   (130,569)   (67,345)
                                                              ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings........................    113,000     14,000
  Payments on long-term borrowings..........................    (93,500)        --
  Purchase of treasury stock................................         --        (53)
  Cash received from exercise of stock options..............        764        240
                                                              ---------   --------
          Cash provided by financing activities.............     20,264     14,187
                                                              ---------   --------
EFFECT OF CHANGES IN EXCHANGE RATE ON CASH..................       (204)     3,625
                                                              ---------   --------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................    (26,639)    (1,967)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     38,658     29,520
                                                              ---------   --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  12,019   $ 27,553
                                                              =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                                              JUNE 30,             JUNE 30,
                                                         -------------------   -----------------
                                                           2000       1999      2000      1999
                                                         --------   --------   -------   -------
                                                                    ($ IN THOUSANDS)
Net income (loss)......................................  $31,634    $ 8,147    $52,836   $(3,803)
Other comprehensive income (loss) -- foreign currency
  translation adjustments..............................   (2,475)     2,813     (2,953)    3,625
                                                         -------    -------    -------   -------
Comprehensive income (loss)............................  $29,159    $10,960    $49,883   $  (178)
                                                         =======    =======    =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ACCOUNTING PRINCIPLES

     The accompanying unaudited consolidated financial statements of Chesapeake Energy Corporation and Subsidiaries ("Chesapeake") have been prepared in accordance with the instructions to Form 10-Q as prescribed by the Securities and Exchange Commission. All material adjustments (consisting solely of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods have been reflected. The results for the three and six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year.

     The accompanying unaudited consolidated financial statements relate to the three and six months ended June 30, 2000 (the "Current Quarter" and "Current Period," respectively) and June 30, 1999 (the "Prior Quarter" and "Prior Period," respectively).

2. LEGAL PROCEEDINGS

  Bayard Securities Litigation

     This putative class action alleging violations of the Securities Act of 1933 and the Oklahoma Securities Act was first filed in February 1998 against Chesapeake and others on behalf of investors who purchased common stock of Bayard Drilling Technologies, Inc. in, or traceable to, its initial public offering in November 1997. Total proceeds of the offering were $254 million, of which Chesapeake received net proceeds of $90 million as a selling shareholder. Plaintiffs allege that Chesapeake, a major customer of Bayard's drilling services and the owner of 30.1% of Bayard's common stock outstanding prior to the offering, was a controlling person of Bayard. Alleged defective disclosures are claimed to have resulted in a decline in Bayard's share price following the public offering. Plaintiffs seek a determination that the suit is a proper class action and damages in an unspecified amount or rescission, together with interest and costs of litigation, including attorneys' fees.

     On August 24, 1999, the court dismissed plaintiffs' claims against Chesapeake under Section 15 of the Securities Act of 1933 alleging that Chesapeake was a "controlling person" of Bayard. Claims under Section 11 of the Securities Act of 1933 and Section 408 of the Oklahoma Securities Act continue to be asserted against Chesapeake. Chesapeake believes that it has meritorious defenses to these claims and intends to defend this action vigorously. No estimate of loss or range of estimate of loss, if any, can be made at this time. Bayard, which was acquired by Nabors Industries, Inc. in April 1999, has been reimbursing Chesapeake for its costs of defense as incurred.

  Patent Litigation

     On September 21, 1999, judgment was entered in favor of Chesapeake in a patent infringement lawsuit tried to the U.S. District Court for the Northern District of Texas, Fort Worth Division. Filed in October 1996, the lawsuit asserted that Chesapeake had infringed a patent belonging to Union Pacific Resources Company. The court declared the patent invalid, held that Chesapeake could not have infringed the patent, dismissed all of UPRC's claims with prejudice and assessed court costs against UPRC. Appeals of the judgment by both Chesapeake and UPRC are pending in the Federal Circuit Court of Appeals. Chesapeake has appealed the trial court's ruling denying Chesapeake's request for attorneys' fees. Management is unable to predict the outcome of these appeals, but believes the invalidity of the patent will be upheld on appeal.

  West Panhandle Field Cessation Cases

     A subsidiary of Chesapeake, Chesapeake Panhandle Limited Partnership ("CP") (f/k/a MC Panhandle, Inc.), and two subsidiaries of Kinder Morgan, Inc. are defendants in 13 lawsuits filed between

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

June 1997 and January 1999 by royalty owners seeking the cancellation of oil and gas leases in the West Panhandle Field in Texas. Chesapeake acquired MC Panhandle, Inc. on April 28, 1998. MC Panhandle, Inc. has owned the leases since January 1, 1997, and the co-defendants are prior lessees. Plaintiffs claim the leases terminated upon the cessation of production for various periods occurring primarily during the 1960s. In addition, plaintiffs seek to recover conversion damages, exemplary damages, attorneys' fees and interest. Defendants assert that any cessation of production was excused and have pled affirmative defenses of limitations, waiver, temporary estoppel, laches and title by adverse possession. Four of the 13 cases have been tried, no trial dates have been set for the other cases.

     Of the ten cases filed in the District Court of Moore County, Texas, 69th Judicial District, three have been tried to a jury. Judgment has been entered against CP and its co-defendants in all three cases, although there was initially a jury verdict in two of the cases in favor of defendants. Chesapeake's aggregate liability for these judgments is $1.3 million of actual damages and $1.2 million of exemplary damages, and jointly and severally with the other two defendants, $1.5 million of actual damages and $337,000 of attorneys' fees in the event of an appeal, sanctions, interest and court costs. The court also quieted title to the leases in dispute in plaintiffs. CP and the other defendants have each appealed the judgments and posted supersedeas bonds in all of these cases. There are three related cases pending in other courts. One was tried in the U.S. District Court, Northern District of Texas, Amarillo Division, and resulted in a jury verdict for CP and its co-defendants. Judgment has not yet been entered in that case.

     Chesapeake has previously established an accrued liability that management believes will be sufficient to cover the estimated costs of litigation for each of these cases. Because of the inconsistent verdicts reached by the juries in the four cases tried to date and because the amount of damages sought is not specified in all of the other cases, the outcome of the remaining trials and the amount of damages that might ultimately be awarded could differ from management's estimates. Management believes, however, that the leases are valid, there is no basis for exemplary damages and that any findings of fraud or bad faith will be overturned on appeal. CP and the other defendants intend to vigorously defend against the plaintiffs' claims.

     Chesapeake is currently involved in various other routine disputes incidental to its business operations. While it is not possible to determine the ultimate disposition of these matters, management, after consultation with legal counsel, is of the opinion that the final resolution of all such currently pending or threatened litigation is not likely to have a material adverse effect on the consolidated financial position or results of operations of Chesapeake.

3. NET INCOME (LOSS) PER SHARE

     Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") requires presentation of "basic" and "diluted" earnings per share, as defined, on the face of the statements of operations for all entities with complex capital structures. SFAS 128 requires a reconciliation of the numerator and denominators of the basic and diluted EPS computations.

     The following weighted securities were not included in the calculation of diluted earnings per share, as the effect was antidilutive:

     - In the Prior Period, options to purchase 12.8 million shares of common stock at a weighted average exercise price of $1.77 and the assumed conversion of the outstanding preferred stock (convertible into 33.1 million common shares) were antidilutive as a result of Chesapeake's loss for the period.

     - For the Prior Quarter, outstanding options to purchase 2.3 million shares of common stock at a weighted average exercise price of $5.02 were antidilutive because the exercise prices of the options were greater than the average market price of Chesapeake's common stock. Additionally, the

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES assumed conversion of the outstanding preferred stock (convertible into 33.1 million common shares) was not included.

     - In the Current Quarter and the Current Period, outstanding options to purchase 0.7 million and 1.6 million shares of common stock, respectively, at a weighted average exercise price of $10.57 and $6.76, respectively, were antidilutive because the exercise prices of the options were greater than the average market price of Chesapeake's common stock.

     A reconciliation for the Current Quarter, Prior Quarter and Current Period is as follows:

                                                             INCOME         SHARES       PER SHARE
                                                          (NUMERATOR)    (DENOMINATOR)    AMOUNT
                                                          ------------   -------------   ---------
                                                                       (IN THOUSANDS)
FOR THE QUARTER ENDED JUNE 30, 2000:
BASIC EPS
Income available to common stockholders.................    $ 30,208        116,466        $0.26
                                                                                           =====
EFFECT OF DILUTIVE SECURITIES
  Assumed conversion of preferred stock at beginning of
     period.............................................       2,907         21,797
  Gain on redemption of preferred stock.................      (1,481)            --
  Employee stock options................................          --          7,850
                                                            --------        -------
DILUTED EPS
Income available to common stockholders and assumed
  conversions...........................................    $ 31,634        146,113        $0.22
                                                            ========        =======        =====
FOR THE QUARTER ENDED JUNE 30, 1999:
BASIC EPS
  Income available to common stockholders...............    $  4,121         97,049        $0.04
                                                                                           =====
EFFECT OF DILUTIVE SECURITIES
  Employee stock options................................          --          4,401
                                                            --------        -------
DILUTED EPS
Income available to common stockholders and assumed
  conversions...........................................    $  4,121        101,450        $0.04
                                                            ========        =======        =====
FOR THE SIX MONTHS ENDED JUNE 30, 2000:
BASIC EPS
Income available to common stockholders.................    $ 57,782        108,196        $0.53
                                                                                           =====
EFFECT OF DILUTIVE SECURITIES
  Assumed conversion of preferred stock at beginning of
     period.............................................       6,949         31,158
  Gain on redemption of preferred stock.................     (11,895)            --
  Employee stock options................................          --          6,931
                                                            --------        -------
DILUTED EPS
Income available to common stockholders and assumed
  conversions...........................................    $ 52,836        146,285        $0.36
                                                            ========        =======        =====

     In the Current Quarter, Chesapeake engaged in a number of unsolicited stock exchange transactions with institutional investors. Chesapeake exchanged a total of 24.7 million shares of common stock (newly issued shares), plus a cash payment of $8.3 million, for 2,364,363 shares of its issued and outstanding

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES preferred stock with a liquidation value of $118.2 million plus dividends in arrears of $13.6 million. All preferred shares acquired in these transactions were cancelled and retired and have the status of authorized but unissued shares of undesignated preferred stock. A gain on redemption of the preferred shares equal to $1.5 million was recognized as an increase to net income available to common shareholders in the Current Quarter in determining basic earnings per share. The gain represented the excess of (i) the liquidation value of the preferred shares that were retired plus dividends in arrears which had reduced prior EPS over (ii) the market value of the common stock issued, and the cash payment made, in exchange for the preferred shares.

     In the Current Period, a total of 34.2 million shares of common stock, plus a cash payment of $8.3 million, were exchanged for 3,039,363 shares of preferred stock. These transactions reduced (i) the number of preferred shares from 4.6 million to 1.6 million, (ii) the liquidation value of the preferred stock from $229.8 million to $77.9 million, and (iii) dividends in arrears by $16.8 million to $9.5 million. A gain on redemption of all preferred shares exchanged through June 30, 2000 of $11.9 million ($1.5 million related to the Current Quarter) is reflected in net income available to common shareholders in determining basic earnings per share.

     Subsequent to June 30, 2000, Chesapeake engaged in additional transactions in which 9.2 million shares of common stock (newly issued shares) were exchanged for 933,000 shares of its issued and outstanding preferred stock with a liquidation value of $46.7 million plus dividends in arrears of $6.1 million. A $5.3 million loss on the redemption of these preferred shares will be reflected in net income available to common shareholders in determining earnings per share in the third quarter.

     Chesapeake may acquire additional shares of preferred stock in the future through negotiations with individual holders and, beginning May 1, 2001, it may redeem outstanding shares of preferred stock for $52.45 per share plus accumulated and unpaid dividends in cash and/or common stock.

4. SENIOR NOTES

  9.625% Notes

     Chesapeake has outstanding $500 million in aggregate principal amount of 9.625% Senior Notes which mature May 1, 2005. The 9.625% Notes bear interest at the rate of 9.625%, payable semiannually on each May 1 and November 1. The 9.625% Notes are senior, unsecured obligations of Chesapeake and are fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries.

  9.125% Notes

     Chesapeake has outstanding $120 million in aggregate principal amount of 9.125% Senior Notes which mature April 15, 2006. The 9.125% Notes bear interest at an annual rate of 9.125%, payable semiannually on each April 15 and October
15. The 9.125% Notes are senior, unsecured obligations of Chesapeake and are fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries.

  7.875% Notes

     Chesapeake has outstanding $150 million in aggregate principal amount of 7.875% Senior Notes which mature March 15, 2004. The 7.875% Notes bear interest at the rate of 7.875%, payable semiannually on each March 15 and September 15. The 7.875% Notes are senior, unsecured obligations of Chesapeake and are fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

  8.5% Notes

     Chesapeake has outstanding $150 million in aggregate principal amount of 8.5% Senior Notes which mature March 15, 2012. The 8.5% Notes bear interest at the rate of 8.5%, payable semiannually on each March 15 and September 15. The 8.5% Notes are senior, unsecured obligations of Chesapeake and are fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries.

     Chesapeake is a holding company and owns no operating assets and has no significant operations independent of its subsidiaries. Chesapeake's obligations under its Senior Notes have been fully and unconditionally guaranteed, on a joint and several basis, by each of Chesapeake's "Restricted Subsidiaries" (as defined in the respective indentures governing the Senior Notes) (collectively, the "Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries is a direct or indirect wholly-owned subsidiary of Chesapeake.

     The Senior Note Indentures contain certain covenants, including covenants limiting Chesapeake and the Guarantor Subsidiaries with respect to asset sales, restricted payments, the incurrence of additional indebtedness and the issuance of preferred stock, liens, sale and leaseback transactions, lines of business, dividend and other payment restrictions affecting Guarantor Subsidiaries, mergers or consolidations, and transactions with affiliates. Chesapeake is obligated to repurchase the 9.625% and 9.125% Senior Notes in the event of a change of control or certain asset sales.

     These senior note indentures also limit Chesapeake's ability to make restricted payments (as defined), including the payment of preferred stock dividends, unless certain tests are met. From December 31, 1998 through March 31, 2000, Chesapeake was unable to meet the requirements to incur additional unsecured indebtedness, and consequently was not able to pay cash dividends on its 7% cumulative convertible preferred stock. Chesapeake had accumulated dividends in arrears of $9.5 million related to its preferred stock as of June 30, 2000. This restriction does not affect Chesapeake's ability to borrow under or expand its secured commercial bank facility. Chesapeake was unable to pay a dividend on the preferred stock on May 1, 2000, the sixth consecutive dividend payment date on which dividends had not been paid. As a result of Chesapeake's failure to pay dividends for six quarterly periods, the holders of preferred stock are entitled to elect two new directors to the Board. Based on the Current Quarter financial results, Chesapeake was able to pay a dividend on the preferred stock on August 1, 2000, although the Board of Directors did not declare a dividend that would have been payable on that date.

     Set forth below are condensed consolidating financial statements of the Guarantor Subsidiaries, Chesapeake's subsidiaries which are not guarantors of the Senior Notes (the "Non-Guarantor Subsidiaries") and Chesapeake. Separate financial statements of each Guarantor Subsidiary have not been provided because management has determined that they are not material to investors.

     Chesapeake Energy Marketing, Inc. ("CEMI") was the only Non-Guarantor Subsidiary for all periods presented. All of Chesapeake's other subsidiaries were Guarantor Subsidiaries during all periods presented.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF JUNE 30, 2000
                                ($ IN THOUSANDS)

                                       GUARANTOR     NON-GUARANTOR
                                      SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                      ------------   -------------   -----------   ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........  $    (9,048)     $  5,057      $    20,764   $        --    $    16,773
  Accounts receivable, net..........       68,523        29,041               --       (17,189)        80,375
  Inventory.........................        3,375           221               --            --          3,596
  Other.............................        2,456            28              541            --          3,025
                                      -----------      --------      -----------   -----------    -----------
         Total current assets.......       65,306        34,347           21,305       (17,189)       103,769
                                      -----------      --------      -----------   -----------    -----------
PROPERTY AND EQUIPMENT:
  Oil and gas properties............    2,422,373            --               --            --      2,422,373
  Unevaluated leasehold.............       32,146            --               --            --         32,146
  Other property and equipment......       29,899        20,568           19,688            --         70,155
  Less: accumulated depreciation,
    depletion and amortization......   (1,734,280)      (17,974)          (2,104)           --     (1,754,358)
                                      -----------      --------      -----------   -----------    -----------
         Net property and
           equipment................      750,138         2,594           17,584            --        770,316
                                      -----------      --------      -----------   -----------    -----------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES.............      922,163            --          432,912    (1,355,075)            --
                                      -----------      --------      -----------   -----------    -----------
INVESTMENT IN GOTHIC ENERGY
  CORPORATION.......................       10,000            --           77,509            --         87,509
                                      -----------      --------      -----------   -----------    -----------
OTHER ASSETS........................        1,438         8,496           17,266        (7,812)        19,388
                                      -----------      --------      -----------   -----------    -----------
         TOTAL ASSETS...............  $ 1,749,045      $ 45,437      $   566,576   $(1,380,076)   $   980,982
                                      ===========      ========      ===========   ===========    ===========

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Notes payable and current
    maturities of long-term debt....  $       799      $     --      $        --   $        --    $       799
  Accounts payable and other........       61,540        30,312           26,087       (17,315)       100,624
                                      -----------      --------      -----------   -----------    -----------
         Total current
           liabilities..............       62,339        30,312           26,087       (17,315)       101,423
                                      -----------      --------      -----------   -----------    -----------
LONG-TERM DEBT, NET.................       64,028            --          919,202            --        983,230
                                      -----------      --------      -----------   -----------    -----------
REVENUES AND ROYALTIES DUE OTHERS...        8,405            --               --            --          8,405
                                      -----------      --------      -----------   -----------    -----------
DEFERRED INCOME TAXES...............        7,904            --               --            --          7,904
                                      -----------      --------      -----------   -----------    -----------
INTERCOMPANY PAYABLES...............    1,473,601        (1,531)      (1,472,070)           --             --
                                      -----------      --------      -----------   -----------    -----------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock......................           26             1            1,424           (18)         1,433
  Other.............................      132,742        16,655        1,091,933    (1,362,743)      (121,413)
                                      -----------      --------      -----------   -----------    -----------
                                          132,768        16,656        1,093,357    (1,362,761)      (119,980)
                                      -----------      --------      -----------   -----------    -----------
         TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY
           (DEFICIT)................  $ 1,749,045      $ 45,437      $   566,576   $(1,380,076)   $   980,982
                                      ===========      ========      ===========   ===========    ===========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                ($ IN THOUSANDS)

                                       GUARANTOR     NON-GUARANTOR
                                      SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                      ------------   -------------   -----------   ------------   ------------
                                                    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.........  $    (6,964)     $ 20,409      $    25,405   $        --    $    38,850
  Accounts receivable...............       45,170        18,297               73       (12,475)        51,065
  Inventory.........................        4,183           399               --            --          4,582
  Other.............................        1,997           700              352            --          3,049
                                      -----------      --------      -----------   -----------    -----------
         Total current assets.......       44,386        39,805           25,830       (12,475)        97,546
                                      -----------      --------      -----------   -----------    -----------
PROPERTY AND EQUIPMENT:
  Oil and gas properties............    2,311,633         3,715               --            --      2,315,348
  Unevaluated leasehold.............       40,008            --               --            --         40,008
  Other property and equipment......       29,088        20,521           18,103            --         67,712
  Less: accumulated depreciation,
    depletion and amortization......   (1,683,890)      (18,205)          (1,876)           --     (1,703,971)
                                      -----------      --------      -----------   -----------    -----------
         Net property and
           equipment................      696,839         6,031           16,227            --        719,097
                                      -----------      --------      -----------   -----------    -----------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES.............      806,180            --          493,738    (1,299,918)            --
                                      -----------      --------      -----------   -----------    -----------
INVESTMENT IN GOTHIC ENERGY
  CORPORATION.......................       10,000            --               --            --         10,000
OTHER ASSETS........................        6,402         8,409           16,765        (7,686)        23,890
                                      -----------      --------      -----------   -----------    -----------
         TOTAL ASSETS...............  $ 1,563,807      $ 54,245      $   552,560   $(1,320,079)   $   850,533
                                      ===========      ========      ===========   ===========    ===========

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Notes payable and current
    maturities of long-term debt....  $        --      $    763      $        --   $        --    $       763
  Accounts payable and other........       63,194        19,265           17,466       (12,502)        87,423
                                      -----------      --------      -----------   -----------    -----------
         Total current
           liabilities..............       63,194        20,028           17,466       (12,502)        88,186
                                      -----------      --------      -----------   -----------    -----------
LONG-TERM DEBT, NET.................       43,500         1,437          919,160            --        964,097
                                      -----------      --------      -----------   -----------    -----------
REVENUES AND ROYALTIES DUE OTHERS...        9,310            --               --            --          9,310
                                      -----------      --------      -----------   -----------    -----------
DEFERRED INCOME TAXES...............        6,484            --               --            --          6,484
                                      -----------      --------      -----------   -----------    -----------
INTERCOMPANY PAYABLES...............    1,356,466        (2,450)      (1,354,043)           27             --
                                      -----------      --------      -----------   -----------    -----------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock......................           27             1            1,048           (17)         1,059
  Other.............................       84,826        35,229          968,929    (1,307,587)      (218,603)
                                      -----------      --------      -----------   -----------    -----------
                                           84,853        35,230          969,977    (1,307,604)      (217,544)
                                      -----------      --------      -----------   -----------    -----------
         TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY
           (DEFICIT)................  $ 1,563,807      $ 54,245      $   552,560   $(1,320,079)   $   850,533
                                      ===========      ========      ===========   ===========    ===========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)

                                               GUARANTOR     NON-GUARANTOR
                                              SUBSIDIARIES    SUBSIDIARY      PARENT    ELIMINATIONS   CONSOLIDATED
                                              ------------   -------------   --------   ------------   ------------
FOR THE THREE MONTHS ENDED JUNE 30, 2000
REVENUES:
  Oil and gas sales.........................    $100,221        $    --      $     --     $     --       $100,221
  Oil and gas marketing sales...............          --         79,973            --      (45,731)        34,242
                                                --------        -------      --------     --------       --------
         Total revenues.....................     100,221         79,973            --      (45,731)       134,463
                                                --------        -------      --------     --------       --------
OPERATING COSTS:
  Production expenses and taxes.............      18,298             --            --           --         18,298
  General and administrative................       2,841            299            48           --          3,188
  Oil and gas marketing expenses............          --         78,853            --      (45,731)        33,122
  Oil and gas depreciation, depletion and
    amortization............................      24,876              1            --           --         24,877
  Other depreciation and amortization.......       1,008             20           808           --          1,836
                                                --------        -------      --------     --------       --------
         Total operating costs..............      47,023         79,173           856      (45,731)        81,321
                                                --------        -------      --------     --------       --------
INCOME (LOSS) FROM OPERATIONS...............      53,198            800          (856)          --         53,142
                                                --------        -------      --------     --------       --------
OTHER INCOME (EXPENSE):
  Interest and other income.................       1,165            467        20,945      (20,910)         1,667
  Interest expense..........................     (21,484)            --       (21,239)      20,910        (21,813)
                                                --------        -------      --------     --------       --------
                                                 (20,319)           467          (294)          --        (20,146)
                                                --------        -------      --------     --------       --------
INCOME (LOSS) BEFORE INCOME
  TAXES.....................................      32,879          1,267        (1,150)          --         32,996
INCOME TAX EXPENSE..........................       1,362             --            --           --          1,362
                                                --------        -------      --------     --------       --------
         NET INCOME (LOSS)..................    $ 31,517        $ 1,267      $ (1,150)    $     --       $ 31,634
                                                ========        =======      ========     ========       ========
FOR THE THREE MONTHS ENDED JUNE 30, 1999
REVENUES:
  Oil and gas sales.........................    $ 68,272        $    --      $     --     $     --       $ 68,272
  Oil and gas marketing sales...............          --         38,420            --      (25,800)        12,620
                                                --------        -------      --------     --------       --------
         Total revenues.....................      68,272         38,420            --      (25,800)        80,892
                                                --------        -------      --------     --------       --------
OPERATING COSTS:
  Production expenses and taxes.............      13,981             --            --           --         13,981
  General and administrative................       2,942            324             2           --          3,268
  Oil and gas marketing expenses............          --         37,473            --      (25,800)        11,673
  Oil and gas depreciation, depletion and
    amortization............................      24,233             --            --           --         24,233
  Other depreciation and amortization.......       1,138             20           814           --          1,972
                                                --------        -------      --------     --------       --------
         Total operating costs..............      42,294         37,817           816      (25,800)        55,127
                                                --------        -------      --------     --------       --------
INCOME (LOSS) FROM OPERATIONS...............      25,978            603          (816)          --         25,765
                                                --------        -------      --------     --------       --------
OTHER INCOME (EXPENSE):
  Interest and other income.................         440          2,408        29,188      (29,069)         2,967
  Interest expense..........................     (29,009)            --       (20,319)      29,069        (20,259)
                                                --------        -------      --------     --------       --------
                                                 (28,569)         2,408         8,869           --        (17,292)
                                                --------        -------      --------     --------       --------
INCOME (LOSS) BEFORE INCOME
  TAXES.....................................      (2,591)         3,011         8,053           --          8,473
INCOME TAX EXPENSE..........................         326             --            --           --            326
                                                --------        -------      --------     --------       --------
         NET INCOME (LOSS)..................    $ (2,917)       $ 3,011      $  8,053     $     --       $  8,147
                                                ========        =======      ========     ========       ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)

                                            GUARANTOR     NON-GUARANTOR
                                           SUBSIDIARIES    SUBSIDIARY      PARENT    ELIMINATIONS   CONSOLIDATED
                                           ------------   -------------   --------   ------------   ------------
FOR THE SIX MONTHS ENDED JUNE 30, 2000
REVENUES:
  Oil and gas sales......................    $187,167       $    347      $     --     $     --       $187,514
  Oil and gas marketing sales............          --        149,098            --      (87,488)        61,610
                                             --------       --------      --------     --------       --------
         Total revenues..................     187,167        149,445            --      (87,488)       249,124
                                             --------       --------      --------     --------       --------
OPERATING COSTS:
  Production expenses and taxes..........      35,979             80            --           --         36,059
  General and administrative.............       5,561            590            69           --          6,220
  Oil and gas marketing expenses.........          --        147,154            --      (87,488)        59,666
  Oil and gas depreciation, depletion and
    amortization.........................      49,259            101            --           --         49,360
  Other depreciation and amortization....       2,034             40         1,628           --          3,702
                                             --------       --------      --------     --------       --------
         Total operating costs...........      92,833        147,965         1,697      (87,488)       155,007
                                             --------       --------      --------     --------       --------
INCOME (LOSS) FROM OPERATIONS............      94,334          1,480        (1,697)          --         94,117
                                             --------       --------      --------     --------       --------
OTHER INCOME (EXPENSE):
  Interest and other income..............       1,963            803        41,912      (41,819)         2,859
  Interest expense.......................     (42,439)           (34)      (42,023)      41,819        (42,677)
                                             --------       --------      --------     --------       --------
                                              (40,476)           769          (111)          --        (39,818)
                                             --------       --------      --------     --------       --------
INCOME (LOSS) BEFORE INCOME
  TAXES..................................      53,858          2,249        (1,808)          --         54,299
INCOME TAX EXPENSE.......................       1,463             --            --           --          1,463
                                             --------       --------      --------     --------       --------
NET INCOME (LOSS)........................    $ 52,395       $  2,249      $ (1,808)    $     --       $ 52,836
                                             ========       ========      ========     ========       ========
FOR THE SIX MONTHS ENDED JUNE 30, 1999
REVENUES:
  Oil and gas sales......................    $120,078       $     --      $     --     $     --       $120,078
  Oil and gas marketing sales............          --         73,258            --      (46,767)        26,491
                                             --------       --------      --------     --------       --------
         Total revenues..................     120,078         73,258            --      (46,767)       146,569
                                             --------       --------      --------     --------       --------
OPERATING COSTS:
  Production expenses and taxes..........      29,963             --            --           --         29,963
  General and administrative.............       6,464            781            47           --          7,292
  Oil and gas marketing expenses.........          --         71,725            --      (46,767)        24,958
  Oil and gas depreciation, depletion and
    amortization.........................      47,386             --            --           --         47,386
  Other depreciation and amortization....       2,476             40         1,622           --          4,138
                                             --------       --------      --------     --------       --------
         Total operating costs...........      86,289         72,546         1,669      (46,767)       113,737
                                             --------       --------      --------     --------       --------
INCOME (LOSS) FROM OPERATIONS............      33,789            712        (1,669)          --         32,832
                                             --------       --------      --------     --------       --------
OTHER INCOME (EXPENSE):
  Interest and other income..............         707          2,845        58,328      (58,040)         3,840
  Interest expense.......................     (57,415)            --       (40,774)      58,040        (40,149)
                                             --------       --------      --------     --------       --------
                                              (56,708)         2,845        17,554           --        (36,309)
                                             --------       --------      --------     --------       --------
INCOME (LOSS) BEFORE INCOME
  TAXES..................................     (22,919)         3,557        15,885           --         (3,477)
INCOME TAX EXPENSE.......................         326             --            --           --            326
                                             --------       --------      --------     --------       --------
NET INCOME (LOSS)........................    $(23,245)      $  3,557      $ 15,885     $     --       $ (3,803)
                                             ========       ========      ========     ========       ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                              GUARANTOR     NON-GUARANTOR
                                             SUBSIDIARIES    SUBSIDIARY      PARENT    ELIMINATIONS   CONSOLIDATED
                                             ------------   -------------   --------   ------------   ------------
FOR THE SIX MONTHS ENDED JUNE 30, 2000
CASH FLOWS FROM OPERATING ACTIVITIES.......   $  88,395       $ (4,753)     $    228     $     --      $  83,870
                                              ---------       --------      --------     --------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties...................    (104,075)         1,515            --           --       (102,560)
  Proceeds from sale of assets.............         835             --            --           --            835
  Investment in Gothic senior discount
    notes..................................          --        (22,352)           --           --        (22,352)
  Other investments........................          --             --        (2,000)          --         (2,000)
  Other additions..........................      (2,570)           (46)       (1,876)          --         (4,492)
                                              ---------       --------      --------     --------      ---------
                                               (105,810)       (20,883)       (3,876)          --       (130,569)
                                              ---------       --------      --------     --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings.................     113,000             --            --           --        113,000
  Payments on borrowings...................     (93,500)            --            --           --        (93,500)
  Cash received from exercise of stock
    options................................          --             --           764           --            764
  Intercompany advances, net...............      (8,527)        10,284        (1,757)          --             --
                                              ---------       --------      --------     --------      ---------
                                                 10,973         10,284          (993)          --         20,264
                                              ---------       --------      --------     --------      ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH....        (204)            --            --           --           (204)
                                              ---------       --------      --------     --------      ---------
  Net increase (decrease) in cash..........      (6,646)       (15,352)       (4,641)          --        (26,639)
  Cash, beginning of period................      (7,156)        20,409        25,405           --         38,658
                                              ---------       --------      --------     --------      ---------
  Cash, end of period......................   $ (13,802)      $  5,057      $ 20,764     $     --      $  12,019
                                              =========       ========      ========     ========      =========
FOR THE SIX MONTHS ENDED JUNE 30, 1999
CASH FLOWS FROM OPERATING ACTIVITIES.......   $  22,128       $  8,119      $ 17,319     $     --      $  47,566
                                              ---------       --------      --------     --------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties...................     (68,400)            --            --           --        (68,400)
  Proceeds from sale of other assets.......       1,306             --            --           --          1,306
  Other additions..........................         427            308          (986)          --           (251)
                                              ---------       --------      --------     --------      ---------
                                                (66,667)           308          (986)          --        (67,345)
                                              ---------       --------      --------     --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings.................      14,000             --            --           --         14,000
  Cash paid for purchase of treasury
    stock..................................          --            (53)           --           --            (53)
  Cash received from exercise of stock
    options................................          --             --           240           --            240
  Intercompany advances, net...............      33,665          2,217       (35,882)          --             --
                                              ---------       --------      --------     --------      ---------
                                                 47,665          2,164       (35,642)          --         14,187
                                              ---------       --------      --------     --------      ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH....       3,625             --            --           --          3,625
                                              ---------       --------      --------     --------      ---------
  Net increase (decrease) in cash..........       6,751         10,591       (19,309)          --         (1,967)
  Cash, beginning of period................     (17,319)         7,000        39,839           --         29,520
                                              ---------       --------      --------     --------      ---------
  Cash, end of period......................   $ (10,568)      $ 17,591      $ 20,530     $     --      $  27,553
                                              =========       ========      ========     ========      =========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

       CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                ($ IN THOUSANDS)

                                               GUARANTOR     NON-GUARANTOR
                                              SUBSIDIARIES   SUBSIDIARIES    PARENT    ELIMINATIONS   CONSOLIDATED
                                              ------------   -------------   -------   ------------   ------------
FOR THE THREE MONTHS ENDED JUNE 30, 2000:
  Net income (loss).........................    $ 31,517        $1,267       $(1,150)     $   --        $31,634
  Other comprehensive income (loss)  --
    foreign currency translation............      (2,475)           --            --          --         (2,475)
                                                --------        ------       -------      ------        -------
  Comprehensive income......................    $ 29,042        $1,267       $(1,150)     $   --        $29,159
                                                ========        ======       =======      ======        =======
FOR THE THREE MONTHS ENDED JUNE 30, 1999:
  Net income (loss).........................    $ (2,917)       $3,011       $ 8,053      $   --        $ 8,147
  Other comprehensive income (loss)  --
    foreign currency translation............       2,813            --            --          --          2,813
                                                --------        ------       -------      ------        -------
  Comprehensive income (loss)...............    $   (104)       $3,011       $ 8,053      $   --        $10,960
                                                ========        ======       =======      ======        =======
FOR THE SIX MONTHS ENDED JUNE 30, 2000:
  Net income (loss).........................    $ 52,395        $2,249       $(1,808)     $   --        $52,836
  Other comprehensive income (loss)  --
    foreign currency translation............      (2,953)           --            --          --         (2,953)
                                                --------        ------       -------      ------        -------
  Comprehensive income......................    $ 49,442        $2,249       $(1,808)     $   --        $49,883
                                                ========        ======       =======      ======        =======
FOR THE SIX MONTHS ENDED JUNE 30, 1999:
  Net income (loss).........................    $(23,245)       $3,557       $15,885      $   --        $(3,803)
  Other comprehensive income (loss)  --
    foreign currency translation............       3,625            --            --          --          3,625
                                                --------        ------       -------      ------        -------
  Comprehensive income (loss)...............    $(19,620)       $3,557       $15,885      $   --        $  (178)
                                                ========        ======       =======      ======        =======

5. INVESTMENT IN GOTHIC ENERGY CORPORATION ("GOTHIC")

     On June 27, 2000, CEMI purchased in a series of private transactions 96% of Gothic's $104 million of 14.125% Series B Senior Secured Discount Notes for consideration of $77.5 million, comprised of $22.4 million in cash and $55.2 million of Chesapeake common stock (9,468,985 shares valued at $5.825 per share), subject to adjustment. The acquired discount notes accrete at a rate per annum of 14.125%, compounded semi-annually to an aggregate principal amount of $99.7 million at May 1, 2002. Thereafter, the discount notes accrue interest at the rate of 14.125% per annum, payable in cash semi-annually in arrears on May 1 and November 1 of each year commencing November 1, 2002. The discount notes mature on May 1, 2006.

     On June 30, 2000, Chesapeake entered into a letter of intent to acquire the common stock of Gothic for 4.0 million shares of Chesapeake common stock. Upon the closing of the transaction, Gothic's shareholders will own approximately 2.7% of Chesapeake's common stock. The total acquisition cost to Chesapeake will be approximately $345 million, including $235 million of Senior Secured Notes issued by Gothic's operating subsidiary. The Gothic acquisition is subject to the completion of definitive documentation and approval by Gothic's shareholders. Completion of the transaction is expected by year-end 2000.

     Also included in Chesapeake's investment in Gothic is Chesapeake's April 1998 investment in Gothic's 12% Preferred Stock with a carrying value of $10.0 million.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

6. REVOLVING CREDIT FACILITY

     At June 30, 2000, Chesapeake had a $75 million revolving bank credit facility, maturing in July 2002, with a committed borrowing base of $75 million. As of June 30, 2000, Chesapeake had borrowed $63.0 million under this facility. Borrowings under the facility are secured by certain producing oil and gas properties and bear interest at variable rates, which averaged 10.0% per annum as of June 30, 2000. On August 1, 2000, the revolving bank credit facility and the borrowing base were increased to $100 million.

7. RECENTLY ISSUED ACCOUNTING STANDARDS

     On June 15, 1998, the Financial Accounting Standards Board issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. FAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. FAS 133 (as amended by FAS 137 and FAS 138) is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

     FAS 133 standardizes the accounting for derivative instruments by requiring that all derivatives be recognized as assets and liabilities and measured at fair value. The accounting for changes in the fair value of derivatives (gains and losses) depends on (i) whether the derivative is designated and qualifies as a hedge, and (ii) the type of hedging relationship that exists. Changes in the fair value of derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in FAS 133 are required to be reported in earnings. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of FAS 133. Chesapeake has not yet determined the impact that adoption of FAS 133 will have on the financial statements. However, Chesapeake believes that its commodity derivatives will be designated as hedges in accordance with the relevant accounting criteria.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Chesapeake Energy Corporation

     In our opinion, the consolidated financial statements as of December 31, 1999 and 1998, for the years ended December 31, 1999 and 1998 and June 30, 1997 and the six months ended December 31, 1997 present fairly, in all material respects, the financial position of Chesapeake Energy Corporation and its subsidiaries ("Chesapeake") at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, the six months ended December 31, 1997, and the year ended June 30, 1997, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of Chesapeake's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            PRICEWATERHOUSECOOPERS LLP

Oklahoma City, Oklahoma
March 24, 2000

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                                  ($ IN THOUSANDS)
                                        ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $    38,658   $    29,520
  Restricted cash...........................................          192         5,754
  Accounts receivable:
    Oil and gas sales.......................................       17,045        13,835
    Oil and gas marketing sales.............................       18,199        19,636
    Joint interest and other, net of allowances of
     $3,218,000 and $3,209,000, respectively................       11,247        27,373
    Related parties.........................................        4,574        15,455
  Inventory.................................................        4,582         5,325
  Other.....................................................        3,049         1,101
                                                              -----------   -----------
         Total Current Assets...............................       97,546       117,999
                                                              -----------   -----------
PROPERTY AND EQUIPMENT:
  Oil and gas properties, at cost based on full-cost
    accounting:
    Evaluated oil and gas properties........................    2,315,348     2,142,943
    Unevaluated properties..................................       40,008        52,687
    Less: accumulated depreciation, depletion and
     amortization...........................................   (1,670,542)   (1,574,282)
                                                              -----------   -----------
                                                                  684,814       621,348
  Other property and equipment..............................       67,712        79,718
  Less: accumulated depreciation and amortization...........      (33,429)      (37,075)
                                                              -----------   -----------
         Total Property and Equipment.......................      719,097       663,991
                                                              -----------   -----------
OTHER ASSETS................................................       33,890        30,625
                                                              -----------   -----------
         TOTAL ASSETS.......................................  $   850,533   $   812,615
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable and current maturities of long-term debt....  $       763   $    25,000
  Accounts payable..........................................       24,822        36,854
  Accrued liabilities and other.............................       34,713        46,572
  Revenues and royalties due others.........................       27,888        22,858
                                                              -----------   -----------
         Total Current Liabilities..........................       88,186       131,284
                                                              -----------   -----------
LONG-TERM DEBT, NET.........................................      964,097       919,076
                                                              -----------   -----------
REVENUES AND ROYALTIES DUE OTHERS...........................        9,310        10,823
                                                              -----------   -----------
DEFERRED INCOME TAXES.......................................        6,484            --
                                                              -----------   -----------
CONTINGENCIES AND COMMITMENTS (NOTE 4)
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred Stock, $.01 par value, 10,000,000 shares
    authorized; 4,596,400 and 4,600,000 shares of 7%
    cumulative convertible stock issued and outstanding at
    December 31, 1999 and 1998, respectively, entitled in
    liquidation to $229.8 million and 230.0 million,
    respectively............................................      229,820       230,000
  Common Stock, par value of $.01, 250,000,000 shares
    authorized; 105,858,580 and 105,213,750 shares issued at
    December 31, 1999 and 1998, respectively................        1,059         1,052
  Paid-in capital...........................................      682,905       682,263
  Accumulated earnings (deficit)............................   (1,093,929)   (1,127,195)
  Accumulated other comprehensive income (loss).............          196        (4,726)
  Less: treasury stock, at cost; 10,856,185 and 8,503,300
    common shares at December 31, 1999 and 1998,
    respectively............................................      (37,595)      (29,962)
                                                              -----------   -----------
         Total Stockholders' Equity (Deficit)...............     (217,544)     (248,568)
                                                              -----------   -----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
           (DEFICIT)........................................  $   850,533   $   812,615
                                                              ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                YEARS ENDED
                                                               DECEMBER 31,        SIX MONTHS ENDED   YEAR ENDED
                                                           ---------------------     DECEMBER 31,      JUNE 30,
                                                             1999        1998            1997            1997
                                                           --------   ----------   ----------------   ----------
                                                                  ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  Oil and gas sales......................................  $280,445   $  256,887       $ 95,657       $ 192,920
  Oil and gas marketing sales............................    74,501      121,059         58,241          76,172
                                                           --------   ----------       --------       ---------
        Total revenues...................................   354,946      377,946        153,898         269,092
                                                           --------   ----------       --------       ---------
OPERATING COSTS:
  Production expenses....................................    46,298       51,202          7,560          11,445
  Production taxes.......................................    13,264        8,295          2,534           3,662
  General and administrative.............................    13,477       19,918          5,847           8,802
  Oil and gas marketing expenses.........................    71,533      119,008         58,227          75,140
  Oil and gas depreciation, depletion and amortization...    95,044      146,644         60,408         103,264
  Depreciation and amortization of other assets..........     7,810        8,076          2,414           3,782
  Impairment of oil and gas properties...................        --      826,000        110,000         236,000
  Impairment of other assets.............................        --       55,000             --              --
                                                           --------   ----------       --------       ---------
        Total operating costs............................   247,426    1,234,143        246,990         442,095
                                                           --------   ----------       --------       ---------
INCOME (LOSS) FROM OPERATIONS............................   107,520     (856,197)       (93,092)       (173,003)
                                                           --------   ----------       --------       ---------
OTHER INCOME (EXPENSE):
  Interest and other income..............................     8,562        3,926         78,966          11,223
  Interest expense.......................................   (81,052)     (68,249)       (17,448)        (18,550)
                                                           --------   ----------       --------       ---------
        Total other income (expense).....................   (72,490)     (64,323)        61,518          (7,327)
                                                           --------   ----------       --------       ---------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY
  ITEM...................................................    35,030     (920,520)       (31,574)       (180,330)
PROVISION (BENEFIT) FOR INCOME TAXES.....................     1,764           --             --          (3,573)
                                                           --------   ----------       --------       ---------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM..................    33,266     (920,520)       (31,574)       (176,757)
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, net of applicable
    income tax of $0 and $3,804,000, respectively........        --      (13,334)            --          (6,620)
                                                           --------   ----------       --------       ---------
NET INCOME (LOSS)........................................    33,266     (933,854)       (31,574)       (183,377)
PREFERRED STOCK DIVIDENDS................................   (16,711)     (12,077)            --              --
                                                           --------   ----------       --------       ---------
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS.......  $ 16,555   $ (945,931)      $(31,574)      $(183,377)
                                                           ========   ==========       ========       =========
EARNINGS (LOSS) PER COMMON SHARE:
  EARNINGS (LOSS) PER COMMON SHARE -- BASIC:
    Income (loss) before extraordinary item..............  $   0.17   $    (9.83)      $  (0.45)      $   (2.69)
    Extraordinary item...................................        --        (0.14)            --           (0.10)
                                                           --------   ----------       --------       ---------
    Net income (loss)....................................  $   0.17   $    (9.97)      $  (0.45)      $   (2.79)
                                                           ========   ==========       ========       =========
  EARNINGS (LOSS) PER COMMON SHARE -- ASSUMING DILUTION:
    Income (loss) before extraordinary item..............  $   0.16   $    (9.83)      $  (0.45)      $   (2.69)
    Extraordinary item...................................        --        (0.14)            --           (0.10)
                                                           --------   ----------       --------       ---------
    Net income (loss)....................................  $   0.16   $    (9.97)      $  (0.45)      $   (2.79)
                                                           ========   ==========       ========       =========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING (IN 000'S):
  Basic..................................................    97,077       94,911         70,835          65,767
                                                           ========   ==========       ========       =========
  Assuming dilution......................................   102,038       94,911         70,835          65,767
                                                           ========   ==========       ========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED
                                                                  DECEMBER 31,        SIX MONTHS ENDED   YEAR ENDED
                                                              ---------------------     DECEMBER 31,      JUNE 30,
                                                                1999        1998            1997            1997
                                                              ---------   ---------   ----------------   ----------
                                                                                ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)...........................................  $  33,266   $(933,854)     $ (31,574)      $(183,377)
ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO CASH PROVIDED
  BY OPERATING ACTIVITIES:
  Depreciation, depletion and amortization..................     99,516     152,204         62,028         105,591
  Impairment of oil and gas assets..........................         --     826,000        110,000         236,000
  Impairment of other assets................................         --      55,000             --              --
  Deferred taxes............................................      1,764          --             --          (3,573)
  Amortization of loan costs................................      3,338       2,516            794           1,455
  Amortization of bond discount.............................         84          98             41             217
  Bad debt expense..........................................          9       1,589             40             299
  Gain on sale of Bayard stock..............................         --          --        (73,840)             --
  Gain on sale of fixed assets..............................       (459)        (90)          (209)         (1,593)
  Extraordinary loss........................................         --      13,334             --           6,620
  Equity in (earnings) losses from investments and other....      1,209         703            592            (499)
                                                              ---------   ---------      ---------       ---------
    Cash provided by operating activities before changes in
      current assets and liabilities........................    138,727     117,500         67,872         161,140
                                                              ---------   ---------      ---------       ---------
CHANGES IN ASSETS AND LIABILITIES:
  (Increase) decrease in short-term investments.............         --      12,027         92,127        (102,858)
  (Increase) decrease in accounts receivable................     17,592      12,191         (7,173)        (19,987)
  (Increase) decrease in inventory..........................        743         168         (1,584)         (1,467)
  (Increase) decrease in other current assets...............      3,614       7,637         (1,519)          1,466
  Increase (decrease) in accounts payable, accrued
    liabilities and other...................................    (23,891)    (46,785)       (11,044)         48,085
  Increase (decrease) in current and non-current revenues
    and royalties due others................................      3,517      (8,099)           478          (2,290)
  Increase (decrease) in deferred income taxes..............      4,720          --             --              --
                                                              ---------   ---------      ---------       ---------
    Changes in assets and liabilities.......................      6,295     (22,861)        71,285         (77,051)
                                                              ---------   ---------      ---------       ---------
    Cash provided by operating activities...................    145,022      94,639        139,157          84,089
                                                              ---------   ---------      ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development of oil and gas properties.....   (153,268)   (259,710)      (187,252)       (465,367)
  Acquisitions of oil and gas companies and properties, net
    of cash acquired........................................    (49,893)   (279,924)            --              --
  Divestitures of oil and gas properties....................     45,635      15,712             --              --
  Investment in preferred stock of Gothic Energy
    Corporation.............................................         --     (39,500)            --              --
  Net proceeds from sale of Bayard stock....................         --          --         90,380              --
  Repayment of note receivable..............................         --       2,000         18,000              --
  Proceeds from sale of investment in PanEast...............         --      21,245             --              --
  Other proceeds from sales.................................      5,530       3,600             17           6,428
  Long-term loans made to third parties.....................         --          --             --         (20,000)
  Investment in oil field service company...................         --          --           (200)         (3,048)
  Increase in deferred charges..............................     (5,865)         --             --              --
  Other investments.........................................       (730)         --        (30,434)         (8,000)
  Other property and equipment additions....................     (1,182)    (11,473)       (27,015)        (33,867)
                                                              ---------   ---------      ---------       ---------
    Cash used in investing activities.......................   (159,773)   (548,050)      (136,504)       (523,854)
                                                              ---------   ---------      ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................         --          --             --         288,091
  Proceeds from long-term borrowings........................    116,500     658,750             --         342,626
  Payments on long-term borrowings..........................    (98,000)   (474,166)            --        (119,581)
  Dividends paid on common stock............................         --      (5,592)        (2,810)             --
  Dividends paid on preferred stock.........................         --      (8,050)            --              --
  Proceeds from issuance of preferred stock.................         --     222,663             --              --
  Purchase of treasury stock and preferred stock............        (53)    (29,962)            --              --
  Cash received from exercise of stock options..............        520         154            322           1,387
  Other financing...........................................         --          --           (322)           (379)
                                                              ---------   ---------      ---------       ---------
    Cash provided by (used in) financing activities.........     18,967     363,797         (2,810)        512,144
                                                              ---------   ---------      ---------       ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................      4,922      (4,726)            --              --
                                                              ---------   ---------      ---------       ---------
Net increase (decrease) in cash and cash equivalents........      9,138     (94,340)          (157)         72,379
Cash and cash equivalents, beginning of period..............     29,520     123,860        124,017          51,638
                                                              ---------   ---------      ---------       ---------
        Cash and cash equivalents, end of period............  $  38,658   $  29,520      $ 123,860       $ 124,017
                                                              =========   =========      =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                                          YEARS ENDED
                                                         DECEMBER 31,       SIX MONTHS ENDED   YEAR ENDED
                                                      -------------------     DECEMBER 31,      JUNE 30,
                                                       1999       1998            1997            1997
                                                      -------   ---------   ----------------   ----------
                                                                       ($ IN THOUSANDS)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
CASH PAYMENTS FOR:
  Interest, net of capitalized interest.............  $80,684   $  59,881       $ 17,367        $12,919
  Income taxes......................................  $    --   $      --       $    500        $    --
DETAILS OF ACQUISITION OF ANSON PRODUCTION
  CORPORATION:
  Fair value of assets acquired.....................  $    --   $      --       $ 43,000        $    --
  Accrued liability for estimated cash
    consideration...................................  $    --   $      --       $(15,500)       $    --
  Stock issued (3,792,724 shares)...................  $    --   $      --       $(27,500)       $    --
DETAILS OF ACQUISITION OF DLB OIL & GAS, INC.:
  Fair value of assets acquired.....................  $    --   $ 136,500       $     --        $    --
  Cash consideration................................  $    --   $ (17,500)      $     --        $    --
  Stock issued (5,000,000 shares)...................  $    --   $ (30,000)      $     --        $    --
  Debt assumed......................................  $    --   $ (85,000)      $     --        $    --
  Acquisition costs paid............................  $    --   $  (4,000)      $     --        $    --
DETAILS OF ACQUISITION OF HUGOTON ENERGY
  CORPORATION:
  Fair value of assets acquired.....................  $    --   $ 343,371       $     --        $    --
  Stock options granted.............................  $    --   $  (2,050)      $     --        $    --
  Stock issued (25,790,146 shares)..................  $    --   $(206,321)      $     --        $    --
  Debt assumed......................................  $    --   $(120,000)      $     --        $    --
  Acquisition costs paid............................  $    --   $ (15,000)      $     --        $    --

  The accompanying notes are an integral part of these consolidated financial statements.

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     In November 1999, the Chief Executive Officer and Chief Operating Officer of Chesapeake tendered to Chesapeake Energy Marketing, Inc. ("CEMI") 2,320,107 shares of Chesapeake common stock in full satisfaction of two notes payable to CEMI with a combined outstanding balance of $7.6 million.

     During 1999, Chesapeake issued a $2.2 million note payable as consideration for the acquisition of certain oil and gas properties.

     Chesapeake had a financing arrangement with a vendor to supply certain oil and gas equipment inventory, which was terminated during the Transition Period. The total amount owed at June 30, 1997 was $1,380,000. No cash consideration is exchanged for inventory under this financing arrangement until actual draws on the inventory are made.

     In fiscal 1997, Chesapeake recognized income tax benefits of $4,808,000 related to the disposition of stock options by directors and employees of Chesapeake. The tax benefits were recorded as an adjustment to deferred income taxes and paid-in capital.

     Proceeds from the issuance of $500 million of 9.625% senior notes in April 1998 and $300 million of senior notes ($150 million of 7.875% senior notes and $150 million of 8.5% senior notes) in March 1997, are net of $11.7 million and $6.4 million, respectively, in offering fees and expenses which were deducted from the actual cash received.

     On December 22, 1997, Chesapeake declared a dividend of $0.02 per common share, or $1,486,000, which was paid on January 15, 1998. On June 13, 1997 Chesapeake declared a dividend of $0.02 per common share, or $1,405,000, which was paid on July 15, 1997.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND
                          COMPREHENSIVE INCOME (LOSS)

                                                        YEARS ENDED
                                                       DECEMBER 31,          SIX MONTHS ENDED    YEAR ENDED
                                                 -------------------------     DECEMBER 31,       JUNE 30,
                                                    1999          1998             1997             1997
                                                 -----------   -----------   -----------------   ----------
                                                                      ($ IN THOUSANDS)
PREFERRED STOCK:
  Balance, beginning of period.................  $   230,000   $        --       $      --       $      --
  Purchase of preferred stock..................         (180)           --              --              --
  Issuance of preferred stock..................           --       230,000              --              --
                                                 -----------   -----------       ---------       ---------
  Balance, end of period.......................      229,820       230,000              --              --
                                                 -----------   -----------       ---------       ---------
COMMON STOCK:
  Balance, beginning of period.................        1,052           743             703           3,008
  Issuance of 8,972,000 shares of common
    stock......................................           --            --              --              90
  Exercise of stock options and warrants.......            6            --               2              12
  Issuance of 3,792,724 shares of common stock
    to AnSon Production Corporation............           --            --              38              --
  Issuance of 25,790,146 shares of common stock
    to Hugoton Energy Corporation..............           --           258              --              --
  Issuance of 5,000,000 shares of common stock
    to DLB Oil and Gas, Inc. ..................           --            50              --              --
  Change in par value and other................            1             1              --          (2,407)
                                                 -----------   -----------       ---------       ---------
  Balance, end of period.......................        1,059         1,052             743             703
                                                 -----------   -----------       ---------       ---------
PAID-IN CAPITAL:
  Balance, beginning of period.................      682,263       460,770         432,991         136,782
  Exercise of stock options and warrants.......          514           153             320           1,375
  Issuance of common stock.....................           --       236,013          27,459         301,593
  Offering expenses and other..................            1       (16,723)             --         (13,974)
  Stock options issued in Hugoton purchase.....           --         2,050              --              --
  Purchase of preferred stock at discount......          127            --              --              --
  Tax benefit from exercise of stock options...           --            --              --           4,808
  Change in par value..........................           --            --              --           2,407
                                                 -----------   -----------       ---------       ---------
  Balance, end of period.......................      682,905       682,263         460,770         432,991
                                                 -----------   -----------       ---------       ---------
ACCUMULATED EARNINGS (DEFICIT):
  Balance, beginning of period.................   (1,127,195)     (181,270)       (146,805)         37,977
  Net income (loss)............................       33,266      (933,854)        (31,574)       (183,377)
  Dividends on common stock....................           --        (4,021)         (2,891)         (1,405)
  Dividends on preferred stock.................           --        (8,050)             --              --
                                                 -----------   -----------       ---------       ---------
  Balance, end of period.......................   (1,093,929)   (1,127,195)       (181,270)       (146,805)
                                                 -----------   -----------       ---------       ---------
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
  Balance, beginning of period.................       (4,726)          (37)             --              --
  Foreign currency translation adjustments.....        4,922        (4,689)            (37)             --
                                                 -----------   -----------       ---------       ---------
  Balance, end of period.......................          196        (4,726)            (37)             --
                                                 -----------   -----------       ---------       ---------
TREASURY STOCK -- COMMON:
  Balance, beginning of period.................      (29,962)           --              --              --
  Exchange of notes receivable for common stock
    from related parties.......................       (7,633)      (29,962)             --              --
                                                 -----------   -----------       ---------       ---------
  Balance, end of period.......................      (37,595)      (29,962)             --              --
                                                 -----------   -----------       ---------       ---------
         TOTAL STOCKHOLDERS' EQUITY
           (DEFICIT)...........................  $  (217,544)  $  (248,568)      $ 280,206       $ 286,889
                                                 ===========   ===========       =========       =========
COMPREHENSIVE INCOME (LOSS):
  Net income (loss)............................  $    33,266   $  (933,854)      $ (31,574)      $(183,377)
  Other comprehensive income (loss) -- foreign
    currency translation adjustments...........        4,922        (4,689)            (37)             --
                                                 -----------   -----------       ---------       ---------
         Comprehensive income (loss)...........  $    38,188   $  (938,543)      $ (31,611)      $(183,377)
                                                 ===========   ===========       =========       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Company

     Chesapeake Energy Corporation is an oil and natural gas exploration and production company engaged in the acquisition, exploration, and development of properties for the production of crude oil and natural gas from underground reservoirs. Chesapeake's properties are located in Oklahoma, Texas, Arkansas, Louisiana, Kansas, Montana, Colorado, North Dakota, New Mexico and British Columbia and Saskatchewan, Canada.

     These consolidated financial statements relate to the years ended December 31, 1999 ("1999"), December 31, 1998 ("1998") and June 30, 1997 ("fiscal 1997").
Chesapeake changed its fiscal year end from June 30 to December 31 in 1997. Chesapeake's results of operations and cash flows for the six months ended December 31, 1997 (the "Transition Period") are also included in these consolidated financial statements.

  Principles of Consolidation

     The accompanying consolidated financial statements of Chesapeake Energy Corporation include the accounts of its direct and indirect wholly-owned subsidiaries ("Chesapeake"). All significant intercompany accounts and transactions have been eliminated. Investments in companies and partnerships which give Chesapeake significant influence, but not control, over the investee are accounted for using the equity method.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Cash Equivalents

     For purposes of the consolidated financial statements, Chesapeake considers investments in all highly liquid debt instruments with maturities of three months or less at date of purchase to be cash equivalents.

  Investments in Securities

     Chesapeake invests in various equity securities and short-term debt instruments including corporate bonds and auction preferreds, commercial paper and government agency notes. Chesapeake has classified all of its short-term investments in equity and debt instruments as trading securities, which are carried at fair value with unrealized holding gains and losses included in earnings. Investments in equity securities and limited partnerships that do not have readily determinable fair values are stated at cost and are included in noncurrent other assets. In determining realized gains and losses, the cost of securities sold is based on the average cost method.

  Inventory

     Inventory consists primarily of tubular goods and other lease and well equipment which Chesapeake plans to utilize in its ongoing exploration and development activities and is carried at the lower of cost or market using the specific identification method.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

  Oil and Gas Properties

     Chesapeake follows the full-cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. Chesapeake capitalizes internal costs that can be directly identified with its acquisition, exploration and development activities and does not include any costs related to production, general corporate overhead or similar activities (see Note 11). Capitalized costs are amortized on a composite unit-of-production method based on proved oil and gas reserves. As of December 31, 1999, approximately 66% of Chesapeake's proved reserve value (based on SEC PV-10%) was evaluated by independent petroleum engineers, with the balance evaluated by Chesapeake's engineers. In addition, Chesapeake's engineers evaluate all properties quarterly. The average composite rates used for depreciation, depletion and amortization were $0.71 ($0.73 in U.S. and $0.52 in Canada) per equivalent Mcf in 1999, $1.13 ($1.17 in U.S. and $0.43 in Canada) per equivalent Mcf in 1998, $1.57 per equivalent Mcf in the Transition Period and $1.31 per equivalent Mcf in fiscal 1997. Chesapeake did not have operations in Canada prior to 1998.

     Proceeds from the sale of properties are accounted for as reductions to capitalized costs unless such sales involve a significant change in the relationship between costs and the value of proved reserves or the underlying value of unproved properties, in which case a gain or loss is recognized. The costs of unproved properties are excluded from amortization until the properties are evaluated. Chesapeake reviews all of its unevaluated properties quarterly to determine whether or not and to what extent proved reserves have been assigned to the properties, and otherwise if impairment has occurred. Unevaluated properties are grouped by major producing area where individual property costs are not significant, and assessed individually when individual costs are significant.

     Chesapeake reviews the carrying value of its oil and gas properties under the full-cost accounting rules of the Securities and Exchange Commission on a quarterly basis. Under these rules, capitalized costs, less accumulated amortization and related deferred income taxes, may not exceed an amount equal to the sum of the present value of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. During 1998, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues from Chesapeake's proved reserves, net of related income tax considerations, resulting in writedowns in the carrying value of oil and gas properties of $826 million. During the Transition Period, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues from Chesapeake's proved reserves, net of related income tax considerations, resulting in a writedown in the carrying value of oil and gas properties of $110 million. During fiscal 1997, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues from Chesapeake's proved reserves, net of related income tax considerations, resulting in a writedown in the carrying value of oil and gas properties of $236 million.

  Other Property and Equipment

     Other property and equipment consists primarily of gas gathering and processing facilities, vehicles, land, office buildings and equipment, and software. Major renewals and betterments are capitalized while the costs of repairs and maintenance are charged to expense as incurred. The costs of assets retired or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts, and the resulting gain or loss is reflected in operations. Other property and equipment costs are depreciated on both straight-line and accelerated methods. Buildings are depreciated on a straight-line basis over 31.5 years. All other property and equipment are depreciated over the estimated useful lives of the assets, which range from five to seven years.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

  Capitalized Interest

     During 1999, 1998, the Transition Period and fiscal 1997, interest of approximately $3.5 million, $6.5 million, $5.1 million and $12.9 million, respectively, was capitalized on significant investments in unproved properties that were not being currently depreciated, depleted, or amortized and on which exploration activities were in progress.

  Income Taxes

     Chesapeake has adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 requires deferred tax liabilities or assets to be recognized for the anticipated future tax effects of temporary differences that arise as a result of the differences in the carrying amounts and the tax bases of assets and liabilities.

  Net Income (Loss) Per Share

     Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") requires presentation of "basic" and "diluted" earnings per share, as defined, on the face of the statement of operations for all entities with complex capital structures. SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted EPS computations. For 1998, the Transition Period and fiscal 1997, there was no difference between actual weighted average shares outstanding, which are used in computing basic EPS, and diluted weighted average shares, which are used in computing diluted EPS. Options to purchase 12.9 million, 11.3 million, 8.3 million and 7.9 million shares of common stock at weighted average exercise prices of $1.76, $1.86, $5.49 and $7.09 were outstanding during 1999, 1998, the Transition Period and fiscal 1997 but were not included in the computation of diluted EPS in 1998, the Transition Period and fiscal 1997 because the effect of these outstanding options would be antidilutive. Also, the convertible preferred stock was not included in the 1999 and 1998 calculation because the effect was antidilutive. A reconciliation for 1999 is as follows:

                                                     INCOME         SHARES       PER SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
FOR THE YEAR ENDED DECEMBER 31, 1999:
BASIC EPS
Income available to common stockholders..........    $16,555         97,077        $0.17
                                                                                   =====
EFFECT OF DILUTIVE SECURITIES
Employee stock options...........................         --          4,961
                                                     -------        -------
DILUTED EPS
Income available to common stockholders and
  assumed conversions............................    $16,555        102,038        $0.16
                                                     =======        =======        =====

  Gas Imbalances -- Revenue Recognition

     Revenues from the sale of oil and gas production are recognized when title passes, net of royalties. Chesapeake follows the "sales method" of accounting for its gas revenue whereby Chesapeake recognizes sales revenue on all gas sold to its purchasers, regardless of whether the sales are proportionate to Chesapeake's ownership in the property. A liability is recognized only to the extent that Chesapeake has a net imbalance in excess of the remaining gas reserves on the underlying properties. Chesapeake's net imbalance positions at December 31, 1999 and 1998 were not material.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

  Hedging

     Chesapeake periodically uses certain instruments to hedge its exposure to price fluctuations on oil and natural gas transactions and interest rates. Recognized gains and losses on hedge contracts are reported as a component of the related transaction. Results of oil and gas hedging transactions are reflected in oil and gas sales to the extent related to Chesapeake's oil and gas production, in oil and gas marketing sales to the extent related to Chesapeake's marketing activities, and in interest expense to the extent so related.

  Debt Issue Costs

     Included in other assets are costs associated with the issuance of the senior notes. The remaining unamortized costs on these issuances of senior notes at December 31, 1999 totaled $16.6 million and are being amortized over the life of the senior notes.

  Comprehensive Income

     In 1998, Chesapeake adopted SFAS No. 130, Reporting Comprehensive Income. This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income and foreign currency translation adjustments and is presented in the Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Income (Loss). The adoption of SFAS 130 had no impact on total stockholders' equity. Prior year financial statements have been reclassified to conform to the SFAS 130 requirements. All balance sheet accounts of foreign operations are translated into U.S. dollars at the year-end rate of exchange and statement of operations items are translated at the weighted average exchange rates for the year.

  Reclassifications

     Certain reclassifications have been made to the consolidated financial statements for 1998, the Transition Period, and fiscal 1997 to conform to the presentation used for the 1999 consolidated financial statements.

2. SENIOR NOTES

     On April 22, 1998, Chesapeake issued $500 million principal amount of 9.625% Senior Notes due 2005 ("9.625% Senior Notes"). The 9.625% Senior Notes are redeemable at the option of Chesapeake at any time on or after May 1, 2002 at the redemption prices set forth in the indenture or at the make-whole prices, as set forth in the indenture, if redeemed prior to May 1, 2002. Chesapeake may also redeem at its option up to $167 million of the 9.625% Senior Notes at 109.625% of their principal amount with the proceeds of an equity offering completed prior to May 1, 2001.

     On March 17, 1997, Chesapeake issued $150 million principal amount of 7.875% Senior Notes due 2004 ("7.875% Senior Notes"). The 7.875% Senior Notes are redeemable at the option of Chesapeake at any time prior to March 15, 2004 at the make-whole prices determined in accordance with the indenture.

     Also on March 17, 1997, Chesapeake issued $150 million principal amount of 8.5% Senior Notes due 2012 ("8.5% Senior Notes"). The 8.5% Senior Notes are redeemable at the option of Chesapeake at any time prior to March 15, 2004 at the make-whole prices determined in accordance with the indenture and, on or after March 15, 2004 at the redemption prices set forth therein.

     On April 9, 1996, Chesapeake issued $120 million principal amount of 9.125% Senior Notes due 2006 ("9.125% Senior Notes"). The 9.125% Senior Notes are redeemable at the option of Chesapeake at any time prior to April 15, 2001 at the make-whole prices determined in accordance with the indenture and, on or after April 15, 2001 at the redemption prices set forth therein.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

     On May 25, 1995, Chesapeake issued $90 million principal amount of 10.5% Senior Notes due 2002 ("10.5% Senior Notes"). In April 1998, Chesapeake purchased all of its 10.5% Senior Notes for approximately $99 million. The early retirement of these notes resulted in an extraordinary charge of $13.3 million.

     Chesapeake is a holding company and owns no operating assets and has no significant operations independent of its subsidiaries. Chesapeake's obligations under the 9.625% Senior Notes, the 9.125% Senior Notes, the 7.875% Senior Notes and the 8.5% Senior Notes have been fully and unconditionally guaranteed, on a joint and several basis, by each of Chesapeake's "Restricted Subsidiaries" (as defined in the respective indentures governing the Senior Notes) (collectively, the "Guarantor Subsidiaries"). Each of the Guarantor Subsidiaries is a direct or indirect wholly-owned subsidiary of Chesapeake.

     The senior note indentures contain certain covenants, including covenants limiting Chesapeake and the Guarantor Subsidiaries with respect to asset sales; restricted payments; the incurrence of additional indebtedness and the issuance of preferred stock; liens; sale and leaseback transactions; lines of business; dividend and other payment restrictions affecting Guarantor Subsidiaries; mergers or consolidations; and transactions with affiliates. Chesapeake is obligated to repurchase the 9.625% and 9.125% Senior Notes in the event of a change of control or certain asset sales.

     The senior note indentures also limit Chesapeake's ability to make restricted payments (as defined), including the payment of preferred stock dividends, unless certain tests are met. From December 31, 1998 through December 31, 1999, Chesapeake was unable to meet the requirements to incur additional unsecured indebtedness, and consequently was not able to pay cash dividends on its 7% cumulative convertible preferred stock. Chesapeake had accumulated dividends in arrears of $19.3 million related to its preferred stock as of February 29, 2000. Subsequent payments will be subject to the same restrictions and are dependent upon variables that are beyond Chesapeake's ability to predict. This restriction does not affect Chesapeake's ability to borrow under or expand its secured commercial bank facility. If Chesapeake fails to pay dividends for six quarterly periods, the holders of preferred stock will be entitled to elect two new directors to the Board. Based on current projections of cash flow and fixed charges, Chesapeake does not expect to be able to pay a dividend on the preferred stock on May 1, 2000, which would be the sixth consecutive dividend payment date on which dividends have not been paid.

     Set forth below are condensed consolidating financial statements of the Guarantor Subsidiaries, Chesapeake's subsidiaries which are not guarantors of the Senior Notes (the "Non-Guarantor Subsidiaries") and Chesapeake. Separate audited financial statements of each Guarantor Subsidiary have not been provided because management has determined that they are not material to investors.

     Chesapeake Energy Marketing, Inc. ("CEMI") was a Non-Guarantor Subsidiary for all periods presented. The following were additional Non-Guarantor
Subsidiaries: Chesapeake Acquisition Corporation during the Transition Period and Chesapeake Canada Corporation during fiscal 1997. All of Chesapeake's other subsidiaries were Guarantor Subsidiaries during all periods presented.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                ($ IN THOUSANDS)

                                       GUARANTOR     NON-GUARANTOR
                                      SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                      ------------   -------------   -----------   ------------   ------------
                                                    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.........  $    (6,964)     $ 20,409      $    25,405   $        --    $    38,850
  Accounts receivable...............       45,170        18,297               73       (12,475)        51,065
  Inventory.........................        4,183           399               --            --          4,582
  Other.............................        1,997           700              352            --          3,049
                                      -----------      --------      -----------   -----------    -----------
         Total current assets.......       44,386        39,805           25,830       (12,475)        97,546
                                      -----------      --------      -----------   -----------    -----------
PROPERTY AND EQUIPMENT:
  Oil and gas properties............    2,311,633         3,715               --            --      2,315,348
  Unevaluated leasehold.............       40,008            --               --            --         40,008
  Other property and equipment......       29,088        20,521           18,103            --         67,712
  Less: accumulated depreciation,
    depletion and amortization......   (1,683,890)      (18,205)          (1,876)           --     (1,703,971)
                                      -----------      --------      -----------   -----------    -----------
         Net property and
           equipment................      696,839         6,031           16,227            --        719,097
                                      -----------      --------      -----------   -----------    -----------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES.............      806,180            --          493,738    (1,299,918)            --
                                      -----------      --------      -----------   -----------    -----------
OTHER ASSETS........................       16,402         8,409           16,765        (7,686)        33,890
                                      -----------      --------      -----------   -----------    -----------
         TOTAL ASSETS...............  $ 1,563,807      $ 54,245      $   552,560   $(1,320,079)   $   850,533
                                      ===========      ========      ===========   ===========    ===========

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Notes payable and current
    maturities of long-term debt....  $        --      $    763      $        --   $        --    $       763
  Accounts payable and other........       63,194        19,265           17,466       (12,502)        87,423
                                      -----------      --------      -----------   -----------    -----------
         Total current
           liabilities..............       63,194        20,028           17,466       (12,502)        88,186
                                      -----------      --------      -----------   -----------    -----------
LONG-TERM DEBT......................       43,500         1,437          919,160            --        964,097
                                      -----------      --------      -----------   -----------    -----------
REVENUES AND ROYALTIES DUE OTHERS...        9,310            --               --            --          9,310
                                      -----------      --------      -----------   -----------    -----------
DEFERRED INCOME TAXES...............        6,484            --               --            --          6,484
                                      -----------      --------      -----------   -----------    -----------
INTERCOMPANY PAYABLES...............    1,356,466        (2,450)      (1,354,043)           27             --
                                      -----------      --------      -----------   -----------    -----------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock......................           27             1            1,048           (17)         1,059
  Other.............................       84,826        35,229          968,929    (1,307,587)      (218,603)
                                      -----------      --------      -----------   -----------    -----------
                                           84,853        35,230          969,977    (1,307,604)      (217,544)
                                      -----------      --------      -----------   -----------    -----------
         TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY
           (DEFICIT)................  $ 1,563,807      $ 54,245      $   552,560   $(1,320,079)   $   850,533
                                      ===========      ========      ===========   ===========    ===========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                ($ IN THOUSANDS)

                                       GUARANTOR     NON-GUARANTOR
                                      SUBSIDIARIES   SUBSIDIARIES      PARENT      ELIMINATIONS   CONSOLIDATED
                                      ------------   -------------   -----------   ------------   ------------

                                                    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.........  $   (11,565)      $ 7,000      $    39,839    $      --     $    35,274
  Accounts receivable...............       54,384        29,641              270       (7,996)         76,299
  Inventory.........................        4,919           406               --           --           5,325
  Other.............................          721            15              365           --           1,101
                                      -----------       -------      -----------    ---------     -----------
         Total current assets.......       48,459        37,062           40,474       (7,996)        117,999
                                      -----------       -------      -----------    ---------     -----------
PROPERTY AND EQUIPMENT:
  Oil and gas properties............    2,142,943            --               --           --       2,142,943
  Unevaluated leasehold.............       52,687            --               --           --          52,687
  Other property and equipment......       47,628        15,109           16,981           --          79,718
  Less: accumulated depreciation,
    depletion and amortization......   (1,601,931)       (8,036)          (1,390)          --      (1,611,357)
                                      -----------       -------      -----------    ---------     -----------
         Net property and
           equipment................      641,327         7,073           15,591           --         663,991
                                      -----------       -------      -----------    ---------     -----------
INVESTMENTS IN SUBSIDIARIES AND
  INTERCOMPANY ADVANCES.............      473,578            --          481,150     (954,728)             --
                                      -----------       -------      -----------    ---------     -----------
OTHER ASSETS........................       10,610           560           19,455           --          30,625
                                      -----------       -------      -----------    ---------     -----------
         TOTAL ASSETS...............  $ 1,173,974       $44,695      $   556,670    $(962,724)    $   812,615
                                      ===========       =======      ===========    =========     ===========

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Notes payable and current
    maturities of long-term debt....  $    25,000       $    --      $        --    $      --     $    25,000
  Accounts payable and other........       80,786        15,992           17,529       (8,023)        106,284
                                      -----------       -------      -----------    ---------     -----------
         Total current
           liabilities..............      105,786        15,992           17,529       (8,023)        131,284
                                      -----------       -------      -----------    ---------     -----------
LONG-TERM DEBT......................           --            --          919,076           --         919,076
                                      -----------       -------      -----------    ---------     -----------
REVENUES AND ROYALTIES DUE OTHERS...       10,823            --               --           --          10,823
                                      -----------       -------      -----------    ---------     -----------
DEFERRED INCOME TAXES...............           --            --               --           --              --
                                      -----------       -------      -----------    ---------     -----------
INTERCOMPANY PAYABLES...............    1,338,948        11,376       (1,350,351)          27              --
                                      -----------       -------      -----------    ---------     -----------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock......................           26             1            1,042          (17)          1,052
  Other.............................     (281,609)       17,326          969,374     (954,711)       (249,620)
                                      -----------       -------      -----------    ---------     -----------
                                         (281,583)       17,327          970,416     (954,728)       (248,568)
                                      -----------       -------      -----------    ---------     -----------
         TOTAL LIABILITIES AND
           STOCKHOLDERS' EQUITY
           (DEFICIT)................  $ 1,173,974       $44,695      $   556,670    $(962,724)    $   812,615
                                      ===========       =======      ===========    =========     ===========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)

                                                  GUARANTOR     NON-GUARANTOR
                                                 SUBSIDIARIES   SUBSIDIARIES     PARENT    ELIMINATIONS   CONSOLIDATED
                                                 ------------   -------------   --------   ------------   ------------
FOR THE YEAR ENDED DECEMBER 31, 1999:
REVENUES:
  Oil and gas sales............................   $  279,740      $     --      $     --    $     705      $  280,445
  Oil and gas marketing sales..................           --       194,605            --     (120,104)         74,501
                                                  ----------      --------      --------    ---------      ----------
  Total revenues...............................      279,740       194,605            --     (119,399)        354,946
                                                  ----------      --------      --------    ---------      ----------
OPERATING COSTS:
  Production expenses and taxes................       59,158           404            --           --          59,562
  Oil and gas marketing expenses...............           --       190,932            --     (119,399)         71,533
  Impairment of oil and gas properties.........           --            --            --           --              --
  Impairment of other assets...................           --            --            --           --              --
  Oil and gas depreciation, depletion and
    amortization...............................       94,649           395            --           --          95,044
  Other depreciation and amortization..........        4,474            80         3,256           --           7,810
  General and administrative...................       12,143         1,251            83           --          13,477
                                                  ----------      --------      --------    ---------      ----------
  Total operating costs........................      170,424       193,062         3,339     (119,399)        247,426
                                                  ----------      --------      --------    ---------      ----------
INCOME (LOSS) FROM OPERATIONS..................      109,316         1,543        (3,339)          --         107,520
                                                  ----------      --------      --------    ---------      ----------
OTHER INCOME (EXPENSE):
  Interest and other income....................        3,257         4,823        84,120      (83,638)          8,562
  Interest expense.............................      (82,852)          (96)      (81,742)      83,638         (81,052)
                                                  ----------      --------      --------    ---------      ----------
  Total other income (expense).................      (79,595)        4,727         2,378           --         (72,490)
                                                  ----------      --------      --------    ---------      ----------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM...........................       29,721         6,270          (961)          --          35,030
INCOME TAX EXPENSE (BENEFIT)...................        1,764            --            --           --           1,764
                                                  ----------      --------      --------    ---------      ----------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM....       27,957         6,270          (961)          --          33,266
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, net of
    applicable income tax......................           --            --            --           --              --
                                                  ----------      --------      --------    ---------      ----------
        NET INCOME (LOSS)......................   $   27,957      $  6,270      $   (961)   $      --      $   33,266
                                                  ==========      ========      ========    =========      ==========
FOR THE YEAR ENDED DECEMBER 31, 1998:
REVENUES:
  Oil and gas sales............................   $  254,541      $     --      $     --    $   2,346      $  256,887
  Oil and gas marketing sales..................           --       225,195            --     (104,136)        121,059
                                                  ----------      --------      --------    ---------      ----------
  Total revenues...............................      254,541       225,195            --     (101,790)        377,946
                                                  ----------      --------      --------    ---------      ----------
OPERATING COSTS:
  Production expenses and taxes................       59,497            --            --           --          59,497
  Oil and gas marketing expenses...............           --       220,798            --     (101,790)        119,008
  Impairment of oil and gas properties.........      826,000            --            --           --         826,000
  Impairment of other assets...................       47,000         8,000            --           --          55,000
  Oil and gas depreciation, depletion and
    amortization...............................      146,644            --            --           --         146,644
  Other depreciation and amortization..........        5,204           126         2,746           --           8,076
  General and administrative...................       18,081         1,766            71           --          19,918
                                                  ----------      --------      --------    ---------      ----------
  Total operating costs........................    1,102,426       230,690         2,817     (101,790)      1,234,143
                                                  ----------      --------      --------    ---------      ----------
INCOME (LOSS) FROM OPERATIONS..................     (847,885)       (5,495)       (2,817)          --        (856,197)
                                                  ----------      --------      --------    ---------      ----------
OTHER INCOME (EXPENSE):
  Interest and other income....................          649         2,259       100,886      (99,868)          3,926
  Interest expense.............................      (96,214)         (382)      (71,521)      99,868         (68,249)
                                                  ----------      --------      --------    ---------      ----------
  Total other income (expense).................      (95,565)        1,877        29,365           --         (64,323)
                                                  ----------      --------      --------    ---------      ----------
INCOME (LOSS) BEFORE INCOME TAXES AND
  EXTRAORDINARY ITEM...........................     (943,450)       (3,618)       26,548           --        (920,520)
INCOME TAX EXPENSE (BENEFIT)...................           --            --            --           --              --
                                                  ----------      --------      --------    ---------      ----------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM....     (943,450)       (3,618)       26,548           --        (920,520)
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, net of
    applicable income tax......................       (2,164)           --       (11,170)          --         (13,334)
                                                  ----------      --------      --------    ---------      ----------
        NET INCOME (LOSS)......................   $ (945,614)     $ (3,618)     $ 15,378    $      --      $ (933,854)
                                                  ==========      ========      ========    =========      ==========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

        CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS -- (CONTINUED)
                                ($ IN THOUSANDS)

                                                       GUARANTOR     NON-GUARANTOR
                                                      SUBSIDIARIES   SUBSIDIARIES     PARENT    ELIMINATIONS   CONSOLIDATED
                                                      ------------   -------------   --------   ------------   ------------
FOR THE SIX MONTHS ENDED DECEMBER 31, 1997:
REVENUES:
  Oil and gas sales.................................   $  93,384       $  1,199      $     --     $  1,074      $  95,657
  Oil and gas marketing sales.......................          --        101,689            --      (43,448)        58,241
                                                       ---------       --------      --------     --------      ---------
  Total revenues....................................      93,384        102,888            --      (42,374)       153,898
                                                       ---------       --------      --------     --------      ---------
OPERATING COSTS:
  Production expenses and taxes.....................       9,905            189            --           --         10,094
  Oil and gas marketing expenses....................          --        100,601            --      (42,374)        58,227
  Impairment of oil and gas properties..............      96,000         14,000            --           --        110,000
  Oil and gas depreciation, depletion and
    amortization....................................      59,758            650            --           --         60,408
  Other depreciation and amortization...............       1,383             40           991           --          2,414
  General and administrative........................       4,598          1,132           117           --          5,847
                                                       ---------       --------      --------     --------      ---------
  Total operating costs.............................     171,644        116,612         1,108      (42,374)       246,990
                                                       ---------       --------      --------     --------      ---------
INCOME (LOSS) FROM OPERATIONS.......................     (78,260)       (13,724)       (1,108)          --        (93,092)
                                                       ---------       --------      --------     --------      ---------
OTHER INCOME (EXPENSE):
  Interest and other income.........................         515            192       110,751      (32,492)        78,966
  Interest expense..................................     (27,481)           (39)      (22,420)      32,492        (17,448)
                                                       ---------       --------      --------     --------      ---------
  Total other income (expense)......................     (26,966)           153        88,331           --         61,518
                                                       ---------       --------      --------     --------      ---------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY
  ITEM..............................................    (105,226)       (13,571)       87,223           --        (31,574)
INCOME TAX EXPENSE (BENEFIT)........................          --             --            --           --             --
                                                       ---------       --------      --------     --------      ---------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.........    (105,226)       (13,571)       87,223           --        (31,574)
EXTRAORDINARY ITEM..................................          --             --            --           --             --
                                                       ---------       --------      --------     --------      ---------
        NET INCOME (LOSS)...........................   $(105,226)      $(13,571)     $ 87,223     $     --      $ (31,574)
                                                       =========       ========      ========     ========      =========
FOR THE YEAR ENDED JUNE 30, 1997:
REVENUES:
  Oil and gas sales.................................   $ 191,303       $     --      $     --     $  1,617      $ 192,920
  Oil and gas marketing sales.......................          --        145,942            --      (69,770)        76,172
                                                       ---------       --------      --------     --------      ---------
  Total revenues....................................     191,303        145,942            --      (68,153)       269,092
                                                       ---------       --------      --------     --------      ---------
OPERATING COSTS:
  Production expenses and taxes.....................      15,107             --            --           --         15,107
  Oil and gas marketing expenses....................          --        143,293            --      (68,153)        75,140
  Impairment of oil and gas properties..............     236,000             --            --           --        236,000
  Oil and gas depreciation, depletion and
    amortization....................................     103,264             --            --           --        103,264
  Other depreciation and amortization...............       2,152             80         1,550           --          3,782
  General and administrative........................       6,313            921         1,568           --          8,802
                                                       ---------       --------      --------     --------      ---------
  Total operating costs.............................     362,836        144,294         3,118      (68,153)       442,095
                                                       ---------       --------      --------     --------      ---------
INCOME (LOSS) FROM OPERATIONS.......................    (171,533)         1,648        (3,118)          --       (173,003)
                                                       ---------       --------      --------     --------      ---------
OTHER INCOME (EXPENSE):
  Interest and other income.........................         778            749        49,224      (39,528)        11,223
  Interest expense..................................     (37,644)           (10)      (20,424)      39,528        (18,550)
                                                       ---------       --------      --------     --------      ---------
  Total other income (expense)......................     (36,866)           739        28,800           --         (7,327)
                                                       ---------       --------      --------     --------      ---------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY
  ITEM..............................................    (208,399)         2,387        25,682           --       (180,330)
INCOME TAX EXPENSE (BENEFIT)........................      (4,129)            47           509           --         (3,573)
                                                       ---------       --------      --------     --------      ---------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.........    (204,270)         2,340        25,173           --       (176,757)
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, net of
    applicable income tax...........................        (769)            --        (5,851)          --         (6,620)
                                                       ---------       --------      --------     --------      ---------
        NET INCOME (LOSS)...........................   $(205,039)      $  2,340      $ 19,322     $     --      $(183,377)
                                                       =========       ========      ========     ========      =========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                 GUARANTOR     NON-GUARANTOR
                                                SUBSIDIARIES   SUBSIDIARIES     PARENT     ELIMINATIONS   CONSOLIDATED
                                                ------------   -------------   ---------   ------------   ------------
FOR THE YEAR ENDED DECEMBER 31, 1999:
CASH FLOWS FROM OPERATING ACTIVITIES..........   $ 135,303       $  7,193      $   2,526       $--         $ 145,022
                                                 ---------       --------      ---------       ---         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties, net.................    (159,888)         2,362             --        --          (157,526)
  Proceeds from sale of assets................       2,082          3,448             --        --             5,530
  Other investments...........................        (480)          (250)            --        --              (730)
  Other additions.............................      (5,777)           (72)        (1,198)       --            (7,047)
                                                 ---------       --------      ---------       ---         ---------
                                                  (164,063)         5,488         (1,198)       --          (159,773)
                                                 ---------       --------      ---------       ---         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings..........     116,500             --             --        --           116,500
  Payments on long-term borrowings............     (98,000)            --             --        --           (98,000)
  Cash paid for purchase of preferred stock...          --            (53)            --        --               (53)
  Exercise of stock options...................          --             --            520        --               520
  Intercompany advances, net..................      15,501            781        (16,282)       --                --
                                                 ---------       --------      ---------       ---         ---------
                                                    34,001            728        (15,762)       --            18,967
                                                 ---------       --------      ---------       ---         ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.......       4,922             --             --        --             4,922
                                                 ---------       --------      ---------       ---         ---------
Net increase (decrease) in cash and cash
  equivalents.................................      10,163         13,409        (14,434)       --             9,138
Cash, beginning of period.....................     (17,319)         7,000         39,839        --            29,520
                                                 ---------       --------      ---------       ---         ---------
Cash, end of period...........................   $  (7,156)      $ 20,409      $  25,405       $--         $  38,658
                                                 =========       ========      =========       ===         =========

FOR THE YEAR ENDED DECEMBER 31, 1998:
CASH FLOWS FROM OPERATING ACTIVITIES..........   $  66,960       $(13,137)     $  40,816       $--         $  94,639
                                                 ---------       --------      ---------       ---         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties......................    (523,922)            --             --        --          (523,922)
  Proceeds from sale of assets................          --             --          3,600        --             3,600
  Investment in preferred stock of Gothic
    Energy Corporation........................     (39,500)            --             --        --           (39,500)
  Repayment of note receivable................       2,000             --             --        --             2,000
  Proceeds from sale of PanEast Petroleum
    Corporation...............................          --             --         21,245        --            21,245
  Other additions.............................      (2,510)         8,408        (17,371)       --           (11,473)
                                                 ---------       --------      ---------       ---         ---------
                                                  (563,932)         8,408          7,474        --          (548,050)
                                                 ---------       --------      ---------       ---         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings..........          --             --        658,750        --           658,750
  Payments on long-term borrowings............          --             --       (474,166)       --          (474,166)
  Cash received from issuance of preferred
    stock.....................................          --             --        222,663        --           222,663
  Cash paid for purchase of treasury stock....          --             --        (29,962)       --           (29,962)
  Dividends paid on common stock and preferred
    stock.....................................          --             --        (13,642)       --           (13,642)
  Exercise of stock options...................          --             --            154        --               154
  Intercompany advances, net..................     476,663          6,035       (482,698)       --                --
                                                 ---------       --------      ---------       ---         ---------
                                                   476,663          6,035       (118,901)       --           363,797
                                                 ---------       --------      ---------       ---         ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.......      (4,726)            --             --        --            (4,726)
                                                 ---------       --------      ---------       ---         ---------
Net increase (decrease) in cash and cash
  equivalents.................................     (25,035)         1,306        (70,611)       --           (94,340)
Cash, beginning of period.....................        (284)        13,694        110,450        --           123,860
                                                 ---------       --------      ---------       ---         ---------
Cash, end of period...........................   $ (25,319)      $ 15,000      $  39,839       $--         $  29,520
                                                 =========       ========      =========       ===         =========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                          GUARANTOR     NON-GUARANTOR
                                         SUBSIDIARIES   SUBSIDIARIES     PARENT     ELIMINATIONS   CONSOLIDATED
                                         ------------   -------------   ---------   ------------   ------------
FOR THE SIX MONTHS ENDED DECEMBER 31,
  1997:
CASH FLOWS FROM OPERATING ACTIVITIES...   $  28,598       $(10,842)     $ 121,401    $      --      $ 139,157
                                          ---------       --------      ---------    ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties...............    (187,252)            --             --           --       (187,252)
  Investment in service operations.....        (200)            --             --           --           (200)
  Other investments....................     (26,472)            --         99,380           --         72,908
  Other additions......................     (22,864)         1,357           (453)          --        (21,960)
                                          ---------       --------      ---------    ---------      ---------
                                           (236,788)         1,357         98,927           --       (136,504)
                                          ---------       --------      ---------    ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid on common stock.......          --             --         (2,810)          --         (2,810)
  Exercise of stock options............          --             --            322           --            322
  Other financing......................          --           (322)            --           --           (322)
  Intercompany advances, net...........     214,135         19,443       (233,578)          --             --
                                          ---------       --------      ---------    ---------      ---------
                                            214,135         19,121       (236,066)          --         (2,810)
                                          ---------       --------      ---------    ---------      ---------
Net increase (decrease) in cash and
  cash equivalents.....................       5,945          9,636        (15,738)          --           (157)
Cash, beginning of period..............      (6,534)         4,363        126,188           --        124,017
                                          ---------       --------      ---------    ---------      ---------
Cash, end of period....................   $    (589)      $ 13,999      $ 110,450    $      --      $ 123,860
                                          =========       ========      =========    =========      =========
FOR THE YEAR ENDED JUNE 30, 1997:
CASH FLOWS FROM OPERATING ACTIVITIES...   $ 165,850       $(11,008)     $ (70,753)   $      --      $  84,089
                                          ---------       --------      ---------    ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Oil and gas properties...............    (465,424)            57             --           --       (465,367)
  Proceeds from sale of assets.........       6,428             --             --           --          6,428
  Investment in service operations.....      (3,048)            --             --           --         (3,048)
  Long-term loans to third parties.....      (2,000)            --        (18,000)          --        (20,000)
  Other investments....................          --             --         (8,000)          --         (8,000)
  Other additions......................     (24,318)        (1,999)        (7,550)          --        (33,867)
                                          ---------       --------      ---------    ---------      ---------
                                           (488,362)        (1,942)       (33,550)          --       (523,854)
                                          ---------       --------      ---------    ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings.............      50,000             --        292,626           --        342,626
  Payments on borrowings...............    (118,901)            --           (680)          --       (119,581)
  Exercise of stock options............          --             --          1,387           --          1,387
  Issuance of common stock.............          --             --        288,091           --        288,091
  Other financing......................          --             --           (379)          --           (379)
  Intercompany advances, net...........     380,735         14,645       (395,380)          --             --
                                          ---------       --------      ---------    ---------      ---------
                                            311,834         14,645        185,665           --        512,144
                                          ---------       --------      ---------    ---------      ---------
Net increase (decrease) in cash and
  cash equivalents.....................     (10,678)         1,695         81,362           --         72,379
Cash, beginning of period..............       4,144          2,668         44,826           --         51,638
                                          ---------       --------      ---------    ---------      ---------
Cash, end of period....................   $  (6,534)      $  4,363      $ 126,188    $      --      $ 124,017
                                          =========       ========      =========    =========      =========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

       CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                ($ IN THOUSANDS)

                                                                NON-
                                              GUARANTOR      GUARANTOR
                                             SUBSIDIARIES   SUBSIDIARIES   PARENT    ELIMINATIONS   CONSOLIDATED
                                             ------------   ------------   -------   ------------   ------------
FOR THE YEAR ENDED DECEMBER 31, 1999:
  Net income (loss)........................   $  27,957       $  6,270     $  (961)       $--        $  33,266
  Other comprehensive income
    (loss) -- foreign currency
    translation............................       4,922             --          --         --            4,922
                                              ---------       --------     -------        ---        ---------
  Comprehensive income.....................   $  32,879       $  6,270     $  (961)       $--        $  38,188
                                              =========       ========     =======        ===        =========
FOR THE YEAR ENDED DECEMBER 31, 1998:
  Net income (loss)........................   $(945,614)      $ (3,618)    $15,378        $--        $(933,854)
  Other comprehensive income
    (loss) -- foreign currency
    translation............................      (4,689)            --          --         --           (4,689)
                                              ---------       --------     -------        ---        ---------
  Comprehensive income (loss)..............   $(950,303)      $ (3,618)    $15,378        $--        $(938,543)
                                              =========       ========     =======        ===        =========
FOR THE SIX MONTHS ENDED DECEMBER 31, 1997:
  Net income (loss)........................   $(105,226)      $(13,571)    $87,223        $--        $ (31,574)
  Other comprehensive income
    (loss) -- foreign currency
    translation............................         (37)            --          --         --              (37)
                                              ---------       --------     -------        ---        ---------
  Comprehensive income (loss)..............   $(105,263)      $(13,571)    $87,223        $--        $ (31,611)
                                              =========       ========     =======        ===        =========
FOR THE YEAR ENDED JUNE 30, 1997:
  Net income (loss)........................   $(205,039)      $  2,340     $19,322        $--        $(183,377)
  Other comprehensive income
    (loss) -- foreign currency
    translation............................          --             --          --         --               --
                                              ---------       --------     -------        ---        ---------
  Comprehensive income (loss)..............   $(205,039)      $  2,340     $19,322        $--        $(183,377)
                                              =========       ========     =======        ===        =========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

3. NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                               ($ IN THOUSANDS)
7.875% Senior Notes (see Note 2)............................  $150,000   $150,000
Discount on 7.875% Senior Notes.............................       (73)       (90)
8.5% Senior Notes (see Note 2)..............................   150,000    150,000
Discount on 8.5% Senior Notes...............................      (715)      (774)
9.125% Senior Notes (see Note 2)............................   120,000    120,000
Discount on 9.125% Senior Notes.............................       (52)       (60)
9.625% Senior Notes (see Note 2)............................   500,000    500,000
Note payable................................................     2,200         --
Other collateralized........................................    43,500     25,000
                                                              --------   --------
Total notes payable and long-term debt......................   964,860    944,076
Less -- current maturities..................................      (763)   (25,000)
                                                              --------   --------
Notes payable and long-term debt, net of current
  maturities................................................  $964,097   $919,076
                                                              ========   ========

     The aggregate scheduled maturities of notes payable and long-term debt for the next five fiscal years ending December 31, 2004 and thereafter were as follows as of December 31, 1999 (in thousands of dollars):

2000.....................................................   $    763
2001.....................................................     44,336
2002.....................................................        601
2003.....................................................         --
2004.....................................................    149,927
After 2004...............................................    769,233
                                                            --------
                                                            $964,860
                                                            ========

4. CONTINGENCIES AND COMMITMENTS

  Bayard Securities Litigation

     A purported class action alleging violations of the Securities Act of 1933 and the Oklahoma Securities Act was first filed in February 1998 against Chesapeake and others on behalf of investors who purchased common stock of Bayard Drilling Technologies, Inc. ("Bayard") in, or traceable to, its initial public offering in November 1997. Total proceeds of the offering were $254 million, of which Chesapeake received net proceeds of $90 million as a selling shareholder. Plaintiffs allege that Chesapeake, a major customer of Bayard's drilling services and the owner of 30.1% of Bayard's common stock outstanding prior to the offering, was a controlling person of Bayard. Alleged defective disclosures are claimed to have resulted in a decline in Bayard's share price following the public offering. Plaintiffs seek a determination that the suit is a proper class action and damages in an unspecified amount or rescission, together with interest and costs of litigation, including attorneys' fees.

     On August 24, 1999, the court dismissed plaintiffs' claims against Chesapeake under Section 15 of the Securities Act of 1933 alleging that Chesapeake was a "controlling person" of Bayard. Claims under Section 11 of the Securities Act of 1933 and Section 408 of the Oklahoma Securities Act continue to be asserted against Chesapeake. Chesapeake believes that it has meritorious defenses to these claims and

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES intends to defend this action vigorously. No estimate of loss or range of estimate of loss, if any, can be made at this time. Bayard, which was acquired by Nabors Industries, Inc. in April 1999, has been reimbursing Chesapeake for its costs of defense as incurred.

  Patent Litigation

     On September 21, 1999, judgment was entered in favor of Chesapeake in a patent infringement lawsuit tried to the U.S. District Court for the Northern District of Texas, Fort Worth Division. Filed in October 1996, the lawsuit asserted that Chesapeake had infringed a patent belonging to Union Pacific Resources Company. The court declared the patent invalid, held that Chesapeake could not have infringed the patent, dismissed all of UPRC's claims with prejudice and assessed court costs against UPRC. Appeals of the judgment by both Chesapeake and UPRC are pending in the Federal Circuit Court of Appeals. Chesapeake has appealed the trial court's ruling denying Chesapeake's request for attorneys' fees. Management is unable to predict the outcome of these appeals but believes the invalidity of the patent will be upheld on appeal.

  West Panhandle Field Cessation Cases

     A subsidiary of Chesapeake, Chesapeake Panhandle Limited Partnership ("CP") (f/k/a MC Panhandle, Inc.), and two subsidiaries of Kinder Morgan, Inc. are defendants in 13 lawsuits filed between June 1997 and January 1999 by royalty owners seeking the cancellation of oil and gas leases in the West Panhandle Field in Texas. Chesapeake acquired MC Panhandle, Inc. on April 28, 1998. MC Panhandle, Inc. has owned the leases since January 1, 1997, and the co-defendants are prior lessees. Plaintiffs claim the leases terminated upon the cessation of production for various periods primarily during the 1960s. In addition, plaintiffs seek to recover conversion damages, exemplary damages, attorneys' fees and interest. Defendants assert that any cessation of production was excused and have pled affirmative defenses of limitations, waiver, temporary estoppel, laches and title by adverse possession.

     Of the ten cases filed in the District Court of Moore County, Texas, 69th Judicial District, three have been tried to a jury. Judgment has been entered against CP and its co-defendants in all three cases, although there was a jury verdict in two of the cases in favor of defendants. Chesapeake's aggregate liability for these judgments is $1.3 million of actual damages and $1.2 million of exemplary damages and, jointly and severally with the other two defendants, $1.5 million of actual damages and $337,000 of attorneys' fees in the event of an appeal, sanctions, interest and court costs. The court also quieted title to the leases in dispute in plaintiffs. CP and the other defendants have each appealed the judgments and posted supersedeas bonds in two of these cases and post-trial motions are pending in the other one. One of the other Moore County, Texas cases has been set for trial in May 2000. There are three related cases pending in other courts. One is set for trial in June 2000, and another, in the U.S. District Court, Northern District of Texas, Amarillo Division, resulted in a jury verdict for CP and its co-defendants. Judgment has not yet been entered in this case.

     Chesapeake has previously established an accrued liability that management believes will be sufficient to cover the estimated costs of litigation for each of these cases. Because of the inconsistent verdicts reached by the juries in the four cases tried to date and because the amount of damages sought is not specified in all of the other cases, the outcome of the remaining trials and the amount of damages that might ultimately be awarded could differ from management's estimates. Management believes, however, that the leases are valid, there is no basis for exemplary damages and that any findings of fraud or bad faith will be overturned on appeal. CP and the other defendants intend to vigorously defend against the plaintiffs' claims.

     Chesapeake is currently involved in various other routine disputes incidental to its business operations. While it is not possible to determine the ultimate disposition of these matters, management, after

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES consultation with legal counsel, is of the opinion that the final resolution of all such currently pending or threatened litigation is not likely to have a material adverse effect on the consolidated financial position or results of operations of Chesapeake.

     Chesapeake has employment contracts with its two principal shareholders and its chief financial officer and various other senior management personnel which provide for annual base salaries, bonus compensation and various benefits. The contracts provide for the continuation of salary and benefits for varying terms in the event of termination of employment without cause. These agreements expire at various times from June 30, 2000 through June 30, 2003.

     Due to the nature of the oil and gas business, Chesapeake and its subsidiaries are exposed to possible environmental risks. Chesapeake has implemented various policies and procedures to avoid environmental contamination and risks from environmental contamination. Chesapeake is not aware of any potential material environmental issues or claims.

5. INCOME TAXES

     The components of the income tax provision (benefit) for each of the periods are as follows:

                                            YEARS ENDED
                                            DECEMBER 31,    SIX MONTHS ENDED   YEAR ENDED
                                           --------------     DECEMBER 31,      JUNE 30,
                                            1999    1998          1997            1997
                                           ------   -----   ----------------   ----------
                                                          ($ IN THOUSANDS)
Current..................................  $   --   $  --       $     --        $    --
Deferred.................................   1,764      --             --         (3,573)
                                           ------   -----       --------        -------
          Total..........................  $1,764   $  --       $     --        $(3,573)
                                           ======   =====       ========        =======

     The effective income tax expense (benefit) differed from the computed "expected" federal income tax expense (benefit) on earnings before income taxes for the following reasons:

                                          YEARS ENDED
                                          DECEMBER 31,       SIX MONTHS ENDED   YEAR ENDED
                                      --------------------     DECEMBER 31,      JUNE 30,
                                        1999       1998            1997            1997
                                      --------   ---------   ----------------   ----------
                                                        ($ IN THOUSANDS)
Computed "expected" income tax
  provision (benefit)...............  $ 12,720   $(322,182)      $(11,051)       $(63,116)
Tax percentage depletion............      (240)       (430)           (48)           (294)
Change in valuation allowance.......   (10,956)    380,969         13,818          64,116
State income taxes and other........       240     (58,357)        (2,719)         (4,279)
                                      --------   ---------       --------        --------
                                      $  1,764   $      --       $     --        $ (3,573)
                                      ========   =========       ========        ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

     Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes. The tax effected temporary differences and tax loss carryforwards which comprise deferred taxes are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                                  ($ IN THOUSANDS)
Deferred tax liabilities:
Acquisition, exploration and development costs and related
  depreciation, depletion and amortization..................   $ (13,251)    $      --
                                                               ---------     ---------
Deferred tax assets:
Acquisition, exploration and development costs and related
  depreciation, depletion and amortization..................     218,728       242,765
Net operating loss carryforwards............................     228,279       214,602
Percentage depletion carryforward...........................       1,776         1,536
                                                               ---------     ---------
                                                                 448,783       458,903
                                                               ---------     ---------
Net deferred tax asset (liability)..........................     435,532       458,903
Less: Valuation allowance...................................    (442,016)     (458,903)
                                                               ---------     ---------
          Total deferred tax asset (liability)..............   $  (6,484)    $      --
                                                               =========     =========

     SFAS 109 requires that Chesapeake record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In 1998, Chesapeake recorded an $826 million writedown related to the impairment of oil and gas properties. The writedown and significant tax net operating loss carryforwards (caused primarily by expensing intangible drilling costs for tax purposes) resulted in a net deferred tax asset at December 31, 1999 and 1998. Chesapeake expects to generate future U.S. tax net operating losses for the foreseeable future. Management has determined that it is more likely than not that the net U.S. deferred tax assets will not be realized and has recorded a valuation allowance equal to the net U.S. deferred tax asset.

     At December 31, 1998, $5.7 million of the valuation allowance was related to Chesapeake's Canadian deferred tax assets. During 1999, this valuation allowance was eliminated as part of a purchase price reallocation related to a 1998 acquisition.

     At December 31, 1999, Chesapeake had a U.S. regular tax net operating loss carryforward of approximately $613 million and a U.S. alternative minimum tax net operating loss carryforward of approximately $267 million. The U.S. loss carryforward amounts will expire during the years 2007 through 2019. Chesapeake also had a U.S. percentage depletion carryforward of approximately $5 million at December 31, 1999, which is available to offset future U.S. federal income taxes payable and has no expiration date.

     In accordance with certain provisions of the Tax Reform Act of 1986, a change of greater than 50% of the beneficial ownership of Chesapeake within a three-year period (an "Ownership Change") would place an annual limitation on Chesapeake's ability to utilize its existing tax carryforwards. Under regulations issued by the Internal Revenue Service, Chesapeake has had two Ownership Changes. However, these ownership changes have not resulted in a significant limitation of the tax carryforwards.

6. RELATED PARTY TRANSACTIONS

     Certain directors, shareholders and employees of Chesapeake have acquired working interests in certain of Chesapeake's oil and gas properties. The owners of such working interests are required to pay

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES their proportionate share of all costs. As of December 31, 1999 and 1998, Chesapeake had accounts receivable from related parties, primarily related to such participation, of $4.6 million and $5.6 million, respectively.

     As of December 31, 1998, the Chief Executive Officer and Chief Operating Officer of Chesapeake had notes payable to CEMI in the principal amount of $9.9 million. In November 1999, the Chief Executive Officer and the Chief Operating Officer tendered to CEMI 2,320,107 shares of Chesapeake common stock in full satisfaction of the notes payable to CEMI with a combined outstanding balance of $7.6 million. The common stock was valued at $3.29 per share, which was the market value of the stock at the time of the transaction.

     During 1999, 1998, the Transition Period and fiscal 1997, Chesapeake incurred legal expenses of $398,000, $493,000, $388,000 and $207,000, respectively, for legal services provided by a law firm of which a director is a member.

7. EMPLOYEE BENEFIT PLANS

     Chesapeake maintains the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, a 401(k) profit sharing plan. Eligible employees may make voluntary contributions to the plan which are matched by Chesapeake for up to 10% of the employee's annual salary with Chesapeake's common stock purchased in the open-market. The amount of employee contribution is limited as specified in the plan. Chesapeake may, at its discretion, make additional contributions to the plan. Chesapeake contributed $1,163,000, $1,359,000, $418,000 and $603,000 to the plan during 1999, 1998, the Transition Period and fiscal 1997, respectively.

8. MAJOR CUSTOMERS AND SEGMENT INFORMATION

     Sales to individual customers constituting 10% or more of total oil and gas sales were as follows:

                                                                             PERCENT OF OIL
                                                              AMOUNT          AND GAS SALES
                                                         ----------------   -----------------
                                                         ($ IN THOUSANDS)
YEAR ENDED DECEMBER 31,
1999  Aquila Southwest Pipeline Corporation............      $31,505               11%
1998  Koch Oil Company.................................      $30,564               12%
       Aquila Southwest Pipeline Corporation...........       28,946               11
SIX MONTHS ENDED DECEMBER 31,
1997  Aquila Southwest Pipeline Corporation............      $20,138               21%
       Koch Oil Company................................       18,594               19
       GPM Gas Corporation.............................       12,610               13
FISCAL YEAR ENDED JUNE 30,
1997  Aquila Southwest Pipeline Corporation............      $53,885               28%
       Koch Oil Company................................       29,580               15
       GPM Gas Corporation.............................       27,682               14

     Management believes that the loss of any of the above customers would not have a material impact on Chesapeake's results of operations or its financial position.

     Chesapeake believes all of its material operations are part of the oil and gas industry, and therefore reports as a single industry segment. Beginning in 1998, Chesapeake began foreign operations in Canada.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

The geographic distribution of Chesapeake's revenue, operating income and identifiable assets are summarized below ($ in thousands):

                                                      UNITED
                                                      STATES      CANADA    CONSOLIDATED
                                                     ---------   --------   ------------
1999:
  Revenue..........................................  $ 340,969   $ 13,977    $ 354,946
  Operating income (loss)..........................    103,188      4,332      107,520
  Identifiable assets..............................    735,320    115,213      850,533
1998:
  Revenue..........................................  $ 369,968   $  7,978    $ 377,946
  Operating income (loss)..........................   (842,798)   (13,399)    (856,197)
  Identifiable assets..............................    724,713     87,902      812,615

9. STOCKHOLDERS' EQUITY AND STOCK BASED COMPENSATION

     In November 1999, the Chief Executive Officer and the Chief Operating Officer of Chesapeake tendered to CEMI 2,320,107 shares of Chesapeake common stock in full satisfaction of two notes payable to CEMI with a combined outstanding balance of $7.6 million. See Note 6.

     During 1998, Chesapeake's Board of Directors approved the expenditure of up to $30 million to purchase outstanding Company common stock. As of August 25, 1998, Chesapeake had purchased approximately 8.5 million shares of common stock for an aggregate amount of $30 million pursuant to such authorization.

     On April 28, 1998, Chesapeake acquired by merger the Mid-Continent operations of DLB Oil & Gas, Inc. ("DLB") for $17.5 million in cash, 5 million shares of Chesapeake's common stock, and the assumption of $90 million in outstanding debt and working capital obligations.

     On April 22, 1998, Chesapeake issued $230 million (4.6 million shares) of its 7% Cumulative Convertible Preferred Stock, $50 per share liquidation preference, resulting in net proceeds to Chesapeake of $223 million.

     On March 10, 1998, Chesapeake acquired Hugoton Energy Corporation ("Hugoton") pursuant to a merger by issuing approximately 25.8 million shares of Chesapeake's common stock in exchange for 100% of Hugoton's common stock.

     On December 16, 1997, Chesapeake acquired AnSon Production Corporation. Consideration for this merger was approximately $43 million consisting of the issuance of approximately 3.8 million shares of Company common stock and cash consideration in accordance with the terms of the merger agreement.

     On December 2, 1996, Chesapeake completed a public offering of approximately 9.0 million shares of common stock at a price of $33.63 per share, resulting in net proceeds to Chesapeake of approximately $288.1 million.

     A 2-for-1 stock split of the common stock in December 1996 has been given retroactive effect in these financial statements.

  Stock Option Plans

     Chesapeake's 1992 Incentive Stock Option Plan (the "ISO Plan") terminated on December 16, 1994. Until then, Chesapeake granted incentive stock options to purchase common stock under the ISO Plan to employees. Subject to any adjustment as provided by the ISO Plan, the aggregate number of shares which may be issued and sold may not exceed 3,762,000 shares. The maximum period for exercise of an option

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES may not be more than 10 years (or five years for an optionee who owns more than 10% of the common stock) from the date of grant, and the exercise price may not be less than the fair market value of the shares underlying the options on the date of grant (or 110% of such value for an optionee who owns more than 10% of the common stock). Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors.

     Under Chesapeake's 1992 Nonstatutory Stock Option Plan (the "NSO Plan"), non-qualified options to purchase common stock may be granted only to directors and consultants of Chesapeake. Subject to any adjustment as provided by the NSO Plan, the aggregate number of shares which may be issued and sold may not exceed 3,132,000 shares. The maximum period for exercise of an option may not be more than 10 years from the date of grant, and the exercise price may not be less than the fair market value of the shares underlying the options on the date of grant. Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors. The NSO Plan also contains a formula award provision pursuant to which each director who is not an executive officer receives every quarter a ten-year immediately exercisable option to purchase 6,250 shares of common stock at an option price equal to the fair market value of the shares on the date of grant. The amount of the award was changed from 20,000 shares (post-split) to 15,000 shares per year in 1998 and to 25,000 shares per year in 1999. No options can be granted under the NSO Plan after December 10, 2002.

     Under Chesapeake's 1994 Stock Option Plan (the "1994 Plan"), and its 1996 Stock Option Plan (the "1996 Plan"), incentive and nonqualified stock options to purchase Common Stock may be granted to employees and consultants of Chesapeake and its subsidiaries. Subject to any adjustment as provided by the respective plans, the aggregate number of shares which may be issued and sold may not exceed 4,886,910 shares under the 1994 Plan and 6,000,000 shares under the 1996 Plan. The maximum period for exercise of an option may not be more than 10 years from the date of grant and the exercise price of nonqualified stock options may not be less than par value and, under the 1996 Plan, 85% of the fair market value of the shares underlying the options on the date of grant. Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors. No options can be granted under the 1994 Plan after October 17, 2004 or under the 1996 Plan after October 14, 2006.

     Under Chesapeake's 1999 Stock Option Plan (the "1999 Plan"), nonqualified stock options to purchase Common Stock may be granted to employees and consultants of Chesapeake and its subsidiaries. Subject to any adjustment as provided by the plan, the aggregate number of shares which may be issued and sold may not exceed 3,000,000 shares. The maximum period for exercise of an option may not be more than 10 years from the date of grant and the exercise price may not be less than the fair market value of the shares underlying the options on the date of grant; provided, however, nonqualified stock options not exceeding 10% of the options issuable under the 1999 Plan may be granted at an exercise price which is not less than 85% of the grant date fair market value. Options granted become exercisable at dates determined by the Stock Option Committee of the Board of Directors. No options can be granted under the 1999 Plan after March 4, 2009.

     Chesapeake has elected to follow APB No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized for the difference between the option price and market value on the measurement date. No compensation expense has been recognized because the exercise price of the stock options granted under the plans equaled the market price of the underlying stock on the date of grant.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if Chesapeake had accounted for its employee stock options under the fair value method of the statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998, the Transition Period and fiscal 1997, respectively: interest rates (zero-coupon U.S. government issues with a

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES remaining life equal to the expected term of the options) of 5.88%, 5.20%, 6.45% and 6.74%; dividend yields of 0.0%, 0.0%, 0.9% and 0.9%; volatility factors of the expected market price of Chesapeake's common stock of .82, .96, .67 and .60; and weighted-average expected life of the options of five years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Chesapeake's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Chesapeake's pro forma information follows:

                                                      YEARS ENDED        SIX MONTHS
                                                     DECEMBER 31,          ENDED       YEAR ENDED
                                                  -------------------   DECEMBER 31,    JUNE 30,
                                                   1999       1998          1997          1997
                                                  -------   ---------   ------------   ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net Income (Loss)
  As reported...................................  $33,266   $(933,854)    $(31,574)    $(183,377)
  Pro forma.....................................   24,802    (948,014)     (35,084)     (190,160)
Basic Earnings (Loss) per Share
  As reported...................................  $  0.17   $   (9.97)    $  (0.45)    $   (2.79)
  Pro forma.....................................     0.08      (10.12)       (0.50)        (2.89)
Diluted Earnings (Loss) per Share
  As reported...................................  $  0.16   $   (9.97)    $  (0.45)    $   (2.79)
  Pro forma.....................................     0.08      (10.12)       (0.50)        (2.89)

     For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period, which is four years. Because Chesapeake's stock options vest over four years and additional awards are typically made each year, the above pro forma disclosures are not likely to be representative of the effects on pro forma net income for future years. A summary of Chesapeake's stock option activity and related information follows:

                                                       YEARS ENDED DECEMBER 31,                            SIX MONTHS
                                      ----------------------------------------------------------              ENDED
                                                 1999                           1998                    DECEMBER 31, 1997
                                      ---------------------------   ----------------------------   ---------------------------
                                                    WEIGHTED-AVG                   WEIGHTED-AVG                  WEIGHTED-AVG
                                       OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE    OPTIONS     EXERCISE PRICE
                                      ----------   --------------   -----------   --------------   ----------   --------------
Outstanding beginning of period.....  11,260,375       $1.86          8,330,381       $5.49         7,903,659       $ 7.09
Granted.............................   3,210,493        1.11         14,580,063        2.78         3,362,207         8.29
Exercised...........................    (622,120)       0.99           (108,761)       1.35          (219,349)        3.13
Cancelled/forfeited.................    (990,319)       1.87        (11,541,308)       5.64        (2,716,136)       13.87
                                      ----------       -----        -----------       -----        ----------       ------
Outstanding end of period...........  12,858,429       $1.76         11,260,375       $1.86         8,330,381       $ 5.49
                                      ----------       -----        -----------       -----        ----------       ------
Exercisable end of period...........   5,040,302                      3,535,126                     3,838,869
                                      ----------                    -----------                    ----------
Shares authorized for future
 grants.............................   2,560,687                      1,761,359                     4,585,973
                                      ----------                    -----------                    ----------
Fair value of options granted during
 the period.........................                   $0.77                          $2.34                         $ 4.98
                                                       -----                          -----                         ------


                                          YEAR ENDED JUNE 30,
                                                 1997
                                      ---------------------------
                                                    WEIGHTED-AVG
                                       OPTIONS     EXERCISE PRICE
                                      ----------   --------------
Outstanding beginning of period.....   7,602,884       $ 4.66
Granted.............................   3,564,884        19.35
Exercised...........................  (1,197,998)        1.95
Cancelled/forfeited.................  (2,066,111)       22.26
                                      ----------       ------
Outstanding end of period...........   7,903,659       $ 7.09
                                      ----------       ------
Exercisable end of period...........   3,323,824
                                      ----------
Shares authorized for future
 grants.............................   5,212,056
                                      ----------
Fair value of options granted during
 the period.........................                   $ 7.51
                                                       ------

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                  -----------------------------------------------   ----------------------------
                    NUMBER       WEIGHTED-AVG.                        NUMBER
RANGE OF          OUTSTANDING      REMAINING       WEIGHTED-AVG.    EXERCISABLE   WEIGHTED-AVG.
EXERCISE PRICES   @ 12/31/99    CONTRACTUAL LIFE   EXERCISE PRICE   @ 12/31/99    EXERCISE PRICE
---------------   -----------   ----------------   --------------   -----------   --------------
 $ 0.08-$ 0.78       897,982          4.02             $ 0.62          897,982        $ 0.62
 $ 0.94-$ 0.94     2,538,000          9.04               0.94           42,500          0.94
 $ 1.00-$ 1.00        31,250          9.01               1.00           31,250          1.00
 $ 1.13-$ 1.13     6,679,130          8.68               1.13        1,627,898          1.13
 $ 1.33-$ 2.25     1,320,204          4.34               2.00        1,320,204          2.00
 $ 2.38-$10.69     1,263,300          6.74               4.75        1,005,405          4.97
 $14.25-$14.25        27,000          7.32              14.25           13,500         14.25
 $17.67-$17.67           938          0.08              17.67              938         17.67
 $25.88-$25.88           625          0.08              25.88              625         25.88
 $30.63-$30.63       100,000          6.77              30.63          100,000         30.63
                  ----------          ----             ------        ---------        ------
 $ 0.08-$30.63    12,858,429          7.77             $ 1.76        5,040,302        $ 2.66
                  ==========                                         =========

     The exercise of certain stock options results in state and federal income tax benefits to Chesapeake related to the difference between the market price of the common stock at the date of disposition and the option price. During fiscal 1997, $4,808,000 was recorded as an adjustment to additional paid-in capital and deferred income taxes with respect to such tax benefits. During 1999, 1998 and the Transition Period, Chesapeake did not recognize any such tax benefits.

10. FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

     Chesapeake has only limited involvement with derivative financial instruments, as defined in Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," and does not use them for trading purposes. Chesapeake's primary objective is to hedge a portion of its exposure to price volatility from producing crude oil and natural gas. These arrangements may expose Chesapeake to credit risk from its counterparties and to basis risk. Chesapeake does not expect that the counterparties will fail to meet their obligations given their high credit ratings.

  Hedging Activities

     Periodically Chesapeake utilizes hedging strategies to hedge the price of a portion of its future oil and gas production. These strategies include:

          (i) swap arrangements that establish an index-related price above which Chesapeake pays the counterparty and below which Chesapeake is paid by the counterparty,

          (ii) the purchase of index-related puts that provide for a "floor" price below which the counterparty pays Chesapeake the amount by which the price of the commodity is below the contracted floor,

          (iii) the sale of index-related calls that provide for a "ceiling" price above which Chesapeake pays the counterparty the amount by which the price of the commodity is above the contracted ceiling, and

          (iv) basis protection swaps, which are arrangements that guarantee the price differential of oil or gas from a specified delivery point or points.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

     Results from commodity hedging transactions are reflected in oil and gas sales to the extent related to Chesapeake's oil and gas production. Chesapeake only enters into commodity hedging transactions related to Chesapeake's oil and gas production volumes or CEMI's physical purchase or sale commitments. Gains or losses on crude oil and natural gas hedging transactions are recognized as price adjustments in the months of related production.

     As of December 31, 1999, Chesapeake had the following open natural gas swap arrangements designed to hedge a portion of Chesapeake's domestic gas production for periods after December 1999:

                                                                       NYMEX -- INDEX
                                                             VOLUME     STRIKE PRICE
MONTHS                                                       (MMBtu)    (PER MMBtu)
------                                                       -------   --------------
April 2000.................................................  600,000       $2.50
May 2000...................................................  620,000        2.50
June 2000..................................................  600,000        2.50
July 2000..................................................  620,000        2.50
August 2000................................................  620,000        2.50
September 2000.............................................  600,000        2.50
October 2000...............................................  620,000        2.50

     If the swap arrangements listed above had been settled on December 31, 1999, Chesapeake would have incurred a gain of $0.5 million.

     As of December 31, 1999, Chesapeake had no open oil swap arrangements.

     Chesapeake has also closed transactions designed to hedge a portion of Chesapeake's domestic oil and natural gas production. The net unrecognized losses resulting from these transactions, $3.9 million as of December 31, 1999, will be recognized as price adjustments in the months of related production. These hedging gains and losses are set forth below ($ in thousands):

                                                             HEDGING GAINS (LOSSES)
                                                           --------------------------
MONTH                                                       GAS       OIL      TOTAL
-----                                                      ------   -------   -------
January 2000.............................................  $   --   $  (995)  $  (995)
February 2000............................................      --    (1,061)   (1,061)
March 2000...............................................     689      (851)     (162)
April 2000...............................................      71      (647)     (576)
May 2000.................................................      73      (668)     (595)
June 2000................................................      71      (647)     (576)
July 2000................................................      73      (231)     (158)
August 2000..............................................      73        --        73
September 2000...........................................      71        --        71
October 2000.............................................      73        --        73
                                                           ------   -------   -------
                                                           $1,194   $(5,100)  $(3,906)
                                                           ======   =======   =======

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

     Subsequent to December 31, 1999, Chesapeake entered into the following natural gas swap arrangements designed to hedge a portion of Chesapeake's domestic gas production for periods after December 1999:

                                                                        NYMEX -- INDEX
                                                             VOLUME      STRIKE PRICE
MONTHS                                                       (MMBtu)     (PER MMBtu)
------                                                      ---------   --------------
April 2000................................................  8,900,000       $2.593
May 2000..................................................  3,410,000        2.737
June 2000.................................................  3,300,000        2.737
July 2000.................................................  3,410,000        2.741
August 2000...............................................  3,410,000        2.741
September 2000............................................  2,100,000        2.696
October 2000..............................................  2,170,000        2.696

     Subsequent to December 31, 1999, Chesapeake entered into the following crude oil swap arrangements designed to hedge a portion of Chesapeake's domestic crude oil production for periods after December 1999:

                                                             MONTHLY   NYMEX -- INDEX
                                                             VOLUME     STRIKE PRICE
MONTHS                                                       (Bbls)      (PER Bbl)
------                                                       -------   --------------
March 2000.................................................  183,000      $27.512
April 2000.................................................   89,000       27.251

     In addition to commodity hedging transactions related to Chesapeake's oil and gas production, CEMI periodically enters into various hedging transactions designed to hedge against physical purchase and sale commitments made by CEMI. Gains or losses on these transactions are recorded as adjustments to oil and gas marketing sales in the consolidated statements of operations and are not considered by management to be material.

  Interest Rate Risk

     Chesapeake also utilizes hedging strategies to manage fixed-interest rate exposure. Through the use of a swap arrangement, Chesapeake believes it can benefit from stable or falling interest rates and reduce its current interest expense. During 1999, Chesapeake's interest rate swap resulted in a $2.0 million reduction of interest expense. The terms of the swap agreement are as follows:

MONTHS                         NOTIONAL AMOUNT   FIXED RATE          FLOATING RATE
------                         ---------------   ----------          -------------
May 1998 -- April 2001          $230,000,000        7%        Average of three-month Swiss
                                                                Franc LIBOR, Deutsche Mark
                                                                and Australian Dollar plus
                                                                300 basis points
May 2001 -- April 2008          $230,000,000        7%        U.S. three-month LIBOR plus
                                                                300 basis points

     If the floating rate is less than the fixed rate, the counterparty will pay Chesapeake accordingly. If the floating rate exceeds the fixed rate, Chesapeake will pay the counterparty. The interest rate swap agreement contains a "knock-out provision" whereby the agreement will terminate on or after May 1, 2001 if the average closing price for the previous twenty business days for the shares of Chesapeake's common stock is greater than or equal to $7.50 per share. The agreement also provides for a maximum floating rate of 8.5% from May 2001 through April 2008.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

     If the interest rate swap agreement had been settled on December 31, 1999, Chesapeake would have been required to pay the counterparty approximately $16.7 million. However, because of the knock-out provision discussed above and the volatility of interest rates, Chesapeake does not believe that this worst-case scenario is a fair measure of the market value of the swap agreement and, therefore, would not pay this amount to cancel the transaction. Results from interest rate hedging transactions are reflected as adjustments to interest expense in the corresponding months covered by the swap agreement.

     The table below presents principal cash flows and related weighted average interest rates by expected maturity dates. The fair value of the long-term debt has been estimated based on quoted market prices.

                                                                            DECEMBER 31, 1999
                                                                            YEARS OF MATURITY
                                                    ------------------------------------------------------------------
                                                                                                                 FAIR
                                                    2000   2001    2002   2003    2004    THEREAFTER   TOTAL    VALUE
                                                    ----   -----   ----   ----   ------   ----------   ------   ------
                                                                             ($ IN MILLIONS)
LIABILITIES:
  Long-term debt, including current portion --
    fixed rate....................................  $0.8   $ 0.8   $0.6   $ --   $150.0     $770.0     $922.2   $838.7
    Average interest rate.........................   9.1%    9.1%   9.1%    --      7.9%       9.3%       9.1%      --
  Long-term debt -- variable rate.................  $ --   $43.5   $ --   $ --   $   --     $   --     $ 43.5   $ 43.5
    Average interest rate.........................    --    9.75%    --     --       --         --       9.75%      --

  Concentration of Credit Risk

     Other financial instruments which potentially subject Chesapeake to concentrations of credit risk consist principally of cash, short-term investments in debt instruments and trade receivables. Chesapeake's accounts receivable are primarily from purchasers of oil and natural gas products and exploration and production companies which own interests in properties operated by Chesapeake. The industry concentration has the potential to impact Chesapeake's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Chesapeake generally requires letters of credit for receivables from customers which are judged to have sub-standard credit, unless the credit risk can otherwise be mitigated. The cash and cash equivalents are deposited with major banks or institutions with high credit ratings.

  Fair Value of Financial Instruments

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by Chesapeake using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

     The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Chesapeake estimates the fair value of its long-term (including current maturities), fixed-rate debt using primarily quoted market prices. Chesapeake's carrying amount for such debt at December 31, 1999 and 1998 was $921.4 million and $919.1 million, respectively, compared to approximate fair values of $838.7 million and $654.7 million, respectively. The carrying value of other long-term debt approximates its fair value as interest rates are primarily variable, based on prevailing market rates. Chesapeake estimates the fair value of its convertible preferred stock, which was issued in April 1998, using quoted market prices. Chesapeake's carrying amount for such preferred stock at December 31, 1999 and 1998 was $229.8 million and $230.0 million, compared to an approximate fair value of $119.0 million and $48.9 million, respectively.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

11. DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES

  Net Capitalized Costs

     Evaluated and unevaluated capitalized costs related to Chesapeake's oil and gas producing activities are summarized as follows:

DECEMBER 31, 1999                                    U.S.        CANADA     COMBINED
-----------------                                 -----------   --------   -----------
                                                            ($ IN THOUSANDS)
Oil and gas properties:
  Proved........................................  $ 2,193,492   $121,856   $ 2,315,348
  Unproved......................................       36,225      3,783        40,008
                                                  -----------   --------   -----------
          Total.................................    2,229,717    125,639     2,355,356
Less accumulated depreciation, depletion and
  amortization..................................   (1,645,185)   (25,357)   (1,670,542)
                                                  -----------   --------   -----------
Net capitalized costs...........................  $   584,532   $100,282   $   684,814
                                                  ===========   ========   ===========

DECEMBER 31, 1998                                    U.S.        CANADA     COMBINED
-----------------                                 -----------   --------   -----------
                                                            ($ IN THOUSANDS)
Oil and gas properties:
  Proved........................................  $ 2,060,076   $ 82,867   $ 2,142,943
  Unproved......................................       44,780      7,907        52,687
                                                  -----------   --------   -----------
          Total.................................    2,104,856     90,774     2,195,630
Less accumulated depreciation, depletion and
  amortization..................................   (1,556,284)   (17,998)   (1,574,282)
                                                  -----------   --------   -----------
Net capitalized costs...........................  $   548,572   $ 72,776   $   621,348
                                                  ===========   ========   ===========

     Unproved properties not subject to amortization at December 31, 1999 and 1998 consisted mainly of lease acquisition costs. Chesapeake capitalized approximately $3.5 million, $6.5 million, $5.1 million and $12.9 million of interest during 1999, 1998, the Transition Period and fiscal 1997, respectively, on significant investments in unproved properties that were not yet included in the amortization base of the full-cost pool. Chesapeake will continue to evaluate its unevaluated properties; however, the timing of the ultimate evaluation and disposition of the properties has not been determined.

  Costs Incurred in Oil and Gas Acquisition, Exploration and Development

     Costs incurred in oil and gas property acquisition, exploration and development activities which have been capitalized are summarized as follows:

YEAR ENDED DECEMBER 31, 1999                              U.S.     CANADA    COMBINED
----------------------------                            --------   -------   --------
                                                              ($ IN THOUSANDS)
Development and leasehold costs.......................  $ 95,329   $31,536   $126,865
Exploration costs.....................................    23,651        42     23,693
Acquisition costs.....................................    47,993     4,100     52,093
Sales of oil and gas properties.......................   (44,822)     (813)   (45,635)
Capitalized internal costs............................     2,710        --      2,710
                                                        --------   -------   --------
          Total.......................................  $124,861   $34,865   $159,726
                                                        ========   =======   ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

YEAR ENDED DECEMBER 31, 1998                              U.S.     CANADA    COMBINED
----------------------------                            --------   -------   --------
                                                              ($ IN THOUSANDS)
Development and leasehold costs.......................  $169,491   $ 7,119   $176,610
Exploration costs.....................................    63,245     5,427     68,672
Acquisition costs.....................................   662,104    78,176    740,280
Sales of oil and gas properties.......................   (15,712)       --    (15,712)
Capitalized internal costs............................     5,262        --      5,262
                                                        --------   -------   --------
          Total.......................................  $884,390   $90,722   $975,112
                                                        ========   =======   ========

SIX MONTHS ENDED DECEMBER 31, 1997                        U.S.     CANADA    COMBINED
----------------------------------                      --------   -------   --------
                                                              ($ IN THOUSANDS)
Development and leasehold costs.......................  $144,283   $    --   $144,283
Exploration costs.....................................    40,534        --     40,534
Acquisition costs.....................................    39,245        --     39,245
Capitalized internal costs............................     2,435        --      2,435
                                                        --------   -------   --------
          Total.......................................  $226,497   $    --   $226,497
                                                        ========   =======   ========

YEAR ENDED JUNE 30, 1997                                  U.S.     CANADA    COMBINED
------------------------                                --------   -------   --------
                                                              ($ IN THOUSANDS)
Development and leasehold costs.......................  $324,989   $    --   $324,989
Exploration costs.....................................   136,473        --    136,473
Capitalized internal costs............................     3,905        --      3,905
                                                        --------   -------   --------
          Total.......................................  $465,367   $    --   $465,367
                                                        ========   =======   ========

  Results of Operations from Oil and Gas Producing Activities (unaudited)

     Chesapeake's results of operations from oil and gas producing activities are presented below for 1999, 1998, the Transition Period and fiscal 1997. The following table includes revenues and expenses associated directly with Chesapeake's oil and gas producing activities. It does not include any allocation of Chesapeake's interest costs and, therefore, is not necessarily indicative of the contribution to consolidated net operating results of Chesapeake's oil and gas operations.

YEAR ENDED DECEMBER 31, 1999                            U.S.       CANADA    COMBINED
----------------------------                          ---------   --------   ---------
                                                              ($ IN THOUSANDS)
Oil and gas sales...................................  $ 266,468   $ 13,977   $ 280,445
Production expenses.................................    (44,165)    (2,133)    (46,298)
Production taxes....................................    (13,264)        --     (13,264)
Depletion and depreciation..........................    (88,901)    (6,143)    (95,044)
Imputed income tax (provision) benefit(a)...........    (45,052)    (2,565)    (47,617)
                                                      ---------   --------   ---------
Results of operations from oil and gas producing
  activities........................................  $  75,086   $  3,136   $  78,222
                                                      =========   ========   =========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

YEAR ENDED DECEMBER 31, 1998                            U.S.       CANADA    COMBINED
----------------------------                          ---------   --------   ---------
                                                              ($ IN THOUSANDS)
Oil and gas sales...................................  $ 248,909   $  7,978   $ 256,887
Production expenses.................................    (49,368)    (1,834)    (51,202)
Production taxes....................................     (8,295)        --      (8,295)
Impairment of oil and gas properties................   (810,610)   (15,390)   (826,000)
Depletion and depreciation..........................   (143,283)    (3,361)   (146,644)
Imputed income tax (provision) benefit(a)...........    285,981      5,673     291,654
                                                      ---------   --------   ---------
Results of operations from oil and gas producing
  activities........................................  $(476,666)  $ (6,934)  $(483,600)
                                                      =========   ========   =========

SIX MONTHS ENDED DECEMBER 31, 1997                      U.S.       CANADA    COMBINED
----------------------------------                    ---------   --------   ---------
                                                              ($ IN THOUSANDS)
Oil and gas sales...................................  $  95,657   $     --   $  95,657
Production expenses.................................     (7,560)        --      (7,560)
Production taxes....................................     (2,534)        --      (2,534)
Impairment of oil and gas properties................   (110,000)        --    (110,000)
Depletion and depreciation..........................    (60,408)        --     (60,408)
Imputed income tax (provision) benefit(a)...........     31,817         --      31,817
                                                      ---------   --------   ---------
Results of operations from oil and gas producing
  activities........................................  $ (53,028)  $     --   $ (53,028)
                                                      =========   ========   =========

YEAR ENDED JUNE 30, 1997                                U.S.       CANADA    COMBINED
------------------------                              ---------   --------   ---------
                                                              ($ IN THOUSANDS)
Oil and gas sales...................................  $ 192,920   $     --   $ 192,920
Production expenses.................................    (11,445)        --     (11,445)
Production taxes....................................     (3,662)        --      (3,662)
Impairment of oil and gas properties................   (236,000)        --    (236,000)
Depletion and depreciation..........................   (103,264)        --    (103,264)
Imputed income tax (provision) benefit(a)...........     60,544         --      60,544
                                                      ---------   --------   ---------
Results of operations from oil and gas producing
  activities........................................  $(100,907)  $     --   $(100,907)
                                                      =========   ========   =========

---------------

(a) The imputed income tax provision is hypothetical (at the statutory rate) and determined without regard to Chesapeake's deduction for general and administrative expenses, interest costs and other income tax credits and deductions, nor whether the hypothetical tax benefits will be realized.

     Capitalized costs, less accumulated amortization and related deferred income taxes, cannot exceed an amount equal to the sum of the present value (discounted at 10%) of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. At December 31, 1998 and 1997 and June 30, 1997, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues for Chesapeake's proved reserves, net of related income tax considerations, resulting in writedowns in the carrying value of oil and gas properties of $826 million, $110 million and $236 million, respectively.

  Oil and Gas Reserve Quantities (unaudited)

     The reserve information presented below is based upon reports prepared by independent petroleum engineers and Chesapeake's petroleum engineers.

     - As of December 31, 1999, Williamson Petroleum Consultants, Inc. ("Williamson"), Ryder Scott Company L.P. ("Ryder Scott"), and Chesapeake's internal reservoir engineers evaluated 50%, 16%,

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES and 34% of Chesapeake's combined discounted future net revenues from
Chesapeake's estimated proved reserves, respectively.

     - As of December 31, 1998, Williamson, Ryder Scott, H.J. Gruy and Associates, Inc. and Chesapeake's internal reservoir engineers evaluated 63%, 12%, 1% and 24% of Chesapeake's combined discounted future net revenues from Chesapeake's estimated proved reserves, respectively.

     - As of December 31, 1997, Williamson, Porter Engineering Associates, Netherland, Sewell & Associates, Inc. and internal reservoir engineers evaluated approximately 53%, 42%, 3% and 2% of Chesapeake's combined discounted future net revenues from Chesapeake's estimated proved reserves, respectively.

     - As of June 30, 1997, the reserves evaluated by Williamson constituted approximately 41% of Chesapeake's combined discounted future net revenues from Chesapeake's estimated proved reserves, with the remaining reserves being evaluated internally. The reserves evaluated internally in fiscal 1997 were subsequently evaluated by Williamson with a variance of approximately 4% of total proved reserves.

     The information is presented in accordance with regulations prescribed by the Securities and Exchange Commission. Chesapeake emphasizes that reserve estimates are inherently imprecise. Chesapeake's reserve estimates were generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such changes could be material and occur in the near term as future information becomes available.

     Proved oil and gas reserves represent the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. As of December 31, 1997 and June 30, 1997, all of Chesapeake's oil and gas reserves were located in the United States.

     Presented below is a summary of changes in estimated reserves of Chesapeake for 1999, 1998, the Transition Period and fiscal 1997:

                                       U.S.              CANADA             COMBINED
                                 ----------------   ----------------   ------------------
                                  OIL       GAS      OIL       GAS      OIL        GAS
DECEMBER 31, 1999                (MBbl)   (MMcf)    (MBbl)   (MMcf)    (MBbl)    (MMcf)
-----------------                ------   -------   ------   -------   ------   ---------
Proved reserves, beginning of
  period.......................  22,560   724,018      33    231,773   22,593     955,791
Extensions, discoveries and
  other additions..............   4,593   158,801      --     37,835    4,593     196,636
Revisions of previous
  estimates....................   3,404    59,904      --    (98,571)   3,404     (38,667)
Production.....................  (4,147)  (96,873)     --    (11,737)  (4,147)   (108,610)
Sale of reserves-in-place......  (4,371)  (31,616)    (33)      (796)  (4,404)    (32,412)
Purchase of
  reserves-in-place............   2,756    64,350      --     19,738    2,756      84,088
                                 ------   -------   -----    -------   ------   ---------
Proved reserves, end of
  period.......................  24,795   878,584      --    178,242   24,795   1,056,826
                                 ======   =======   =====    =======   ======   =========
Proved developed reserves:
  Beginning of period..........  18,003   552,953      33    105,990   18,036     658,943
                                 ======   =======   =====    =======   ======   =========
  End of period................  17,750   627,120      --    136,203   17,750     763,323
                                 ======   =======   =====    =======   ======   =========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                                      U.S.              CANADA            COMBINED
                                ----------------   ----------------   ----------------
                                 OIL       GAS      OIL       GAS      OIL       GAS
DECEMBER 31, 1998               (MBbl)   (MMcf)    (MBbl)   (MMcf)    (MBbl)   (MMcf)
-----------------               ------   -------   ------   -------   ------   -------
Proved reserves, beginning of
  period......................  18,226   339,118      --         --   18,226   339,118
Extensions, discoveries and
  other additions.............   3,448    90,879      --         --    3,448    90,879
Revisions of previous
  estimates...................  (4,082)  (60,477)     --         --   (4,082)  (60,477)
Production....................  (5,975)  (86,681)     (1)    (7,740)  (5,976)  (94,421)
Sale of reserves-in-place.....     (30)   (3,515)     --         --      (30)   (3,515)
Purchase of
  reserves-in-place...........  10,973   444,694      34    239,513   11,007   684,207
                                ------   -------   -----    -------   ------   -------
Proved reserves, end of
  period......................  22,560   724,018      33    231,773   22,593   955,791
                                ======   =======   =====    =======   ======   =======
Proved developed reserves:
  Beginning of period.........  10,087   178,082      --         --   10,087   178,082
                                ======   =======   =====    =======   ======   =======
  End of period...............  18,003   552,953      33    105,990   18,036   658,943
                                ======   =======   =====    =======   ======   =======

                                      U.S.              CANADA            COMBINED
                                ----------------   ----------------   ----------------
                                 OIL       GAS      OIL       GAS      OIL       GAS
DECEMBER 31, 1997               (MBbl)   (MMcf)    (MBbl)   (MMcf)    (MBbl)   (MMcf)
-----------------               ------   -------   ------   -------   ------   -------
Proved reserves, beginning of
  period......................  17,373   298,766      --         --   17,373   298,766
Extensions, discoveries and
  other additions.............   5,573    68,813      --         --    5,573    68,813
Revisions of previous
  estimates...................  (3,428)  (24,189)     --         --   (3,428)  (24,189)
Production....................  (1,857)  (27,327)     --         --   (1,857)  (27,327)
Sale of reserves-in-place.....     --         --      --         --       --        --
Purchase of
  reserves-in-place...........     565    23,055      --         --      565    23,055
                                ------   -------   -----    -------   ------   -------
Proved reserves, end of
  period......................  18,226   339,118      --         --   18,226   339,118
                                ======   =======   =====    =======   ======   =======
Proved developed reserves:
  Beginning of period.........   7,324   151,879      --         --    7,324   151,879
                                ======   =======   =====    =======   ======   =======
  End of period...............  10,087   178,082      --         --   10,087   178,082
                                ======   =======   =====    =======   ======   =======

                                      U.S.               CANADA            COMBINED
                                -----------------   ----------------   -----------------
                                 OIL       GAS       OIL       GAS      OIL       GAS
JUNE 30, 1997                   (MBbl)    (MMcf)    (MBbl)   (MMcf)    (MBbl)    (MMcf)
-------------                   ------   --------   ------   -------   ------   --------
Proved reserves, beginning of
  period......................  12,258    351,224      --         --   12,258    351,224
Extensions, discoveries and
  other additions.............  13,874    147,485      --         --   13,874    147,485
Revisions of previous
  estimates...................  (5,989)  (137,938)     --         --   (5,989)  (137,938)
Production....................  (2,770)   (62,005)     --         --   (2,770)   (62,005)
Sale of reserves-in-place.....      --         --      --         --       --         --
Purchase of
  reserves-in-place...........      --         --      --         --       --         --
                                ------   --------   -----    -------   ------   --------
Proved reserves, end of
  period......................  17,373    298,766      --         --   17,373    298,766
                                ======   ========   =====    =======   ======   ========
Proved developed reserves:
  Beginning of period.........   3,648    144,721      --         --    3,648    144,721
                                ======   ========   =====    =======   ======   ========
  End of period...............   7,324    151,879      --         --    7,324    151,879
                                ======   ========   =====    =======   ======   ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

     During 1999, Chesapeake acquired approximately 101 Bcfe of proved reserves through purchases of oil and gas properties for consideration of $52 million. Chesapeake also sold 59 Bcfe of proved reserves for consideration of approximately $46 million. During 1999, Chesapeake recorded upward revisions of 80 Bcfe to the December 31, 1998 estimates of its U.S. reserves, and downward revisions of 99 Bcfe to the December 31, 1998 estimates of its Canadian reserves, for a net Company wide revision of 19 Bcfe, or approximately 1.7%. The upward revisions to its U.S. reserves were caused by higher oil and gas prices at December 31, 1999, and actual performance in excess of predicted performance. Higher prices extend the economic lives of the underlying oil and gas properties and thereby increase the estimated future reserves. The downward revisions to its Canadian reserves were caused by a reduction of Chesapeake's proved undeveloped locations and an increase in projected transportation and operating costs in Canada, which decreased the economic lives of the underlying properties.

     During 1998, Chesapeake acquired approximately 750 Bcfe of proved reserves through mergers or through purchases of oil and gas properties. The total consideration given for the acquisitions was 30.8 million shares of Company common stock, $280 million of cash, the assumption of $205 million of debt, and the incurrence of approximately $20 million of other acquisition related costs. Also during 1998, Chesapeake recorded downward revisions to the December 31, 1997 estimates of approximately 4,082 MBbl and 60,477 MMcf, or approximately 85 Bcfe. These reserve revisions were primarily attributable to lower oil and gas prices at December 31, 1998. The weighted average prices used to value Chesapeake's reserves at December 31, 1998 were $10.48 per barrel of oil and $1.68 per Mcf of gas, as compared to the prices used at December 31, 1997 of $17.62 per barrel of oil and $2.29 per Mcf of gas.

     For the six months ended December 31, 1997, Chesapeake recorded downward revisions to the June 30, 1997 reserve estimates of approximately 3,428 MBbl and 24,189 MMcf, or approximately 45 Bcfe. The reserve revisions were primarily attributable to lower than expected results from development drilling and production which eliminated certain previously established proved reserves.

     On December 16, 1997, Chesapeake acquired AnSon Production Corporation, a privately owned oil and gas producer based in Oklahoma City. Consideration for this acquisition was approximately $43 million. Chesapeake estimates that it acquired approximately 26.4 Bcfe in connection with this acquisition.

     For the fiscal year ended June 30, 1997, Chesapeake recorded downward revisions to the previous year's reserve estimates of approximately 5,989 MBbl and 137,938 MMcf, or approximately 174 Bcfe. The reserve revisions were primarily attributable to the decrease in oil and gas prices between periods, higher drilling and completion costs, and unfavorable developmental drilling and production results during fiscal 1997. Specifically, Chesapeake recorded aggregate downward adjustments to proved reserves of 159 Bcfe for the Knox, Giddings and Louisiana Trend areas.

  Standardized Measure of Discounted Future Net Cash Flows (unaudited)

     Statement of Financial Accounting Standards No. 69 ("SFAS 69") prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. Chesapeake has followed these guidelines which are briefly discussed below.

     Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions. Estimated future income taxes are computed using current statutory income tax rates including consideration for the current tax basis of the properties and related carryforwards, giving effect to permanent differences and tax credits. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

     The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect Chesapeake's expectations of actual revenue to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

     The following summary sets forth Chesapeake's future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in SFAS 69:

DECEMBER 31, 1999                                     U.S.       CANADA      COMBINED
-----------------                                  ----------   ---------   ----------
                                                            ($ IN THOUSANDS)
Future cash inflows(a)...........................  $2,555,241   $ 437,928   $2,993,169
Future production costs..........................    (671,431)   (195,464)    (866,895)
Future development costs.........................    (209,921)    (20,950)    (230,871)
Future income tax provision......................    (219,866)    (29,410)    (249,276)
                                                   ----------   ---------   ----------
Net future cash flows............................   1,454,023     192,104    1,646,127
Less effect of a 10% discount factor.............    (545,125)    (94,390)    (639,515)
                                                   ----------   ---------   ----------
Standardized measure of discounted future net
  cash flows.....................................  $  908,898   $  97,714   $1,006,612
                                                   ==========   =========   ==========
Discounted (at 10%) future net cash flows before
  income taxes...................................  $  991,748   $  97,748   $1,089,496
                                                   ==========   =========   ==========

DECEMBER 31, 1998                                       U.S.       CANADA      COMBINED
-----------------                                    ----------   ---------   ----------
                                                              ($ IN THOUSANDS)
Future cash inflows (b)............................  $1,374,280   $ 474,143   $1,848,423
Future production costs............................    (432,876)    (52,493)    (485,369)
Future development costs...........................    (124,717)    (29,634)    (154,351)
Future income tax provision........................      (6,464)   (143,747)    (150,211)
                                                     ----------   ---------   ----------
Net future cash flows..............................     810,223     248,269    1,058,492
Less effect of a 10% discount factor...............    (303,096)   (132,281)    (435,377)
                                                     ----------   ---------   ----------
Standardized measure of discounted future net cash
  flows............................................  $  507,127   $ 115,988   $  623,115
                                                     ==========   =========   ==========
Discounted (at 10%) future net cash flows before
  income taxes.....................................  $  504,148   $ 156,843   $  660,991
                                                     ==========   =========   ==========

DECEMBER 31, 1997                                       U.S.       CANADA      COMBINED
-----------------                                    ----------   ---------   ----------
                                                              ($ IN THOUSANDS)
Future cash inflows(c).............................  $1,100,807   $      --   $1,100,807
Future production costs............................    (223,030)         --     (223,030)
Future development costs...........................    (158,387)         --     (158,387)
Future income tax provision........................    (108,027)         --     (108,027)
                                                     ----------   ---------   ----------
Net future cash flows..............................     611,363          --      611,363
Less effect of a 10% discount factor...............    (181,253)         --     (181,253)
                                                     ----------   ---------   ----------
Standardized measure of discounted future net cash
  flows............................................  $  430,110   $      --   $  430,110
                                                     ==========   =========   ==========
Discounted (at 10%) future net cash flows before
  income taxes.....................................  $  466,509   $      --   $  466,509
                                                     ==========   =========   ==========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

JUNE 30, 1997                                           U.S.       CANADA      COMBINED
-------------                                        ----------   ---------   ----------
                                                              ($ IN THOUSANDS)
Future cash inflows(d).............................  $  954,839   $      --   $  954,839
Future production costs............................    (190,604)         --     (190,604)
Future development costs...........................    (152,281)         --     (152,281)
Future income tax provision........................    (104,183)         --     (104,183)
                                                     ----------   ---------   ----------
Net future cash flows..............................     507,771          --      507,771
Less effect of a 10% discount factor...............     (92,273)         --      (92,273)
                                                     ----------   ---------   ----------
Standardized measure of discounted future net cash
  flows............................................  $  415,498   $      --   $  415,498
                                                     ==========   =========   ==========
Discounted (at 10%) future net cash flows before
  income taxes.....................................  $  437,386   $      --   $  437,386
                                                     ==========   =========   ==========

---------------

(a) Calculated using weighted average prices of $24.72 per barrel of oil and $2.25 per Mcf of gas.

(b) Calculated using weighted average prices of $10.48 per barrel of oil and $1.68 per Mcf of gas.

(c) Calculated using weighted average prices of $17.62 per barrel of oil and $2.29 per Mcf of gas.

(d) Calculated using weighted average prices of $18.38 per barrel of oil and $2.12 per Mcf of gas.

     The principal sources of change in the standardized measure of discounted future net cash flows are as follows:

DECEMBER 31, 1999                                      U.S.       CANADA     COMBINED
-----------------                                    ---------   --------   ----------
                                                             ($ IN THOUSANDS)
Standardized measure, beginning of period..........  $ 507,127   $115,988   $  623,115
Sales of oil and gas produced, net of production
  costs............................................   (209,039)   (11,844)    (220,883)
Net changes in prices and production costs.........    320,123    (55,156)     264,967
Extensions and discoveries, net of production and
  development costs................................    200,787     14,333      215,120
Changes in future development costs................    (15,011)    20,679        5,668
Development costs incurred during the period that
  reduced future development costs.................     14,114      1,985       16,099
Revisions of previous quantity estimates...........     88,250    (49,034)      39,216
Purchase of reserves-in-place......................     66,895     18,476       85,371
Sales of reserves-in-place.........................    (25,838)      (920)     (26,758)
Accretion of discount..............................     50,415     15,684       66,099
Net change in income taxes.........................    (85,828)    40,821      (45,007)
Changes in production rates and other..............     (3,097)   (13,298)     (16,395)
                                                     ---------   --------   ----------
Standardized measure, end of period................  $ 908,898   $ 97,714   $1,006,612
                                                     =========   ========   ==========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

DECEMBER 31, 1998                                      U.S.       CANADA     COMBINED
-----------------                                    ---------   --------   ----------
                                                             ($ IN THOUSANDS)
Standardized measure, beginning of period..........  $ 430,110   $     --   $  430,110
Sales of oil and gas produced, net of production
  costs............................................   (191,246)    (6,144)    (197,390)
Net changes in prices and production costs.........   (189,817)        --     (189,817)
Extensions and discoveries, net of production and
  development costs................................     85,464         --       85,464
Changes in future development costs................     72,279         --       72,279
Development costs incurred during the period that
  reduced future development costs.................     28,191         --       28,191
Revisions of previous quantity estimates...........    (64,770)        --      (64,770)
Purchase of reserves-in-place......................    288,694    164,821      453,515
Sales of reserves-in-place.........................     (3,079)        --       (3,079)
Accretion of discount..............................     46,651         --       46,651
Net change in income taxes.........................     39,377    (40,855)      (1,478)
Changes in production rates and other..............    (34,727)    (1,834)     (36,561)
                                                     ---------   --------   ----------
Standardized measure, end of period................  $ 507,127   $115,988   $  623,115
                                                     =========   ========   ==========

DECEMBER 31, 1997                                           U.S.     CANADA   COMBINED
-----------------                                         --------   ------   --------
                                                                ($ IN THOUSANDS)
Standardized measure, beginning of period...............  $415,498    $--     $415,498
Sales of oil and gas produced, net of production
  costs.................................................   (85,563)    --      (85,563)
Net changes in prices and production costs..............    26,106     --       26,106
Extensions and discoveries, net of production and
  development costs.....................................    92,597     --       92,597
Changes in future development costs.....................    (7,422)    --       (7,422)
Development costs incurred during the period that
  reduced future development costs......................    47,703     --       47,703
Revisions of previous quantity estimates................   (62,655)    --      (62,655)
Purchase of reserves-in-place...........................    25,236     --       25,236
Sales of reserves-in-place..............................        --     --           --
Accretion of discount...................................    43,739     --       43,739
Net change in income taxes..............................   (14,510)    --      (14,510)
Changes in production rates and other...................   (50,619)    --      (50,619)
                                                          --------    ---     --------
Standardized measure, end of period.....................  $430,110    $--     $430,110
                                                          ========    ===     ========

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

JUNE 30, 1997                                             U.S.      CANADA   COMBINED
-------------                                           ---------   ------   ---------
                                                               ($ IN THOUSANDS)
Standardized measure, beginning of period.............  $ 461,411    $--     $ 461,411
Sales of oil and gas produced, net of production
  costs...............................................   (177,813)    --      (177,813)
Net changes in prices and production costs............    (99,234)    --       (99,234)
Extensions and discoveries, net of production and
  development costs...................................    287,068     --       287,068
Changes in future development costs...................    (12,831)    --       (12,831)
Development costs incurred during the period that
  reduced future development costs....................     46,888     --        46,888
Revisions of previous quantity estimates..............   (199,738)    --      (199,738)
Purchase of reserves-in-place.........................         --     --            --
Sales of reserves-in-place............................         --     --            --
Accretion of discount.................................     54,702     --        54,702
Net change in income taxes............................     63,719     --        63,719
Changes in production rates and other.................     (8,674)    --        (8,674)
                                                        ---------    ---     ---------
Standardized measure, end of period...................  $ 415,498    $--     $ 415,498
                                                        =========    ===     =========

12. TRANSITION PERIOD COMPARATIVE DATA

     The following table presents certain financial information for the twelve months ended December 31, 1998 and 1997, and the six months ended December 31, 1997 and 1996, respectively:

                                             TWELVE MONTHS ENDED        SIX MONTHS ENDED
                                                DECEMBER 31,              DECEMBER 31,
                                           -----------------------   ----------------------
                                             1998         1997         1997        1996
                                           ---------   -----------   --------   -----------
                                                       (UNAUDITED)              (UNAUDITED)
                                               ($ IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.................................  $ 377,946    $ 302,804    $153,898    $120,186
                                           =========    =========    ========    ========
Gross profit (loss)(a)...................  $(856,197)   $(309,041)   $(93,092)   $ 42,946
                                           =========    =========    ========    ========
Income (loss) before income taxes and
  extraordinary item.....................  $(920,520)   $(251,150)   $(31,574)   $ 39,246
Income taxes.............................         --      (17,898)         --      14,325
                                           ---------    ---------    --------    --------
Income (loss) before extraordinary
  item...................................   (920,520)    (233,252)    (31,574)     24,921
Extraordinary item.......................    (13,334)        (177)         --      (6,443)
                                           ---------    ---------    --------    --------
Net income (loss)........................  $(933,854)   $(233,429)   $(31,574)   $ 18,478
                                           =========    =========    ========    ========
Earnings per share -- basic
  Income (loss) before extraordinary
     item................................  $   (9.83)   $   (3.30)   $  (0.45)   $   0.40
  Extraordinary item.....................      (0.14)          --          --       (0.10)
                                           ---------    ---------    --------    --------
  Net income (loss)......................  $   (9.97)   $   (3.30)   $  (0.45)   $   0.30
                                           =========    =========    ========    ========
Earnings per share -- assuming dilution
  Income (loss) before extraordinary
     item................................  $   (9.83)   $   (3.30)   $  (0.45)   $   0.38
  Extraordinary item.....................      (0.14)          --          --       (0.10)
                                           ---------    ---------    --------    --------
  Net income (loss)......................  $   (9.97)   $   (3.30)   $  (0.45)   $   0.28
                                           =========    =========    ========    ========
Weighted average common shares
  outstanding (in 000's)
  Basic..................................     94,911       70,672      70,835      61,985
                                           =========    =========    ========    ========
  Assuming dilution......................     94,911       70,672      70,835      66,300
                                           =========    =========    ========    ========

---------------

(a)  Total revenue less total operating costs.

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized unaudited quarterly financial data for 1999 and 1998 are as follows ($ in thousands except per share data):

                                                                    QUARTERS ENDED
                                                ------------------------------------------------------
                                                MARCH 31,     JUNE 30,   SEPTEMBER 30,    DECEMBER 31,
                                                  1999          1999         1999             1999
                                                ---------     --------   -------------    ------------
Net sales...................................    $ 65,677      $80,892      $102,140         $106,237
Gross profit (loss)(a)......................       7,067       25,765        36,498           38,190
Net income (loss)...........................     (11,950)       8,147        18,115           18,954
Net income (loss) per share:
  Basic.....................................       (0.17)        0.04          0.14             0.15
  Diluted...................................       (0.17)        0.04          0.13             0.14

                                                                  QUARTERS ENDED
                                               ----------------------------------------------------
                                               MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
                                                 1998        1998          1998            1998
                                               ---------   ---------   -------------   ------------
Net sales....................................  $  76,765   $ 109,310     $106,338       $  85,533
Gross profit (loss)(a).......................   (246,036)   (218,645)      13,650        (405,166)
Net income (loss) before extraordinary
  item.......................................   (256,500)   (234,739)      (4,149)       (425,132)
Net income (loss)............................   (256,500)   (248,073)      (4,149)       (425,132)
Net income (loss) per share before
  extraordinary item:
  Basic......................................      (3.19)      (2.29)       (0.08)          (4.44)
  Diluted....................................      (3.19)      (2.29)       (0.08)          (4.44)

---------------

(a)  Total revenue less total operating costs.

     Capitalized costs, less accumulated amortization and related deferred income taxes, cannot exceed an amount equal to the sum of the present value of estimated future net revenues less estimated future expenditures to be incurred in developing and producing the proved reserves, less any related income tax effects. At December 31, 1998, June 30, 1998 and March 31, 1998, capitalized costs of oil and gas properties exceeded the estimated present value of future net revenues for Chesapeake's proved reserves, net of related income tax considerations, resulting in writedowns in the carrying value of oil and gas properties of $360 million, $216 million and $250 million, respectively.

     During the fourth quarter of 1998, Chesapeake incurred a $55 million impairment charge to adjust certain non-oil and gas producing assets to their estimated fair values. Of this amount, $30 million related to Chesapeake's investment in preferred stock of Gothic Energy Corporation, and the remainder was related to certain of Chesapeake's gas processing and transportation assets located in Louisiana.

14. ACQUISITIONS

     During 1998, Chesapeake acquired approximately 750 Bcfe of proved reserves through mergers or through purchases of oil and gas properties. The total consideration given for the acquisitions was $280 million of cash, 30.8 million shares of Company common stock, the assumption of $205 million of debt, and the incurrence of approximately $20 million of other acquisition related costs.

     In March 1998, Chesapeake acquired Hugoton Energy Corporation ("Hugoton") pursuant to a merger by issuing 25.8 million shares of Chesapeake's common stock in exchange for 100% of Hugoton's

                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES common stock. The acquisition of Hugoton was accounted for using the purchase method as of March 1, 1998, and the results of operations of Hugoton have been included since that date.

     The following unaudited pro forma information has been prepared assuming Hugoton had been acquired as of the beginning of the periods presented. The pro forma information is presented for informational purposes only and is not necessarily indicative of what would have occurred if the acquisition had been made as of those dates. In addition, the pro forma information is not intended to be a projection of future results and does not reflect the efficiencies expected to result from the integration of Hugoton.

                       Pro Forma Information (Unaudited)

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
                                                                  ($ IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
Revenues....................................................   $ 387,638     $ 379,546
Loss before extraordinary item..............................    (921,969)     (215,350)
Net loss....................................................    (935,303)     (215,527)
Loss before extraordinary item per common share.............       (9.41)        (2.23)
Net loss per common share...................................       (9.55)        (2.23)

     Chesapeake acquired other businesses and oil and gas properties during 1999 and 1998. The results of operations of each of these businesses and properties, taken individually, were not material in relation to Chesapeake's consolidated results of operations.

15. SUBSEQUENT EVENTS

     In January and February 2000, Chesapeake engaged in five separate transactions with two institutional investors in which Chesapeake exchanged a total of 8.8 million shares of common stock (both newly issued and treasury shares) for 625,000 shares of its issued and outstanding preferred stock with a liquidation value of $31.3 million plus dividends in arrears of $2.9 million. All preferred shares acquired in these transactions were cancelled and retired and will have the status of authorized but unissued shares of undesignated preferred stock.

     In connection with a potential restructuring of Gothic Energy Corporation ("Gothic"), Chesapeake and Gothic agreed in March 2000 to substantially revise their joint venture originally entered into in March 1998. In addition, Chesapeake granted Gothic an option to redeem the preferred and common shares of Gothic held by Chesapeake in exchange for rights to certain undeveloped leasehold interests covered by the joint venture agreement. The terms of the agreement are subject to certain conditions, including the approval by certain of Gothic's creditors. Significant terms of the proposed agreement are as follows:

     - the joint venture is extended for three years to April 30, 2006,

     - Chesapeake is granted a right of first refusal on any property disposition by Gothic,

     - Chesapeake becomes operator of 28 wells currently operated by Gothic,

     - Chesapeake will have the first right to drill, complete and operate wells in certain areas covered by the joint venture,

     - Chesapeake granted Gothic the option to redeem its investment in $50 million liquidation amount of Gothic Series B preferred stock, including dividends in arrears, and 2.4 million shares of Gothic common stock, for a permanent assignment to Chesapeake of certain undeveloped leasehold interests that were originally subject to a reassignment obligation to Gothic.

                                  SCHEDULE II
                 CHESAPEAKE ENERGY CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                ($ IN THOUSANDS)

                                                                    ADDITIONS
                                                              ---------------------
                                                 BALANCE AT                CHARGED                  BALANCE AT
                                                 BEGINNING     CHARGED     TO OTHER                   END OF
DESCRIPTION                                      OF PERIOD    TO EXPENSE   ACCOUNTS    DEDUCTIONS     PERIOD
-----------                                      ----------   ----------   --------    ----------   ----------
December 31, 1999:
  Allowance for doubtful accounts..............   $  3,209     $      9    $    --      $    --      $  3,218
  Valuation allowance for deferred tax
    assets.....................................   $458,903     $     --    $(5,931)(a)  $10,956      $442,016
December 31, 1998:
  Allowance for doubtful accounts..............   $    691     $  1,589    $ 1,000      $    71      $  3,209
  Valuation allowance for deferred tax
    assets.....................................   $ 77,934     $380,969    $    --      $    --      $458,903
December 31, 1997:
  Allowance for doubtful accounts..............   $    387     $     40    $   264      $    --      $    691
  Valuation allowance for deferred tax
    assets.....................................   $ 64,116     $ 13,818    $    --      $    --      $ 77,934
June 30, 1997:
  Allowance for doubtful accounts..............   $    340     $    299    $    --      $   252      $    387
  Valuation allowance for deferred tax
    assets.....................................   $     --     $ 64,116    $    --      $    --      $ 64,116

---------------

(a) At December 31, 1998, $5.7 million of the valuation allowance was related to Chesapeake's Canadian deferred tax assets. During 1999, this valuation allowance was eliminated as part of a purchase price reallocation related to a 1998 acquisition.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                        (IN THOUSANDS, EXCEPT PAR VALUE)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   5,317     $   2,583
  Natural gas and oil receivables...........................      12,486         8,163
  Receivable from officers and employees....................         110            77
  Other.....................................................         878           624
                                                               ---------     ---------
          TOTAL CURRENT ASSETS..............................      18,791        11,447
PROPERTY AND EQUIPMENT:
  Natural gas and oil properties on full cost method:
     Properties being amortized.............................     269,380       258,818
     Unproved properties not subject to amortization........       5,911         5,473
  Equipment, furniture and fixtures.........................       6,311         6,123
  Accumulated depreciation, depletion and amortization......     (64,005)      (54,170)
                                                               ---------     ---------
PROPERTY AND EQUIPMENT, NET.................................     217,597       216,244
OTHER ASSETS, NET...........................................       9,738        10,706
                                                               ---------     ---------
          TOTAL ASSETS......................................   $ 246,126     $ 238,397
                                                               =========     =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable trade....................................   $   3,828     $   4,630
  Revenues payable..........................................       7,931         6,047
  Accrued interest expense..................................       4,477         4,357
  Other accrued liabilities.................................         368           893
  Current portion long-term debt............................      14,723            --
                                                               ---------     ---------
          TOTAL CURRENT LIABILITIES.........................      31,327        15,927
LONG-TERM DEBT, NET.........................................     315,958       319,857
GAS IMBALANCE LIABILITY.....................................       3,274         3,648
STOCKHOLDERS' EQUITY (DEFICIT):
  Series B Preferred Stock, Par Value $.05, authorized
     165,000 shares; 62,827 and 59,216 shares issued and
     outstanding............................................      50,252        45,612
  Common stock, par value $.01, authorized 100,000,000
     shares; 18,685,765 shares issued and outstanding.......         187           187
  Additional paid in capital................................      42,987        42,987
  Accumulated deficit.......................................    (197,859)     (189,821)
                                                               ---------     ---------
          TOTAL STOCKHOLDERS' EQUITY (DEFICIT)..............    (104,433)     (101,035)
                                                               ---------     ---------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
            (DEFICIT).......................................   $ 246,126     $ 238,397
                                                               =========     =========

                             See accompanying notes

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
REVENUES:
  Natural gas and oil sales.................................   $ 31,863      $ 23,417
  Well operations...........................................      1,356         1,259
                                                               --------      --------
          TOTAL REVENUES....................................     33,219        24,676
COSTS AND EXPENSES:
  Lease operating expenses..................................      4,443         4,601
  Depletion, depreciation and amortization..................      9,975        10,652
  General and administrative expense........................      1,976         1,984
  Investment banking and related fees.......................        785            --
                                                               --------      --------
Operating income............................................     16,040         7,439
Interest expense and amortization of debt issuance costs....    (19,490)      (18,727)
Interest and other income...................................         50           817
                                                               --------      --------
NET LOSS....................................................     (3,400)      (10,471)
PREFERRED DIVIDEND ($60.00 AND $59.84 PER PREFERRED
  SHARE)....................................................      3,715         3,291
PREFERRED DIVIDEND -- AMORTIZATION OF PREFERRED DISCOUNT....        923           923
                                                               --------      --------
NET LOSS AVAILABLE FOR COMMON SHARES........................   $ (8,038)     $(14,685)
                                                               ========      ========
NET LOSS PER COMMON SHARE, BASIC AND DILUTED................   $   (.43)     $   (.90)
                                                               ========      ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND
  DILUTED...................................................     18,686        16,286
                                                               ========      ========

                             See accompanying notes

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                 ENDED JUNE 30,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
REVENUES:
  Natural gas and oil sales.................................   $17,048     $12,564
  Well operations...........................................       612         642
                                                               -------     -------
          TOTAL REVENUES....................................    17,660      13,206
COSTS AND EXPENSES:
  Lease operating expenses..................................     2,455       2,262
  Depletion, depreciation and amortization..................     4,738       5,367
  General and administrative expense........................       979       1,013
  Investment banking and related fees.......................       291          --
                                                               -------     -------
Operating income............................................     9,197       4,564
Interest expense and amortization of debt issuance costs....    (9,740)     (9,450)
Interest and other income...................................        26          36
                                                               -------     -------
NET LOSS....................................................      (517)     (4,850)
PREFERRED DIVIDEND ($30.16 AND $30.26 PER PREFERRED
  SHARE)....................................................     1,895       1,688
PREFERRED DIVIDEND -- AMORTIZATION OF PREFERRED DISCOUNT....       461         461
                                                               -------     -------
NET LOSS AVAILABLE FOR COMMON SHARES........................   $(2,873)    $(6,999)
                                                               =======     =======
NET LOSS PER COMMON SHARE, BASIC AND DILUTED................   $  (.15)    $  (.43)
                                                               =======     =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND
  DILUTED...................................................    18,686      16,292
                                                               =======     =======

                             See accompanying notes

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              FOR THE SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $ (3,400)     $(10,471)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES:
  Depreciation, depletion and amortization..................      9,975        10,652
  Amortization of discount and loan costs...................        907           832
  Accretion of interest on discount notes...................      5,101         4,674
CHANGES IN ASSETS AND LIABILITIES:
  Increase in accounts receivable...........................     (4,332)       (2,482)
  Increase in other current assets..........................       (254)          (80)
  Increase (decrease) in accounts and revenues payable......      1,082          (275)
  Increase (decrease) in accrued liabilities................       (405)          243
  Decrease in gas imbalance liability.......................       (374)          (76)
  Decrease in other assets..................................         39            --
                                                               --------      --------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................      8,339         3,017
NET CASH USED BY INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment..............      1,638         2,104
  Purchase of property and equipment........................       (779)       (3,659)
  Property development costs................................    (12,187)       (9,306)
                                                               --------      --------
NET CASH USED BY INVESTING ACTIVITIES.......................    (11,328)      (10,861)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings........................     13,473        17,500
  Payments of long-term borrowings..........................     (7,750)      (10,000)
  Payment of loan fees......................................         --           (76)
                                                               --------      --------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................      5,723         7,424
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      2,734          (420)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............      2,583         2,289
                                                               --------      --------
          CASH AND CASH EQUIVALENTS, END OF PERIOD..........   $  5,317      $  1,869
                                                               ========      ========
          SUPPLEMENTAL DISCLOSURE OF INTEREST PAID..........   $ 13,361      $ 13,221
                                                               ========      ========

                             See accompanying notes

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. GENERAL AND ACCOUNTING POLICIES

  Organization and Nature of Operations

     The consolidated financial statements include the accounts of Gothic Energy Corporation, ("Gothic Energy") a "holding company," and its subsidiary, Gothic Production Corporation ("Gothic Production") since its formation in April of 1998, (collectively referred to as "Gothic"). All significant intercompany balances and transactions have been eliminated. Gothic is primarily engaged in the business of acquiring, developing and exploiting natural gas and oil reserves in Oklahoma, Texas, New Mexico and Kansas. Substantially all of Gothic's natural gas and oil production is being sold regionally in the "spot market" or under short-term contracts, not extending beyond twelve months.

  Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management of Gothic, the accompanying financial statements contain all adjustments, none of which were other than normal recurring accruals, necessary to present fairly the financial position of Gothic as of June 30, 2000, and the results of its operations and cash flows for the periods ended June 30, 2000 and 1999. The results of operations for the 2000 period are not necessarily indicative of the results of operations to be expected for the full year. Our independent accountants have performed a review of these interim financial statements in accordance with standards established by the American Institute of Certified Public Accountants. Pursuant to Rule 436(c) under the Securities Act of 1933, their report of that review should not be considered as part of any registration statements prepared or certified by them within the meaning of Section 7 and 11 of that Act. The financial statements should be read in conjunction with Gothic's Annual Report on Form 10-KSB for the year ended December 31, 1999.

  Loss per Common Share

     Net loss per common share is computed in accordance with Statement of Financial Accounting Standards No. 128 ("FAS 128"). Presented on the Consolidated Statement of Operations is a reconciliation of loss available to common shareholders. There is no difference between actual weighted average shares outstanding, which are used in computing basic loss per share, and diluted weighted average shares, which are used in computing diluted loss per share, because the effect of outstanding options and warrants would be antidilutive. Warrants and options to purchase approximately 18,830,309 and 21,575,000 shares were outstanding as of June 30, 2000 and 1999, and were excluded from the computation of diluted loss per share due to their anti-dilutive impact.

  Hedging Activities

     In January 2000, Gothic entered into a hedge agreement covering 50,000 MMBTU per day at a fixed price of $2.435 per MMBTU. This hedge is in effect from April 2000 through October 2000. In February 2000, Gothic entered into a hedge agreement covering 20,000 MMBTU per day at a fixed price of $2.535 per MMBTU for April 2000 and $2.555 per MMBTU for May 2000. This hedge was in effect for the months of April and May 2000. The commodity reference price for both contracts is the Panhandle Eastern Pipeline Company, Texas, and Oklahoma Mainline Index. If the open gas hedges noted above had been settled on June 30, 2000, Gothic would have recognized a loss of approximately $11,096,000.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

     In August 1999, Gothic entered into a hedge agreement covering 10,000 barrels of oil per month at a fixed price of $20.10 per barrel. This hedge is in effect from September 1999 through August 2000. Gains and losses on such natural gas and oil contracts are reflected in revenues as price adjustments in the months of related production. If the open crude oil hedge noted above had been settled on June 30, 2000, Gothic would have recognized a loss of approximately $338,000.

     In July 1999 Gothic entered into a costless collar agreement with respect to the production of 50,000 MMBTU per day during the period of November 1999 through March 2000, which placed a floor of $2.30 per MMBTU and a ceiling of $3.03 per MMBTU. The collar represented approximately 70% of Gothic's current daily natural gas production. Collar arrangements limit the benefits Gothic will realize if actual prices rise above the ceiling price. These arrangements provide for Gothic to exchange a floating market price for a fixed range contract price. Payments are made by Gothic when the floating price exceeds the fixed range for a contract month and payments are received when the fixed range price exceeds the floating price. The commodity reference price for the contract was the Panhandle Eastern Pipeline Company, Texas, Oklahoma Mainline Index.

  Recently issued Financial Accounting Pronouncements

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 (January 1, 2001 for Gothic). FAS 133 standardizes the accounting for derivative instruments by requiring that all derivatives be recognized as assets and liabilities and measured at fair value. Upon the Statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all existing hedging relationships must be designated, reassessed, documented and the accounting conformed to the provisions of FAS 133. Gothic is evaluating the impact on its financial position and results of operations of adopting FAS 133.

NOTE 2. GOING CONCERN

     Gothic incurred a net loss of $129,689,000 in 1998, due principally to a decline in commodity prices during that year. This commodity price decline required Gothic to write down the carrying value of its natural gas and oil properties by $76,000,000. More significantly, the commodity price decline continued to affect the ongoing revenues and cash flows of Gothic during early 1999, resulting in a net loss of $17,309,000 for the year ended December 31, 1999, raising doubt about Gothic's ability to continue as a going concern. Management's plans to mitigate these conditions are as follows:

     It is the intention of Gothic to continue to spend available cash flow (EBITDA less cash interest payable on Senior Secured Notes) on the development of natural gas and oil properties. In the current commodity price environment and pending the merger with Chesapeake Energy Corporation, Gothic does not anticipate hedging additional natural gas or oil production. Should commodity prices fall below current levels, Gothic may be limited in its ability to increase production and related cash flow to a level sufficient to meet its ongoing financial covenants under its Credit Facility. The price of natural gas and oil in the first half of 2000 had increased over levels prevailing during much of 1999 but there is no assurance that prices will continue to increase or remain at the current levels. Further, the borrowing base amount available under Gothic's Credit Facility was redetermined in April 2000 and was reduced to $15,000,000. The next scheduled redetermination date is October 1, 2000 and there is no assurance that Gothic's lender will maintain the available amount at this current level.

     As part of its ongoing efforts to restructure and improve its balance sheet, Gothic had negotiated agreements with the holders of its 14 1/8% Senior Secured Discount Notes intended to result in the conversion of that indebtedness into equity securities of Gothic Energy. Subsequently, Chesapeake Energy

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

Corporation purchased approximately 96% of the principal amount of those notes. Negotiations between Gothic and Chesapeake followed and Gothic announced on June 30, 2000 its intention to merge with a subsidiary of Chesapeake Energy Corporation in exchange for 4,000,000 shares of Chesapeake's common stock (See
Note 4 -- Subsequent Event). Gothic is unable to predict when and if this transaction will be completed.

     If management's plans are not completed in the manner contemplated, there will remain substantial doubt about Gothic's ability to continue as a going concern.

NOTE 3. SUMMARIZED FINANCIAL INFORMATION

     Gothic Production was organized in March 1998 as a wholly owned subsidiary of Gothic Energy. On April 27, 1998, Gothic Energy transferred to Gothic Production its ownership of all its natural gas and oil properties. Following is the summarized financial information related to Gothic as of June 30, 2000 and December 31, 1999 and for the six and three months ended June 30, 2000 and 1999 (in thousands):

                                                            AS OF JUNE 30, 2000
                                             -------------------------------------------------
                                                                                 GOTHIC ENERGY
                                             GOTHIC ENERGY   GOTHIC PRODUCTION    CORPORATION
                                              CORPORATION       CORPORATION      CONSOLIDATED
                                             -------------   -----------------   -------------
Current assets.............................    $      --         $ 18,791          $ 18,791
Non-current assets.........................        1,632(1)       225,703           227,335
Current liabilities........................           --           31,207            31,207
Non-current liabilities....................       80,958(2)       238,274           319,232

                                                          AS OF DECEMBER 31, 1999
                                             -------------------------------------------------
                                                                                 GOTHIC ENERGY
                                             GOTHIC ENERGY   GOTHIC PRODUCTION    CORPORATION
                                              CORPORATION       CORPORATION      CONSOLIDATED
                                             -------------   -----------------   -------------
Current assets.............................    $      --         $ 11,447          $ 11,447
Non-current assets.........................        1,772(1)       225,178           226,950
Current liabilities........................           --           15,927            15,927
Non-current liabilities....................       75,857(2)       247,648           323,505

                                                  FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                             -------------------------------------------------
                                                                                 GOTHIC ENERGY
                                             GOTHIC ENERGY   GOTHIC PRODUCTION    CORPORATION
                                              CORPORATION       CORPORATION      CONSOLIDATED
                                             -------------   -----------------   -------------
Total revenues.............................    $      --         $ 33,219          $ 33,219
Operating costs and expenses...............           --           17,179            17,179
Interest expense and amortization of debt
  issuance cost............................        5,241           14,249            19,490
Net income (loss)..........................       (5,241)           1,841            (3,400)

                                                  FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                             -------------------------------------------------
                                                                                 GOTHIC ENERGY
                                             GOTHIC ENERGY   GOTHIC PRODUCTION    CORPORATION
                                              CORPORATION       CORPORATION      CONSOLIDATED
                                             -------------   -----------------   -------------
Total revenues.............................    $      --         $ 24,676          $ 24,676
Operating costs and expenses...............           --           17,237            17,237
Interest expense and amortization of debt
  issuance cost............................        4,814           13,913            18,727
Net loss...................................       (4,814)          (5,657)          (10,471)

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

                                                 FOR THE THREE MONTHS ENDED JUNE 30, 2000
                                             -------------------------------------------------
                                                                                 GOTHIC ENERGY
                                             GOTHIC ENERGY   GOTHIC PRODUCTION    CORPORATION
                                              CORPORATION       CORPORATION      CONSOLIDATED
                                             -------------   -----------------   -------------
Total revenues.............................     $    --           $17,660           $17,660
Operating costs and expenses...............          --             8,463             8,463
Interest expense and amortization of debt
  issuance cost............................       2,554             7,186             9,740
Net income (loss)..........................      (2,554)            2,037              (517)

                                                 FOR THE THREE MONTHS ENDED JUNE 30, 1999
                                             -------------------------------------------------
                                                                                 GOTHIC ENERGY
                                             GOTHIC ENERGY   GOTHIC PRODUCTION    CORPORATION
                                              CORPORATION       CORPORATION      CONSOLIDATED
                                             -------------   -----------------   -------------
Total revenues.............................     $    --           $13,206           $13,206
Operating costs and expenses...............          --             8,642             8,642
Interest expense and amortization of debt
  issuance cost............................       2,460             6,990             9,450
Net loss...................................      (2,460)           (2,390)           (4,850)

---------------

(1) Includes unamortized debt issuance costs.

(2) Includes 14 1/8% Senior Secured Discount Notes.

NOTE 4. SUBSEQUENT EVENTS

     On June 30, 2000 Gothic announced it had reached an agreement with Chesapeake Energy Corporation to merge with a wholly owned subsidiary of Chesapeake, in exchange for 4,000,000 shares of Chesapeake's common stock.

     Gothic's previously announced plan of restructuring, which contemplated the redemption of Chesapeake's holding of Gothic's preferred and common stock for oil and gas properties and other considerations, the exchange of the $104,000,000 Senior Discount Notes in exchange for 94% of Gothic's equity and an equity rights offering of $15,000,000, have been terminated in anticipation of this transaction.

     Although the merger is subject to the completion of definitive documentation, normal regulatory approvals and a Gothic shareholder vote, both Boards of Directors have unanimously approved the transaction. Gothic plans to hold a special shareholder's meeting as soon as possible following completion of the SEC's review of a proxy statement, describing the transaction, which it anticipates filing in August 2000. Completion of the transaction is expected by year-end 2000.

     At June 30, 2000, Gothic had 18,685,765 common shares outstanding, plus employee and director options to purchase 4,435,000 shares, all of which are expected to be exercised on or before closing of the transaction. Of the outstanding shares, Chesapeake owns 2,394,125 shares and will not participate in the exchange for the 4,000,000 Chesapeake common shares to be received by Gothic's other shareholders.

     Gothic loaned $90,000 to certain employees and one director in the form of a note payable to Gothic, at an interest rate of 6% per annum, due and payable on July 31, 2001. On July 11, 2000, the employees and the director of Gothic exercised 225,000 outstanding common stock options. The options were exercised upon the payment of $90,000 to Gothic.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

     Gothic loaned $1,739,500 to certain employees, two officers and two directors in the form of a note payable to Gothic, at an interest rate of 6% per annum, due and payable on July 31, 2001. On August 1, 2000 the individuals exercised an additional 4,165,000 outstanding common stock options. Of the total options exercised, 4,155,000 options were exercised upon payment of $1,739,500 to Gothic, and 10,000 options were exercised under the cashless exercise provisions of the option plan.


     Reflecting the exercise of these options, 45,000 common stock options remain outstanding at August 4, 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Gothic Energy Corporation

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Gothic Energy Corporation and Subsidiary at December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Gothic's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying consolidated financial statements have been prepared assuming that Gothic will continue as a going concern. As discussed in Note 2 to the financial statements, Gothic has suffered recurring losses from operations and has a working capital and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            PricewaterhouseCoopers LLP

Tulsa, Oklahoma
February 21, 2000

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1999
                    (DOLLARS IN THOUSANDS, EXCEPT PAR VALUE)

                                                                 1999
                                                               ---------
                                 ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................   $   2,583
  Natural gas and oil receivables...........................       8,163
  Receivable from officers and employees....................          77
  Other.....................................................         624
                                                               ---------
          TOTAL CURRENT ASSETS..............................      11,447
PROPERTY AND EQUIPMENT:
  Natural gas and oil properties on full cost method:
     Properties being amortized.............................     258,818
     Unproved properties not subject to amortization........       5,473
  Equipment, furniture and fixtures.........................       6,123
  Accumulated depreciation, depletion and amortization......     (54,170)
                                                               ---------
  PROPERTY AND EQUIPMENT, NET...............................     216,244
OTHER ASSETS, NET...........................................      10,706
                                                               ---------
          TOTAL ASSETS......................................   $ 238,397
                                                               =========

             LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Accounts payable trade....................................   $   4,630
  Revenues payable..........................................       6,047
  Accrued interest..........................................       4,357
  Other accrued liabilities.................................         893
                                                               ---------
          TOTAL CURRENT LIABILITIES.........................      15,927
LONG-TERM DEBT, NET.........................................     319,857
GAS IMBALANCE LIABILITY.....................................       3,648
COMMITMENTS AND CONTINGENCIES (Notes 1, 2 AND 8)
STOCKHOLDERS' EQUITY (DEFICIT):
  Series B Preferred stock, par value $.05, authorized
     165,000 shares; 59,216 shares issued and outstanding...      45,612
  Common stock, par value $.01, authorized 100,000,000
     shares; issued and outstanding 18,685,765 shares.......         187
  Additional paid in capital................................      42,987
  Accumulated deficit.......................................    (189,821)
                                                               ---------
          TOTAL STOCKHOLDERS' EQUITY (DEFICIT)..............    (101,035)
                                                               ---------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
          (DEFICIT).........................................   $ 238,397
                                                               =========

          See accompanying notes to consolidated financial statements

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                1999       1998
                                                              --------   ---------
REVENUES:
  Natural gas and oil sales.................................  $ 52,967   $  50,714
  Well operations...........................................     2,657       2,319
                                                              --------   ---------
  Total revenues............................................    55,624      53,033
COSTS AND EXPENSES:
  Lease operating expense...................................     9,605      12,129
  Depletion, depreciation and amortization..................    20,969      24,001
  General and administrative expense........................     4,675       3,823
  Investment banking and related fees.......................       638          --
  Provision for impairment of natural gas and oil
     properties.............................................        --      76,000
                                                              --------   ---------
Operating income (loss).....................................    19,737     (62,920)
Interest expense and amortization of debt issuance costs....   (37,988)    (35,438)
Interest and other income...................................       942         433
Loss on sale of investments.................................        --        (305)
                                                              --------   ---------
LOSS BEFORE EXTRAORDINARY ITEM..............................   (17,309)    (98,230)
LOSS ON EARLY EXTINGUISHMENT OF DEBT........................        --      31,459
                                                              --------   ---------
NET LOSS....................................................   (17,309)   (129,689)
PREFERRED DIVIDEND ($120.32 and $125.76 PER PREFERRED
  SHARE)....................................................     6,820       5,599
PREFERRED DIVIDEND -- AMORTIZATION OF PREFERRED DISCOUNT....     1,847       5,095
                                                              --------   ---------
          NET LOSS AVAILABLE FOR COMMON SHARES..............  $(25,976)  $(140,383)
                                                              ========   =========
          LOSS PER COMMON SHARE BEFORE EXTRAORDINARY ITEM,
            BASIC AND DILUTED...............................  $  (1.51)  $   (6.70)
                                                              ========   =========
          NET LOSS PER COMMON SHARE, BASIC AND DILUTED......  $  (1.51)  $   (8.63)
                                                              ========   =========
          WEIGHTED AVERAGE COMMON SHARES OUTSTANDING........    17,219      16,262
                                                              ========   =========

          See accompanying notes to consolidated financial statements

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         ACCUMULATED
                              COMMON       PREFERRED                         ADDITIONAL                     OTHER
                              SHARES        SHARES      COMMON   PREFERRED    PAID-IN     ACCUMULATED   COMPREHENSIVE      NOTE
                            OUTSTANDING   OUTSTANDING   STOCK      STOCK      CAPITAL       DEFICIT        INCOME       RECEIVABLE
                            -----------   -----------   ------   ---------   ----------   -----------   -------------   ----------
BALANCE, AT DECEMBER 31,
  1997....................    16,262           --        $162    $     --     $36,043      $ (23,462)       $(121)        $(169)
  Issuance of Series A
    Preferred Stock.......        --           37          --      33,909         (20)            --           --            --
  Warrants issued in
    connection with Series
    A Preferred...........        --           --          --          --         941             --           --            --
  Warrants issued in
    connection with Amoco
    acquisition...........        --           --          --          --       1,153             --           --            --
  Redemption of Series A
    Preferred.............        --          (37)         --     (33,909)         --             --           --            --
  Issuance of Series B
    Preferred Stock.......        --           50          --      31,527          --             --           --            --
  Warrants issued in
    connection With Series
    B Preferred...........        --           --          --          --       4,879             --           --            --
  Preferred Stock
    dividend -- Series
    A.....................        --           --          --          --          --         (1,412)          --            --
  Preferred dividend --
    amortization of
    discount -- Series
    A.....................        --           --          --          --          --         (3,864)          --            --
  Preferred Stock
    dividend -- Series
    B.....................        --            4          --       4,187          --         (4,187)          --            --
  Preferred dividend --
    amortization of
    discount -- Series
    B.....................        --           --          --       1,231          --         (1,231)          --            --
  Net loss................        --           --          --          --          --       (129,689)          --            --
  Realized loss on
    available for sale
    investments...........        --           --          --          --          --             --          121            --
  Advance to officer......        --           --          --          --          --             --           --           (10)
                              ------          ---        ----    --------     -------      ---------        -----         -----
BALANCE, AT DECEMBER 31,
  1998....................    16,262           54         162      36,945      42,996       (163,845)          --          (179)
  Preferred Stock
    dividend -- Series
    B.....................        --            6          --       6,820          --         (6,820)          --            --
  Preferred dividend --
    amortization of
    discount -- Series
    B.....................        --           --          --       1,847          --         (1,847)          --            --
  Issuance of common stock
    as employee
    severance.............        30           --          --          --          16             --           --            --
  Issuance of common stock
    on warrant
    conversion............     2,394           --          25          --         (25)            --           --            --
  Forgiveness of officer
    note receivable.......        --           --          --          --          --             --           --           179
  Net loss................        --           --          --          --          --        (17,309)          --            --
                              ------          ---        ----    --------     -------      ---------        -----         -----
BALANCE, AT DECEMBER 31,
  1999....................    18,686           60        $187    $ 45,612     $42,987      $(189,821)       $  --         $  --
                              ======          ===        ====    ========     =======      =========        =====         =====


                                TOTAL
                            STOCKHOLDERS'
                               EQUITY
                            -------------
BALANCE, AT DECEMBER 31,
  1997....................    $  12,453
  Issuance of Series A
    Preferred Stock.......       33,889
  Warrants issued in
    connection with Series
    A Preferred...........          941
  Warrants issued in
    connection with Amoco
    acquisition...........        1,153
  Redemption of Series A
    Preferred.............      (33,909)
  Issuance of Series B
    Preferred Stock.......       31,527
  Warrants issued in
    connection With Series
    B Preferred...........        4,879
  Preferred Stock
    dividend -- Series
    A.....................       (1,412)
  Preferred dividend --
    amortization of
    discount -- Series
    A.....................       (3,864)
  Preferred Stock
    dividend -- Series
    B.....................           --
  Preferred dividend --
    amortization of
    discount -- Series
    B.....................           --
  Net loss................     (129,689)
  Realized loss on
    available for sale
    investments...........          121
  Advance to officer......          (10)
                              ---------
BALANCE, AT DECEMBER 31,
  1998....................      (83,921)
  Preferred Stock
    dividend -- Series
    B.....................           --
  Preferred dividend --
    amortization of
    discount -- Series
    B.....................           --
  Issuance of common stock
    as employee
    severance.............           16
  Issuance of common stock
    on warrant
    conversion............           --
  Forgiveness of officer
    note receivable.......          179
  Net loss................      (17,309)
                              ---------
BALANCE, AT DECEMBER 31,
  1999....................    $(101,035)
                              =========

          See accompanying notes to consolidated financial statements

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                1999       1998
                                                              --------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(17,309)  $(129,689)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES:
  Depreciation, depletion and amortization..................    20,969      24,001
  Amortization of discount and loan costs...................     1,769       1,994
  Provision for impairment of natural gas and oil
     properties.............................................        --      76,000
  Accretion of interest on discount notes...................     9,678       6,023
  Loss on early extinguishment of debt......................        --      31,459
  Other.....................................................       179          --
CHANGES IN ASSETS AND LIABILITIES:
  Increase in accounts receivable...........................      (949)     (4,009)
  Increase in other current assets..........................      (403)       (143)
  Increase in accounts and revenues payable.................     1,438       5,605
  Increase (decrease) in gas imbalance and other
     liabilities............................................    (2,532)         65
  Increase in accrued liabilities...........................       639         411
  Decrease (increase) in other assets.......................       228        (150)
                                                              --------   ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................    13,707      11,567
NET CASH USED BY INVESTING ACTIVITIES:
  Collection of note receivable from officer and director...        --         167
  Purchase of available-for-sale investments................        --        (462)
  Proceeds from sale of investments.........................        --       1,359
  Proceeds from sale of property and equipment..............     2,228      44,678
  Purchase of property and equipment........................    (3,413)   (218,738)
  Property development costs................................   (21,056)    (18,379)
                                                              --------   ---------
NET CASH USED BY INVESTING ACTIVITIES.......................   (22,241)   (191,375)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term borrowings.......................        --      60,000
  Payments of short-term borrowings.........................        --     (60,000)
  Proceeds from long-term borrowings........................    31,000     431,290
  Payments of long-term borrowings..........................   (22,000)   (259,884)
  Redemption of preferred stock, net........................        --     (40,809)
  Proceeds from sale of preferred stock, net................        --      73,475
  Payment of loan and offering fees.........................      (172)    (38,535)
  Other.....................................................        --        (162)
                                                              --------   ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................     8,828     165,375
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................       294     (14,433)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     2,289      16,722
                                                              --------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  2,583   $   2,289
                                                              ========   =========
SUPPLEMENTAL DISCLOSURE OF INTEREST PAID....................  $ 26,541   $  23,063
                                                              ========   =========

          See accompanying notes to consolidated financial statements

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. GENERAL AND ACCOUNTING POLICIES

  Organization and Nature of Operation

     The consolidated financial statements include the accounts of Gothic Energy Corporation, a "holding company," and its subsidiary, Gothic Production Corporation ("Production Corp.") since its formation in April of 1998, (collectively Gothic Energy Corporation and Production Corp. are referred to as "Gothic"). All significant intercompany balances and transactions have been eliminated. Gothic is an independent energy company primarily engaged in the business of acquiring, developing and exploiting natural gas and oil reserves in Oklahoma, Texas, New Mexico and Kansas.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In addition, accrued and deferred lease operating expenses, gas imbalance liabilities, natural gas and oil reserves (see Note 13) and the tax valuation allowance (see
Note 7) also include significant estimates which, in the near term, could materially differ from the amounts ultimately realized or incurred.

  Cash Equivalents

     Cash equivalents include cash on hand, amounts held in banks, money market funds and other highly liquid investments with a maturity of three months or less at date of purchase.

  Concentration of Credit Risk

     Financial instruments which potentially subject Gothic to concentrations of credit risk consist principally of derivative contracts (see "Hedging Activities" below), cash, cash equivalents and trade receivables. Gothic's accounts receivable are primarily from the purchasers (See Note 10 -- Major Customers) of natural gas and oil products and exploration and production companies which own interests in properties operated by Gothic. The industry concentration has the potential to impact Gothic's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Gothic generally does not require collateral from customers and Gothic had an account receivable from one customer of approximately $2,300,000 at December 31, 1999. The cash and cash equivalents are with major banks or institutions with high credit ratings. At December 31, 1999, Gothic had a concentration of cash of $5,758,000 with one bank, which was in excess of federally insured limits.

  Fair Value of Financial Instruments

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by Gothic using available market information. Considerable judgment is required in interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

     The carrying values of items comprising current assets and current liabilities approximate fair values due to the short-term maturities of these instruments. Gothic estimates the fair value of its 11 1/8% Senior Secured Notes and 14 1/8% Senior Secured Discount Notes using estimated market prices. Gothic's carrying

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY amount for such debt at December 31, 1999, was $235,000,000 and $75,857,000, respectively, compared to an approximate fair value of $197,400,000 and $35,880,000, respectively. The carrying value of other long-term debt approximates its fair value as interest rates are primarily variable, based on prevailing market rates.

  Hedging Activities

     Gothic has involvement with derivative financial instruments, as defined in Statement of Financial Accounting Standards No. 119 "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," and does not use them for trading purposes. Gothic's objective is to hedge a portion of its exposure to price volatility from producing natural gas. These arrangements may expose Gothic to credit risk from its counterparty.

     In April 1999, Gothic entered into a hedge agreement in the form of a costless collar with respect to the production of 50,000 MMBTU of natural gas per day during the period of May through October 1999. The costless collar placed a floor of $1.80 per MMBTU and a ceiling of $2.26 per MMBTU for the effective price of natural gas received by Gothic. Additionally, in July 1999 Gothic entered into a similar costless collar agreement with respect to the production of 50,000 MMBTU per day during the period of November 1999 through March 2000 which places a floor of $2.30 per MMBTU and a ceiling of $3.03 per MMBTU. The collars represent approximately 70% of Gothic's current daily natural gas production. Collar arrangements limit the benefits Gothic will realize if actual prices rise above the ceiling price. These arrangements provide for Gothic to exchange a floating market price for a fixed range contract price. Payments are made by Gothic when the floating price exceeds the fixed range for a contract month and payments are received when the fixed range price exceeds the floating price. The commodity reference price for both contracts is the Panhandle Eastern Pipeline Company, Texas, Oklahoma Mainline Index. In August 1999, Gothic entered into a hedge agreement covering 10,000 barrels of oil per month at a fixed price of $20.10 per barrel. This hedge is in effect from September 1999 through August 2000. Gains and losses on such natural gas and oil contracts are reflected in revenues when the natural gas or crude oil is sold. If the open gas collar noted above had been settled on December 31, 1999, Gothic would have recognized a gain of $769,000. If the open crude oil hedge noted above had been settled on December 31, 1999, Gothic would have recognized a loss of $282,000.

     Additionally, in January 2000, Gothic entered into a hedge agreement covering 50,000 MMBTU per day at a fixed price of $2.435 per MMBTU. This hedge is in effect from April 2000 through October 2000. In February 2000, Gothic entered into a hedge agreement covering 20,000 MMBTU per day at a fixed price of $2.535 per MMBTU for April 2000 and $2.555 per MMBTU for May 2000. This hedge is in effect for the months of April and May 2000. The commodity reference price for both contracts is the Panhandle Eastern Pipeline Company, Texas, Oklahoma Mainline Index.

  Natural Gas and Oil Properties

     Gothic accounts for its natural gas and oil exploration and development activities using the full cost method of accounting prescribed by the Securities and Exchange Commission ("SEC"). Accordingly, all productive and non-productive costs incurred in connection with the acquisition, exploration and development of natural gas and oil reserves are capitalized and depleted using the units-of-production method based on proved natural gas and oil reserves. Gothic capitalizes costs including salaries and related fringe benefits of employees and/or consultants directly engaged in the acquisition, exploration and development of natural gas and oil properties, as well as other directly identifiable general and administrative costs associated with such activities. Such costs do not include any costs related to production, general corporate overhead, or similar activities.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

     Gothic's natural gas and oil reserves are estimated annually by independent petroleum engineers. Gothic's calculation of depreciation, depletion and amortization ("DD&A") includes estimated future expenditures to be incurred in developing proved reserves and estimated dismantlement and abandonment costs, net of salvage values. The average composite rate used for DD&A of natural gas and oil properties was $0.77 and $0.91 per Mcfe in 1999 and 1998, respectively. DD&A of natural gas and oil properties amounted to $20,444,000 and $23,600,000 in 1999 and 1998, respectively.

     In the event the unamortized cost of natural gas and oil properties being amortized exceeds the full cost ceiling as defined by the SEC, the excess is charged to expense in the period during which such excess occurs. The full cost ceiling is based principally on the estimated future discounted net cash flows from Gothic's natural gas and oil properties. Gothic recorded a $76,000,000 provision for impairment of natural gas and oil properties during the year ended December 31, 1998. No such provision was recorded in 1999. As discussed in Note 13, estimates of natural gas and oil reserves are imprecise. Changes in the estimates or declines in natural gas and oil prices could cause Gothic in the near-term to reduce the carrying value of its natural gas and oil properties.

     Sales and abandonments of properties are accounted for as adjustments of capitalized costs with no gain or loss recognized unless a significant amount of reserves is involved. Since all of Gothic's natural gas and oil properties are located in the United States, a single cost center is used.

  Equipment, Furniture and Fixtures

     Equipment, furniture and fixtures are stated at cost and are depreciated on the straight-line method over their estimated useful lives which range from three to seven years.

  Debt Issuance Costs

     Debt issuance costs, including the original issue discount, associated with Gothic's 11 1/8% Senior Secured Notes Due 2005 and 14 1/8% Senior Secured Discount Notes Due 2006, are amortized and included in interest expense using the effective interest method over the term of the notes. The unamortized portion of debt issuance costs associated with Gothic's Credit Facility is included in other assets and amortized and included in interest expense using the straight-line method over the term of the Facility. Amortization of debt issuance costs for the years ended December 31, 1999 and 1998 amounted to $1,769,000 and $1,994,000, respectively.

  Natural Gas and Oil Sales and Natural Gas Balancing

     Gothic uses the sales method for recording natural gas sales. Gothic's oil and condensate production is sold, title passed, and revenue recognized at or near its wells under short-term purchase contracts at prevailing prices in accordance with arrangements which are customary in the oil industry. Sales of gas applicable to Gothic's interest in producing natural gas and oil leases are recorded as revenues when the gas is metered and title transferred pursuant to the gas sales contracts covering its interest in gas reserves. During such times as Gothic's sales of gas exceed its pro rata ownership in a well, such sales are recorded as revenues unless total sales from the well have exceeded Gothic's share of estimated total gas reserves underlying the property at which time such excess is recorded as a gas imbalance liability. At December 31, 1999, total sales exceeded Gothic's share of estimated total gas reserves on 32 wells by $2,752,000 (1,449,000 Mcf), based on the year-end "spot market" price of natural gas. The gas imbalance liability has been classified in the balance sheet as non-current, as Gothic does not expect to settle the liability during the next twelve months.

     Gothic has recorded deferred charges for estimated lease operating expenses incurred in connection with its underproduced gas imbalance position. At December 31, 1999, cumulative total gas sales volumes

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY for underproduced wells were less than Gothic's pro-rata share of total gas production from these wells by 4,435,000 Mcf, resulting in prepaid lease operating expenses of $1,464,000, which are included in other assets in the accompanying balance sheet. The rate used to calculate the deferred charge is the average annual production costs per Mcf.

     Gothic has recorded accrued charges for estimated lease operating expenses incurred in connection with its overproduced gas imbalance position. At December 31, 1999, cumulative total gas sales volumes for overproduced wells exceeded Gothic's pro-rata share of total gas production from these wells by 2,717,000 Mcf, resulting in accrued lease operating expenses of $897,000, which are included in the gas imbalance liability in the accompanying balance sheet. The rate used to calculate the accrued liability is the average annual production costs per Mcf.

  Income Taxes

     Gothic applies the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax liabilities or assets arise from the temporary differences between the tax basis of assets and liabilities, and their basis for financial reporting, and are subject to tests of realizability in the case of deferred tax assets. A valuation allowance is provided for deferred tax assets to the extent realization is not judged to be more likely than not.

  Loss per Common Share

     Loss per common share before extraordinary item and net loss per common share are computed in accordance with Statement of Financial Accounting Standards No. 128 ("FAS 128"). Presented on the Consolidated Statement of Operations is a reconciliation of loss available to common shareholders. There is no difference between actual weighted average shares outstanding, which are used in computing basic loss per share and diluted weighted average shares, which are used in computing diluted loss per share because the effect of outstanding options and warrants would be antidilutive. Warrants and options to purchase approximately 19,940,000 and 20,775,000 shares were outstanding as of December 31, 1999 and 1998 and were excluded from the computation of diluted loss per share due to their anti-dilutive impact.

  Stock Based Compensation

     Gothic applies Accounting Principles Board Opinion No. 25 in accounting for its stock option plans. Under this standard, no compensation expense is recognized for grants of options which include an exercise price equal to or greater than the market price of the stock on the date of grant. Accordingly, based on Gothic's grants in 1999 and 1998, no compensation expense has been recognized.

  Recently issued Financial Accounting Pronouncements

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." FAS 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 (January 1, 2001 for Gothic). FAS 133 standardizes the accounting for derivative instruments by requiring that all derivatives be recognized as assets and liabilities and measured at fair value. Upon the Statement's initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all existing hedging relationships must be designated, reassessed, documented and the accounting conformed to the provisions of FAS 133. Gothic is evaluating the impact on its financial position and results of operations of adopting FAS 133.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

NOTE 2. GOING CONCERN

     Gothic incurred a net loss of $129,689,000 in 1998, due principally to a decline in commodity prices during that year. This commodity price decline required Gothic to write down the carrying value of its natural gas and oil properties by $76,000,000. More significantly, the commodity price decline continued to affect the ongoing revenues and cash flows of Gothic during early 1999, resulting in a net loss of $17,309,000 for the year ended December 31, 1999.

     It is the intention of Gothic to continue to spend available cash flow (EBITDA less cash interest payable on Senior Secured Notes) on the development of natural gas and oil properties. With the continued volatility of commodity prices, hedging programs will continue to be utilized by Gothic. This should help to stabilize cash flow, which is necessary to ensure Gothic's ability to generate sufficient reserves to replace current production, but limits the benefit of increases in commodity prices above the hedge price. Should commodity prices fall below current levels, Gothic would be limited in its ability to increase production and related cash flow to a level sufficient to meet its ongoing financial covenants under its Credit Facility. The price of natural gas and oil has recently been increasing, but there is no assurance that it will continue to increase or remain at the current level. Further, the borrowing base amount available under Gothic's Credit Facility was redetermined in October 1999 and was reduced to $20,000,000. The next scheduled redetermination date is April 1, 2000 and there is no assurance that Gothic's lender will maintain the available amount at this current level.

NOTE 3. SUBSEQUENT EVENTS

     On February 29, 2000, Gothic and Chesapeake Energy Corporation ("Chesapeake") entered into agreements which will substantially revise the Production Corp./Chesapeake Joint Venture ("JV") Development Agreement originally entered into on March 31, 1998, and will provide for Gothic to redeem, without any additional consideration, its Series B Preferred Stock and Common Stock held by Chesapeake, (the "Securities"), as part of a plan of restructuring. The redemption of the Securities and various revisions to the JV are subject to material conditions including approval by certain lenders of Gothic.

     The revised agreement and Securities redemption include the following significant terms:

     - Extension of the JV for three years with an immediate exclusion of the state of Texas south of latitude 34 degrees North from the provisions of the JV;

     - Granting a right of first refusal to Chesapeake on any property dispositions made by Gothic;

     - Segregation of first development rights, with Gothic having the first right to future drilling, completion and operating activities in its core operating area in the Watonga-Chickasha Trend and also to its undeveloped acreage in Potato Hills, Carter Knox, Cottonwood Creek, Oklahoma and Pecos Slope, New Mexico. Chesapeake will have first right in all other areas containing JV acreage. Additionally, Chesapeake will assume operations of 28 wells which were drilled in the JV by Chesapeake but had been operated since first production by Gothic;

     - A permanent assignment to Chesapeake of the undeveloped leasehold interest originally assigned to Chesapeake on March 31, 1998 that was subject to reassignment to Gothic by Chesapeake in 2003;

     - A permanent assignment to Chesapeake of Gothic's remaining JV undeveloped leasehold in 16 counties located in the Anadarko and Arkoma basins in Oklahoma and Kansas. The acreage in this assignment excludes 15 proved undeveloped locations retained by Gothic. Gothic's remaining 50% interest in undeveloped acreage outside the 16 county areas will not be conveyed to Chesapeake, and specifically, undeveloped acreage in Watonga-Chickasha Trend and the Cement Field is not being conveyed;

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

     - Chesapeake will have the right to acquire all of Gothic's participation in wells in the 16 county area (excluding the participation in the 15 proved undeveloped locations retained by Gothic) that are drilled between February 1, 2000 and the closing of this transaction. Chesapeake's cost to acquire these wells will be the reimbursement of Gothic's unrecovered cost of drilling, completing and operating the wells;

     - Redemption by Gothic of its entire issue of Series B Preferred Stock having a liquidation preference of approximately $61,000,000 and of 2,394,125 shares of Gothic's common stock.

NOTE 4. FINANCING ACTIVITIES

  Credit Facility

     On April 27, 1998, Gothic entered into a credit facility, with Bank One (the "Credit Facility"). The Credit Facility consists of a revolving line of credit, with an initial Borrowing Base of $25,000,000. Borrowings are limited to being available for the acquisition and development of natural gas and oil properties, letters of credit and general corporate purposes. The Borrowing Base will be redetermined at least semi-annually. Upon completion of the October 1, 1999 redetermination, the borrowing base was reduced to $20,000,000. The principal is due at maturity, April 30, 2001. Interest is payable monthly calculated at the Bank One Base Rate, as determined from time to time by Bank One. Gothic may elect to calculate interest under a London Interbank Offered Rate ("LIBOR") plus 1.5% (or up to 2.0% in the event the loan balance is greater than 75% of the Borrowing Base). Gothic is required to pay a commitment fee on the unused portion of the Borrowing Base equal to 1/2 of 1% per annum. Under the Credit Facility, Bank One holds first priority liens on substantially all of the natural gas and oil properties of Gothic, whether currently owned or hereafter acquired. As of December 31, 1999, Gothic had $9,000,000 outstanding under the Credit Facility.

     The Credit Facility requires, among other things, semi-annual engineering reports covering oil and natural gas reserves on the basis of which semi-annual and other redeterminations of the borrowing base and monthly commitment reduction are made. The Credit Facility, as amended on May 7, 1999, also includes various affirmative and negative covenants, including, among others,
(i) prohibitions against additional indebtedness unless approved by the lenders, subject to certain exceptions, (ii) prohibitions against the creation of liens on the assets of Gothic, subject to certain exceptions, (iii) prohibitions against cash dividends, (iv) prohibitions against hedging positions unless consented to by Bank One, (v) prohibitions on asset sales, subject to certain exceptions, (vi) restrictions on mergers or consolidations, (vii) a requirement to maintain a ratio of current assets to current liabilities of 1.0 to 1.0, and
(viii) a minimum interest coverage ratio of not less than 1.25 to 1.0 for the quarter ended June 30, 1999, 1.5 to 1.0 for the quarter ended September 30, 1999, 1.75 to 1.0 for the quarter ended December 31, 1999 and 2.0 to 1.0 for each remaining quarter starting with the quarter ending March 31, 2000. The Credit Facility includes covenants prohibiting distributions, loans or advances to third parties, subject to certain exceptions. If Gothic is required to purchase or redeem any portion of the 11 1/8% Senior Secured Notes, or if any portion of the 11 1/8% Senior Secured Notes become due, the Borrowing Base is subject to reduction. Gothic is required to escrow interest payments due on the Senior Secured Notes at such times as its borrowings under the Credit Facility equal or exceed 75% of the Borrowing Base. Events of default include the non-payment of principal, interest or fees, a default under other outstanding indebtedness, a breach of the representations and warranties contained in the loan agreement, material judgements, bankruptcy or insolvency, a default under certain covenants not cured within a grace period, and a change in the management or control of Gothic.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

  11 1/8% Senior Secured Notes Due 2005

     The 11 1/8% Senior Secured Notes Due 2005 ("Senior Secured Notes") issued by Production Corp. are fully and unconditionally guaranteed by Gothic Energy Corporation. The aggregate principal amount of Senior Secured Notes outstanding is $235,000,000 issued under an indenture dated April 21, 1998 (the "Senior Note Indenture"). The Senior Secured Notes bear interest at 11 1/8% per annum payable semi-annually in cash in arrears on May 1 and November 1 of each year commencing November 1, 1998. The Senior Secured Notes mature on May 1, 2005. All of the obligations of Gothic under the Senior Secured Notes are collateralized by a second priority lien on substantially all of Gothic's natural gas and oil properties, subject to certain permitted liens.

     Gothic may, at its option, at any time on or after May 1, 2002, redeem all or any portion of the Senior Secured Notes at redemption prices decreasing from 105.563%, if redeemed in the 12-month period beginning May 1, 2002, to 100.00% if redeemed in the 12-month period beginning May 1, 2004 and thereafter plus, in each case, accrued and unpaid interest thereon. Notwithstanding the foregoing, at any time prior to May 1, 2002, Gothic may, at its option, redeem all or any portion of the Senior Secured Notes at the Make-Whole Price (as defined in the Senior Note Indenture) plus accrued or unpaid interest to the date of redemption. In addition, in the event Gothic consummates one or more Equity Offerings (as defined in the Senior Note Indenture) on or prior to May 1, 2001, Gothic, at its option, may redeem up to 33 1/3% of the aggregate principal amount of the Senior Secured Notes with all or a portion of the aggregate net proceeds received by Gothic from such Equity Offering or Equity Offerings at a redemption price of 111.125% of the aggregate principal amount of the Senior Secured Notes so redeemed, plus accrued and unpaid interest thereon to the redemption date; provided, however, that following such redemption, at least
66 2/3% of the original aggregate principal amount of the Senior Secured Notes remains outstanding.

     Following the occurrence of any Change of Control (as defined in the Senior
Note Indenture), Gothic will offer to repurchase all outstanding Senior Secured Notes at a purchase price equal to 101% of the aggregate principal amount of the Senior Secured Notes, plus accrued and unpaid interest to the date of repurchase.

     The Senior Note Indenture under which the Senior Secured Notes were issued contains certain covenants limiting Gothic with respect to or imposing restrictions on the incurrence of additional indebtedness, the payment of dividends, distributions and other restricted payments, the sale of assets, creating, assuming or permitting to exist any liens (with certain exceptions) on its assets, mergers and consolidations (subject to meeting certain conditions), sale leaseback transactions, and transactions with affiliates, among other covenants.

     Events of default under the Senior Note Indenture include the failure to pay any payment of principal or premium when due, failure to pay for 30 days any payment of interest when due, failure to make any optional redemption payment when due, failure to perform any covenants relating to mergers or consolidations, failure to perform any other covenant or agreement not remedied within 30 days of notice from the Trustee under the Senior Note Indenture or the holders of 25% in principal amount of the Senior Secured Notes then outstanding, defaults under other indebtedness of Gothic causing the acceleration of the due date of such indebtedness having an outstanding principal amount of $10,000,000 or more, the failure of Production Corp. to be a wholly owned subsidiary of Gothic Energy Corporation, and certain other bankruptcy and other court proceedings, among other matters.

  14 1/8% Senior Secured Discount Notes Due 2006

     The 14 1/8% Senior Secured Discount Notes Due 2006 (the "Discount Notes") were issued by Gothic Energy Corporation under an indenture (the "Discount Note Indenture") dated April 21, 1998 in such aggregate principal amount and at such rate of interest as generated gross proceeds of $60,155,000. Gothic

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY also issued seven-year warrants to purchase, at an exercise price of $2.40 per share, 825,000 shares of Gothic's Common Stock with the Discount Notes. The estimated fair value of such warrants was approximately $554,000 on the date of issuance. The Discount Notes were issued at a substantial discount from their principal amount and accrete at a rate per annum of 14 1/8%, compounded semi-annually, to an aggregate principal amount of $104,000,000 at May 1, 2002. Thereafter, the Discount Notes accrue interest at the rate of 14 1/8% per annum, payable in cash semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2002. The Discount Notes mature on May 1, 2006 and are collateralized by a first priority lien against the outstanding shares of capital stock of Production Corp. The carrying amount of the Discount Notes as of December 31, 1999 was $75,857,000.

     Gothic may, at its option, at any time on or after May 1, 2003, redeem all or any portion of the Discount Notes at redemption prices decreasing from 107.063% if redeemed in the 12-month period beginning May 1, 2003 to 100.00% if redeemed in the 12-month period beginning May 1, 2005 and thereafter plus, in each case, accrued and unpaid interest thereon. Notwithstanding the foregoing, at any time prior to May 1, 2003, Gothic may, at its option, redeem all or any portion of the Discount Notes at the Make-Whole Price (as defined in the Discount Note Indenture) plus accrued or unpaid interest to the date of redemption. In addition, in the event Gothic consummates one or more Equity Offerings (as defined in the Discount Note Indenture) on or prior to May 1, 2001, Gothic, at its option, may redeem up to 33 1/3% of the Accreted Value (as defined in the Discount Note Indenture) of the Discount Notes with all or a portion of the aggregate net proceeds received by Gothic from such Equity Offering or Equity Offerings at a redemption price of 114.125% of the Accreted Value of the Discount Notes so redeemed, plus accrued and unpaid interest thereon to the redemption date; provided, however, that following such redemption, at least 66 2/3% of the Accreted Value of the Discount Notes remains outstanding.

     Following the occurrence of any Change of Control (as defined in the Discount Note Indenture), Gothic will offer to repurchase all outstanding Discount Notes at a purchase price equal to, prior to May 1, 2002, 101% of the Accreted Value of the Discount Notes on the date of repurchase, plus accrued and unpaid interest to the date of repurchase and thereafter, 101% of the aggregate principal amount of the Discount Notes plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase.

     The Discount Note Indenture under which the Discount Notes were issued contains certain covenants limiting Gothic with respect to or imposing restrictions on the incurrence of additional indebtedness, the payment of dividends, distributions and other restricted payments, the sale of assets, creating, assuming or permitting to exist any liens (with certain exceptions) on its assets, mergers and consolidations (subject to meeting certain conditions), sale leaseback transactions, and transactions with affiliates, among other covenants.

     Events of default under the Discount Note Indenture include the failure to pay any payment of principal or premium when due, failure to pay for 30 days any payment of interest when due, failure to make any optional redemption payment when due, failure to perform any covenants relating to mergers or consolidations, failure to perform any other covenant or agreement not remedied within 30 days of notice from the Trustee under the Discount Note Indenture or the holders of 25% in principal amount of the Discount Notes then outstanding, defaults under other indebtedness of Gothic causing the acceleration of the due date of indebtedness having an outstanding principal amount of $10,000,000 or more, the failure of Production Corp. to be a wholly owned subsidiary of Gothic Energy Corporation, and certain other bankruptcy and other court proceedings, among other matters.

NOTE 5. STOCKHOLDERS' EQUITY

     In January 1999, Gothic issued 30,000 shares of its common stock as part of a severance package to a former employee. On August 17, 1999, Chesapeake Energy Corporation fully exercised the common stock

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY purchase warrant issued to it in April 1998 and purchased 2,394,125 shares of Gothic's common stock. The warrant had been issued to Chesapeake as part of the transaction involving the sale to Chesapeake of shares of Gothic's Series B Senior Redeemable Preferred Stock, a 50% interest in Gothic's Arkoma basin natural gas and oil properties and a 50% interest in substantially all of Gothic's undeveloped acreage. The shares were issued pursuant to the cashless exercise provisions of the warrant that permitted Chesapeake to surrender the right to exercise the warrant for a number of shares of Gothic's common stock having a market value equivalent to the total exercise price. The total exercise price was $23,941.25 or $0.01 per share. An aggregate of 45,121 warrants were surrendered in payment of the total exercise price. The shares of common stock were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by section 4 (2) thereof.

  Preferred Stock Offering

     Series B Preferred Stock and Warrant. On April 27, 1998, as part of the Recapitalization, Gothic issued 50,000 shares of Series B Preferred Stock with an aggregate liquidation preference of $50,000,000 and the warrant to purchase 2,439,246 shares of Gothic's Common Stock, discussed above. The estimated fair value of such warrant was $4,879,000 on the date of issuance. The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, ranks senior to all classes of Common Stock of Gothic and senior to all other classes or series of any class of preferred stock. Holders of the Series B Preferred Stock are entitled to receive dividends payable at a rate per annum of 12% of the aggregate Liquidation Preference of the Series B Preferred Stock payable in additional shares of Series B Preferred Stock; provided that after April 1, 2000, at Gothic's option, it may pay the dividends in cash. Dividends are cumulative and will accrue from the date of issuance and are payable quarterly in arrears.

     At any time prior to April 30, 2000, the Series B Preferred Stock may be redeemed at the option of Gothic in whole or in part, at 105% of the Liquidation Preference payable in cash out of the net proceeds from a public or private offering of any equity security, plus accrued and unpaid dividends (whether or not declared), which shall also be paid in cash. At any time on or after April 30, 2000, the Series B Preferred Stock may be redeemed at the option of Gothic in whole or in part, in cash, at a redemption price equal to the Liquidation Preference.

     Gothic is required to redeem the Series B Preferred Stock on June 30, 2008 at a redemption price equal to the Liquidation Preference payable in cash or, at the option of Gothic, in shares of Common Stock valued at the fair market value at the date of such redemption.

     Except as required by Oklahoma law, the holders of Series B Preferred Stock are not entitled to vote on any matters submitted to a vote of the stockholders of Gothic.

     The Series B Preferred Stock is convertible at the option of the holders on or after April 30, 2000 into the number of fully paid and non-assessable shares of Common Stock determined by dividing the Liquidation Preference by the higher of (i) $2.04167 or (ii) the fair market value on the date the Series B Preferred Stock is converted. Notwithstanding the foregoing, no holder or group shall be able to convert any shares of Series B Preferred Stock to the extent that the conversion of such shares would cause such holder or group to own more than 19.9% of the outstanding Common Stock of Gothic. (See Note 3)

  Other Warrants

     In connection with past financing arrangements and as compensation for consulting and professional services, Gothic has issued other warrants to purchase its common stock.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

     A summary of the status of Gothic's warrants as of December 31, 1999, 1998 and 1997, and changes during the years ended December 31, 1999 and 1998 is presented below:

                                                                      WARRANTS EXERCISABLE
                                             WARRANTS OUTSTANDING    ----------------------
                                            ----------------------                 WEIGHTED
                                                          WEIGHTED                 AVERAGE
                                              NUMBER      AVERAGE      NUMBER      EXERCISE
                                            OUTSTANDING    PRICE     EXERCISABLE    PRICE
                                            -----------   --------   -----------   --------
Balance at December 31, 1997..............  11,404,531     $2.54     11,404,531     $2.54
  Warrants granted........................   5,940,024      1.06
                                            ----------
Balance at December 31, 1998..............  17,344,555     $2.00     17,344,555     $2.00
  Warrants exercised/expired..............  (2,639,246)     (.20)
                                            ----------
Balance at December 31, 1999..............  14,705,309     $2.33     14,705,309     $2.33
                                            ==========

     The following table summarizes information about Gothic's warrants, which were outstanding, and those which were exercisable, as of December 31, 1999:

                                                       WARRANTS OUTSTANDING    WARRANTS EXERCISABLE
                                                       --------------------   ----------------------
                                                       WEIGHTED    WEIGHTED                 WEIGHTED
PRICE                                      NUMBER       AVERAGE    AVERAGE      NUMBER      AVERAGE
RANGE                                    OUTSTANDING     LIFE       PRICE     EXERCISABLE    PRICE
-----                                    -----------   ---------   --------   -----------   --------
$.34-$3.00.............................  14,705,309    2.0 years    $2.33     14,705,309     $2.33

NOTE 6. STOCK OPTIONS

  Incentive Stock Option Plan

     Gothic has an incentive stock option and non-statutory option plan (the "Plan"), which provides for the issuance of options to purchase up to 2,500,000 shares of Common Stock to key employees and Directors. The incentive stock options granted under the Plan are generally exercisable for a period of ten years from the date of the grant, except that the term of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding common stock must not exceed five years and the exercise price of an incentive stock option granted to such a stockholder must not be less than 110% of the fair market value of the common stock on the date of grant. The exercise price of a non-qualified option granted under the Plan may not be less than 40% of the fair market value of the common stock at the time the option is granted. As of December 31, 1999 and 1998, options to purchase 2,500,000 and 2,095,000 shares of common stock, respectively, had been issued under the Plan. Half of the options are exercisable after the completion of one year of future service as an employee or director with the remaining options being exercisable upon completion of the second year of future service. No non-qualified options have been issued under the Plan.

  Omnibus Incentive Plan

     On August 13, 1996 at the Annual Shareholders' Meeting, the shareholders approved the 1996 Omnibus Incentive Plan and the 1996 Non-Employees Stock Option Plan. The 1996 Omnibus Incentive Plan provides for compensatory awards of up to an aggregate of 1,000,000 shares of Common Stock of Gothic to officers, directors and certain other key employees. Awards may be granted for no consideration and consist of stock options, stock awards, stock appreciation rights, dividend equivalents, other stock-based awards (such as phantom stock) and performance awards consisting of any combination of the foregoing. Generally, options will be granted at an exercise price equal to the lower of
(i) 100% of the fair market value of the shares of Common Stock on the date of grant or (ii) 85% of the fair market value of the shares of Common Stock on the date of exercise. Each option will be exercisable for the period or

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY periods specified in the option agreement, which will generally not exceed 10 years from the date of grant. As of December 31, 1999, options to purchase 1,000,000 shares of common stock had been issued under the Omnibus Incentive Plan.

  Non-Employee Stock Option Plan

     The 1996 Non-Employee Stock Option Plan provides a means by which non-employee Directors of Gothic and consultants to Gothic can be given an opportunity to purchase stock in Gothic. The Plan provides that a total of 1,000,000 shares of Gothic's Common Stock may be issued pursuant to options granted under the Non-Employee Plan, subject to certain adjustments. The exercise price for each option granted under the Non-Employee Plan will not be less than the fair market value of the Common Stock on the date of grant. Each option will be exercisable for the period or periods specified in the option agreement, which can not exceed 10 years from the date of grant. Options granted to Directors will terminate thirty (30) days after the date the Director is no longer a Director of Gothic. As of December 31, 1999 and 1998, options to purchase 1,000,000 and 600,000 shares of common stock, respectively, had been issued under the Non-Employee Plan.

     A summary of the status of Gothic's stock options as of December 31, 1999, 1998 and 1997, and changes during December 31, 1999 and 1998, is presented below:

                                                                          OPTIONS EXERCISABLE
                                                 OPTIONS OUTSTANDING     ----------------------
                                                ----------------------                 WEIGHTED
                                                              WEIGHTED                 AVERAGE
                                                  NUMBER      AVERAGE      NUMBER      EXERCISE
                                                OUTSTANDING    PRICE     EXERCISABLE    PRICE
                                                -----------   --------   -----------   --------
Balance at December 31, 1997..................   2,690,000     $1.17      1,850,000     $1.52
  Options granted.............................   1,285,000       .40
  Options forfeited...........................    (545,000)      .40
                                                 ---------
Balance at December 31, 1998..................   3,430,000     $1.00      1,927,500     $1.47
  Options granted.............................   2,185,000       .39
  Options forfeited...........................    (380,000)      .40
                                                 ---------
Balance at December 31, 1999..................   5,235,000     $0.79      2,807,500     $1.13
                                                 ---------

     The following table summarizes information about Gothic's stock options which were outstanding, and those which were exercisable, as of December 31, 1999:

                                 OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                       ----------------------------------------      -------------------------
                                        WEIGHTED       WEIGHTED                       WEIGHTED
        PRICE            NUMBER          AVERAGE       AVERAGE         NUMBER         AVERAGE
        RANGE          OUTSTANDING        LIFE          PRICE        EXERCISABLE       PRICE
        -----          -----------      ---------      --------      -----------      --------
$1.50-$3.30               735,000       1.2 years       $3.21           735,000        $3.21
$0.15-$0.53             4,500,000       3.5 years       $0.40         2,072,500        $0.40
                        ---------                                     ---------
                        5,235,000                                     2,807,500
                        =========                                     =========

     Gothic applies Accounting Principles Board Opinion No. 25 in accounting for stock options granted to employees, including directors, and Statement of Financial Accounting Standards No. 123 ("SFAS No. 123") for stock options and warrants granted to non-employees. No compensation cost has been recognized in 1999 or 1998.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

     Had compensation been determined on the basis of fair value pursuant to SFAS No. 123, net loss and loss per share would have been increased as follows:

                                                                1999       1998
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Net loss available for common shares:
  As reported...............................................  $(25,976)  $(140,383)
                                                              ========   =========
  Pro Forma.................................................  $(26,439)  $(141,232)
                                                              ========   =========
Basic and diluted loss per share:
  As reported...............................................  $  (1.51)  $   (8.63)
                                                              ========   =========
  Pro Forma.................................................  $  (1.54)  $   (8.68)
                                                              ========   =========

     The fair value of each option granted is estimated using the Black-Scholes model. Gothic's stock volatility was 0.95 and 0.81 in 1999 and 1998, respectively, based on previous stock performance. Dividend yield was estimated to remain at zero with an average risk free interest rate of 5.59 percent and
4.81 percent in 1999 and 1998, respectively. Expected life was three years for options issued in both 1999 and 1998 based on the vesting periods involved and the make up of participating employees within each grant. Fair value of options granted during 1999 and 1998 under the Stock Option Plan were $646,000 and $643,000, respectively.

NOTE 7. INCOME TAXES

     Deferred tax assets and liabilities are comprised of the following at December 31, 1999 (in thousands):

Deferred tax assets:
     Gas balancing liability................................  $  1,386
     Net operating loss carryforwards.......................    42,371
     Depletion carryforwards................................       257
     Tax over book basis of natural gas and oil
      properties............................................    14,423
     Accrued wages..........................................       119
                                                              --------
     Gross deferred tax assets..............................    58,556
  Deferred tax liabilities:
     Deferred lease operating expenses......................      (556)
                                                              --------
     Gross deferred tax liabilities.........................      (556)
  Net deferred tax assets...................................    58,000
     Valuation allowance....................................   (58,000)
                                                              --------
                                                              $     --
                                                              ========

     Net operating losses of approximately $104,679,000 are available for future use against taxable income. These net operating loss carryforwards ("NOL") expire in the years 2010 through 2019.

     In addition, an acquisition in January, 1996 made available approximately $6,147,000 of net operating loss carryforwards and $675,000 of depletion carryforwards generated prior to the acquisition. However, the loss carryforwards and depletion carryforwards are limited annually under Internal Revenue Code Section 382 due to a change in ownership. The net operating loss carryforwards expire in the years 2000 through 2010 and the depletion carryforwards can be carried forward indefinitely.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

     Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, in the event that a substantial change in the ownership of Gothic were to occur in the future (whether through the sale of stock by a significant shareholder or shareholders, new issuances of stock by Gothic, conversions, a redemption, recapitalization, reorganization, any combination of the foregoing or any other method) so that ownership of more than 50% of the value of Gothic's capital stock changed during any three-year period, Gothic's ability to utilize its NOL's could be substantially limited.

     Realization of the net deferred tax asset is dependent on generating sufficient taxable income in future periods. Gothic has recorded a 100% valuation allowance, as it is more likely than not that realization will not occur in the future.

NOTE 8. COMMITMENTS AND CONTINGENCIES

     Gothic has entered into an employment agreement with its President effective January 1, 1999. The President currently receives a base salary of $225,000 per year. In addition, he is to receive a cash bonus as may be determined by Gothic's Board of Directors. The President is also entitled to participate in such incentive compensation and benefit programs as Gothic makes available. The term of the agreement is for a period of three years and at the end of the first year and at the end of each succeeding year the agreement is automatically extended for one year such that at the end of each year there will automatically be three years remaining on the term of the agreement. The President can terminate the agreement at the end of the initial term and any succeeding term on not less than six months notice. In the event the employment agreement is terminated by Gothic (other than for cause, as defined), the President is entitled to receive a payment representing all salary due under the remaining full term of his agreement and Gothic is obligated to continue his medical insurance and other benefits provided under the agreement in effect for a period of one year after such termination. In the event of a change in control, as defined, of Gothic, the President has the right to terminate his employment agreement with Gothic within sixty days thereafter, whereupon Gothic would be obligated to pay to him a sum equal to three years of his base salary under the agreement, plus a lump sum payment of $250,000.

     Gothic has also entered into an employment agreement with its Chief Financial Officer effective January 1, 1999. The Chief Financial Officer currently receives a base salary of $187,500 per year. In addition, he is to receive a cash bonus as may be determined by Gothic's Board of Directors. The CFO is also entitled to participate in such incentive compensation and benefit programs as Gothic makes available. The term of the agreement is for a period of three years and at the end of the first year and at the end of each succeeding year the agreement is automatically extended for one year such that at the end of each year there will automatically be three years remaining on the term of the agreement. The CFO can terminate the agreement at the end of the initial term and any succeeding term on not less than six months notice. In the event the employment agreement is terminated by Gothic (other than for cause, as defined), the CFO is entitled to receive a payment representing all salary due under the remaining full term of his agreement, and Gothic is obligated to continue his medical insurance and other benefits provided under the agreement in effect for a period of one year after such termination. In the event of a change in control, as defined, of Gothic, the CFO has the right to terminate his employment with Gothic within sixty days thereafter, whereupon Gothic would be obligated to pay to him a sum equal to three years base salary, plus a lump sum payment of $200,000.

     Gothic leases its corporate offices and certain office equipment and automobiles under non-cancelable operating leases. Rental expense under non-cancelable operating leases was $240,000 and $190,000 for the years ended December 31, 1999 and 1998, respectively.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

     Remaining minimum annual rentals under non-cancelable lease agreements subsequent to December 31, 1999 are as follows:

2000......................................................   327,000
2001......................................................   295,000
2002......................................................   282,000
2003......................................................   267,000
2004......................................................   247,000

     Gothic is not a defendant in any pending legal proceedings other than routine litigation incidental to its business. While the ultimate results of these proceedings cannot be predicted with certainty, Gothic does not believe that the outcome of these matters will have a material adverse effect on Gothic's financial position or results of operations.

NOTE 9. BENEFIT PLAN

     Gothic maintains a 401(k) Plan for the benefit of its employees. The Plan was implemented in October 1997. The Plan permits employees to make contributions on a pre-tax salary reduction basis. Gothic makes limited matching contributions to the Plan, and may also make other discretionary contributions. Gothic's contributions for 1999 and 1998 were $85,000 and $62,000, respectively.

NOTE 10. MAJOR CUSTOMERS

     During the year ended December 31, 1999, Gothic was a party to contracts whereby it sold 56% of its natural gas production to CMS Continental Natural Gas Corporation ("Continental"), and 47% of its oil production to Duke Energy, Inc. Gothic has a ten-year marketing agreement, whereby the majority of the natural gas associated with the Amoco Acquisition will be sold to Continental, at market prices, under this agreement.

NOTE 11. RELATED PARTY TRANSACTIONS

     During 1997, Gothic made advances totaling $336,000 to two officers and directors of Gothic. In February 1998, $168,000 was received in connection with a severance agreement. The balance outstanding on the remaining advance was $179,000 as of December 31, 1998 and this amount was forgiven by Gothic during 1999.

NOTE 12. SUMMARIZED FINANCIAL INFORMATION

     Production Corp. was organized in March 1998 as a wholly owned subsidiary of Gothic Energy Corporation. On April 27, 1998, Gothic Energy Corporation transferred to Production Corp. its ownership of all its natural gas and oil properties. Following is the summarized financial information related to Production Corp. as of December 31, 1999 and for the years ended December 31, 1999 and 1998 (in thousands):

                                                       AS OF DECEMBER 31, 1999
                                    --------------------------------------------------------------
                                    GOTHIC ENERGY    GOTHIC PRODUCTION   GOTHIC ENERGY CORPORATION
                                     CORPORATION        CORPORATION            CONSOLIDATED
                                    -------------    -----------------   -------------------------
Current assets....................    $     --           $ 11,447                $  11,447
Non-current assets................       1,772(2)         225,178                  226,950
Current liabilities...............          --             15,927                   15,927
Non-current liabilities...........      75,857(3)         247,648                  323,505

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

                                                 FOR THE YEAR ENDED DECEMBER 31, 1999
                                    --------------------------------------------------------------
                                    GOTHIC ENERGY    GOTHIC PRODUCTION   GOTHIC ENERGY CORPORATION
                                     CORPORATION        CORPORATION            CONSOLIDATED
                                    -------------    -----------------   -------------------------
Total revenues....................    $     --           $ 55,624                $  55,624
Operating costs and expenses......         179(4)          35,708                   35,887
Interest expense and amortization
  of debt issuance cost...........       9,958             28,030                   37,988
Net loss..........................     (10,137)            (7,172)                 (17,309)

                                                 FOR THE YEAR ENDED DECEMBER 31, 1998
                                    --------------------------------------------------------------
                                    GOTHIC ENERGY    GOTHIC PRODUCTION   GOTHIC ENERGY CORPORATION
                                     CORPORATION      CORPORATION(1)           CONSOLIDATED
                                    -------------    -----------------   -------------------------
Total revenues....................    $ 21,033           $ 32,000                $  53,033
Operating costs and expenses......      16,172             23,781                   39,953
Provision for impairment of
  natural gas and oil
  properties......................          --             76,000                   76,000
Interest expense and amortization
  of debt issuance cost...........      16,821             18,617                   35,438
Loss before extraordinary item....     (12,408)           (85,822)                 (98,230)
Net loss..........................     (43,842)           (85,847)                (129,689)

---------------

(1) Since the Recapitalization on April 27, 1998

(2) Includes unamortized debt issuance costs

(3) Includes 14 1/8% Senior Secured Discount Notes

(4) Officer compensation

NOTE 13. SUPPLEMENTARY NATURAL GAS AND OIL INFORMATION

FINANCIAL DATA

     The following supplemental historical and reserve information is presented in accordance with Financial Accounting Standards Board Statement No. 69, "Disclosures About Oil and Gas Producing Activities."

  Capitalized Costs

     The aggregate amounts of capitalized costs relating to natural gas and oil producing activities, net of valuation allowances, and the aggregate amounts of the related accumulated depreciation, depletion, and amortization at December 31, 1999 were as follows:

                                                                   1999
                                                              --------------
                                                              (IN THOUSANDS)
Proved properties...........................................     $258,818
Unproved properties, not subject to depreciation, depletion
  and amortization(1).......................................        5,473
Less: Accumulated depreciation, depletion, and
  amortization..............................................      (53,137)
                                                                 --------
          Net natural gas and oil properties................     $211,154
                                                                 ========

---------------

(1) Gothic expects to evaluate the unproved properties during the next two years.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

  Costs Incurred

     Costs incurred in natural gas and oil property acquisition, exploration and development activities for the years ended December 31, 1999 and 1998 were as follows:

                                                               1999       1998
                                                              -------   --------
                                                                (IN THOUSANDS)
Proved property acquisition.................................  $ 1,499   $225,103
Unproved property acquisition...............................    2,611      2,109
Development costs...........................................   18,445     16,270
                                                              -------   --------
          Total costs incurred..............................  $22,555   $243,482
                                                              =======   ========

NATURAL GAS AND OIL RESERVES DATA (UNAUDITED)

  Estimated Quantities

     Natural gas and oil reserves cannot be measured exactly. Estimates of natural gas and oil reserves require extensive judgments of reservoir engineering data and are generally less precise than other estimates made in connection with financial disclosures.

     Proved reserves are those quantities which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known natural gas and oil reservoirs under existing economic and operating conditions. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

     Estimates of natural gas and oil reserves require extensive judgments of reservoir engineering data as explained above. Assigning monetary values to such estimates does not reduce the subjectivity and changing nature of such reserve estimates. Indeed, the uncertainties inherent in the disclosure are compounded by applying additional estimates of the rates and timing of production and the costs that will be incurred in developing and producing the reserves. The information set forth herein is therefore subjective and, since judgments are involved, may not be comparable to estimates submitted by other natural gas and oil producers. In addition, since prices and costs do not remain static and no price or cost escalations or de-escalations have been considered, the results are not necessarily indicative of the estimated fair market value of estimated proved reserves nor of estimated future cash flows and significant revisions could occur in the near term. Accordingly, these estimates are expected to change as future information becomes available. All of Gothic's reserves are located onshore in the states of Oklahoma, Texas, New Mexico, Arkansas and Kansas.

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

     The following unaudited table, which is based on reports of Lee Keeling and Associates, Inc., sets forth proved natural gas and oil reserves:

                                                                 1999               1998
                                                            ---------------   ----------------
                                                            Bbls      Mcf      Bbls      Mcf
                                                            -----   -------   ------   -------
                                                                     (IN THOUSANDS)
Proved Reserves:
  Beginning of year.......................................  1,761   306,668    3,585   127,460
  Revisions of previous estimates.........................    319     6,598     (872)   39,577
  Purchases of reserves in place..........................     --     1,402    1,362   233,007
  Production..............................................   (158)  (25,477)    (257)  (24,455)
  Sales of reserves in place..............................     --        --   (2,057)  (68,921)
                                                            -----   -------   ------   -------
  End of year.............................................  1,922   289,191    1,761   306,668
                                                            =====   =======   ======   =======
Proved Developed:
  Beginning of year.......................................  1,523   254,762    2,503    91,690
  End of year.............................................  1,683   251,631    1,523   254,762

  Standardized Measure of Discounted Future Net Cash Flows

     Future net cash inflows are based on the future production of proved reserves of natural gas and crude oil as estimated by Lee Keeling and Associates, Inc., independent petroleum engineers, by applying current prices of natural gas and oil to estimated future production of proved reserves. The average prices used in determining future cash inflows for natural gas and oil as of December 31, 1999, were $1.89 per mcf, and $24.33 per barrel, respectively. Future net cash flows are then calculated by reducing such estimated cash inflows by the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves and by the estimated future income taxes.

     Estimated future income taxes are computed by applying the appropriate year-end statutory tax rate to the future pretax net cash flows relating to Gothic's estimated proved natural gas and oil reserves. The estimated future income taxes give effect to permanent differences and tax credits and allowances.

     Included in the estimated standardized measure of future cash flows are certain capital projects (future development costs). Gothic estimates the capital required to develop its undeveloped natural gas and oil reserves during 2000 to be approximately $23,000,000. Gothic's planned financial arrangements are discussed in Notes 2 and 4. If such capital is not employed, the estimated future cash flows will be negatively impacted.

     The following table sets forth Gothic's unaudited estimated standardized measure of discounted future net cash flows.

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Cash Flows Relating to Proved Reserves:
  Future cash inflows.......................................   $ 596,216      $ 573,604
  Future production costs...................................    (139,458)      (141,253)
  Future development costs..................................     (26,969)       (37,028)
  Future income tax expense.................................     (30,113)       (47,264)
                                                               ---------      ---------
                                                                 399,676        348,059
  Ten percent annual discount factor........................    (201,291)      (169,297)
                                                               ---------      ---------
  Standardized measure of discounted future net cash
     flows..................................................   $ 198,385      $ 178,762
                                                               =========      =========

                    GOTHIC ENERGY CORPORATION AND SUBSIDIARY

     The following table sets forth changes in the standardized measure of discounted future net cash flows:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           1998
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Standardized measure of discounted future cash
  flows -- beginning of period..............................    $178,762       $ 94,102
Sales of natural gas and oil produced, net of operating
  expenses..................................................     (43,362)       (38,585)
Purchases of reserves-in-place..............................       1,000        231,184
Sales of reserves-in-place..................................          --        (62,933)
Revisions of previous quantity estimates and changes in
  sales prices and production costs.........................      44,109        (54,416)
Accretion of discount.......................................      17,876          9,410
                                                                --------       --------
Standardized measure of discounted future cash flows -- end
  of period.................................................    $198,385       $178,762
                                                                ========       ========

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into this 8th day of September, 2000, by and among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("Parent"), CHESAPEAKE MERGER 2000 CORP., an Oklahoma corporation ("Sub"), and GOTHIC ENERGY CORPORATION, an Oklahoma corporation ("Gothic").

                                    RECITALS

     WHEREAS, the board of directors of each of Parent, Sub and Gothic has determined that it is in the best interest of its respective stockholders for Parent to acquire Gothic by means of the merger of Sub with and into Gothic upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, for federal income tax purposes, the parties hereto intend that such merger qualify as a tax free "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended;

     WHEREAS, the board of directors of Gothic has approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and has resolved and agreed to recommend that the stockholders of Gothic approve the same; and

     WHEREAS, Parent, Sub and Gothic desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger.

     NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

     1. DEFINITIONS. As used in this Agreement, each of the following terms has the meaning given in this paragraph or in the paragraphs referred to below:

     1.1 Affiliate(s). With respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

     1.2 Agreement. This Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

     1.3 Alternative Proposal. As defined in paragraph 5.4.2.

     1.4 Bank Credit Agreement. The Loan Agreement dated April 27, 1998, by and among Gothic, the Gothic Subsidiary and Bank One Corp., as amended May 7, 1999 and March 27, 2000.

     1.5 CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     1.6 Certificate of Merger. The Certificate of Merger, prepared and executed in accordance with the applicable provisions of the OGCA, filed with the Secretary of State of Oklahoma to reflect the consummation of the Merger.

     1.7 Closing. The closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

     1.8 Closing Date. Unless otherwise agreed by the Parent and Gothic in writing, the date on which the Closing occurs, which will be the later of: (a) the first business day following the day on which the Gothic Stockholder Meeting is held and the conditions to the Merger are satisfied or waived; or (b) January 15, 2001.

     1.9  Code. The Internal Revenue Code of 1986, as amended.

     1.10 Confidentiality Agreement. The letter agreements dated January 18, 1999 and October 7, 1999 between Gothic and Parent relating to Gothic's furnishing of information to Parent in connection with Parent's evaluation of a possible transaction between Parent and Gothic, as modified by that certain letter agreement dated June 6, 2000 relating to Gothic's permission for the Parent to negotiate the purchase of the Senior Discount Notes.

     1.11 Contract Employee. As defined in paragraph 5.14.

     1.12 Defensible Title. Such right, title and interest to an asset that is:
          (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice; (b) subject to Permitted Encumbrances; and (c) free and clear of all other Liens, claims, infringements, burdens or other defects.

     1.13 Dissenting Stockholders. Any holder or holders of Gothic Common Stock who validly perfect appraisal rights under Section 1091 of the OGCA.

     1.14 Effective Time. As defined in paragraph 2.6.

     1.15 Environmental Law. Any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization relating to: (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment (including, without limitation, ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land); (b) the generation, treatment, storage, disposal, use, handling, manufacture, transportation or shipment of Hazardous Materials; or (c) the pollution of the environment, solid waste or operation or reclamation of mines.

     1.16 ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

     1.17 Exchange. The New York Stock Exchange, Inc.

     1.18 Exchange Act. The Securities Exchange Act of 1934, as amended from time to time.

     1.19 Exchange Agent. UMB Bank, N.A., the transfer agent for shares of Parent Common Stock.

     1.20 Exchange Fund. As defined in paragraph 2.4.1.

     1.21 Exchange Ratio. The quotient obtained by dividing the Merger Consideration by the Gothic Aggregate Number as of the date of the computation.

     1.22 GAAP. Generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

     1.23 Gothic. Gothic Energy Corporation, an Oklahoma corporation.

     1.24 Gothic Aggregate Number. The number equal to: (a) the total number of shares of Gothic Common Stock that are issued and outstanding as of the Effective Time; plus (b) the aggregate number of shares of Gothic Common Stock issuable as of the Effective Time under the in the money Gothic Warrants identified in Section 1.24 of the Gothic Disclosure Schedule; less (c) to the extent included in clause (a) above, any Gothic Common Stock owned by the Parent Companies as of the date of this Agreement or issuable to the Parent Companies with respect to any convertible securities, options, warrants or other rights to acquire Gothic Common Stock.

     1.25 Gothic Certificate. A certificate representing shares of Gothic Common Stock.

     1.26 Gothic Common Stock. Gothic's common stock, $0.01 par value per share.

     1.27 Gothic Companies. Gothic and the Gothic Subsidiary.

     1.28 Gothic Disclosure Schedule. The disclosure schedule attached hereto entitled Gothic Disclosure Schedule and any documents listed on such disclosure schedule or expressly incorporated therein by reference.

     1.29 Gothic Employee(s). As defined in paragraph 5.14.

     1.30 Gothic Employee Benefit Plans. As defined in paragraph 3.15.

     1.31 Gothic Financial Statements. The audited and unaudited consolidated financial statements of the Gothic Companies (including the related notes) included (or incorporated by reference) in Gothic's Annual Report on Form 10-K for the year ended December 31, 1999, and Gothic's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, in each case as filed with the SEC.

     1.32 Gothic Material Agreements. The: (a) Bank Credit Agreement; (b) Senior Secured GPC Notes; (c) Senior Discount Notes; (d) all agreements or instruments filed as material contracts with the Gothic SEC Documents; or (e) any other written or oral agreements, contracts, commitments or understandings to which any of the Gothic Companies is a party, by which any of the Gothic Companies is directly or indirectly bound, or to which any asset of any of the Gothic Companies may be subject, involving total value, consideration or obligation in excess of One Million Dollars ($1,000,000.00).

     1.33 Gothic Permits. As defined in paragraph 3.12.

     1.34 Gothic Plans. The stock option plans and related agreements listed on
          Section 2.3.4 of the Gothic Disclosure Schedule.

     1.35 Gothic Preferred Stock. Gothic's Series B Senior Redeemable Preferred Stock, par value $.05 per share, together with the right to receive accrued and unpaid dividends.

     1.36 Gothic Proposal. The proposal to approve this Agreement and the Merger, which proposal is to be presented to the stockholders of Gothic in the Proxy Statement/Prospectus.

     1.37 Gothic Representative. Any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of any of the Gothic Companies.

     1.38 Gothic SEC Documents. As defined in paragraph 3.5.

     1.39 Gothic Severance Policy. As defined in paragraph 5.14.

     1.40 Gothic Stock Option(s). Any unexpired option or other right to purchase Gothic Common Stock issued under the Gothic Plans and outstanding as of the Effective Time (regardless of whether vested, unvested or currently exercisable).

     1.41 Gothic Stockholder Meeting. The meeting of the stockholders of Gothic for the purpose of voting on this Agreement and the Merger.

     1.42 Gothic Subsidiary. Gothic Production Corporation, an Oklahoma corporation.

     1.43 Gothic Warrants. Any unexpired warrants or other right to acquire Gothic Common Stock or any security convertible or exchangeable into Gothic Common Stock (excluding all Gothic Stock Options and the Gothic Preferred Stock) and outstanding as of the Effective Time (regardless of whether vested, unvested or currently exercisable).

     1.44 Governmental Authority. Any national, state, county or municipal government, (whether domestic or foreign), agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the Gothic Companies, Parent or Sub or any of their respective properties or assets.

     1.45 Hazardous Material. Any: (a) "hazardous substance" as defined by CERCLA; (b) "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended; (c) hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) asbestos-containing materials in any form or condition; or (f) polychlorinated biphenyls in any form or condition.

     1.46 HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

     1.47 Hydrocarbons. Oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

     1.48 Indemnified Parties. As defined in paragraph 5.13.

     1.49 Irrevocable Proxy. The irrevocable proxy in the form attached hereto as Exhibit "1.49" to be executed by the shareholders of Gothic who are on Gothic's board of directors and the executive officers of Gothic granting to Parent the right to vote such holders' Gothic Common Stock in connection with the stockholders' vote concerning the Merger and any and all related matters.

     1.50 Lien(s). Any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

     1.51 Major Gothic Stockholder(s). Any holders of Gothic Common Stock who are Affiliates of Gothic and who, as a result of the Merger, will hold in excess of three percent (3%) of the issued and outstanding shares of Parent Common Stock.

     1.52 Material Adverse Effect. When used with respect to: (a) Gothic, is an event or condition that has an adverse financial impact of more than One Million Dollars ($1,000,000.00) on the Gothic Companies (taken as a whole) or a result or consequence that would materially and adversely affect the condition (financial or otherwise), results of operations or businesses of the Gothic Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Gothic Companies (taken as a whole) to own, hold, develop and operate their assets, or would impair Gothic's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and (b) Parent, is an event or condition that has an adverse financial impact of more than Five Million Dollars ($5,000,000.00) on the Parent Companies (taken as a whole) or a result or consequence that would materially and adversely affect the condition (financial or otherwise), results of operations or businesses of the Parent Companies (taken as a whole) or the aggregate value of their assets, would materially impair the ability of the Parent Companies (taken as a whole) to own, hold, develop and operate their assets, or would impair Parent's or Sub's ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

     1.53 Merger. As defined in paragraph 2.

     1.54 Merger Consideration. Four Million (4,000,000) shares of Parent Common Stock.

     1.55 Net Revenue Interests. Gothic's overall interest in Hydrocarbons produced from or attributable to Gothic's Oil and Gas Interests, after deducting all lessor's royalties, overriding royalties, production payments, and other interests or burdens on Hydrocarbons produced from Gothic's oil and gas properties or any well thereon.

     1.56 OGCA. The Oklahoma General Corporation Act, as amended.

     1.57 Oil and Gas Interests. Any and all: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and interests related to any of the foregoing), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in fixtures, equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

     1.58 Ownership Interests. The ownership interests of Gothic in its assets, as set forth in Section 1.58 of the Gothic Disclosure Schedule.

     1.59 Parent. Chesapeake Energy Corporation, an Oklahoma corporation.

     1.60 Parent Benefit Plans. "Employee benefit plans" within the meaning of
          Section 3(3) of ERISA, which the Parent Companies maintain or sponsor or with respect to which the Parent Companies have any material liability (actual, contingent, primary or secondary), and all other:
          (a) director or employee compensation or benefit plans, programs or arrangements; (b) stock purchase, stock option, severance, bonus, incentive and deferred compensation plans; (c) written employment or consulting contracts; and (d) change-in-control agreements which the Parent Companies maintain, sponsor or are a party to or with respect to which the Gothic Companies have or could have any material liability.

     1.61 Parent Certificate. A certificate representing shares of Parent Common Stock.

     1.62 Parent Common Stock. Parent's common stock, par value $0.01 per share.

     1.63 Parent Companies. Parent and the Parent Subsidiaries.

     1.64 Parent Disclosure Schedule. The disclosure schedule attached hereto entitled Parent Disclosure Schedule and any documents listed on such disclosure schedule and expressly incorporated therein by reference.

     1.65 Parent Employee Benefit Plan(s). As defined in paragraph 4.17.

     1.66 Parent Financial Statements. The audited and unaudited consolidated financial statements of the Parent Companies (including the related notes) included (or incorporated by reference) in Parent's Annual Report on Form 10-K for the year ended December 31, 1999, and Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, in each case as filed with the SEC.

     1.67 Parent Permits. As defined in paragraph 4.13.

     1.68 Parent Preferred Stock. Parent's preferred stock, par value $0.01 per share.

     1.69 Parent Representative. Any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Parent or Parent Subsidiaries.

     1.70 Parent SEC Documents. As defined in paragraph 4.5.

     1.71 Parent Subsidiaries. Sub and all other direct or indirect wholly owned subsidiaries of Parent.

     1.72 Permitted Encumbrances. Any: (a) Liens for Taxes, assessments or other governmental charges or levies that are not at the particular time in question due and delinquent, foreclosure, distraint, sale or other similar proceedings have not been commenced or if commenced, have been stayed or are being contested in good faith by appropriate proceedings and if any of the Gothic Companies will have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Hydrocarbon properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if any of the Gothic Companies will have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by GAAP or otherwise determined by its board of directors to be adequate with respect thereto; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA); (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not (i) reducing the Gothic Net Revenue Interest set forth in Section 1.58 of the Gothic Disclosure Schedule,
          (ii) increasing the Gothic Working Interests in any Oil and Gas Interest set forth in Section 1.58 of the Gothic Disclosure Schedule or (iii) impairing the value of the assets of any of the Gothic Companies or interfering with the ordinary conduct of the business of any of the Gothic Companies or rights to any of their assets; (f) Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority to the extent customarily obtained subsequent to Closing; (h) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business; (i) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not
          (x) reduce the Gothic Net Revenue Interests set forth in Section 1.58 of the Gothic Disclosure Schedule, (y) increase the Gothic Working Interests in any Oil and Gas Interest set forth in Section 1.58 of the Gothic Disclosure Schedule or (z) adversely affect the value of any asset of any of the Gothic Companies; (j) preferential rights to purchase and Third-Party Consents disclosed in Section 1.72 of the Gothic Disclosure Schedule; (k) Liens arising under or created pursuant to the Bank Credit Agreement and the Senior Secured GPC Notes; and (l) Liens specifically described in Section 1.72 of the Gothic Disclosure Schedule.

     1.73 Person(s). Any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, limited liability partnership, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

     1.74 Proxy Statement/Prospectus. A proxy statement in a definitive form relating to the Gothic Stockholder Meeting, which proxy statement will be included as a prospectus in the Registration Statement.

     1.75 Registration Statement. The Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger.

     1.76 Returns. As defined in paragraph 3.14.1.

     1.77 SEC. The Securities and Exchange Commission.

     1.78 Securities Act. The Securities Act of 1933, as amended from time to time.

     1.79 Senior Discount Notes. The 14 1/8% Series B Senior Secured Discount Notes Due 2006 issued by Gothic and the related indenture, collateral documents and other agreements and instruments in connection therewith.

     1.80 Senior Secured GPC Notes. The 11 1/8% Senior Secured Notes due 2005 issued by the Gothic Subsidiary and the related indenture, collateral documents and other agreements and instruments in connection therewith.

     1.81 Sub. Chesapeake Merger 2000 Corp., an Oklahoma corporation and wholly-owned subsidiary of Parent.

     1.82 Sub Common Stock. Sub's common stock, par value $1.00 per share.

     1.83 Superior Proposal. As defined in paragraph 5.4.2.

     1.84 Surviving Corporation. As defined in paragraph 2.1.

     1.85 Tax(es). Any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees, and custom duties, tariffs, and similar charges.

     1.86 Third-Party Consent. The consent or approval of any Person other than Gothic, Parent, Sub or any Governmental Authority.

     1.87 Working Interest. Gothic's share of all of the costs, expenses, burdens, and obligations of any type or nature attributable to Gothic's interests in its oil and gas properties or any well thereon.

     2. MERGER. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Sub will be merged with and into Gothic in accordance with the provisions of this Agreement and the OGCA. Such merger is referred to herein as the "Merger."

     2.1 Effect of the Merger. Upon the effectiveness of the Merger, the separate existence of Sub will cease and Gothic, as the surviving corporation in the Merger (the "Surviving Corporation"), will continue its corporate existence under the laws of the State of Oklahoma. The Merger will have the effects specified in this Agreement and the OGCA.

     2.2 Governing Instruments, Directors and Officers of the Surviving Corporation. As of the Effective Time: (a) the certificate of incorporation of Sub including the Amended and Restated Certificate of Designation of Preferences and Rights of the Gothic Preferred Stock in the form attached hereto as Exhibit "2.2," as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the terms of the certificate of incorporation and applicable law; (b) the name of the Surviving Corporation will be Gothic Energy Corporation, however, at the option of Parent, the name of the Surviving Corporation may be changed; (c) the bylaws of Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until duly amended in accordance with the terms of the bylaws and applicable law; and (d) the directors and officers of Sub at the Effective Time will be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.

     2.3 Effect on Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the Sub Common Stock, the Gothic Common Stock and other

          Gothic securities will be treated as follows subject to the terms and conditions of this Agreement:

        2.3.1 Sub Common Stock. Each share of Sub Common Stock outstanding immediately prior to the Effective Time will be automatically converted into and become one (1) share of common stock of the Surviving Corporation. As a result of the Merger the foregoing stock will represent one hundred percent (100%) of the issued and outstanding capital stock of the Surviving Corporation immediately after the Effective Time.

        2.3.2 Gothic Common Stock. As of the Effective Time, by virtue of the Merger and automatically without any action on the part of any holder thereof, each share of Gothic Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Gothic Common Stock held by Dissenting Stockholders, shares of Gothic Common Stock held by the Parent Companies as of the date of this Agreement and shares of Gothic Common Stock held by the Parent Companies as a result of the conversion of Gothic Preferred Stock) will be automatically converted into a portion of a share of validly issued, fully paid and non-assessable Parent Common Stock equal to the Exchange Ratio. Each share of Gothic Common Stock converted under this paragraph 2.3.2 will be canceled and retired, cease to exist and no longer be outstanding. Any holder of a Gothic Certificate representing any such share of Gothic Common Stock will cease to have any rights with respect thereto except the right to receive the share of Parent Common Stock to be issued in exchange therefor (along with any cash in lieu of fractional shares of Parent Common Stock as provided in paragraph 2.4.5 and any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in paragraph 2.4.3, without interest), on the surrender of such Gothic Certificate in accordance with paragraph 2.4. Notwithstanding anything herein to the contrary as of the Effective Time, by virtue of the Merger: (a) no shares of Parent Common Stock or other consideration will be paid or payable in exchange for shares of Gothic Common Stock that are issued and held as treasury stock, if any, and all of the foregoing shares of Gothic Common Stock will be automatically canceled and retired, cease to exist and no longer be outstanding; (b) no shares of Parent Common Stock or other consideration will be paid or payable in exchange for shares of Gothic Common Stock that are owned by the Parent Companies and all of the foregoing shares of Gothic Common Stock will remain outstanding and in full force and effect; and (c) any obligations relating to the payment of the purchase price for Gothic Common Stock will not be discharged and will constitute valid and binding obligations owned by the Surviving Corporation.

        2.3.3 Gothic Preferred Stock. As of the Effective Time, by virtue of the Merger, all of the shares of Gothic Preferred Stock and all rights with respect thereto will remain outstanding and in full force and effect in accordance with the Certificate of Designation of Preferences and Rights of the Gothic Preferred Stock as amended by the Amended and Restated Certificate of Designation of Preferences and Rights of Gothic Preferred Stock attached hereto as Exhibit "2.2" pursuant to which the right to convert the Gothic Preferred Stock into Gothic Common Stock will be eliminated. Notwithstanding anything herein to the contrary, no shares of Parent Common Stock or other consideration will be paid or payable to any holder of Gothic Preferred Stock in exchange for Gothic Preferred Stock.

        2.3.4 Options and Warrants. Section 2.3.4 of the Gothic Disclosure Schedule lists: (a) each of the Gothic Plans; (b) each Gothic Stock Option outstanding specifying the Gothic Plan under which such Gothic Stock Option was issued, the number of shares of Gothic Common Stock covered by such Gothic Stock Option, the term of such Gothic Stock Option, the vesting schedule for such Gothic Stock Option and the exercise price for such Gothic Stock Option; and (c) each Gothic Warrant outstanding specifying the agreement under which such Gothic Warrant was issued, the number of shares of Gothic Common

               Stock covered by such Gothic Warrant, the term of such Gothic Warrant and the exercise price for each share of Gothic Common Stock which can be acquired thereunder (in each case after giving effect to the Merger and all previous transactions). As of the Effective Time, as a result of the Merger, each Gothic Stock Option and Gothic Warrant described in the foregoing clauses (b) and (c) of this paragraph 2.3.4 will be assumed by Parent under the operative documents for such Gothic Stock Option and Gothic Warrant and converted into options or warrants to purchase the whole number of shares of Parent Common Stock determined in accordance with the terms and conditions of the documents evidencing such Gothic Stock Option or Gothic Warrant. Except as expressly stated otherwise in this Agreement, the parties agree that the terms, exercisability, vesting schedule, vesting commencement date, status as an "incentive stock option" under
               Section 422 of the Code, if applicable, and all other terms and conditions of any Gothic Stock Option or Gothic Warrant will otherwise be unchanged as a result of the transactions contemplated by this Agreement, except by operation of law. The parties agree that to the extent that any of the Gothic Stock Options have not been exercised or terminated prior to the Effective Time, any cashless exercise rights under any of the Gothic Stock Options will be terminated prior to the Merger and will not be included in the terms assumed by the Parent. Without limiting the foregoing, except as expressly disclosed in Section
               2.3.4 of the Gothic Disclosure Schedule, Gothic further hereby represents and warrants to Parent that: (i) all adjustments required to be made to the number of shares issuable or the exercise price for exercise under each of the Gothic Stock Options and Gothic Warrants has been accurately made as disclosed in Section 2.3.4 of the Gothic Disclosure Schedule; (ii) all required notices have been given to the holders of the Gothic Stock Options and the Gothic Warrants including, without limitation, adjustment notices; and (iii) no Gothic Stock Options or Gothic Warrants will vest, nor will the vesting schedule of any Gothic Stock Options or Gothic Warrants accelerate, as a result of the transactions contemplated by this Agreement. As of the Effective Time, as a result of the Merger, other than those Gothic Stock Options or Gothic Warrants assumed by the Parent in accordance with this paragraph 2.3.4, the provisions in any of the Gothic Plans or any other program, arrangement, option, warrant or other agreement providing for the issuance or grant of any interest in respect of the capital stock of the Gothic Companies will be canceled, cease to exist and no longer be outstanding as of the Effective Time and Gothic will take all action necessary to ensure that following the Effective Time no Person will have any right thereunder to acquire equity securities of Gothic, the Surviving Corporation or any subsidiary thereof.

        2.3.5 Dissenting Stockholder Shares. Except as provided herein, any issued and outstanding shares of Gothic Common Stock held by a Dissenting Stockholder will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the OGCA. If a Dissenting Stockholder effectively withdraws the demand for appraisal or loses the right of appraisal as provided under the OGCA, the shares of Gothic Common Stock held by such Dissenting Stockholder will be deemed to be converted under paragraph 2.3.2 of this Agreement (without interest). Gothic will provide prompt notice to the Parent of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the OGCA and will provide to the Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the OGCA. Absent the prior written consent of Parent and Sub, Gothic will not negotiate, settle or offer to settle any demand for appraisal, provided, however that any and all payments made to settle such appraisal rights or made pursuant to the OGCA will be made solely out of Gothic assets and neither Parent nor Sub will have any liability therefor. Notwithstanding anything contained in this paragraph 2.3.5, if the Merger is rescinded or abandoned or if the stockholders of Gothic revoke the authority to effect the Merger, then the right of any

               Dissenting Stockholder to receive such consideration as may be determined to be due in respect of such Dissenting Stockholder's Gothic Common Stock pursuant to the OGCA will cease.

     2.4 Exchange of Certificates. The exchange of Gothic Common Stock for Parent Common Stock will be consummated as follows:

        2.4.1 Exchange Fund. Immediately after the Effective Time, Parent will deposit with the Exchange Agent, for the benefit of the holders of shares of Gothic Common Stock and for exchange in accordance with this Agreement, certificates representing the Merger Consideration to be issued in exchange for shares of Gothic Common Stock pursuant to paragraph 2.4.2, less the number of shares of Parent Common Stock which: (i) would have been issuable to Dissenting Stockholders; (ii) will be subject to pledge agreement by directors of the Gothic Companies securing loans from the Gothic Companies for the acquisition of Gothic Common Stock; and (iii) will be issuable on exercise of the Gothic Warrants listed in Section 1.24 of the Gothic Disclosure Schedule. Such shares of Parent Common Stock delivered to the Exchange Agent, together with any dividends or distributions with respect thereto (as provided in paragraph 2.4.3), are referred to herein as the "Exchange Fund." The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, will deliver the Parent Common Stock to be issued or paid pursuant to paragraph 2.4.2 out of the Exchange Fund, and the Exchange Fund will not be used for any other purpose whatsoever. The Exchange Fund will not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it will receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

        2.4.2 Notice and Surrender. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of a Gothic Certificate that, immediately prior to the Effective Time, represented shares of Gothic Common Stock which were converted into the right to receive Parent Common Stock pursuant to paragraph 2.3.2, a letter of transmittal to be used to effect the exchange of such Gothic Certificate for a Parent Certificate (and cash in lieu of fractional shares), along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) will specify that delivery of any Gothic Certificate will be effected, and the risk of loss and title thereto will pass, only upon delivery of such Gothic Certificate to the Exchange Agent and will be in such form and have such other provisions as Parent may reasonably specify. Upon surrender to the Exchange Agent of a Gothic Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an "affiliate" of Gothic for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in paragraph 5.10, if not previously delivered to Parent): (a) the holder of such Gothic Certificate will be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to paragraph 2.3.2, any cash in lieu of fractional shares of Parent Common Stock as provided in paragraph 2.4.5, and any unpaid dividends and distributions that such holder has the right to receive pursuant to paragraph 2.4.3 (after giving effect to any required withholding of Taxes); and (b) the Gothic Certificate so surrendered will forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable to holders of Gothic Certificates. In the event of a transfer of ownership of Gothic Common Stock that is not registered in the transfer records of Gothic, a Parent Certificate representing the appropriate number of shares of Parent Common Stock (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive) may be issued or paid to a transferee if the Gothic Certificate representing such shares of Gothic Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this paragraph 2.4.2, each Gothic Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate representing shares of Parent Common Stock as provided in paragraph 2.3.2 (along with any cash in lieu of fractional shares and any unpaid dividends and distributions to the extent specified herein).

        2.4.3 Dividends and Distributions. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time will be paid to the holder of any unsurrendered Gothic Certificate. Subject to the effect of applicable laws: (i) at the time of the surrender of a Gothic Certificate for exchange in accordance with the provisions of this paragraph 2.4, there will be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding Taxes that may be required with respect thereto); and (ii) at the appropriate payment date, there will be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding Taxes that may be required with respect thereto).

        2.4.4 Full Satisfaction. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Gothic Common Stock in accordance with the terms hereof (including any cash paid pursuant to paragraph 2.4.3 or 2.4.5) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Gothic Common Stock. After the Effective Time, there will be no further registration of transfers on the Surviving Corporation's stock transfer books of the shares of Gothic Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Gothic Certificate is presented to the Surviving Corporation or Parent for any reason, it will be canceled and exchanged as provided in this paragraph 2.4.

        2.4.5 Fractional Shares. No Parent Certificate or scrip representing fractional shares of Parent Common Stock will be issued in the Merger and, except as provided in this paragraph 2.4.5, no dividend or other distribution, stock split or interest will relate to any such fractional shares, and such fractional share will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional security, each holder of shares of Gothic Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of the Gothic Certificate(s) representing such Gothic Common Stock for exchange pursuant to this paragraph
               2.4 will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the amount of the net proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this paragraph 2.4.5, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock issued pursuant to paragraph 2.3. As soon as practicable following the Effective Time, the Exchange Agent will determine the excess of: (a) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to paragraph 2.4.1; over (b) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Gothic Common Stock pursuant to paragraph 2.3.2 (such excess being herein called the "Excess Securities") and the Exchange Agent, as agent for the former holders of Gothic Common Stock, will sell the Excess Securities at the prevailing prices on the Exchange. The sale of the Excess Securities by the Exchange Agent will be executed on the Exchange through one or more member firms of the Exchange and will be executed in round lots to the extent practicable. Parent will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the net proceeds of such sale of Excess Securities have been distributed to the former stockholders of Gothic, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of Gothic in lieu of any fractional interests, the Exchange Agent will make available in accordance with this Agreement such amounts to any such former stockholders.

        2.4.6 Unclaimed Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this paragraph 2.4 that remains unclaimed by the former stockholders of Gothic for a period of one (1) year following the Effective Time will be delivered to Parent, upon demand. Thereafter, any former stockholders of Gothic who have not theretofore complied with the provisions of this paragraph 2.4 will look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock (all without interest).

        2.4.7 No Liability. Neither Parent, Sub, Gothic, the Surviving Corporation, the Exchange Agent nor any other Person will be liable to any former holder of shares of Gothic Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of Gothic Common Stock for a period of three (3) years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority) will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        2.4.8 Lost, Stolen or Destroyed Certificates. If any Gothic Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Gothic Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Gothic Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Gothic Certificate the shares of Parent Common Stock (along with any cash in lieu of fractional shares pursuant to paragraph 2.4.5 and any unpaid dividends and distributions pursuant to paragraph 2.4.3) deliverable with respect thereto pursuant to this Agreement.

        2.4.9 Encumbered Shares. All shares of Gothic Common Stock which were acquired by directors of the Gothic Companies through a loan or purchase money sale by any of the Gothic Companies secured by a pledge agreement covering such Gothic Common Stock will be converted into shares of Parent Common Stock in accordance with the provisions of paragraph 2.3.2 hereof and will continue to secure such indebtedness until it is paid in full in accordance with the terms thereof. Upon payment in full of the entire unpaid purchase price therefor plus all accrued unpaid interest thereon such Parent Common Stock will be delivered in accordance with the instructions of the pledgor thereof. At the option of the Parent, a legend may be included on the Gothic Certificate or the Parent

              Certificate disclosing the existence of the unpaid obligation and the Lien on the Parent Common Stock to secure the payment of such indebtedness.

     2.5 Closing. The Closing will take place on the Closing Date at such time and place as is agreed upon by Parent and Gothic.

     2.6 Effective Time of the Merger. The Merger will become effective immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Oklahoma or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). The Certificate of Merger will be filed on the Closing Date as soon as practicable after the Closing; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an Effective Time that occurs after the Closing.

     2.7 Taking of Necessary or Further Action. Each of Parent, Sub and Gothic will use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the OGCA as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Sub or Gothic, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and will take all such lawful and necessary action.

     3. GOTHIC REPRESENTATIONS AND WARRANTIES. Except as set forth in the Gothic Disclosure Schedule, Gothic hereby represents and warrants to Parent and Sub that:

     3.1 Corporate Organization. Each of the Gothic Companies: (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Gothic). Copies of the certificate or articles of incorporation and bylaws of each of the Gothic Companies have heretofore been delivered to Parent and such copies are accurate and complete as of the date hereof.

     3.2 Authority and Enforceability. The board of directors of Gothic (at a meeting duly called and held) has: (a) determined that the Merger is advisable; and (b) resolved to approve the Merger and recommend the approval and adoption of this Agreement by Gothic's stockholders. Gothic is not governed by the Control Share Acquisition Act, Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes and Section 1090.3 of the OGCA. Gothic has the requisite corporate power and authority to execute and deliver this Agreement and (with respect to consummation of this Agreement and the Merger, subject to the approval of the stockholders of Gothic) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with the approval by the stockholders of Gothic) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Gothic, including approval by the board of directors of Gothic, and no other corporate proceedings on the part of Gothic are necessary to authorize the execution or delivery of this Agreement or (with approval by the stockholders of Gothic) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Gothic (with respect to consummation of this Agreement and the Merger, subject to the approval by the stockholders of Gothic and assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub) and constitutes a valid and binding obligation of Gothic, enforceable against Gothic in accordance with its terms.

     3.3 No Violations. Except as set forth in Section 3.3 of the Gothic Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Gothic with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation (excluding any change of control put or acceleration) or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of the Gothic Companies under, any provision of: (a) the certificate of incorporation or bylaws of the Gothic Companies; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to the Gothic Companies; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph 3.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Gothic Companies or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Gothic.

     3.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration, or filing with, or permit from, any Governmental Authority is required by or with respect to Gothic in connection with the execution and delivery of this Agreement by Gothic or the consummation by Gothic of the transactions contemplated hereby except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Gothic or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement; (b) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the OGCA;
          (c) the filing, if necessary, of a pre-merger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and such other reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; and (e) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws. No Third-Party Consent is required by or with respect to Gothic in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Gothic or Gothic's ability to consummate the transactions contemplated in this Agreement; (ii) the valid approval of this Agreement and the Merger by the stockholders of Gothic; and
          (iii) any consent, approval or waiver required by the terms of the Bank Credit Agreement, which consent, approval or waiver Gothic undertakes to seek and obtain promptly after the date of this Agreement.

     3.5 Gothic SEC Documents. Parent has had or will have available to it a true, correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Gothic with the SEC since December 31, 1997, and prior to the Effective Time (the "Gothic SEC Documents"), which are all the documents (other than preliminary material) that Gothic was or will be required to file with the SEC since such date. Except as set forth in Section 3.5 of the Gothic Disclosure Schedule, as of their respective dates, the Gothic SEC Documents complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Gothic SEC Documents, and none of the Gothic SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.6 Financial Statements. The Gothic Financial Statements were prepared in accordance with the applicable published rules and regulations of the SEC with respect thereto and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects, in accordance with applicable requirements of GAAP (in the case of unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of the Gothic Companies as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Gothic Companies for the periods presented therein. There are no material imbalances of production from the oil and gas properties of the Gothic Companies whether required to be disclosed pursuant to GAAP or otherwise.

     3.7 Capital Structure. The authorized capital stock of Gothic consists of 100,000,000 shares of Gothic Common Stock and 500,000 shares of Gothic Preferred Stock. As of September 5, 2000: (a) 23,305,076 shares of Gothic Common Stock were validly issued and outstanding; (b) 14,796,297 shares of Gothic Common Stock were reserved for issuance pursuant to the Gothic Plans and the Gothic Warrants, of which Gothic Stock Options and Gothic Warrants to purchase a total of 14,731,297 shares of Gothic Common Stock were issued and outstanding; (c) except for the Gothic Preferred Stock owned by the Parent Companies, there were no shares of Gothic Preferred Stock validly issued and outstanding; and (d) no shares of Gothic Common Stock were held by Gothic as treasury stock and no shares of Gothic Preferred Stock were held by Gothic as treasury stock. Gothic will notify Parent in writing simultaneously with any change after September 5, 2000, in any of the numbers of securities set forth in the immediately preceding sentence together with a detailed explanation of the event giving rise to such change. The authorized capital stock of the Gothic Subsidiary consists of 50,000 shares of common stock, $1.00 par value per share, of which 100 shares are validly issued and outstanding and are now and as of the Effective Time will be owned by Gothic. Except as described in subpart (a) above or in Section 2.3.4 of the Gothic Disclosure Schedule, there are: (i) no outstanding shares of capital stock or other voting securities of Gothic; (ii) no outstanding securities of Gothic or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of any Gothic Company; and (iii) no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights, stock appreciation rights, phantom stock rights, conversion rights, commitments, understandings or agreements to which any Gothic Company is a party or by which it is bound) obligating any Gothic Company to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other securities of any Gothic Company or obligating any Gothic Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. All outstanding shares of capital stock of each of the Gothic Companies are validly issued, fully paid and nonassessable and not subject to any preemptive right. Except as set forth in Section 3.7 of the Gothic Disclosure Schedule, as of the date hereof there is no, and at the Effective Time there will not be any, stockholder agreement, voting trust or other agreement or understanding to which any of the Gothic Companies is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Gothic Companies.

     3.8 Governmental Regulation. None of the Gothic Companies is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

     3.9 Litigation. Except as set forth in Section 3.9 of the Gothic Disclosure Schedule, there is no litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Gothic, threatened against any of the Gothic Companies or their respective assets which, if adversely determined, could reasonably be expected to have a

          Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Gothic has no knowledge of any facts that are likely to give rise to any litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No Gothic Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders and any injunction, judgment, order, decree or ruling that, either individually or in the aggregate, would not have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement). There is no litigation, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Gothic, threatened against or affecting any of the Gothic Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Gothic in connection with the transactions contemplated hereby.

     3.10 Brokers. Except for the agreement attached hereto as Section 3.10 of the Gothic Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Gothic for which the Gothic Companies or Parent or Sub will have any obligation or liability.

     3.11 Absence of Certain Changes or Events. Except as set forth in Section
          3.11 of the Gothic Disclosure Schedule, since March 31, 2000, Gothic has conducted its business only in the ordinary course of business consistent with past practices and, since such date, there has not been any event (financial or otherwise, whether or not in the ordinary course of business), circumstance or condition that: (a) would be reasonably likely to have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement; or (b) would have required the consent of Parent pursuant to paragraph 5.1 had such event occurred after the date of this Agreement (other than changes, including changes in commodity prices, generally affecting the oil and gas industry, changes resulting from exploration or development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

     3.12 Compliance with Laws, Material Agreements and Permits. None of the Gothic Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation or bylaws or other governing document: (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority; or (c) any Gothic Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Gothic Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Gothic Permits"), except for Gothic Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Gothic Companies is in compliance with the terms of its Gothic Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No investigation or review by any Governmental Authority with respect to any of the Gothic Companies is pending or, to the knowledge of Gothic, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on any of the Gothic Companies or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement. To the knowledge of Gothic, no party to any Gothic Material Agreement is in material breach of the terms, provisions and conditions of such Gothic Material Agreement.

     3.13 No Restrictions. Except as otherwise set forth in Section 3.13 of the Gothic Disclosure Schedule, none of the Gothic Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital stock; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the Gothic Financial Statements or indebtedness incurred in the ordinary course of business); (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

     3.14 Taxes. Except as set forth in Section 3.14 of the Gothic Disclosure
          Schedule:

       3.14.1 The Gothic Companies and any affiliated, combined or unitary group of which Gothic or any subsidiary is or was a member has properly completed and timely (taking into account any extensions) filed all material federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed in respect of any Tax and has timely paid all Taxes that are shown by such Returns to be due and payable and the Returns correctly and accurately (except for one or more matters the aggregate effect of which is not material) reflect the facts regarding the income, business and assets, operations, activities, status or other matters of the Gothic Companies required to be shown thereon or any other information required to be shown thereon and are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties, or any corresponding provision of applicable state, local or foreign tax law or any predecessor provision. The Gothic Companies have established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of each the Gothic Companies through the date hereof, and have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and the filing of material federal, state or local Returns.

       3.14.2 Section 3.14.2 of the Gothic Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of the Gothic Companies have been examined by the IRS. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Gothic's most recent audited financial statements. No material Tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which any of the Gothic Companies would be liable, and no material deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against any of the Gothic Companies with respect to any period. No claim has been asserted by an authority in any jurisdiction where the Gothic Companies do not file Returns that any Gothic Company is subject to Tax in that jurisdiction.

       3.14.3 None of the Gothic Companies has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority: (a) any agreement extending the period for assessment or collection of any Tax for which any of the Gothic Companies is liable for any period that is open under the applicable statute of limitations; or (b) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to any of the Gothic Companies for the current or any future taxable period. None of the Gothic Companies has made an election under Section 341(f) of the Code or has agreed to have
               Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of the Gothic Companies. None of the Gothic Companies is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement. None of the Gothic Companies is a party to any agreement or other arrangement that would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

       3.14.4 There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any of the Gothic Companies.

       3.14.5 Except for the group of which Gothic is presently a member, none of the Gothic Companies has ever been a member of an "affiliated group of corporations" within the meaning of Section 1504 of the Code, other than as a common parent corporation.

       3.14.6 After the date hereof, no election which is inconsistent with past practices with respect to Taxes will be made without the written consent of Parent.

       3.14.7 None of the assets of any of the Gothic Companies is property that is required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

       3.14.8 None of the assets of the Gothic Companies directly or indirectly secures any debt the interest on which is tax-exempt under
               Section 103(a) of the Code. None of the assets of any of the Gothic Companies is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

       3.14.9 None of the Gothic Companies has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which will have any adverse effect on any Tax for a period which ends after December 31, 1999.

       3.14.10 None of the Gothic Companies has participated in an international boycott within the meaning of Section 999 of the Code.

       3.14.11 None of the Gothic Companies has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

       3.14.12 Section 3.14.12 of the Gothic Disclosure Schedule identifies each arrangement to which any of the Gothic Companies is a party and which is a partnership for federal income tax purposes and which was required to file an income tax return for a taxable year of such partnership which ended in 1999 (taking into account any election which permitted such arrangement not to file a return).

       3.14.13 Gothic did not have an excess loss account in any subsidiary which had on December 31, 1999, assets with a fair market value in excess of $500,000.

     3.15 Employee Benefit Plans. (a) Section 3.15(a) of the Gothic Disclosure Schedule lists: (i) the "employee benefit plans" (within the meaning of Section 3(3) of ERISA), which any of the

          Gothic Companies maintains or sponsors or with respect to which any of the Gothic Companies has any material liability (actual or contingent, primary or secondary); and (ii) all other (A) director or employee compensation or benefit plans, programs or arrangements, (B) stock purchase, stock option, severance, bonus, incentive and deferred compensation plans, (C) written employment or consulting contracts, and (D) change-in-control agreements which any of the Gothic Companies maintains, sponsors or is a party to or with respect to which any of the Gothic Companies has or could have any material liability (such plans, programs, arrangements, contracts and agreements are collectively referred to herein as the "Gothic Employee Benefit Plans"). (b) Except as set forth on Section 3.15(b) of the Gothic Disclosure Schedule: (i) the reserves reflected in the balance sheet contained in the unaudited financial statements for the period ending June 30, 2000 (together with all footnotes attached thereto, the "Balance Sheet") relating to any unfunded benefits under the Gothic Employee Benefit Plans were adequate in the aggregate under GAAP as of June 30, 2000; and (ii) neither Gothic nor any of its subsidiaries has incurred any material unfunded liability in respect of any such Gothic Employee Benefit Plans since that date. (c) There are no suits, investigations or claims (other than undisputed claims for benefits) pending or, to the knowledge of Gothic threatened (or any basis therefor) relating to or for benefits under the Gothic Employee Benefit Plans, except for those suits or claims set forth in Section 3.15(c) of the Gothic Disclosure Schedule or which, individually or in the aggregate, are immaterial. (d) Each Gothic Employee Benefit Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and each Gothic Employee Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified. (e) Except as set forth in Section 3.15(e) of the Gothic Disclosure Schedule: (i) no Gothic Employee Benefit Plan currently has any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists or is expected to occur which is a reportable event within the meaning of ERISA Section 4043 with respect to any Gothic Employee Benefit Plan that is subject to Title IV of ERISA and with respect to which the 30-day notice requirement has not been waived; (iii) each member of Gothic's Controlled Group (as defined below) has made all required premium payments when due to the Pension Benefit Guaranty Corporation ("PBGC"); (iv) neither Gothic nor any member of its Controlled Group is subject to any liability to the PBGC for any Gothic Employee Benefit Plan termination; (v) no amendment has occurred which requires Gothic or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29); and (vi) neither Gothic nor any member of its Controlled Group has engaged in a transaction which is reasonably likely to subject it to liability under ERISA Section 4069. For the purposes of this paragraph 3.15, the term "Controlled Group" means all corporations, trades or businesses which, together with Gothic, are treated as a single employer under Section 414 of the Code. (f) No Gothic Employee Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) of ERISA) and neither Gothic nor any member of its Controlled Group has incurred or is reasonably likely to incur any liability to any multiemployer plan nor has or is engaged in a transaction which is reasonably expected to subject Gothic or any member of its Controlled Group to any liability under ERISA Section 4212(c). (g) Except as set forth in Section 3.15(g) of the Gothic Disclosure Schedule, each Gothic Employee Benefit Plan described in subpart (a)(i) above can be unilaterally terminated at any time by the Gothic Companies without material liability to any of the Gothic Companies.

     3.16 Environmental Matters. (a) Except as set forth in Section 3.16 of the Gothic Disclosure Schedule: (i) the reserves reflected in the Gothic Financial Statements relating to environmental matters were adequate under GAAP as of June 30, 2000, and neither Gothic nor any other Gothic Company has incurred any material liability in respect of any environmental matter since that date; and (ii) the Gothic SEC Documents include all information relating to environmental matters required to be included therein under the rules and regulations of the SEC applicable thereto. (b) Except as set forth in Section 3.16 of the Gothic Disclosure Schedule, to the knowledge of Gothic: (i) each of the Gothic Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws; (ii) none of the Gothic Companies has been notified by any Governmental Authority that any of the operations or assets of any of the Gothic Companies is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material; (iii) none of the Gothic Companies and no other Person has filed any notice under any federal, state or local law indicating that (A) any of the Gothic Companies is responsible for the improper release into the environment, or the improper storage or disposal of any Hazardous Material, or (B) any Hazardous Material is improperly stored or disposed of upon any property of any of the Gothic Companies; (iv) none of the Gothic Companies has any material contingent liability in connection with a release into the environment at or on the property now or previously owned or leased by any of the Gothic Companies, or the storage or disposal of any Hazardous Material; (v) none of the Gothic Companies has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property owned, leased or operated by any of the Gothic Companies; (vi) there are no sites, locations or operations at which any of the Gothic Companies is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and (vii) all underground storage tanks and solid waste disposal facilities owned or operated by the Gothic Companies are used and operated in material compliance with Environmental Laws.

     3.17 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Gothic Common Stock and Gothic Preferred Stock voting as one class is the only vote of the holders of any class or series of Gothic capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

     3.18 Gothic Board of Directors Actions. The board of directors of Gothic has by requisite vote of all directors present: (a) determined that the Merger is advisable; (b) approved the Merger in accordance with the provisions of Section 1081 of the OGCA and the transactions contemplated by this Agreement; and (c) recommended the approval of this Agreement and the Merger by the holders of Gothic Common Stock and directed that the Merger be submitted for consideration by the holders of Gothic Common Stock and Gothic Preferred Stock at a meeting of such stockholders contemplated by paragraph 5.5 hereof.

     3.19 Employment Contracts and Benefits. Except as otherwise set forth in
          Section 3.19 of the Gothic Disclosure Schedule or otherwise provided for in any Gothic Employee Benefit Plan: (a) none of the Gothic Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees or any other Person; and (b) no employee of any of the Gothic Companies or any other Person owns, or has any rights granted by any of the Gothic Companies to acquire, any interest in any of the assets or business of any of the Gothic Companies. Section 3.19 of the Gothic Disclosure Schedule sets forth all indebtedness, promissory notes and other obligations owing by any employee, officer or non-employee director of the Gothic Companies including, without limitation, by employee, officer or non-employee director, the principal amount thereof, the interest rate applicable thereto, any collateral securing payment thereof, the payment terms and the maturity date thereof.

     3.20 Labor Matters. No employees of any of the Gothic Companies are represented by any labor organization. No labor organization or group of employees of any of the Gothic Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Gothic Companies pending with any labor organization or group of employees of any of the Gothic Companies. Each of the Gothic Companies is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or social security Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Gothic Companies.

     3.21 Insurance. Each of the Gothic Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Gothic Companies and owning properties in the same general area in which the Gothic Companies conduct their businesses. Each of the insurance policies currently maintained by the Gothic Companies is described in
          Section 3.21 of the Gothic Disclosure Schedule. Each of the Gothic Companies may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so. None of the such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has any of the Gothic Companies failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise set forth in Section 3.21 of the Gothic Disclosure Schedule: (a) there are no outstanding claims under any such policies or binders and, to the knowledge of Gothic, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Gothic Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to any of the Gothic Companies.

     3.22 Intangible Property. Except as set forth in Section 3.22 of the Gothic Disclosure Schedule, there are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Gothic Companies or for the ownership and operation, or continued ownership or operation, of any of their assets, for which the Gothic Companies do not hold valid and continuing authority in connection with the use thereof. Section 3.22 of the Gothic Disclosure Schedule lists each seismic agreement to which any of the Gothic Companies is a party.

     3.23 Title to Assets. The Gothic Companies (individually or collectively) have Defensible Title to all Oil and Gas Interests of Gothic included or reflected in the Ownership Interests and all of their other assets, subject only to Permitted Encumbrances. Each Oil and Gas Interest included or reflected in the Ownership Interests entitles the Gothic Companies (individually or collectively) to receive not less than the undivided Net Revenue Interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of such costs and expenses of operation and development of such Oil and Gas Interest that is borne or to be borne by the Gothic Companies (individually or collectively) is not greater than the undivided Working Interest set forth in (or derived from) the Ownership Interests.

     3.24 Opinion of Financial Advisor. On the date of execution of this Agreement, the board of directors of Gothic will receive the opinion of CIBC Worldmarkets that, as of such date, the consideration contemplated by paragraph 2.3.2 is fair from a financial point of view to the holders of Gothic Common Stock.

     3.25 Oil and Gas Operations. Except as otherwise set forth in Section 3.25 of the Gothic Disclosure Schedule: (a) all wells included in the Oil and Gas Interests of Gothic have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, regulations, except where the failure or violation could not reasonably be expected to have a Material Adverse Effect on Gothic or Gothic's ability to consummate the transactions contemplated hereby in accordance with this Agreement; and (b) proceeds from the sale of Hydrocarbons produced from Gothic's Oil and Gas Interests are being received by the Gothic Companies in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $250,000 and held in suspense in the ordinary course of business).

     3.26 Financial and Commodity Hedging. Section 3.26 of the Gothic Disclosure Schedule accurately summarizes the outstanding Hydrocarbon and financial hedging positions of the Gothic Companies (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Gothic Disclosure Schedule. After July 1, 2000, Gothic has not entered into and will not enter into any new hedging positions without Parent's prior written consent, which will not be unreasonably withheld.

     3.27 Books and Records. All books, records and files of the Gothic Companies (including those pertaining to Gothic's Oil and Gas Interests, wells and other assets, the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Gothic Companies of their respective assets.

     3.28 Other Entities. Gothic has no direct or indirect equity interest in any corporation, partnership, limited liability company, joint venture, business association or other entity other than the entities included in the Gothic Companies (other than joint venture, joint operating or ownership arrangements entered into in the ordinary course of business or other partnerships that, individually or in the aggregate, are not material to the operations or businesses of the Gothic Companies, taken as a whole). Except as disclosed in Section
          3.28 of the Gothic Disclosure Schedule, and except as may be required under the securities laws of any jurisdiction: (i) all of the outstanding capital stock of, or other ownership interests in, each subsidiary of Gothic, has been validly issued, is (in the case of capital stock) fully paid and nonassessable and (in the case of partnership interests) not subject to current or future capital calls, and is owned by Gothic, directly or indirectly, free and clear of any lien and free of any other charge, claim, encumbrance, limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests); and (ii) there are not now, and at the Effective Time there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of Gothic's subsidiaries, or otherwise obligating Gothic or any such subsidiary to issue, transfer or sell any such securities or to make any payments in respect of any of its securities or its equity.

     3.29 Account Information. Section 3.29 of the Gothic Disclosure Schedule contains an accurate list of the names and addresses of every bank and other financial institution in which any Gothic Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and Persons having signature authority or legal access thereto.

     3.30 Powers of Attorney. There are no outstanding powers of attorney relating to or affecting any Gothic Company.

     3.31 Plugging Status. All wells operated by any Gothic Company that have been permanently plugged and abandoned have been so plugged and abandoned in accordance in all material respects with all applicable requirements of each Governmental Authority having jurisdiction over the Gothic Companies and the Oil and Gas Interests.

     3.32 No Knowledge of Breach of Representations. Gothic has no actual knowledge that any of the representations of Parent or Sub contained in this Agreement are untrue as of the date of this Agreement. If and to the extent that Gothic has any such knowledge as of the date of this Agreement, Gothic will not assert any remedy under this Agreement for breach of such representation (including, but not limited to, any right to not close the Merger due to a failure to satisfy the condition to Closing set forth in Section 6.3.1 arising solely as a result of any such breach).

     3.33 Proxy Statement/Prospectus; Registration Statement. None of the information supplied or to be supplied by Gothic for inclusion or incorporation by reference in (1) the Proxy Statement/ Prospectus and any amendments or supplements thereto, or (2) the Registration Statement and any amendments or supplements thereto, will, at the respective times such documents are filed, (i) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Gothic, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to Effective Time any event with respect to any of the Gothic Companies or their officers and directors will occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such event will be so described, and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Gothic. The Registration Statement will comply (with respect to Gothic) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement/Prospectus will comply (with respect to Gothic) as to form in all material respects with the provisions of the Exchange Act.

     3.34 Equipment. All equipment constituting part of the Oil and Gas Interests has been installed, maintained, and operated by the Gothic Companies as a prudent operator in accordance with oil and gas industry standards, and is currently in a state of repair so as to be adequate for normal operations by the Gothic Companies, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Gothic Companies (taken as a whole).

     3.35 Current Commitments. Section 3.35 of the Gothic Disclosure Schedule and the expenses specifically permitted under the terms of paragraph
          5.1.10 contain a true and reasonably complete list as of July 31, 2000, of all oral or written commitments for capital expenditures of more than $50,000 with respect to any of the wells or the Oil and Gas Interests for which all of the activities anticipated in such commitments will not have been completed by the Effective Time. Except for those set forth in Section 3.35 of the Gothic Disclosure Schedule, as of Closing there will be no oral or written commitments for capital expenditures with respect to the Oil and Gas Interests.

     3.36 Payout Balances. Section 3.36 of the Gothic Disclosure Schedule contains a reasonably complete and accurate list of the status, as of June 30, 2000 with respect to Gothic Company operated wells and as of March 31, 2000 with respect to third party operated wells, of: (a) the "payout" balance for each Oil and Gas Interest that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production); and (b) all gas balancing obligations and rights for each Oil and Gas Interest which is subject to a gas balancing overage or underage.

     3.37 Full Disclosure. The representations, warranties or other statements by all Gothic Companies in this Agreement or in the Gothic Disclosure Schedule or Exhibits hereto or any documents distributed generally to Gothic's stockholders, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

     3.38 Certain Agreements. There are no contracts, agreements, arrangements or understandings to which any of the Gothic Companies is a party which create, govern or purport to govern the right of another party (other than Parent or Sub) to acquire any of the Gothic Companies.

     3.39 Affiliate Transactions. There are no transactions between any of the Gothic Companies and any of their respective Affiliates, which are required to be disclosed in the Gothic SEC Documents which are not disclosed.

     3.40 Employees, Officers and Directors Loans. With respect to each loan by any of the Gothic Companies to any officer, director or employee of any of the Gothic Companies: (a) prior to the execution of this Agreement each officer and employee has executed and delivered to the Gothic Companies a letter in the form set forth in Section 3.40 of the Gothic Disclosure Schedule irrevocably directing the Gothic Companies to apply the severance payments due to such officers and employees to the payment in full of such loans; and (b) prior to the execution of this Agreement each non-employee director of the Gothic Companies has executed and delivered to Gothic a pledge agreement in the form set forth in Section 3.40 of the Gothic Disclosure Schedule pledging to Gothic the Gothic Common Stock acquired with such loan (the "Pledged Stock"), has delivered possession of the Pledged Stock to Gothic and taken any additional or other actions appropriate to create and maintain a first perfected security interest in such Gothic Common Stock in favor of Gothic. On or before the Closing Date: (y) the Gothic Companies will first apply the severance payments due to such officers and employees against the unpaid principle balance and any accrued but unpaid interest owing under such officers and employees' loans, with any remaining amount to be paid in accordance with the terms and conditions of the Gothic severance policy; and (z) the Gothic Companies will deliver any remaining unpaid promissory notes, the pledge agreements for the non-employee directors and the Pledged Stock for the non-employee directors to Parent together with the promissory notes secured thereby. The Gothic Companies will: (i) take any and all action necessary to maintain in full force and effect the foregoing promissory notes, instruction letters, pledge agreements and first perfected security interests in all Pledged Stock; (ii) not amend, forgive, waive compliance with or otherwise release any rights under any of the foregoing except on payment in full of the applicable obligation; and (iii) assist in the collection and enforcement of the foregoing agreements and obligations. All of the parties hereto agree that the first perfected security interest in the Pledged Stock will continue in all of the Parent Common Stock which is exchanged or exchangeable for the Pledged Stock pursuant to this Agreement. Gothic hereby acknowledges and agrees that any failure to comply with the provisions of this paragraph 3.40 by Michael Paulk, Steven Ensz or the non-employee directors at any time to and including the Closing Date will constitute a Material Adverse Effect.

     4. PARENT AND SUB REPRESENTATIONS AND WARRANTIES. Except as set forth in the Parent Disclosure Schedule, Parent and Sub hereby jointly and severally represent and warrant to Gothic that:

     4.1 Corporate Organization. Each of Parent and Sub: (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Copies of the certificate or articles of incorporation and bylaws of each of Parent and Sub have heretofore been delivered to Gothic, and such copies are accurate and complete as of the date hereof.

     4.2 Authority and Enforceability. Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement and (with respect to consummation of this Agreement and the Merger, subject to the approval of the Parent as the sole stockholder of Sub) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, including approval by the respective boards of directors of Parent and Sub and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution or delivery of this Agreement or (with approval by the Parent as the stockholder of Sub) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and (with respect to consummation of this Agreement and the Merger, assuming that this Agreement constitutes a valid and binding obligation of Gothic) constitutes a valid and binding obligation of each of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

     4.3 No Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Parent and Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or any Parent Subsidiary under, any provision of: (a) the certificate of incorporation or bylaws of Parent or Sub or any provision of the comparable charter or organizational documents of any Parent Subsidiary; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Parent or any Parent Subsidiary; or (c) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph 4.4 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Parent Subsidiary or any of their respective properties or assets, other than, in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that has been waived or consented to or that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement.

     4.4 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration, or filing with, or permit from, any Governmental Authority is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent and Sub of the transactions contemplated hereby except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement; (b) the filing of the Certificate of Merger with the Secretary of State of Oklahoma pursuant to the provisions of the OGCA; (c) the filing, if necessary, of a pre-merger notification report by Parent under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and the Registration Statement and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) the filing with the Exchange of a listing application relating to the shares of Parent Common Stock to be issued pursuant the Merger and the obtaining from the Exchange of its approval thereof; (f) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or Environmental Laws; and (g) the valid approval of this Agreement and the Merger by the board of directors of Parent and Sub.

     4.5 Parent SEC Documents. Gothic has had available to it a true, correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since December 31, 1998, and prior to the date of this Agreement (the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.6 Financial Statements. The Parent Financial Statements were prepared in accordance with the applicable published rules and regulations of the SEC with respect thereto and in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects, in accordance with applicable requirements of GAAP (in the case of unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of Parent and the Parent Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and the Parent Subsidiaries for the periods presented therein.

     4.7 Capital Structure. The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock of which 148,768,103 shares of Parent Common Stock and 624,037 shares of preferred stock were issued and outstanding as of August 23, 2000. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock. Except as set forth in the two preceding sentences and in Section 4.7 of the Parent Disclosure Schedule, there are: (a) no outstanding shares of capital stock or other voting securities of Parent (other than shares issued since August 23, 2000, upon the exercise of outstanding options described in Section 4.7 of the Parent Disclosure Schedule); (b) no outstanding securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent; and (c) no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights, commitments, understandings or agreements to which Parent is a party or by which it is bound) obligating Parent to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Parent (or securities of Parent) or obligating Parent to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. All outstanding shares of Parent capital stock are, and (when issued) the shares of Parent Common Stock to be issued pursuant to the Merger will be, validly issued, fully paid and nonassessable and not subject to any preemptive right. There are 1,000 shares of Sub Common Stock issued and outstanding, all of which are owned by Parent. All outstanding shares of Sub Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive right. As of the date hereof there is no, and at the Effective Time there will not be any, stockholder agreement, voting trust or other agreement or understanding to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent.

     4.8 Governmental Regulation. Neither Parent nor any of the Parent Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

     4.9 Litigation. Except as set forth in Section 4.9 of the Parent Disclosure Schedule, there is no litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Parent, threatened against Parent or a Parent Subsidiary or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Parent has no knowledge of any facts that are likely to give rise to any litigation, arbitration, investigation or other proceeding of any Governmental Authority or other Person which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No Parent Company is subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders and any injunction, judgment, order, decree or ruling that, either individually or in the aggregate, would not have a Material Adverse Effect) on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement. There is no litigation, investigation or other proceeding of any Governmental Authority or other Person pending or, to the knowledge of Parent, threatened against or affecting Parent, Sub or a Parent Subsidiary that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent or Sub in connection with the transactions contemplated hereby.

     4.10 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any Person, or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and transactions contemplated hereby.

     4.11 Brokers. Other than Bear, Stearns & Co. Inc. (the "Financial Advisor"), no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent or Sub and for which Parent or Sub or any of the Gothic Companies will have any obligation or liability.

     4.12 Absence of Certain Changes. Except as set forth in Section 4.12 of the Parent Disclosure Schedule, since June 30, 2000, the Parent Companies have conducted their businesses only in the ordinary course of business consistent with past practices and, since such date, there has not been any event (financial or otherwise, whether or not in the ordinary course of business), circumstance or condition that: (a) would be reasonably likely to have a Material Adverse Effect on Parent or Parent's ability to consummate the transactions contemplated hereby in accordance with this Agreement; or (b) would have required the consent of Gothic pursuant to paragraph 5.2 had such event occurred after the date of this Agreement (other than changes, including changes in commodity prices generally affecting the oil and gas industry, changes resulting from exploration or development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

     4.13 Compliance with Laws and Permits. None of the Parent Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation or bylaws or partnership agreement or other governing document; or (b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, except (in the case of clause (b) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Parent Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Parent Permits"), except for Parent Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement. Each of the Parent Companies is in compliance with the terms of its Parent Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement. No investigation or review by any Governmental Authority with respect to any of the Parent Companies is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Parent's or Sub's ability to consummate the transactions contemplated hereby in accordance with this Agreement.

     4.14 No Restrictions. Except as otherwise set forth in Section 4.14 of the Parent Disclosure Schedule, none of the Parent Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital stock; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness reflected in the Parent Financial Statements or indebtedness incurred in the ordinary course of business); (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than guaranties undertaken in the ordinary course of business and other than the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

     4.15 Taxes. Except as set forth in Section 4.15 of the Parent Disclosure
          Schedule:

       4.15.1 Parent and each Parent Subsidiary, and any affiliated, combined or unitary group of which Parent or any Parent Subsidiary is or was a member has properly completed and timely (taking into account any extensions) filed all material federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Parent Returns") required to be filed in respect of any Tax and has timely paid all Taxes that are shown by such Parent Returns to be due and payable. The Parent Returns correctly and accurately (except for one or more matters the aggregate effect of which is not material) reflect the facts regarding the income, business and assets, operations, activities, status or other matters of Parent required to be shown thereon or any other information required to be shown thereon and are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties, or any corresponding provision of applicable state, local or foreign tax law or any predecessor provision. Parent and each Parent Subsidiary has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of Parent and each Parent Subsidiary through the date hereof Parent and each Parent Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and the filing of material federal, state or local Parent Returns.

       4.15.2 Section 4.15.2 of the Parent Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of Parent and each Parent Subsidiary have been examined by the IRS. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in Parent's most recent audited financial statements. No material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which Parent or any of the Parent Subsidiaries would be liable, and no material deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against Parent or any of the Parent Subsidiaries with respect to any period. No claim has been asserted by any authority in any jurisdiction where the Parent Companies do not file Returns that any Parent Company is subject to Tax in that jurisdiction.

       4.15.3 Except as disclosed on Section 4.15.3 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority: (i) any agreement extending the period for assessment or collection of any Tax for which Parent or any Parent Subsidiary is liable for any period that is open under the applicable statute of limitations; or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to Parent or any Parent Subsidiary for the current or any future taxable period. Neither Parent nor any Parent Subsidiary has made an election under Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
               (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement. Neither Parent nor any Parent Subsidiary is a party to any agreement or other arrangement that, as a consequence of the Merger would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

       4.15.4 There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any Parent Subsidiary.

       4.15.5 Except for the group of which Parent is presently a member, neither Parent nor any Parent Subsidiary has ever been a member of an "affiliated group of corporations" within the meaning of
               Section 1504 of the Code, other than as a common parent corporation.

       4.15.6 After the date hereof, no election which is inconsistent with past practices with respect to Taxes will be made without the written consent of Gothic.

       4.15.7 None of the assets of Parent or any Parent Subsidiary is property that Parent is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former
               Section 168(f)(8) of the Code.

       4.15.8 None of the assets of Parent or any Parent Subsidiary directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

       4.15.9 None of the assets of Parent or any Parent Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

       4.15.10 Neither Parent nor any Parent Subsidiary has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which will have any Material Adverse Effect on any Tax for a period which ends after December 31, 1999.

     4.16 Environmental Matters. Except as set forth in Section 4.16 of the Parent Disclosure Schedule or the Parent SEC Documents: (i) the reserves reflected in the Parent Financial Statements relating to environmental matters were adequate under GAAP as of June 30, 2000, and neither Parent nor any of the Parent Subsidiaries has incurred any material liability in respect of any environmental matter since that date; and (ii) the Parent SEC Documents include all information relating to environmental matters required to be included therein under the rules and regulations of the SEC applicable thereto. Except as set forth in Section 4.16 of the Parent Disclosure Schedule or the Parent SEC Documents, to the knowledge of Parent: (a) each of the Parent Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in material compliance with all Environmental Laws; (b) none of the Parent Companies has been notified by any Governmental Authority that any of the operations or assets of any of the Parent Companies is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material; (c) none of the Parent Companies and no other Person has filed any notice under any federal, state or local law indicating that: (i) any of the Parent Companies is responsible for the improper release into the environment, or the improper storage or disposal of any Hazardous Material; or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the Parent Companies; (d) none of the Parent Companies has any material contingent liability in connection with a release into the environment at or on the property now or previously owned or leased by any of the Parent Companies or the storage or disposal of any Hazardous Material;
          (e) none of the Parent Companies has received any claim, complaint, notice, inquiry or request for information which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property owned, leased or operated by any of the Parent Companies; (f) there are no sites, locations or operations at which any of the Parent Companies is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and (g) all underground storage tanks and solid waste disposal facilities owned or operated by the Parent Companies are used and operated in material compliance with Environmental Laws.

     4.17 Employment Contracts and Benefits. Section 4.17 of the Parent Disclosure Schedule sets forth each of the Parent's employee benefit plans ("Parent Employee Benefit Plan") and except as otherwise set forth in Section 4.17 of the Parent Disclosure Schedule or otherwise provided for in any Parent Employee Benefit Plan: (a) none of the Parent Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any other Person; and (b) no employee of any of the Parent Companies owns, or has any rights granted by any of the Parent Companies to acquire, any interest in any of the assets or business of any of the Parent Companies.

     4.18 Labor Matters. No employees of any of the Parent Companies are represented by any labor organization. No labor organization or group of employees of any of the Parent Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor

          Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving any of the Parent Companies pending with any labor organization or group of employees of any of the Parent Companies. Each of the Parent Companies is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     4.19 Insurance. Each of the Parent Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Parent Companies and owning properties in the same general area in which the Parent Companies conduct their businesses. None of the policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, nor has any of the Parent Companies failed to give any notice or present any claim under any such policy or binder in due and timely fashion.

     4.20 Intangible Property. Except as set forth in Section 4.20 of the Parent Disclosure Schedule, there are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Parent Companies or for the ownership and operation, or continued ownership or operation, of any their assets, for which the Parent Companies do not hold valid and continuing authority in connection with the use thereof.

     4.21 Opinion of Financial Advisor. The board of directors of Parent has received the opinion dated as of the date hereof of the Financial Advisor addressed to such board of directors that the Merger is fair from a financial point of view to the holders of Parent Common Stock.

     4.22 Books and Records. All books, records and files of the Parent Companies (including those pertaining to Parent's Oil and Gas Interests, wells and other assets, the production, gathering, transportation and sale of Hydrocarbons, and corporate, accounting, financial and employee records): (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Parent Companies of their respective assets.

     4.23 Employee Benefit Plans. Each Parent Benefit Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and each Parent Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) is so qualified. Except as set forth in Section 4.23(b) of the Parent Disclosure
          Schedule: (i) no Parent Benefit Plan currently has any "accumulated funding deficiency" as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived); (ii) no event or condition exists or is expected to occur which is a reportable event within the meaning of ERISA Section 4043 with respect to any Parent Benefit Plan that is subject to Title IV of ERISA and with respect to which the 30-day notice requirement has not been waived; (iii) each member of Parent's Controlled Group (as defined below) has made all required premium payments when due to the PBGC; (iv) neither Parent nor any member of its Controlled Group is subject to any liability to the PBGC for any Parent Benefit Plan termination; (v) no amendment has occurred which requires Parent or any member of its Controlled Group to provide security pursuant to Code Section 401(a)(29); and (vi) neither

          Parent nor any member of its Controlled Group has engaged in a transaction which is reasonably likely to subject it to liability under ERISA Section 4069. For the purposes of this paragraph 4.23, the term "Controlled Group" means all corporations, trades or businesses which, together with Parent, are treated as a single employer under
          Section 414 of the Code.

     4.24 Proxy Statement/Prospectus; Registration Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (1) the Proxy Statement/ Prospectus, and any amendments or supplements thereto, or (2) the Registration Statement, and any amendments or supplements thereto, will, at the respective times such documents are filed, (i) in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Gothic, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and, (ii) in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to Effective Time any event with respect to any of the Parent Companies or their officers and directors will occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the Registration Statement, such event will be so described, and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Gothic. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act, and the Proxy Statement/Prospectus will comply (with respect to Parent) as to form in all material respects with the provisions of the Exchange Act.

     4.25 No Knowledge of Breach of Representations. Parent has no actual knowledge that any of Gothic's representations contained in this Agreement are untrue as of the date of this Agreement. If and to the extent that Parent has any such knowledge as of the date of this Agreement, Parent will not assert any remedy under this Agreement for breach of such representation (including, but not limited to, any right to not close the Merger due to a failure to satisfy the condition to Closing set forth in paragraph 6.2.1 arising solely as a result of any such breach).

     5. COVENANTS. From the date hereof until the Effective Time, Parent, Sub and Gothic hereby covenant and agree as follows:

     5.1 Conduct of Gothic Business Pending Closing. From the date hereof until the Effective Time, Gothic covenants and agrees that, unless Parent otherwise agrees in writing, the businesses of the Gothic Companies will be conducted only in, and the Gothic Companies will not take any action except in, the ordinary course of business and in a manner consistent with past practice, and Gothic will use its reasonable best efforts to preserve substantially intact the business organization of the Gothic Companies, to keep available the services of the current officers, employees and consultants of the Gothic Companies and to preserve the goodwill of those current relationships of the Gothic Companies with customers, suppliers and other Persons with which the Gothic Companies have significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Gothic Companies will not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

        5.1.1 Amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of the Gothic Companies;

        5.1.2 Issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of:
               (a) any shares of any class of capital stock of the

               Gothic Companies, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Gothic Companies (except for the issuance of shares of Gothic Common Stock issuable on conversion of the Gothic Preferred Stock and issuable pursuant to Gothic Stock Options and Gothic Warrants outstanding on the date hereof and disclosed in the Gothic Disclosure Schedule); or (b) any assets of the Gothic Companies, except for sales of products in the ordinary course of business;

        5.1.3 Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set asides, dividends and other distributions made from the Gothic Subsidiary to Gothic or payment-in-kind dividends to Parent on the Gothic Preferred Stock);

        5.1.4 Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or amend or modify any warrant or other right to acquire any capital stock;

        5.1.5 (a) Acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business; (b) incur any indebtedness for borrowed money in excess of the existing borrowing base under the current Bank Credit Agreement or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contribution to, or investments in, any other Person (other than such of the foregoing as are made by Gothic to or in a wholly-owned subsidiary of Gothic), except in the ordinary course of business and consistent with past practice, but in no event in excess of $1.0 million; or (c) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph 5.1.5;

        5.1.6 Increase the compensation payable or to become payable to any officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Gothic Companies who are not officers of the Gothic Companies, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Gothic Companies, or establish, adopt, enter into, modify or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option except as set forth in paragraph 2.3.4, restricted stock, pension, retirement, deferred compensation, employment, termination, severance phantom stock plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

        5.1.7 Make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

        5.1.8 Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Gothic Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practices;

        5.1.9 Settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the transactions contemplated hereby, except if such settlement or compromise would not have a Material Adverse Effect;

        5.1.10 Undertake: (a) any capital commitment outside Arkansas, Kansas, Oklahoma and that portion of the State of Texas located north of latitude 34 degrees N (the "Midcontinent Area"); (b) any new land or lease initiatives; (c) any capital expenditures in the Midcontinent Area in an individual amount greater than $75,000 or, when aggregated with all other capital commitments, in an aggregate amount greater than $500,000, unless such capital expenditure is in an oil and gas well proposed by a Parent Company or proposed by a third party and participated in by a Parent Company; or (d) any new well proposals or regulatory or governmental action with respect to any well activities; provided, however, the restrictions on capital expenditures set forth in this paragraph 5.1.10 will not apply to the McClellan MOC Federal 21 Well, the McClellan MOC Federal 22 Well or the Sinclair 2-4 Well so long as such wells are drilled to the depths and in accordance with the terms set forth in the respective AFEs for such wells dated April 25, 2000, June 19, 2000 and July 18, 2000;

        5.1.11 Take or cause to be taken any action which would disqualify the Merger as a 368 Reorganization for Tax purposes;

        5.1.12 Amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer or any other material right of any of the Gothic Companies; or

        5.1.13 Take or offer or propose to take, or agree to take in writing, or otherwise, any of the actions described in paragraphs 5.1.1 through 5.1.12 of this paragraph 5.1 or any action which would result in any of the conditions to the Merger not being satisfied.

     5.2 Conduct of Parent Business Pending Closing. From the date hereof until the Effective Time, Parent covenants and agrees that, except to the extent contemplated in the Parent SEC Documents, as set forth below, or as otherwise agreed to in writing, the businesses of Parent and the Parent Subsidiaries will be conducted only in, and Parent and the Parent Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice, and Parent will use its reasonable best efforts to preserve substantially intact the business organization of Parent and the Parent Subsidiaries, to keep available the services of the current officers, employees and consultants of Parent and the Parent Subsidiaries and to preserve the goodwill of those current relationships of Parent and the Parent Subsidiaries with customers, suppliers and other Persons with which Parent or any Parent Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, Parent will not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Gothic:

        5.2.1 Amend or otherwise change the certificate of incorporation (excluding any certificate of elimination filed with respect to the Parent Preferred Stock) or bylaws of Parent;

        5.2.2 Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Parent Common Stock; or

        5.2.3 Take or cause to be taken any action which would disqualify the Merger as a 368 Reorganization for Tax purposes.

     5.3 Access to Information. The Parent Companies and the Gothic Companies agree that:

        5.3.1 Gothic will (and will cause each of the other Gothic Companies to) afford to Parent and Parent Representatives (including, without limitation, directors, officers and employees of Parent and its Affiliates, and counsel, accountants and other professionals retained by Parent) such access, during normal business hours throughout the period prior to the Effective Time, to Gothic's books, records (including, without limitation, Tax returns and work papers of Gothic's independent auditors), properties, personnel and to such other information as Parent reasonably requests and will permit Parent to make such inspections as Parent may reasonably request and will cause the officers of all of the Gothic Companies to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Gothic Companies as Parent may from time to time reasonably request, provided, however, that no investigation pursuant to this paragraph 5.3 will affect or be deemed to modify any of the representations or warranties made by Gothic in this Agreement.

        5.3.2 If and to the extent necessary for the preparation of the opinion specified in paragraph 3.24 hereof, the Parent Companies will afford to Gothic's financial advisors reasonable access during normal business hours to the executive officers of the Parent Companies, provided that such advisors first execute a confidentiality agreement satisfactory to the Parent Companies and their counsel and conduct such investigation in a manner that does not interfere unreasonably with the schedules of the Parent Companies' executive officers.

     5.4 No Solicitation. Immediately following the execution of this Agreement, the Gothic Companies:

        5.4.1 Will (and will cause each of the Gothic Representatives to) terminate any and all existing activities, discussions and negotiations with third parties (other than Parent) with respect to any possible transaction involving any proposal to acquire all or any part of the Gothic Common Stock or all or a material portion of the assets, business or equity interest of Gothic (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise.

        5.4.2 Will not (and will cause the Gothic Representatives not to), directly or indirectly: (a) solicit, initiate or encourage the submission of, any offer or proposal to acquire all or more than three percent (3%) of the Gothic Common Stock or all or any material portion of the assets, business or equity interests of Gothic or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise (an "Alternative Proposal"); (b) engage in negotiations or discussions concerning or provide any non-public information to any Person relating to an Alternative Proposal; or (c) agree to, approve or recommend, or otherwise facilitate any effort or attempt to make or implement, any Alternative Proposal, or withdraw its recommendation of the Merger, provided, however, that: (i) Gothic's board of directors may take and disclose to the stockholders of Gothic a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal; and (ii) following receipt from a third party (without any solicitation, initiation or encouragement, directly or indirectly, by Gothic or any Gothic Representatives) of a bona fide written Alternative Proposal, (x) Gothic may, upon written notice to Parent, engage in discussions or negotiations with such third party and may furnish such third party non-public information concerning Gothic, and Gothic's business, properties and assets if, prior to furnishing such information to such third party, such third party executes a confidentiality agreement in reasonably customary form and on terms, including so called "standstill" provisions, satisfactory in form and substance to Parent and (y) the board of directors of Gothic may recommend such Alternative Proposal or withdraw, modify or not make its recommendation referred to in paragraph 3.18, if and only to the extent that Gothic's board of directors determines in good faith that: (1) based on the advice of Gothic's counsel, the failure to recommend such Alternative Proposal would constitute a breach of the board's fiduciary duties; and (2) based on the advice of Gothic's financial advisor, such Alternative Proposal, if consummated, would result in a transaction more favorable to Gothic's stockholders from a financial point of view than the transaction contemplated by this Agreement (a "Superior Proposal") and the Person making such Superior Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction.

        5.4.3 Will promptly notify Parent after receipt by Gothic or any of the Gothic Representatives of any Alternative Proposal, any inquiries indicating that any Person is considering making or wishes to make an Alternative Proposal or any requests for nonpublic information and the terms and conditions of any proposals or offers and the status of any actions, including any discussions, taken pursuant to such Alternative Proposal. Gothic agrees that it will keep Parent informed, on a current basis, of the status and terms of any such Alternative Proposal and of any discussions or negotiations regarding same.

        5.4.4 Will cause each of the Irrevocable Proxies to be executed and delivered to Parent within ten (10) days after the execution of this Agreement, all in form and substance satisfactory to Parent and its legal counsel.

          Nothing in this paragraph 5.4 will permit Gothic to terminate this Agreement or to change or withdraw its recommendation except as specifically provided in paragraph 7.1.

     5.5 Gothic Stockholder Meeting. Gothic will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on this Agreement and the Merger. The board of directors of Gothic will recommend approval of this Agreement and the Merger (unless Gothic's board of directors determines in good faith based on the advice of Gothic's financial advisor that Gothic has received a Superior Proposal from a Person with the financial means or ability to obtain the necessary financing to conclude such transaction, subject, however, to the provisions of paragraph 7 hereof) and will take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Gothic.

     5.6 Parent Tax Determination. As a condition precedent to the mailing of the Proxy Statement/ Prospectus, Parent will have made a good faith determination to the effect that: (a) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of
          Section 368(a) of the Code; (b) each of Parent and Sub should be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss should be recognized by Parent or Sub as a result of the Merger.

     5.7 Registration Statement and Proxy Statement/Prospectus. With respect to the Registration Statement and the Proxy Statement/Prospectus, the parties agree that:

        5.7.1 Parent and Gothic will cooperate and promptly prepare (i) a Preliminary Proxy Statement and (ii) the Registration Statement, and Gothic and Parent will file the Preliminary Proxy Statement and the Registration Statement with the SEC as soon as practicable after the date hereof. Parent will use its commercially reasonable efforts, and Gothic will cooperate with Parent (including furnishing all information concerning Gothic and the holders of Gothic Common Stock as may be reasonably requested by Parent), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent will use its best efforts, and Gothic will cooperate with Parent, to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.

        5.7.2 Parent and Gothic will cause the Registration Statement (including the Proxy Statement/ Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

        5.7.3 Gothic hereby covenants and agrees with Parent that: (a) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (a) will apply only to information contained in the Registration Statement that was supplied by Gothic specifically for inclusion therein); and (b) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Gothic, at the time of the Gothic Stockholder Meeting, and at the Effective
               Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (b) will only apply to any information contained in the Proxy Statement/ Prospectus that was supplied by Gothic specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Gothic, or with respect to other information supplied by Gothic specifically for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, Gothic will promptly notify Parent of such occurrence and will cooperate with Parent in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to Gothic, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, such event will be so described and such supplement will be promptly prepared, filed and disseminated.

        5.7.4 Parent hereby covenants and agrees with Gothic that: (a) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (a) will apply only to information contained in the Registration Statement that was supplied by Parent specifically for inclusion therein); and (b) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Gothic, at the time of the Gothic Stockholder Meeting, and at the Effective
               Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (b) will only apply to any information contained in the Proxy Statement/ Prospectus that was supplied by Parent specifically for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information supplied by Parent specifically for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, Parent will promptly notify Gothic of such occurrence and will prepare and file such amendment. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Proxy Statement/ Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, such event will be so described and such supplement will be promptly prepared, filed and disseminated.

        5.7.5 Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto will be filed or disseminated to the stockholders of Gothic without the approval of both Parent and Gothic which approval will not be unreasonably withheld. Parent will advise Gothic, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any comments or requests for additional information by the SEC with respect to the Registration Statement.

     5.8 Stock Exchange Listing. Parent will use its best efforts to list on the Exchange or such other exchange on which Parent Common Stock is then primarily traded, upon notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

     5.9 Additional Arrangements. Subject to the terms and conditions herein provided, each of Gothic and Parent will take, or cause to be taken, all action and will do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of Gothic and Parent will take, or cause to be taken, all action or will do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority will have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Gothic and Parent will use its reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

     5.10 Agreements of Affiliates. At least 30 days prior to the Effective Time, Gothic will cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the Gothic Stockholder Meeting, may be deemed to be "affiliates" of Gothic as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act or are Major Gothic Stockholders. Upon written request by Parent, Gothic will use its best efforts to cause each Person who is identified as a Major Gothic Stockholder or an "affiliate" of Gothic in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit "5.10" (if such Person has not executed and delivered an agreement substantially to the same effect contemporaneously with the execution of this Agreement). Parent will be entitled to place legends as specified in such agreements on the Parent Certificates representing any Parent Common Stock to be issued in the Merger to affiliates of Gothic or Major Gothic Stockholders. Parent agrees to use its commercially reasonable efforts to publish, or cause to be published, within 180 days after the Closing a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations of Parent and Gothic.

     5.11 Public Announcements. Prior to Closing, Gothic will consult with Parent before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and will not issue any press release or make any such public statement prior to obtaining the written approval of Parent; provided, however, that such approval will not be required where such release or announcement is required by applicable law; and provided further, that Gothic may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with previously issued press releases.

     5.12 Notification of Certain Matters. Gothic will give prompt notice to Parent of: (a) any representation or warranty of Gothic contained in this Agreement being untrue or inaccurate when made; (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty of Gothic contained in this Agreement to be untrue or inaccurate on the Closing Date; or (c) any failure of Gothic to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent will give prompt notice to Gothic of: (i) any representation or warranty of

          Parent contained in this Agreement being untrue or inaccurate when made; (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate on the Closing Date; or (iii) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

     5.13 Indemnification. From and after the Effective Time, Parent agrees that:

       5.13.1 Parent will indemnify and hold harmless each present and former director and/or officer of Gothic, determined as of the Effective Time (the "Indemnified Parties"), that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Gothic Companies prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to such Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Gothic would have been permitted under Oklahoma law, the certificate of incorporation or bylaws of Gothic or written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit.

       5.13.2 Any Indemnified Party wishing to claim indemnification under paragraph 5.13.1, upon learning of any such Claim, will promptly notify Parent thereof, but the failure to so notify Parent will not relieve Parent of any liability it may have to such Indemnified Party if such failure does not materially prejudice Parent. In the event of any such Claim (whether arising before or after the Effective Time): (a) Parent will have the right to assume the defense thereof and Parent will not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense, the Indemnified Party may retain counsel reasonably satisfactory to Parent, and Parent will pay reasonable fees and expenses of such counsel for the Indemnified Party; provided, however, that Parent will be obligated pursuant to this paragraph 5.13.2 to pay for only one firm or counsel for all Indemnified Parties unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (b) such Indemnified Parties will cooperate in the defense of any such matter; and (c) Parent will not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld; and provided, further, however, that Parent will not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction will ultimately determine, and such determination will have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then Parent and the Indemnified Party will contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits, with any allocation of respective "fault" otherwise allocable to Gothic being allocated to Parent.

     5.14 Employee and Severance Matters. Attached as Section 5.14 of the Gothic Disclosure Schedule is: (a) a current list of each of the Gothic Companies' employees (the "Gothic Employees"); (b) a copy of Gothic's severance policy (the "Gothic Severance Policy"); (c) a severance package table which lists the cost of all severance pay to be paid to each of the Gothic Employees; (d) a list of Gothic Employees with written employment agreements (the "Contract Employees"); and (e) a list of all contract pumpers and other independent contractors (the "Independent Contractors") and a summary of the terms of such arrangements including, without limitation, any severance package. On or immediately prior to the Closing Date, Gothic will pay the severance pay as indicated on the severance package table to the Gothic Employees. Notwithstanding the immediately preceding sentence, Gothic will not pay such severance pay to: (i) any Gothic Employee who is not a Contract Employee and to whom Parent or Sub offers a substantially comparable job (as determined by Parent in its reasonable discretion) with equal or better base salary at such employee's current location; (ii) any Contract Employee who chooses not to terminate his employment agreement with Gothic on the Closing Date; (iii) any Independent Contractor who is covered by the Gothic Severance Policy and chooses not to terminate his contract with Gothic on the Closing Date; (iv) Michael Paulk or Steve Ensz except in accordance with their respective employment agreements and the termination agreements attached hereto as part of Section 5.14 of the Gothic Disclosure Schedule; or (v) any Gothic Employee who does not execute a severance agreement in substantially the form required by the severance policy. With respect to any Gothic Employee who is not paid severance pay on or immediately prior to the Effective Date, all the terms and provisions of the Gothic Severance Policy and the Contract Employees' employment agreements will continue in full force and effect.

     5.15 Restructuring of Merger. Upon the mutual agreement of Parent and Gothic so long as no breach of any of the representations and warranties set forth herein has occurred, the Merger may be restructured in the form of a forward subsidiary merger of Gothic into Sub, with Sub being the Surviving Corporation, or as a merger of Gothic into Parent, with Parent being the Surviving Corporation. In addition, (so long as no breach of any of the representations and warranties of the Parent set forth herein has occurred, such restructure will not adversely affect the tax consequences of the Merger and such restructure will not cause a violation of paragraph
          6.2.6 that is not waived by the Parent), at the election of the Parent, the Merger may be restructured in the form of a share acquisition under Section 1090.1 of the OGCA. In such event, this Agreement will be deemed appropriately modified to reflect such form of merger. Regardless of the form of the Merger, Gothic, Parent and Sub acknowledge and agree that the effect of the Merger is that Gothic is being acquired by Parent.

     5.16 Payment of Expenses. Except as set forth in this paragraph 5.16, all expenses incurred in connection with this Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated, except that Parent and Gothic each will pay one-half of all Expenses (as defined below) relating to printing, filing and mailing the Registration Statement and the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement/Prospectus. "Expenses" as used in this Agreement will include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement/ Prospectus, the solicitation of stockholder approvals and all other matters related to the closing of the Merger.

     5.17 Gothic Termination Fee. Parent and Gothic agree that: (a) if Gothic terminates this Agreement pursuant to pursuant to paragraph 7.1.4(a); or (b) if Parent terminates this Agreement pursuant to paragraph 7.1.5; or (c) if (i) Gothic or Parent terminates this Agreement pursuant to paragraph 7.1.2 due to the failure of Gothic's stockholders to approve and adopt this Agreement, the Merger and the transactions contemplated hereby, and (ii) at the time of such failure to so approve and adopt this Agreement, the Merger and the transactions contemplated hereby, there exists an Alternative Proposal with respect to Gothic and, prior to or within seven (7) months of the termination of this Agreement, Gothic enters into a definitive agreement with any third party with respect to such Alternative Proposal with respect to Gothic; then Gothic will pay to Parent an amount equal to $10,000,000 (the "Gothic Termination Fee"). The Gothic Termination Fee will be paid prior to, and will be a pre-condition to effectiveness of termination of this Agreement pursuant to paragraph 7.1.4 and 7.1.5 and the Gothic Termination Fee will be paid to Parent on the next business day after a definitive agreement is entered into with a third party with respect to an Alternative Proposal if this Agreement is terminated pursuant to paragraph 7.1.2. Any payment of a Gothic Termination Fee required to be made pursuant to this paragraph 5.17 will be made not later than two (2) business days after termination of this Agreement. All payments under this paragraph 5.17 will be made by wire transfer of immediately available funds to an account designated by Parent.

     5.18 Dissenting Stockholder Payments. Any and all payments made to settle appraisal rights of Dissenting Stockholders or made pursuant to the OGCA will be made solely out of Gothic assets and neither Parent nor Sub will have any liability therefor.

     6. CONDITIONS PRECEDENT. The obligations of the parties under this Agreement will be subject to the following conditions precedent:

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

        6.1.1 Stockholder Approval. This Agreement and the Merger will have been duly and validly approved and adopted by a majority of the outstanding Gothic Common Stock and Gothic Preferred Stock voting as one class.

        6.1.2 Other Approvals. If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Gothic, Parent and Sub will have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Parent (assuming the Merger has taken place) or to materially and adversely affect the consummation of the Merger.

        6.1.3 Securities Law Matters. The Registration Statement will have become effective under the Securities Act and will be effective at the Effective Time, and no stop order suspending such effectiveness will have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness will have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger will have been received.

        6.1.4 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect; provided, however, that prior to invoking this condition, each party will have complied fully with its obligations under paragraph 5.9 and, in addition, will use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

        6.1.5 Financing Conditions. All of the terms and conditions set forth in the financing commitment dated September 8, 2000, among Bear Stearns & Co., Inc. and the Parent relating to the Merger will have been satisfied, such financing commitment will be in full force and effect as to each of the lenders which is a party thereto and all of the funding required to consummate the transactions contemplated hereby (including the payment of any obligations of the Gothic Companies as a result of this transaction together with any transaction costs) and covered by such financing commitment will be available to be disbursed to Parent in accordance with the terms of such financing commitment.

        6.1.6 Bond Indenture Compliance. Prior to the Closing Date, the Gothic Companies will deliver or cause to be delivered to the trustee under the Senior Secured GPC Notes indenture the Officers' Certificate in the form set forth in Section 6.1.6 of the Gothic Disclosure Schedule together with all opinions and other required documentation and will have provided executed copies thereof to the Parent along with the calculations upon which such Officers' Certificate is based and all such items will be true and correct in all respects.

     6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

        6.2.1 Representations and Warranties. The representations and warranties of Gothic set forth in this Agreement and the Gothic Disclosure Schedule will be true and correct as of the Closing Date as though made on and as of that time, and Parent will have received a certificate signed by the chief executive officer of Gothic to such effect; provided, however, that the condition set forth in this paragraph 6.2.1 will be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties to be true and correct (in the aggregate) does not result in a Material Adverse Effect on any of the Gothic Companies.

        6.2.2 Performance of Covenants and Agreements by Gothic. Gothic will have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent will have received a certificate signed by the chief executive officer of Gothic to such effect.

        6.2.3 Letters from Gothic Affiliates. Parent will have received from each Person named in the list referred to in paragraph 5.10 an executed copy of the agreement described in paragraph 5.10.

        6.2.4 Tax Determination. The determination described in paragraph 5.6 will not have been withdrawn, revoked or modified.

        6.2.5 No Adverse Change. From the date of this Agreement through the Closing, there will not have occurred any change in the condition (financial or otherwise), operations or business of any of the Gothic Companies that would have or would be reasonably likely to have a Material Adverse Effect on any of the Gothic Companies (other than changes in commodity prices, changes generally affecting the oil and gas industry, changes resulting from exploration or development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

        6.2.6 Dissenting Stockholders. Holders of more than five percent (5%) of the outstanding shares of Gothic Common Stock will not have exercised, nor will they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

        6.2.7 Resignations. Each of the officers and directors of each Gothic Company will have resigned.

        6.2.8 Releases. Each officer and director of the Gothic Companies will have executed and delivered a Release in substantially the form attached hereto as Exhibit "6.2.8."

        6.2.9 Opinion of Counsel. Parent will have received from: (a) Pray, Walker, Jackman, Williamson & Marlar, counsel to Gothic, an opinion in form and substance as set forth in Exhibit "6.2.9(a)" attached hereto addressed to Parent and dated as of the Closing Date, and (b) William Clarke, counsel to Gothic, an opinion in form and substance as set forth in Exhibit "6.2.9(b)" attached hereto addressed to Parent and dated as of the Closing Date.

        6.2.10 Loans and Pledges. As of the Closing Date, the pledge agreements referred to in paragraph 3.40 hereof covering all of the Pledged Stock will remain in full force and effect and the officer and employee letters directing payment of the loans to officers and employees to be made out of severance payments will remain in full force and effect with respect to no less than eighty percent (80%) of the aggregate unpaid balances of all such officer and employee loans.

     6.3 Conditions to Obligation of Gothic. The obligation of Gothic to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Gothic:

        6.3.1 Representations and Warranties. The representations and warranties of Parent and Sub set forth in paragraph 4 will be true and correct as of the Closing Date as though made on and as of that time, and Gothic will have received a certificate signed by the chief executive officer or the chief financial officer of Parent to such effect; provided, however, that the condition set forth in this paragraph 6.3.1 will be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties to be true and correct (in the aggregate) does not result in a Material Adverse Effect on Parent and/or Sub.

        6.3.2 Performance of Covenants and Agreements by Parent and Sub. Parent and Sub will have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Gothic will have received a certificate signed by the chief executive officer or the chief financial officer of Parent to such effect.

        6.3.3 Listing. The shares of Parent Common Stock issuable pursuant to the Merger will have been authorized for listing on the Exchange or such other exchange on which the Parent Common Stock is traded, subject to official notice of issuance.

        6.3.4 No Adverse Change. From the date of this Agreement through the Closing, there will not have occurred any change in the condition (financial or otherwise), operations or business of the Parent Companies taken as a whole that would have or would be reasonably likely to have a Material Adverse Effect on the Parent Companies (other than changes in commodity prices, changes generally affecting the oil and gas industry, changes resulting from exploration and development results reported in the ordinary course of business and changes arising from the announcement of the Merger).

        6.3.5 Opinion of Counsel. Gothic will have received from Self, Giddens & Lees, Inc., counsel to Parent, an opinion in form and substance as set forth in Exhibit "6.3.5" attached hereto addressed to Gothic, and dated as of the Closing Date.

     7. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Gothic on the following terms.

     7.1 Termination Rights. Any termination of this Agreement will be by:

        7.1.1  Mutual Consent. By mutual written consent of Parent and Gothic;

        7.1.2 Date Certain. By either Gothic or Parent if: (a) the Merger has not been consummated by June 30, 2001 (provided, however, that the right to terminate this Agreement pursuant to this clause (a) will not be available to any party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (b) any Governmental Authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (b) will not be available to any party until such party has used all reasonable efforts to remove such injunction, order or decree); or (c) this Agreement and the Merger have not been approved by the holders of a majority of the outstanding Gothic Common Stock and Gothic Preferred Stock voting as one class at the Gothic Stockholder Meeting or at any adjournment thereof;

        7.1.3 By Parent. By Parent if: (a) there has been a breach of any of the representations and warranties made by Gothic in this Agreement or the Gothic Disclosure Schedule the aggregate of which would have a Material Adverse Effect on Gothic (provided, however, that Parent will not be entitled to terminate this Agreement pursuant to this clause (a) unless Parent has given Gothic prior written notice of such breach and Gothic has failed to cure such breach within fifteen (15) days after such written notice, and the condition described in paragraph 6.2.1, other than the provision thereof relating to the certificate signed by the chief executive officer of Gothic, would not be satisfied if the Closing were to occur on the day on which Parent gives Gothic notice of such termination); or (b) Gothic has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within ten (10) days after notice and demand for cure thereof;

        7.1.4 By Gothic. By Gothic if: (a) as a result of a Superior Proposal received by Gothic from a Person other than a party to this Agreement or any of its Affiliates, Gothic's board of directors determines in good faith based on the advice of legal counsel that their fiduciary obligations under applicable law require that such Superior Proposal be accepted; provided, however, that prior to the effective date of any such termination, Gothic will provide Parent with an opportunity (of not less than three (3) full business days) to make such adjustments in the terms and conditions of this Agreement or the Merger as would enable Gothic to proceed with the transactions contemplated hereby; provided, further, that it will be a condition to the effectiveness of termination by Gothic pursuant to this paragraph 7.1.4, that Gothic will have paid the Gothic Termination Fee to Parent required by paragraph 5.17; or (b) there has been a breach of the representations and warranties made by Parent in paragraph 4 of this Agreement the aggregate of which would have a Material Adverse Effect on Parent (provided, however, that Gothic will not be entitled to terminate this Agreement pursuant to this clause
               (b) unless Gothic has given Parent at least fifteen (15) days prior written notice of such breach and Parent has failed to cure such breach within such 15-day period, and the condition described in Section 6.3.1, other than the provision thereof relating to the certificate signed by the chief executive officer or chief financial officer of Parent, would not be satisfied if the Closing were to occur on the day on which Gothic gives Parent notice of such termination); or (c) Parent has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within a reasonable time after notice and demand for cure thereof; or

        7.1.5  Superior Proposal. By Parent if the board of directors of Gothic:
               (a) accepts a Superior Proposal in accordance with paragraph 5.4.2; or (b) withdraws or modifies in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, or, on request by Parent, fails to reaffirm such approval or recommendation.

     7.2 Effect of Termination. If this Agreement is terminated by either Gothic or Parent pursuant to the provisions of paragraph 7.1, this Agreement will forthwith become void and there will be no further obligation on the part of any party hereto or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of this paragraph 7.2 and paragraphs 5.7.3, 5.7.4 and 5.17 (which will continue pursuant to their terms). The termination of this Agreement will not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination, provided, however, that for any termination hereof as a result of any of the matters outlined in: (a) subparts (b) or (c) of paragraph 7.1.4, the Parent Companies' aggregate liability will not exceed $1,000,000.00; and (b) paragraph 7.1.3, the Gothic Companies' aggregate liability will not exceed $1,000,000.00.

     8.  MISCELLANEOUS. It is further agreed as follows:

     8.1  Nonsurvival of Representations, Warranties, Covenants and
          Agreements. None of the representations, warranties, covenants or agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement, and no agreements or obligations arising under the Confidentiality Agreement, will survive the consummation of the Merger, except for the agreements contained in paragraphs 2, 5.13, 5.14, 5.17, 7 and in this paragraph 8 and the agreements delivered pursuant to paragraph 5.10.

     8.2 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger and this Agreement by the stockholders of Gothic; provided, however, that after any such approval, no amendment will be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

     8.3 Notices. Any notice or other communication required or permitted hereunder will be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and will be deemed given when received (or, if mailed, five (5) business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as will be specified by like notice):

        To Parent or Sub:  Chesapeake Energy Corporation
                           6100 North Western Avenue
                           Oklahoma City, Oklahoma 73118
                           Attention: Aubrey K. McClendon
                           Telephone: 405-848-8000
                           Facsimile: 405-848-8588

        With a copy to:    Self, Giddens & Lees, Inc.
                           2725 Oklahoma Tower
                           210 Park Avenue
                           Oklahoma City, Oklahoma 73102
                           Attention: C. Ray Lees
                           Telephone: 405-232-3001
                           Facsimile: 405-232-5553

        To Gothic:         Gothic Energy Corporation
                           6120 South Yale Avenue, Suite 1200
                           Tulsa, Oklahoma 74136
                           Attn: Michael K. Paulk
                           Telephone (918) 749-5666
                           Fax No. (918) 477-8045

        With a copy to:    Pray, Walker, Jackman, Williamson & Marlar
                           900 OneOk Plaza
                           100 West 5th Street
                           Tulsa, Oklahoma 74103-4218
                           Attn: Ira L. Edwards, Jr.
                           Telephone (918) 581-5500
                           Fax No. (918) 581-5599

                           and

                           William Clarke
                           457 North Harrison Street, Suite 103
                           Princeton, New Jersey 08540
                           Telephone:(609) 921-3663
                           Facsimile: (609) 921-3933

     8.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the documents and instruments delivered by the parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in paragraph 2 or paragraphs 5.13 or 5.14, is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

     8.7 Applicable Law. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein will not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement will terminate pursuant to paragraph 7 hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such party will not incur any liability or obligation unless such party breached its obligation under paragraph 5.9 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. Accordingly, the parties hereto hereby agree that each party hereto will be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.

     8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly formed direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.11 Waivers. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

     8.12 References and Titles. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement and/or the schedules attached hereto unless expressly provided otherwise. Except for the defined terms in paragraph 1, titles appearing at the beginning of any Sections, paragraphs, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof.

     8.13 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

                                 SIGNATURE PAGE
                         (AGREEMENT AND PLAN OF MERGER)

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                            GOTHIC ENERGY CORPORATION,
                                            an Oklahoma corporation

                                            By:      /s/ MICHAEL PAULK
                                              ----------------------------------
                                                   Michael Paulk, President

                                            ("Gothic")

                                 SIGNATURE PAGE
                         (AGREEMENT AND PLAN OF MERGER)

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                            CHESAPEAKE ENERGY CORPORATION,
                                            an Oklahoma corporation

                                            By:    /s/ MARCUS C. ROWLAND
                                              ----------------------------------
                                                      Marcus C. Rowland,
                                                   Executive Vice President

                                            ("Parent")

                                            CHESAPEAKE MERGER 2000 CORP.,
                                            an Oklahoma corporation

                                            By:    /s/ MARCUS C. ROWLAND
                                              ----------------------------------
                                                      Marcus C. Rowland,
                                                        Vice President

                                            ("Sub")

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into this 31st day of October, 2000, by and among CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation ("Parent"), CHESAPEAKE MERGER 2000 CORP., an Oklahoma corporation ("Sub"), and GOTHIC ENERGY CORPORATION, an Oklahoma corporation ("Gothic").

                                    RECITALS

     WHEREAS, on September 8, 2000, the parties entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Sub into Gothic (the "Merger");

     WHEREAS, the parties have determined that the Merger Agreement will be amended to: (a) specifically provide that the Gothic Stock Options and Gothic Warrants to be assumed by Parent pursuant to the Merger Agreement will not become part of any Parent Benefit Plan; (b) provide that the holders of the Gothic Preferred Stock will not be entitled to vote on the Merger; and (c) evidence that the Parent has made the good faith determinations required under paragraph 5.6 of the Merger Agreement regarding federal income tax treatment of the Merger as a tax free "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, pursuant to paragraph 8.2 of the Merger Agreement the parties now mutually desire to amend the Merger Agreement as set forth below;

     NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in the Merger Agreement and this Amendment, the parties hereto hereby amend the Merger Agreement as follows:

     1. DEFINITIONS. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Merger Agreement will have the same meanings whenever used in this Amendment.

     2. AMENDMENTS. Parent, Sub and Gothic hereby amend the Merger Agreement as follows:

     2.1 Amendment of Paragraph 2.3.1. The last sentence of paragraph 2.3.1 of the Merger Agreement is hereby deleted in its entirety.

     2.2 Amendment of Paragraph 2.3.4. Paragraph 2.3.4 of the Merger Agreement is hereby amended by the addition to the end of such paragraph of the following sentence:

         "Notwithstanding the Parent's assumption of the Gothic Stock Options and the Gothic Warrants pursuant to this paragraph 2.3.4, the parties acknowledge and agree that such assumption will not result in any such Gothic Stock Option or Gothic Warrant becoming subject to or covered by any Parent Benefit Plan nor will any holder thereof be entitled to any of the rights or benefits of any Parent Benefit Plan."

     2.3 Amendment of Paragraph 3.17. Paragraph 3.17 of the Merger Agreement is hereby amended by the deletion of the words "and Gothic Preferred Stock voting as one class" from the second line of such paragraph.

     2.4 Amendment of Paragraph 3.18. Subpart (c) of paragraph 3.18 of the Merger Agreement is hereby amended by the deletion of the words "and Gothic Preferred Stock" from the seventh line of such paragraph.

     2.5 Amendment of Paragraph 6.1.1. Paragraph 6.1.1 of the Merger Agreement is hereby amended by the deletion of the words "and Gothic Preferred Stock voting as one class" from the last line of such paragraph.

     2.6 Amendment of Paragraph 7.1.2. Subpart (c) of paragraph 7.1.2 of the Merger Agreement is hereby amended by the deletion of the words "and Gothic Preferred Stock voting as one class" from the third and second to the last line of such paragraph.

     2.7 Acknowledgment of Paragraph 5.6 Determination. The Parent hereby acknowledges that as of the date of this Amendment the Parent has, in good faith, determined that: (a) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of
         Section 368(a) of the Code; (b) each of Parent and Sub should be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss should be recognized by Parent or Sub as a result of the Merger.

     3.  MISCELLANEOUS. It is further agreed as follows:

     3.1 Effectiveness. This Amendment will become effective as of the date first above written when executed by the Parent, the Sub and Gothic.

     3.2 Ratification of Merger Agreement. The Merger Agreement as hereby amended and each other document, instrument or agreement executed in connection therewith hereby are ratified and confirmed in all respects. Any reference to the Merger Agreement in any other document shall be deemed to be a reference to the Merger Agreement as hereby amended. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any obligation, right, power or remedy of any of the parties to the Merger Agreement nor constitute a waiver of any provision of the Merger Agreement or any other related documents.

     3.3 Counterparts. This Amendment may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     3.4 Applicable Law. This Amendment will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     3.5 Full Force and Effect. In all respects, except as specifically amended hereby, the Merger Agreement remains in full force and effect and unabated and the Parent, Sub and Gothic hereby reaffirm each and every representation, warranty, covenant or condition made in the Merger Agreement as if and to the same extent as if made on the date of the execution of this Amendment.

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

                                            GOTHIC ENERGY CORPORATION,
                                            an Oklahoma corporation

                                            By:
                                                     /s/ MICHAEL PAULK
                                              ----------------------------------
                                                   Michael Paulk, President

                                            ("Gothic")

                                            CHESAPEAKE ENERGY CORPORATION,
                                            an Oklahoma corporation

                                            By:
                                                  /s/ MARCUS C. ROWLAND
                                            ------------------------------------
                                             Marcus C. Rowland, Executive Vice
                                                          President

                                            ("Parent")

                                            CHESAPEAKE MERGER 2000 CORP.,
                                            an Oklahoma corporation

                                            By:    /s/ MARCUS C. ROWLAND
                                              ----------------------------------
                                              Marcus C. Rowland, Vice President

                                            ("Sub")

                                    ANNEX B

                     OPINION OF GOTHIC'S FINANCIAL ADVISOR

                                                               September 8, 2000

Personal and Confidential

The Board of Directors
Gothic Energy Corporation
Two Warren Place
6120 South Yale Avenue, Suite 1200
Tulsa, OK 74136

Gentlemen:

     You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Fairness Opinion") to the Board of Directors as to the fairness to the shareholders of Gothic Energy Corporation ("Gothic" or the "Company"), excluding those shares owned by Chesapeake Energy Corporation ("Chesapeake"), from a financial point of view, of the Exchange Ratio (as hereinafter defined) pursuant to the Agreement and Plan of Merger dated as of September 8, 2000 by and among Chesapeake, Chesapeake Merger 2000 Corp. (a wholly owned subsidiary of Chesapeake) and Gothic (the "Agreement"). The Agreement provides for, among other things, a transaction whereby Chesapeake Merger 2000 Corp. will be merged with and into Gothic (the "Merger"). The Agreement provides for the exchange of Gothic common stock for Chesapeake common stock on a basis of a ratio (the "Exchange Ratio") equal to the quotient obtained by dividing the Merger Consideration (as defined in the Agreement) by the Gothic Aggregate Number (as defined in the Agreement) as of the date of the computation.

     In arriving at our Fairness Opinion we:

     (a) reviewed the Agreement;

     (b) reviewed Chesapeake's audited financial statements for the fiscal years ended December 31, 1998 and 1999 and the unaudited financial statements for the six months ended June 30, 2000;

     (c) held discussions with senior management of Chesapeake with respect to the business and prospects for future growth of Chesapeake;

     (d) reviewed the historical market prices and trading volume of both Chesapeake and Gothic common stock;

     (e) reviewed Gothic's audited financial statements for the fiscal years ended December 31, 1998 and 1999 and the unaudited financial statements for the six months ended June 30, 2000;

     (f) reviewed financial projections of Gothic prepared by Gothic and its management;

     (g) held discussions with senior management of Gothic with respect to the business and prospects for future growth of Gothic;

     (h) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Gothic;

     (i) performed discounted cash flow analyses of Gothic using certain assumptions of future performance provided to us by the management of Gothic;

     (j) reviewed and analyzed certain publicly available financial information for transactions that we deemed comparable to the Merger;

     (k) reviewed public information concerning Gothic; and

     (l) performed such other analyses and reviewed such other information as we deemed appropriate.

     In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by Gothic and its respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Gothic provided to us, we assumed at the direction of Gothic's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgement of Gothic's management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Gothic or affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Gothic following the Merger, or the price at which Chesapeake's common stock will trade subsequent to the Merger. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Gothic or the effect of any other transaction in which Gothic might engage. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion.

     As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

     We acted as financial advisor to Gothic in connection with the Merger and to the Board of Directors of Gothic in rendering this opinion and will receive a fee for our services. CIBC World Markets has performed investment banking and other services for Gothic in the past and has been compensated for such services. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of Gothic for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair to the shareholders of Gothic, excluding those shares owned by Chesapeake, from a financial point of view. This Fairness Opinion is for the exclusive use of the Board of Directors of Gothic. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by Gothic without the prior written approval by CIBC World Markets. CIBC World Markets consents to the inclusion of this opinion in its entirety and any reference to this opinion in any prospectus, proxy statement or solicitation/recommendation statement, as the case may be, required to be distributed to the Company's shareholders in connection with the Merger.

                                            Very truly yours,

                                            CIBC World Markets Corp.

                                    ANNEX C

                  OKLAHOMA STATUTORY APPRAISAL RIGHTS PROCESS

Chapter 22
Oklahoma General Corporation Act
Section 1091. Appraisal Rights

A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to the shares, who continuously holds the shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of the shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and "depository receipt" means an instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

B.1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provisions of Section 1081 other than a merger effected pursuant to subsection G of Section 1081, and Sections 1082, 1086, 1087, 1090.1 or 1090.2 of this title.

  2.a. No appraisal rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

        (1) listed on a national securities exchange or designated as a national market system security or an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

        (2) held of record by more than two thousand holders.

        No appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided in subsection G of Section 1081 of this title.

    b. In addition, no appraisal rights shall be available for any shares of stock, or depository receipts in respect thereof, of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of Section 1081 of this title.

  3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to the provisions of Sections 1081, 1082, 1086, 1087, 1090.1 or 1090.2 of this title to accept for the stock anything except:

    a. shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts thereof, or

    b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc. or held of record by more than two thousand holders, or

    c. cash in lieu of fractional shares or fractional depository receipts described in subparagraphs a and b of this paragraph, or

    d. any combination of the shares of stock, depository receipts, and cash in lieu of the fractional shares or depository receipts described in subparagraphs a, b and c of this paragraph.

  4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

D.      Appraisal rights shall be perfected as follows:

  1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to the appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in the notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of the shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten
        (10) days after the effective date of the merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

  2.    If the merger or consolidation is approved pursuant to the provisions of
        Section 1073 or 1083 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten
        (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of the class or series of stock of the constituent corporation, and shall include in such notice a copy of this section; provided if the notice is given on or after the effective date of the merger or consolidation, the notice shall be given by the surviving or resulting corporation to all the holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. The notice may, and, if given on or after the effective date of the merger or consolidation, shall also notify the shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the holder's shares.

        The demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the holder's shares. If the notice does not notify shareholders of the effective date of the merger or consolidation either:

    a. each constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of the constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation, or

    b. the surviving or resulting corporation shall send a second notice to all holders on or within ten (10) days after the effective date of the merger or consolidation; provided, however, that if the second notice is sent more than twenty (20) days following the mailing of the first notice, the second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of the holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than ten (10) days prior to the date the notice is given; provided, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders; provided, however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty (120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The written statement shall be mailed to the shareholder within ten (10) days after the shareholder's written request for a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after such service, shall file in the office of the court clerk of the district court in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements regarding the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Notice shall also be given by one or more publications at least one (1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or other publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

G. At the hearing on the petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with this direction, the court may dismiss the proceedings as to that shareholder.

H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be made to each shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing the stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether the surviving or resulting corporation be a corporation of this state or of any other state.

J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

K. From and after the effective date of the merger or consolidation, no shareholder who has demanded appraisal rights as provided for in subsection D of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if the shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of the shareholder to an appraisal shall cease; provided further, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

L. The shares of the surviving or resulting corporation into which the shares of any objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 1031 of the Oklahoma General Corporation Act, under which the Registrant is incorporated, authorizes the indemnification of directors and officers under certain circumstances. Article VIII of the Certificate of Incorporation of the Registrant and Article VI of the Bylaws of the Registrant also provide for indemnification of directors and officers under certain circumstances. These provisions, together with the Registrant's indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933 (the "Securities Act"), as amended. In addition, the Registrant maintains insurance, which insures its directors and officers against certain liabilities.

     The Oklahoma General Corporation Act provides for indemnification of each of Chesapeake's officers and directors against (a) expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of Chesapeake, or of any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, other than an action by or in the right of Chesapeake. To be entitled to indemnification, the individual must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Chesapeake, and with respect to any criminal action, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful and (b) expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of any action or suit by or in the right of Chesapeake brought by reason of the person seeking indemnification being or having been a director, officer, employee or agent of Chesapeake, or any other corporation, partnership, joint venture, trust or other enterprise at the request of Chesapeake, provided the actions were in good faith and were reasonably believed to be in or not opposed to the best interest of Chesapeake, except that no indemnification shall be made in respect of any claim, issue or matter as to which the individual shall have been adjudged liable to Chesapeake, unless and only to the extent that the court in which such action was decided has determined that the person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Article VIII of Chesapeake's Certificate of Incorporation provides for indemnification of Chesapeake's director and officers. The Oklahoma General Corporation Act also permits Chesapeake to purchase and maintain insurance on behalf of Chesapeake's directors and officers against any liability arising out of their status as such, whether or not Chesapeake would have the power to indemnify them against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

     Chesapeake has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, Chesapeake will pay on behalf of the indemnitee any amount which he is or becomes legally obligated to pay because of (a) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of Chesapeake or an affiliate or (b) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of Chesapeake or an affiliate or is or was serving at the request of Chesapeake as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payments which Chesapeake would be obligated to make under an indemnification agreement could include damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedeas, bail, surety or other bonds. Chesapeake also provides liability insurance for each of its directors and executive officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits. The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         2.1             -- Senior Secured Discount Notes Purchase Agreement dated
                            June 23, 2000 between Chesapeake Energy Marketing, Inc.
                            and Appaloosa Investment Limited Partnership I, Palomino
                            Fund Ltd. and Tersk L.L.C. Incorporated herein by
                            reference to Exhibit 2.1 to Registrant's Form S-1
                            Registration Statement (No. 333-41014).
         2.2             -- Senior Secured Discount Notes Purchase Agreement dated
                            June 23, 2000 between Chesapeake Energy Marketing, Inc.
                            and Oppenheimer Strategic Income Fund, Oppenheimer
                            Champion Income Fund, Oppenheimer High Yield Fund,
                            Oppenheimer Strategic Bond Fund/VA and Atlas Strategic
                            Income Fund. Incorporated herein by reference to Exhibit
                            2.2 to Registrant's Form S-1 Registration Statement (No.
                            333-41014).
         2.3             -- Senior Secured Discount Notes Purchase Agreement dated
                            June 26, 2000 between Chesapeake Energy Marketing, Inc.
                            and John Hancock High Yield Bond Fund and John Hancock
                            Variable Annuity High Yield Bond Fund. Incorporated
                            herein by reference to Exhibit 2.3 to Registrant's Form
                            S-1 Registration Statement (No. 333-41014).
         2.4             -- Senior Secured Discount Notes Purchase Agreement dated
                            June 26, 2000 between Chesapeake Energy Marketing, Inc.
                            and Ingalls & Snyder Value Partners, L.P., Heritage Mark
                            Foundation and Arthur R. Ablin. Incorporated herein by
                            reference to Exhibit 2.4 to Registrant's Form S-1
                            Registration Statement (No. 333-41014).
         2.5             -- Senior Secured Discount Notes Purchase Agreement dated
                            August 29, 2000 between Chesapeake Energy Marketing, Inc.
                            and BNP Paribas. Incorporated herein by reference to
                            Exhibit 2.5 to Registrant's registration statement on
                            Form S-1 (No. 333-45872).
         2.6             -- Senior Secured Notes Purchase Agreement dated September
                            1, 2000 between Chesapeake Energy Corporation and Lehman
                            Brothers Inc. Incorporated herein by reference to Exhibit
                            2.6 to Registrant's registration statement on Form S-1
                            (No. 333-45872).
         2.7             -- Agreement and Plan of Merger dated September 8, 2000
                            among Chesapeake Energy Corporation, Chesapeake Merger
                            2000 Corp. and Gothic Energy Corporation. Incorporated
                            herein by reference to Exhibit 2.7 to Registrant's
                            registration statement on Form S-1 (No. 333-45872).
         2.7.1**         -- Amendment No. 1 to Agreement and Plan of Merger dated
                            October 31, 2000 among Chesapeake Energy Corporation,
                            Chesapeake Merger 2000 Corp. and Gothic Energy
                            Corporation.
         3.1             -- Registrant's Certificate of Incorporation, as amended.
                            Incorporated herein by reference to Exhibit 3.1 to
                            Registrant's registration statement on Form S-1 (No.
                            333-45872).
         3.2             -- Registrant's Bylaws. Incorporated herein by reference to
                            Exhibit 3.2 to Registrant's registration statement on
                            Form 8-B (No. 001-13726).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         4.1             -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, Chesapeake Operating, Inc.,
                            Chesapeake Gas Development Corporation and Chesapeake
                            Exploration Limited Partnership, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 7.875% Senior Notes due 2004.
                            Incorporated herein by reference to Exhibit 4.1 to
                            Registrant's registration statement on Form S-4 (No.
                            333-24995). First Supplemental Indenture dated December
                            17, 1997 and Second Supplemental Indenture dated February
                            16, 1998. Incorporated herein by reference to Exhibit
                            4.1.1 to Registrant's transition report on Form 10-K for
                            the six months ended December 31, 1997. Second [Third]
                            Supplemental Indenture dated April 22, 1998. Incorporated
                            herein by reference to Exhibit 4.1.1 to Registrant's
                            Amendment No. 1 to Form S-3 registration statement (No.
                            333-57235). Fourth Supplemental Indenture dated July 1,
                            1998. Incorporated herein by reference to Exhibit 4.1.1
                            to Registrant's quarterly report on Form 10-Q for the
                            quarter ended September 30, 1998.
         4.2             -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, Chesapeake Operating, Inc.,
                            Chesapeake Gas Development Corporation and Chesapeake
                            Exploration Limited Partnership, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            As Trustee, with respect to 8.5% Senior Notes due 2012.
                            Incorporated herein by reference to Exhibit 4.1.3 to
                            Registrant registration statement on Form S-4 (No.
                            333-24995). First Supplemental Indenture dated December
                            17, 1997 and Second Supplemental Indenture dated February
                            16, 1998. Incorporated herein by reference to Exhibit
                            4.2.1 to Registrant's transition report on Form 10-K for
                            the six months ended December 31, 1997. Second [Third]
                            Supplemental Indenture dated April 22, 1998. Incorporated
                            herein by reference to Exhibit 4.2.1 to Registrant's
                            Amendment No. 1 to Form S-3 registration statement (No.
                            333-57235). Fourth Supplemental Indenture dated July 1,
                            1998. Incorporated herein by reference to Exhibit 4.2.1
                            to Registrant's quarterly report on Form 10-Q for the
                            quarter ended September 30, 1998.
         4.3             -- Indenture dated as of April 1, 1998 among the Registrant, as issuer, its subsidiaries signatory thereto, as
                            Subsidiary Guarantors, and United States Trust Company of
                            New York, as Trustee, with respect to 9.625% Senior Notes
                            due 2005. Incorporated herein by reference to Exhibit 4.3
                            to Registrant's registration statement on Form S-3 (No.
                            333-57235). First Supplemental Indenture dated July 1,
                            1998. Incorporated herein by reference to Exhibit 4.4.1
                            to Registrant's quarterly report on Form 10-Q for the
                            quarter ended September 30, 1998.
         4.4             -- Indenture dated as of April 1, 1996 among the Registrant, its subsidiaries signatory thereto, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 9.125% Senior Notes, due
                            2006. Incorporated herein by reference to Exhibit 4.6 to
                            Registrant's registration statement on Form S-3 (No.
                            333-1588). First Supplemental Indenture dated December
                            30, 1996 and Second Supplemental Indenture dated December
                            17, 1997. Incorporated herein by reference to Exhibit
                            4.4.1 to Registrant's transition report on Form 10-K for
                            the six months ended December 31, 1997. Third
                            Supplemental Indenture dated April 22, 1998. Incorporated
                            herein by reference to Exhibit 4.4.1 to Registrant's
                            Amendment No. 1 to Form S-3 registration statement (No.
                            333-57235). Fourth Supplemental Indenture dated July 1,
                            1998. Incorporated herein by reference to Exhibit 4.3.1
                            to Registrant's quarterly report on Form 10-Q for the
                            quarter ended September 30, 1998.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         4.5             -- Agreement to furnish copies of unfiled long-term debt
                            instruments. Incorporated herein by reference to
                            Registrant's transition report on Form 10-K for the six
                            months ended December 31, 1997.
         4.6             -- Amended and Restated Credit Agreement dated May 30, 2000 among Chesapeake Exploration Limited Partnership, as
                            borrower, Chesapeake Energy Corporation and certain of
                            its subsidiaries, as guarantors, Union Bank of
                            California, N.A., as agent, and certain financial
                            institutions, as lenders, as amended by First Amendment
                            thereto dated August 1, 2000. Incorporated herein by
                            reference to Exhibit 4.7 to Registrant's quarterly report
                            on Form 10-Q for the quarter ended June 30, 2000 and
                            Exhibit 4.7.1 to Registrant's quarterly report on From
                            10-Q for the quarter ended June 30, 2000.
         4.7             -- Common Stock Registration Rights Agreement dated as of
                            June 27, 2000 among the Registrant and Appaloosa
                            Investment Limited Partnership I, Palomino Fund Ltd.,
                            Tersk L.L.C., Oppenheimer Strategic Income Fund,
                            Oppenheimer Champion Income Fund, Oppenheimer High Yield
                            Fund, Oppenheimer Strategic Bond Fund/VA and Atlas
                            Strategic Income Fund. Incorporated herein by reference
                            to Exhibit 4.6 to Registrant's Form S-1 Registration
                            Statement (No. 333-41014).
         4.8             -- Common Stock Registration Rights Agreement dated as of
                            August 29, 2000 between Chesapeake Energy Corporation and
                            Paribas North America, Inc. Incorporated herein by
                            reference to Exhibit 4.8 to Registrant's registration
                            statement on Form S-1 (No. 333-45872).
         4.9             -- Common Stock Registration Rights Agreement dated as of
                            September 1, 2000 between Chesapeake Energy Corporation
                            and Lehman Brothers Inc. Incorporated herein by reference
                            to Exhibit 4.9 to Registrant's registration statement on
                            Form S-1 (No. 333-45872).
         5.1*            -- Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.
         8.1*            -- Opinion of Pray, Walker, Jackman, Williamson & Marlar
                            regarding certain tax matters.
        10.1.1+          -- Registrant's 1992 Incentive Stock Option Plan.
                            Incorporated herein by reference to Exhibit 10.1.1 to
                            Registrant's registration statement on Form S-4 (No.
                            33-93718).
        10.1.2+          -- Registrant's 1992 Nonstatutory Stock Option Plan, as
                            Amended. Incorporated herein by reference to Exhibit
                            10.1.2 to Registrant's quarterly report on Form 10-Q for
                            the quarter ended December 31, 1996.
        10.1.3+          -- Registrant's 1994 Stock Option Plan, as amended.
                            Incorporated herein by reference to Exhibit 10.1.3 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended December 31, 1996.
        10.1.4+          -- Registrant's 1996 Stock Option Plan. Incorporated herein by reference to Registrant's Proxy Statement for its 1996
                            Annual Meeting of Shareholders and to Registrant's
                            quarterly report on Form 10-Q for the quarter ended
                            December 31, 1996.
        10.1.5+          -- Registrant's 1999 Stock Option Plan. Incorporated herein by reference to Exhibit 10.1.5 to Registrant's quarterly
                            report on Form 10-Q for the quarter ended June 30, 1999.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        10.1.6+          -- Registrant's 2000 Employee Stock Option Plan.
                            Incorporated herein by reference to Exhibit 10.1.6 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended March 31, 2000.
        10.1.7+          -- Registrant's 2000 Executive Officer Stock Option Plan.
                            Incorporated herein by reference to Exhibit 10.1.7 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended March 31, 2000.
        10.2.1+          -- Amended and Restated Employment Agreement dated as of
                            July 1, 1998, as amended by First Amendment thereto dated
                            December 31, 1998, between Aubrey K. McClendon and
                            Chesapeake Energy Corporation. Incorporated herein by
                            reference to Exhibit 10.2.1 to Registrant's quarterly
                            reports on Form 10-Q for the quarters ended September 30,
                            1998 and June 30, 1999.
        10.2.2+          -- Amended and Restated Employment Agreement dated as of
                            July 1, 1998, as amended by First Amendment thereto dated
                            December 31, 1998, between Tom L. Ward and Chesapeake
                            Energy Corporation. Incorporated herein by reference to
                            Exhibit 10.2.2 to Registrant's quarterly reports on Form
                            10-Q for the quarters ended September 30, 1998 and June
                            30, 1999.
        10.2.3+          -- Amended and Restated Employment Agreement dated as of
                            August 1, 2000 between Marcus C. Rowland and Chesapeake
                            Energy Corporation. Incorporated herein by reference to
                            Exhibit 10.2.3 to Registrant's registration statement on
                            Form S-1 (No. 333-45872).
        10.2.5+          -- Employment Agreement between Steven C. Dixon and
                            Chesapeake Energy Corporation effective July 1, 2000.
                            Incorporated herein by reference to Exhibit 10.2.5 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended June 30, 2000.
        10.2.6+          -- Employment Agreement between J. Mark Lester and
                            Chesapeake Energy Corporation effective July 1, 2000.
                            Incorporated herein by reference to Exhibit 10.2.6 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended June 30, 2000.
        10.2.7+          -- Employment Agreement between Henry J. Hood and Chesapeake
                            Energy Corporation effective July 1, 2000. Incorporated
                            herein by reference to Exhibit 10.2.7 to Registrant's
                            quarterly report on Form 10-Q for the quarter ended June
                            30, 2000.
        10.2.8+          -- Employment Agreement between Michael A. Johnson and
                            Chesapeake Energy Corporation effective July 1, 2000.
                            Incorporated herein by reference to Exhibit 10.2.8 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended June 30, 2000.
        10.2.9+          -- Employment Agreement between Martha A. Burger and
                            Chesapeake Energy Corporation effective July 1, 2000.
                            Incorporated herein by reference to Exhibit 10.2.9 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended June 30, 2000.
        10.3+            -- Form of Indemnity Agreement for officers and directors of
                            Registrant and its subsidiaries. Incorporated herein by
                            reference to Exhibit 10.30 to Registrant's registration
                            statement on Form S-1 (No. 33-55600).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        10.5             -- Rights Agreement dated July 15, 1998 between the
                            Registrant and UMB Bank, N.A., as Rights Agent.
                            Incorporated herein by reference to Exhibit 1 to
                            Registrant's registration statement on Form 8-A filed
                            July 16, 1998. Amendment No. 1 dated September 11, 1998.
                            Incorporated herein by reference to Exhibit 10.3 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended September 30, 1998.
        10.10            -- Partnership Agreement of Chesapeake Exploration Limited
                            Partnership dated December 27, 1994 between Chesapeake
                            Energy Corporation and Chesapeake Operating, Inc.
                            Incorporated herein by reference to Exhibit 10.10 to
                            Registrant's registration statement on Form S-4 (No.
                            33-93718).
        10.11            -- Amended and Restated Limited Partnership Agreement of
                            Chesapeake Louisiana, L.P. dated June 30, 1997 between
                            Chesapeake Operating, Inc. and Chesapeake Energy
                            Louisiana Corporation. Incorporated herein by reference
                            to Exhibit 10.11 to Registrant's annual report on Form
                            10-K for the year ended June 30, 1997.
        21               -- Subsidiaries of Registrant. Incorporated herein by
                            reference to Exhibit 21 to Registrant's annual report on
                            Form 10-K for the year ended December 31, 1999.
        23.1.1**         -- Consent of PricewaterhouseCoopers LLP as to Chesapeake
        23.1.2**         -- Consent of PricewaterhouseCoopers LLP as to Gothic
        23.2**           -- Consent of Williamson Petroleum Consultants, Inc.
        23.3**           -- Consent of Ryder Scott Company Petroleum Engineers
        23.4**           -- Consent of Lee Keeling and Associates, Inc.
        23.5*            -- Consent of CIBC World Markets Corp.
        23.6*            -- Consent of Pray, Walker, Jackman, Williamson & Marlar
                            (included in Exhibit 8.1).
        23.7*            -- Consent of Winstead Sechrest & Minick P.C. (included in
                            Exhibit 5.1).
        24.1*            -- Power of Attorney
        99.1*            -- Form of Gothic Proxy


---------------


 * Previously filed.



 ** Filed herewith.


 +  Management contract or compensatory plan or arrangement.

     (b) Financial Statement Schedules. Schedule II, Valuation and Qualifying Accounts is included with the Company's audited consolidated financial statements included in the prospectus which is Part I of this Registration Statement. No other financial statement schedules are applicable or required.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Chesapeake, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Chesapeake of expenses incurred or paid by a director, officer or controlling person of Chesapeake in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Chesapeake will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

          (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on October 31, 2000.


                                            CHESAPEAKE ENERGY CORPORATION

                                            By:   /s/ AUBREY K. MCCLENDON
                                              ----------------------------------
                                                     Aubrey K. McClendon
                                                  Chairman of the Board and
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 31, 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
               /s/ AUBREY K. MCCLENDON                 Chairman of the Board, Chief Executive Officer
-----------------------------------------------------    and Director (Principal Executive Officer)
                 Aubrey K. McClendon

                   /s/ TOM L. WARD                     President, Chief Operating Officer and
-----------------------------------------------------    Director (Principal Executive Officer)
                     Tom L. Ward

                /s/ MARCUS C. ROWLAND                  Executive Vice President and Chief Financial
-----------------------------------------------------    Officer (Principal Financial Officer)
                  Marcus C. Rowland

               /s/ MICHAEL A. JOHNSON                  Senior Vice President -- Accounting (Principal
-----------------------------------------------------    Accounting Officer)
                 Michael A. Johnson

                EDGAR F. HEIZER, JR.*                  Director
-----------------------------------------------------
                Edgar F. Heizer, Jr.

                   BREENE M. KERR*                     Director
-----------------------------------------------------
                   Breene M. Kerr

                  SHANNON T. SELF*                     Director
-----------------------------------------------------
                   Shannon T. Self

              FREDERICK B. WHITTEMORE*                 Director
-----------------------------------------------------
               Frederick B. Whittemore

            * By: /s/ AUBREY K. MCCLENDON
   -----------------------------------------------
                 Aubrey K. McClendon
                 as attorney-in-fact

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         2.1             -- Senior Secured Discount Notes Purchase Agreement dated
                            June 23, 2000 between Chesapeake Energy Marketing, Inc.
                            and Appaloosa Investment Limited Partnership I, Palomino
                            Fund Ltd. and Tersk L.L.C. Incorporated herein by
                            reference to Exhibit 2.1 to Registrant's Form S-1
                            Registration Statement (No. 333-41014).
         2.2             -- Senior Secured Discount Notes Purchase Agreement dated
                            June 23, 2000 between Chesapeake Energy Marketing, Inc.
                            and Oppenheimer Strategic Income Fund, Oppenheimer
                            Champion Income Fund, Oppenheimer High Yield Fund,
                            Oppenheimer Strategic Bond Fund/VA and Atlas Strategic
                            Income Fund. Incorporated herein by reference to Exhibit
                            2.2 to Registrant's Form S-1 Registration Statement (No.
                            333-41014).
         2.3             -- Senior Secured Discount Notes Purchase Agreement dated
                            June 26, 2000 between Chesapeake Energy Marketing, Inc.
                            and John Hancock High Yield Bond Fund and John Hancock
                            Variable Annuity High Yield Bond Fund. Incorporated
                            herein by reference to Exhibit 2.3 to Registrant's Form
                            S-1 Registration Statement (No. 333-41014).
         2.4             -- Senior Secured Discount Notes Purchase Agreement dated
                            June 26, 2000 between Chesapeake Energy Marketing, Inc.
                            and Ingalls & Snyder Value Partners, L.P., Heritage Mark
                            Foundation and Arthur R. Ablin. Incorporated herein by
                            reference to Exhibit 2.4 to Registrant's Form S-1
                            Registration Statement (No. 333-41014).
         2.5             -- Senior Secured Discount Notes Purchase Agreement dated
                            August 29, 2000 between Chesapeake Energy Marketing, Inc.
                            and BNP Paribas. Incorporated herein by reference to
                            Exhibit 2.5 to Registrant's registration statement on
                            Form S-1 (No. 333-45872).
         2.6             -- Senior Secured Notes Purchase Agreement dated September
                            1, 2000 between Chesapeake Energy Corporation and Lehman
                            Brothers Inc. Incorporated herein by reference to Exhibit
                            2.6 to Registrant's registration statement on Form S-1
                            (No. 333-45872).
         2.7             -- Agreement and Plan of Merger dated September 8, 2000
                            among Chesapeake Energy Corporation, Chesapeake Merger
                            2000 Corp. and Gothic Energy Corporation. Incorporated
                            herein by reference to Exhibit 2.7 to Registrant's
                            registration statement on Form S-1 (No. 333-45872).
         2.7.1**         -- Amendment No. 1 to Agreement and Plan of Merger dated
                            October 31, 2000 among Chesapeake Energy Corporation,
                            Chesapeake Merger 2000 Corp. and Gothic Energy
                            Corporation.
         3.1             -- Registrant's Certificate of Incorporation, as amended.
                            Incorporated herein by reference to Exhibit 3.1 to
                            Registrant's registration statement on Form S-1 (No.
                            333-45872).
         3.2             -- Registrant's Bylaws. Incorporated herein by reference to
                            Exhibit 3.2 to Registrant's registration statement on
                            Form 8-B (No. 001-13726).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         4.1             -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, Chesapeake Operating, Inc.,
                            Chesapeake Gas Development Corporation and Chesapeake
                            Exploration Limited Partnership, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 7.875% Senior Notes due 2004.
                            Incorporated herein by reference to Exhibit 4.1 to
                            Registrant's registration statement on Form S-4 (No.
                            333-24995). First Supplemental Indenture dated December
                            17, 1997 and Second Supplemental Indenture dated February
                            16, 1998. Incorporated herein by reference to Exhibit
                            4.1.1 to Registrant's transition report on Form 10-K for
                            the six months ended December 31, 1997. Second [Third]
                            Supplemental Indenture dated April 22, 1998. Incorporated
                            herein by reference to Exhibit 4.1.1 to Registrant's
                            Amendment No. 1 to Form S-3 registration statement (No.
                            333-57235). Fourth Supplemental Indenture dated July 1,
                            1998. Incorporated herein by reference to Exhibit 4.1.1
                            to Registrant's quarterly report on Form 10-Q for the
                            quarter ended September 30, 1998.
         4.2             -- Indenture dated as of March 15, 1997 among the
                            Registrant, as issuer, Chesapeake Operating, Inc.,
                            Chesapeake Gas Development Corporation and Chesapeake
                            Exploration Limited Partnership, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            As Trustee, with respect to 8.5% Senior Notes due 2012.
                            Incorporated herein by reference to Exhibit 4.1.3 to
                            Registrant registration statement on Form S-4 (No.
                            333-24995). First Supplemental Indenture dated December
                            17, 1997 and Second Supplemental Indenture dated February
                            16, 1998. Incorporated herein by reference to Exhibit
                            4.2.1 to Registrant's transition report on Form 10-K for
                            the six months ended December 31, 1997. Second [Third]
                            Supplemental Indenture dated April 22, 1998. Incorporated
                            herein by reference to Exhibit 4.2.1 to Registrant's
                            Amendment No. 1 to Form S-3 registration statement (No.
                            333-57235). Fourth Supplemental Indenture dated July 1,
                            1998. Incorporated herein by reference to Exhibit 4.2.1
                            to Registrant's quarterly report on Form 10-Q for the
                            quarter ended September 30, 1998.
         4.3             -- Indenture dated as of April 1, 1998 among the Registrant, as issuer, its subsidiaries signatory thereto, as
                            Subsidiary Guarantors, and United States Trust Company of
                            New York, as Trustee, with respect to 9.625% Senior Notes
                            due 2005. Incorporated herein by reference to Exhibit 4.3
                            to Registrant's registration statement on Form S-3 (No.
                            333-57235). First Supplemental Indenture dated July 1,
                            1998. Incorporated herein by reference to Exhibit 4.4.1
                            to Registrant's quarterly report on Form 10-Q for the
                            quarter ended September 30, 1998.
         4.4             -- Indenture dated as of April 1, 1996 among the Registrant, its subsidiaries signatory thereto, as Subsidiary
                            Guarantors, and United States Trust Company of New York,
                            as Trustee, with respect to 9.125% Senior Notes, due
                            2006. Incorporated herein by reference to Exhibit 4.6 to
                            Registrant's registration statement on Form S-3 (No.
                            333-1588). First Supplemental Indenture dated December
                            30, 1996 and Second Supplemental Indenture dated December
                            17, 1997. Incorporated herein by reference to Exhibit
                            4.4.1 to Registrant's transition report on Form 10-K for
                            the six months ended December 31, 1997. Third
                            Supplemental Indenture dated April 22, 1998. Incorporated
                            herein by reference to Exhibit 4.4.1 to Registrant's
                            Amendment No. 1 to Form S-3 registration statement (No.
                            333-57235). Fourth Supplemental Indenture dated July 1,
                            1998. Incorporated herein by reference to Exhibit 4.3.1
                            to Registrant's quarterly report on Form 10-Q for the
                            quarter ended September 30, 1998.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         4.5             -- Agreement to furnish copies of unfiled long-term debt
                            instruments. Incorporated herein by reference to
                            Registrant's transition report on Form 10-K for the six
                            months ended December 31, 1997.
         4.6             -- Amended and Restated Credit Agreement dated May 30, 2000 among Chesapeake Exploration Limited Partnership, as
                            borrower, Chesapeake Energy Corporation and certain of
                            its subsidiaries, as guarantors, Union Bank of
                            California, N.A., as agent, and certain financial
                            institutions, as lenders, as amended by First Amendment
                            thereto dated August 1, 2000. Incorporated herein by
                            reference to Exhibit 4.7 to Registrant's quarterly report
                            on Form 10-Q for the quarter ended June 30, 2000 and
                            Exhibit 4.7.1 to Registrant's quarterly report on From
                            10-Q for the quarter ended June 30, 2000.
         4.7             -- Common Stock Registration Rights Agreement dated as of
                            June 27, 2000 among the Registrant and Appaloosa
                            Investment Limited Partnership I, Palomino Fund Ltd.,
                            Tersk L.L.C., Oppenheimer Strategic Income Fund,
                            Oppenheimer Champion Income Fund, Oppenheimer High Yield
                            Fund, Oppenheimer Strategic Bond Fund/VA and Atlas
                            Strategic Income Fund. Incorporated herein by reference
                            to Exhibit 4.6 to Registrant's Form S-1 Registration
                            Statement (No. 333-41014).
         4.8             -- Common Stock Registration Rights Agreement dated as of
                            August 29, 2000 between Chesapeake Energy Corporation and
                            Paribas North America, Inc. Incorporated herein by
                            reference to Exhibit 4.8 to Registrant's registration
                            statement on Form S-1 (No. 333-45872).
         4.9             -- Common Stock Registration Rights Agreement dated as of
                            September 1, 2000 between Chesapeake Energy Corporation
                            and Lehman Brothers Inc. Incorporated herein by reference
                            to Exhibit 4.9 to Registrant's registration statement on
                            Form S-1 (No. 333-45872).
         5.1*            -- Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.
         8.1*            -- Opinion of Pray, Walker, Jackman, Williamson & Marlar
                            regarding certain tax matters.
        10.1.1+          -- Registrant's 1992 Incentive Stock Option Plan.
                            Incorporated herein by reference to Exhibit 10.1.1 to
                            Registrant's registration statement on Form S-4 (No.
                            33-93718).
        10.1.2+          -- Registrant's 1992 Nonstatutory Stock Option Plan, as
                            Amended. Incorporated herein by reference to Exhibit
                            10.1.2 to Registrant's quarterly report on Form 10-Q for
                            the quarter ended December 31, 1996.
        10.1.3+          -- Registrant's 1994 Stock Option Plan, as amended.
                            Incorporated herein by reference to Exhibit 10.1.3 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended December 31, 1996.
        10.1.4+          -- Registrant's 1996 Stock Option Plan. Incorporated herein by reference to Registrant's Proxy Statement for its 1996
                            Annual Meeting of Shareholders and to Registrant's
                            quarterly report on Form 10-Q for the quarter ended
                            December 31, 1996.
        10.1.5+          -- Registrant's 1999 Stock Option Plan. Incorporated herein by reference to Exhibit 10.1.5 to Registrant's quarterly
                            report on Form 10-Q for the quarter ended June 30, 1999.
        10.1.6+          -- Registrant's 2000 Employee Stock Option Plan.
                            Incorporated herein by reference to Exhibit 10.1.6 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended March 31, 2000.

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        10.1.7+          -- Registrant's 2000 Executive Officer Stock Option Plan.
                            Incorporated herein by reference to Exhibit 10.1.7 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended March 31, 2000.
        10.2.1+          -- Amended and Restated Employment Agreement dated as of
                            July 1, 1998, as amended by First Amendment thereto dated
                            December 31, 1998, between Aubrey K. McClendon and
                            Chesapeake Energy Corporation. Incorporated herein by
                            reference to Exhibit 10.2.1 to Registrant's quarterly
                            reports on Form 10-Q for the quarters ended September 30,
                            1998 and June 30, 1999.
        10.2.2+          -- Amended and Restated Employment Agreement dated as of
                            July 1, 1998, as amended by First Amendment thereto dated
                            December 31, 1998, between Tom L. Ward and Chesapeake
                            Energy Corporation. Incorporated herein by reference to
                            Exhibit 10.2.2 to Registrant's quarterly reports on Form
                            10-Q for the quarters ended September 30, 1998 and June
                            30, 1999.
        10.2.3+          -- Amended and Restated Employment Agreement dated as of
                            August 1, 2000 between Marcus C. Rowland and Chesapeake
                            Energy Corporation. Incorporated herein by reference to
                            Exhibit 10.2.3 to Registrant's registration statement on
                            Form S-1 (No. 333-45872).
        10.2.5+          -- Employment Agreement between Steven C. Dixon and
                            Chesapeake Energy Corporation effective July 1, 2000.
                            Incorporated herein by reference to Exhibit 10.2.5 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended June 30, 2000.
        10.2.6+          -- Employment Agreement between J. Mark Lester and
                            Chesapeake Energy Corporation effective July 1, 2000.
                            Incorporated herein by reference to Exhibit 10.2.6 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended June 30, 2000.
        10.2.7+          -- Employment Agreement between Henry J. Hood and Chesapeake
                            Energy Corporation effective July 1, 2000. Incorporated
                            herein by reference to Exhibit 10.2.7 to Registrant's
                            quarterly report on Form 10-Q for the quarter ended June
                            30, 2000.
        10.2.8+          -- Employment Agreement between Michael A. Johnson and
                            Chesapeake Energy Corporation effective July 1, 2000.
                            Incorporated herein by reference to Exhibit 10.2.8 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended June 30, 2000.
        10.2.9+          -- Employment Agreement between Martha A. Burger and
                            Chesapeake Energy Corporation effective July 1, 2000.
                            Incorporated herein by reference to Exhibit 10.2.9 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended June 30, 2000.
        10.3+            -- Form of Indemnity Agreement for officers and directors of
                            Registrant and its subsidiaries. Incorporated herein by
                            reference to Exhibit 10.30 to Registrant's registration
                            statement on Form S-1 (No. 33-55600).
        10.5             -- Rights Agreement dated July 15, 1998 between the
                            Registrant and UMB Bank, N.A., as Rights Agent.
                            Incorporated herein by reference to Exhibit 1 to
                            Registrant's registration statement on Form 8-A filed
                            July 16, 1998. Amendment No. 1 dated September 11, 1998.
                            Incorporated herein by reference to Exhibit 10.3 to
                            Registrant's quarterly report on Form 10-Q for the
                            quarter ended September 30, 1998.
        10.10            -- Partnership Agreement of Chesapeake Exploration Limited
                            Partnership dated December 27, 1994 between Chesapeake
                            Energy Corporation and Chesapeake Operating, Inc.
                            Incorporated herein by reference to Exhibit 10.10 to
                            Registrant's registration statement on Form S-4 (No.
                            33-93718).

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        10.11            -- Amended and Restated Limited Partnership Agreement of
                            Chesapeake Louisiana, L.P. dated June 30, 1997 between
                            Chesapeake Operating, Inc. and Chesapeake Energy
                            Louisiana Corporation. Incorporated herein by reference
                            to Exhibit 10.11 to Registrant's annual report on Form
                            10-K for the year ended June 30, 1997.
        21               -- Subsidiaries of Registrant. Incorporated herein by
                            reference to Exhibit 21 to Registrant's annual report on
                            Form 10-K for the year ended December 31, 1999.
        23.1.1**         -- Consent of PricewaterhouseCoopers LLP as to Chesapeake
        23.1.2**         -- Consent of PricewaterhouseCoopers as to Gothic
        23.2**           -- Consent of Williamson Petroleum Consultants, Inc.
        23.3**           -- Consent of Ryder Scott Company Petroleum Engineers
        23.4**           -- Consent of Lee Keeling and Associates, Inc.
        23.5*            -- Consent of CIBC World Markets Corp.
        23.6*            -- Consent of Pray, Walker, Jackman, Williamson & Marlar
                            (included in Exhibit 8.1).
        23.7*            -- Consent of Winstead Sechrest & Minick P.C. (included in
                            Exhibit 5.1).
        24.1*            -- Power of Attorney
        99.1*            -- Form of Gothic Proxy


---------------


*  Previously filed.



**  Filed herewith.


+   Management contract or compensatory plan or arrangement.